As filed with the United States Securities and Exchange Commission on November 17, 2020

Registration No. 333-249815

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 1 TO FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

________________

MEGALITH FINANCIAL ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

________________

Delaware	6770	82-3410369
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) ________________	(I.R.S. Employer Identification No.)

535 5th Ave, 29th Floor
New York, New York 10017
(212) 235-0430
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

________________

A.J. Dunklau
Chief Executive Officer
535 5th Ave, 29th Floor
New York, New York 10017
(212) 235-0430
(Name, address, including zip code and telephone number, including area code, of agent for service)

________________

Copies to:

Barry I. Grossman, Esq. Tamar Donikyan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Jonathan H. Talcott, Esq. Peter Strand, Esq. Nelson Mullins Riley & Scarborough 101 Constitution Avenue, NW Suite 900 Washington, DC 20001 (202) 689-2806 ________________	Robert Ramsey, CFO BankMobile Technologies, Inc. 201 King of Prussia Road Suite 350 Wayne, PA 19087 (484) 926-7118

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(4)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Common Stock(1)(2)	6,390,077		$10.31	$65,881,693.87	$7,187.69
Common Stock(1)(3)	101,703		$10.31	$1,048,557.93	$114.40
Total	6,491,780	$		$66,930,251.80	$7,302.09

____________

(1)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)      The number of shares of common stock represents the maximum number of shares of common stock the Registrant estimates will be issued in connection with the business combination (not including additional shares of common stock being issued as additional merger consideration shares).

(3)      The number of shares of common stock represents the maximum number of shares of common stock the Registrant estimates will be issued in connection with the business combination as additional merger consideration shares.

(4)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Class A common stock on The New York Stock Exchange on October 30, 2020 in accordance with Rule 457(f).

(5)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus/prospectus is not complete and may be changed. Megalith Financial Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus/prospectus is a part, is declared effective. This proxy statement/prospectus/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2020

To the Stockholders of Megalith Financial Acquisition Corp.:

On behalf of the board of directors (the “Board”) of Megalith Financial Acquisition Corp., a Delaware corporation (“Megalith”), we are pleased to enclose the proxy statement relating to the proposed merger (the “Merger”) of BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) with and into MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith (the “Business Combination”), pursuant to an Agreement and Plan of Merger dated August 6, 2020, as amended, by and among Megalith, Merger Sub, BankMobile, Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (“Customers Bank”), and Customers Bancorp, Inc., a Pennsylvania corporation and the parent bank holding company for Customers Bank (as may be further amended or supplemented from time to time, the “Merger Agreement”). It is proposed that, upon the effectiveness of the Business Combination (the “Closing”), Megalith will change its name to “BM Technologies, Inc.” BankMobile and Megalith, following the Business Combination, are referred to collectively herein as the “Company” or “BMT”.

In connection with the Business Combination and the other matters described in the accompanying proxy statement, you are cordially invited to attend a Special Meeting of Stockholders of Megalith (the “Special Meeting”) to be held at 9:00 a.m., Eastern Time on December 18, 2020. The formal meeting notice and proxy statement for the Special Meeting are attached hereto.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting [•]. We are pleased to utilize the virtual stockholder meeting technology in order to (i) provide ready access and cost savings for our stockholders and Megalith, and (ii) promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention and the U.S. Securities and Exchange Commission due to the novel Coronavirus. The virtual meeting format allows you to attend the Special Meeting from any location in the world.

Megalith is a blank check company incorporated as a Delaware corporation in November 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Megalith’s units, common stock and warrants are trading on the New York Stock Exchange (the “NYSE”) under the symbols “MFAC.U,” “MFAC” and “MFAC.W,” respectively. At the Closing of the Business Combination, the units will separate into their component shares of Class A Common Stock and warrants, and the units will no longer trade separately under “MFAC.U.” Megalith has applied for the listing of its the Class A Common Stock and Public Warrants on the NYSE following the Closing of the Business Combination under the symbols “BMTX” and “BMTX.W,” respectively.

BankMobile provides a digital banking platform and student disbursement services. Through its modern cloud-based technology, BankMobile provides a suite of low-cost products, including checking and savings accounts, to consumers through its business-to-business-to-customer, or B2B2C, distribution model by connecting consumers to an FDIC-insured banking institution.

At the Special Meeting, Megalith stockholders will be asked to consider and vote upon the following proposals (each, a “Proposal” and, collectively, the “Proposals”), each as more fully described in the accompanying proxy statement:

(1)    to adopt and approve the Merger Agreement, pursuant to which, at the Closing, BankMobile will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith, and to approve the transactions contemplated thereby;

(2)     to approve, for purposes of complying with the New York Stock Exchange Listing Manual Section 312.03(b), the issuance of 192,599 shares of Class A Common Stock to certain parties affiliated with MFA Investor Holdings, LLC, a Delaware limited liability company, Megalith’s sponsor (the “Sponsor”) pursuant to the subscription agreements entered into in connection with the Business Combination, dated August 5, 2020, entered into by and among Megalith and such affiliated investors;

(3)    to approve separate proposals to amend Megalith’s amended and restated certificate of incorporation (the “Charter”) to adopt certain material differences that will take effect upon the consummation of the Business Combination (as so amended and restated, the “Amended Charter”);

(4)    to approve the 2020 Equity Incentive Plan in connection with the Business Combination; and

(5)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary.

Megalith’s Board formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination and to recommend to the Board whether to pursue the Business Combination and, if so, on what terms and conditions.

The Board, based in part upon the unanimous recommendation of the Special Committee, has adopted and approved the Merger Agreement and recommends a vote “FOR” each of the Proposals to be presented at the Special Meeting. In arriving at its recommendations, the Board and the Special Committee carefully considered a number of factors described in the accompanying proxy statement.

In considering the recommendation of the Board, you should be aware that certain of Megalith’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally, as further described in the accompanying proxy statement. You should also be aware that the Sponsor (including certain members of the Sponsor), have interests in the Business Combination that are different from, or in addition to, the interests of Megalith’s other stockholders, as further described in the accompanying proxy statement. See the section titled “Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Pursuant to the Charter, Megalith’s public stockholders have redemption rights in connection with the Business Combination. Megalith’s public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Class A Common Stock for cash. This means that public stockholders who hold shares of Megalith Class A Common Stock on or before December 16, 2020 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting.

Megalith is providing this proxy statement/prospectus and accompanying proxy card to Megalith’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.  Whether or not you plan to attend the Special Meeting, Megalith urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

Your vote is very important. If you are a registered stockholder of Megalith, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement are conditioned on the approval of the Business Combination and satisfaction of certain other closing conditions described in the accompanying proxy statement.

On behalf of Megalith’s Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

A.J. Dunklau
Chief Executive Officer
[•], 2020

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [•], 2020 and is first being mailed to the stockholders of Megalith on or about [•], 2020.

Megalith Financial Acquisition Corp.
535 5th Ave, 29th Floor
New York, New York 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
MEGALITH FINANCIAL ACQUISITION CORP.
TO BE HELD ON DECEMBER 18, 2020

To the Stockholders of Megalith Financial Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Megalith Financial Acquisition Corp. (“Megalith”), a Delaware corporation, will be held at 9:00 a.m. Eastern Time, on December 18, 2020. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting           .

At the Special Meeting, Megalith stockholders will be asked to consider and vote upon the following proposals (each, a “Proposal” and collectively, the “Proposals”), as more fully described in the accompanying proxy statement:

(1)    to adopt and approve an Agreement and Plan of Merger, dated August 6, 2020, as amended (the “Merger Agreement”), by and among Megalith, MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”), Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (“Customers Bank”), and Customers Bancorp, Inc., a Pennsylvania corporation and the parent bank holding company for Customers Bank and approve the transactions contemplated thereby, including the merger (the “Merger”) of BankMobile with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith, as described in more detail in the attached proxy statement (the “Business Combination” and the proposal, the “Business Combination Proposal”). A copy of the Merger Agreement and the related amendment are attached to the accompanying proxy statement/prospectus as Annex A and Exhibit 2.2, respectively;

(2)    to adopt and approve the Amended Charter, as set out in Annex B to this proxy statement/prospectus, which shall become effective upon the closing (the “Closing”) of the Business Combination, for each of the following amendments (each, a “Charter Amendment Proposal” and, collectively, the “Charter Amendment Proposals”):

(i)     to change the name of Megalith to “BM Technologies, Inc.” (“BMT”);

(ii)    to reclassify the Class A Common Stock and the Class B Common Stock as Common Stock;

(iii)   to increase the authorized capital stock to 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock;

(iv)   to provide that an amendment to the Bylaws by the stockholders requires the affirmative vote of at least 66⅔% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

(v)    to provide that any amendment to the following provisions of the Amended Charter will require approval of the holders of 66⅔% of the issued and outstanding capital stock entitled to vote generally in the election of directors: “Board of Directors,” “Bylaws,” “Special Meetings of Stockholders; Action by Written Consent,” “Limited Liability; Indemnification,” “DGCL Section 203 and Business Combinations,” “Amendment of Amended and Restated Certificate,” and “Forum; Severability”;

(vi)    to provide that the Company may not engage in certain “business combinations” with any “interested stockholder” (which excludes Customers Bank and any of its direct or indirect transferees) for a three (3) year period following the time that the stockholder became an interested stockholder, unless (1) prior to the date of the transaction the Company’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) the interested stockholder owns  at least 85% of the Company’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (x) shares owned by persons who are directors and also officers and (y) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether their shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to the consummation of the transaction, the Business Combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the Company’s issued and outstanding voting stock which is not owned by the interested stockholder; and

(vii)  to remove from the Amended Charter the various provisions applicable only to special purpose acquisition corporations;

(3)    to approve, for purposes of complying with the New York Stock Exchange Listing Manual Section 312.03(b), the issuance of 192,599 shares of Class A Common Stock to certain parties affiliated with MFA Investor Holdings, LLC, a Delaware limited liability company, Megalith’s sponsor (the “Sponsor” and such parties, collectively, the “Sponsor Affiliated PIPE Investors”) pursuant to the subscription agreements entered into as part of a private offering closing in connection with the Business Combination (the “PIPE Subscription Agreements”), dated August 5, 2020, by and between Megalith and the investors named therein, the form of which Subscription Agreement is attached to the accompanying proxy statement as Annex C, (the “NYSE Proposal”);

(4)    to approve and adopt the 2020 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex D (the “Incentive Plan Proposal”); and

(5)    to adopt and approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Megalith that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting (the “Adjournment Proposal”).

Megalith’s board of directors (the “Board”), based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors (the “Special Committee”), has adopted and approved the Merger Agreement and recommends a vote “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Megalith does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.

Holders of record of Megalith’s common stock, par value $0.0001 per share (the “Common Stock”) at the close of business on November 27, 2020 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Each share of Common Stock entitles the holder thereof to one vote per share. A complete list of Megalith’s stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at Megalith’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Charter, Megalith is providing holders of its Class A Common Stock sold in its initial public offering (such shares, the “Public Shares” and such initial public offering, the “Megalith IPO”) with the opportunity to redeem, upon the Closing of the Business Combination, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the net proceeds (excluding interest earned on the funds held in the Trust Account that may be released to Megalith to pay its franchise and income tax obligations) of the Megalith IPO. For illustrative purposes, based on funds in the Trust Account of approximately $33,178,146 as of September 30, 2020, the estimated per share redemption price would have been approximately $10.38. Public stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in an amount equal to or greater than 20% of the Public Shares included in the Public Units sold in the Megalith IPO. Holders of our outstanding Public Warrants and Public Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Megalith’s Sponsor, officers and directors and Chardan Capital Markets, LLC (“Chardan”), the representative of the underwriters for the Megalith IPO, have agreed to waive their redemption rights with respect to any shares of Megalith’s capital stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The approval of the Business Combination Proposal and the Charter Amendment Proposals require the affirmative vote of a majority of Megalith’s issued and outstanding shares Common Stock as of the Record Date for the Special Meeting. The approval of the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Megalith Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Business Combination Proposal is not approved, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to Megalith’s stockholders for a vote. The approval of the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. Megalith’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of each Proposal and related transactions. We encourage you to read this proxy statement/prospectus carefully. If you have any questions need assistance voting your shares, please call us at (212) 235-0438.

By Order of the Board of Directors,

A.J. Dunklau
Chief Executive Officer
[•], 2020

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Megalith” refer to Megalith Financial Acquisition Corp.

In this document:

“Amended Charter” means Megalith’s proposed second amended and restated certificate of incorporation, in the form attached hereto as Annex B.

“BankMobile” means BankMobile Technologies, Inc., a Pennsylvania corporation and wholly-owned subsidiary of Customers Bank.

“BMT” means Megalith following the consummation of the Merger.

“Board” or the “Megalith Board” means the board of directors of Megalith.

“Business Combination” means the business combination pursuant to the Merger Agreement and the transactions contemplated thereby.

“Chardan” means Chardan Capital Markets, LLC, the representative of the underwriters for the Megalith IPO.

“Charter” means Megalith’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on August 23, 2018, as amended on May 26, 2020.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Megalith.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Megalith.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“CUBI Stockholders” means the stockholders of Customers Bancorp.

“Customers Bancorp” means Customers Bancorp, Inc. (NYSE:CUBI), a Pennsylvania corporation, the parent bank holding company for Customers Bank.

“Customers Bank” means Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile.

“Customers” means, collectively, Customers Bancorp and Customers Bank.

“Effective Time” means the time at which the Merger becomes effective upon consummation of the Business Combination.

“Founder Shares” means the shares of Class B Common Stock issued to the Sponsor pursuant to that certain Subscription Agreement, dated November 13, 2017.

“KBW” means Keefe, Bruyette & Woods, Inc.

“Merger” means the merger of BankMobile with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Merger Agreement, dated August 6, 2020, by and among Megalith, Merger Sub, BankMobile and Customers Bank.

“Merger Sub” mean MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith.

“Megalith” means Megalith Financial Acquisition Corp. (NYSE: MFAC), a Delaware corporation.

“Megalith Common Stock” or “Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Megalith IPO” means Megalith’s initial public offering.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Rule 312.03(b)” means Section 312.03(b) of the New York Stock Exchange Listing Manual.

“PIPE Investment” refers to the sale of shares of newly issued Class A Common Stock to the PIPE Investors in a private placement.

“PIPE Investors” means the investors in the PIPE Investment, including the Sponsor Affiliated PIPE Investors.

“PIPE Subscription Agreements” means the subscription agreements, dated August 5, 2020, by and among Megalith and the investors named therein relating to the PIPE Investment, the form of which is attached hereto as Annex C.

“Placement Warrants” means Warrants to purchase shares of Class A Common Stock issued to the Sponsor and Chardan in the Private Placement.

“Private Placement” means the private placement consummated simultaneously with the Megalith IPO in which Megalith issued to the Sponsor the Placement Warrants.

“Proposals” means Business Combination Proposal, the Charter Amendment Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

“Public Shares” means Class A Common Stock underlying the Public Units sold in the Megalith IPO.

“Public Stockholders” means the holders of Public Shares.

“Public Units” means Units issued in the Megalith IPO.

“Public Warrants” means Warrants underlying the Public Units issued in the Megalith IPO.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in connection with the Business Combination.

“SEC” means the Securities and Exchange Commission.

“Special Meeting” means the special meeting of the stockholders of Megalith, to be held virtually at 9:00 a.m. Eastern Time on December 18, 2020.

“Sponsor” means MFA Investor Holdings, LLC, a Delaware limited liability company.

“Sponsor Affiliated PIPE Investors” means the PIPE Investors that are affiliated with the Sponsor.

“Sponsor Share Letter” means the Sponsor Share Letter, dated August 5, 2020, by and between Megalith and BankMobile, a copy of which is attached to this proxy statement/prospectus as Annex F.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the transfer agent for Megalith’s securities and warrant agent for Megalith’s Warrants.

“Trust Account” means the trust account of Megalith, which holds the net proceeds of Megalith IPO and the sale of the Placement Units, less the interest earned on the funds held in the trust account that may be released to pay Megalith’s franchise and income tax obligations.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unit” means a unit consisting of one Warrant and one share of Class A Common Stock.

“Warrants” means a warrant to purchase Class A Common Stock, with each whole Warrant entitling the holder thereof to purchase one (i) share of Class A Common Stock at a price of $11.50 per share.

MARKET AND INDUSTRY DATA

Information contained in this prospectus concerning the market and the industry in which BankMobile competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by BankMobile based on such sources and BankMobile’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which BankMobile operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to BankMobile’s Business” and elsewhere in this proxy statement/prospectus.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections titled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarize information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including in this Summary Term Sheet, see the section titled “Frequently Used Terms.”

Megalith

Megalith Financial Acquisition Corp. (“Megalith”) is a blank check company incorporated as a Delaware corporation in November 2017 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Megalith’s units, common stock, and warrants are trading on The New York Stock Exchange (the “NYSE”) under the symbols “MFAC.U,” “MFAC” and “MFAC.W,” respectively.

BankMobile

BankMobile Technologies provides a digital banking platform and student disbursement services. Through its modern cloud-based technology it provides a suite of low-cost products including checking and savings accounts to consumers through its business-to-business-to-customer, or B2B2C, distribution model by connecting consumers to an FDIC insured banking institution. For more information about BankMobile, see the sections titled “Information About BankMobile” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BankMobile.”

The Business Combination Proposal

On August 6, 2020, Megalith entered into an Agreement and Plan of Merger (the “Original Agreement”), by and among Megalith, MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), BankMobile and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (“Customers Bank”). On November 2, 2020, Megalith, Merger Sub, BankMobile, Customers Bank and Customers Bancorp entered into a First Amendment to Agreement and Plan of Merger (the “First Amendment,” and together with the Original Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile will merge with and into Merger Sub, with Merger Sub survive the Merger as a wholly-owned subsidiary of Megalith (the “Surviving Corporation”). The Original Agreement and the First Amendment are attached as Annex A and Exhibit 2.2 hereto, respectively.

The aggregate consideration to be paid pursuant to the Merger Agreement will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise Value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be payable to Customers Bank and equal to (A) the amount of any proceeds of the PIPE Investment; plus (B) an amount equal to one-half (½) of the difference between the (i) cash and cash equivalents of Megalith, including any funds in the Trust Account after giving effect to the completion of the redemption (“Redemption”) by holders of Public Shares, minus (ii) a cash reserve to be used for the benefit of BMT in the Business Combination, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration will be payable to the CUBI Stockholders and consists of a number of shares of Megalith’s Class A Common Stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the

Merger Consideration, minus (b) the Cash Consideration, with the CUBI Stockholders collectively receiving an aggregate number of shares of Megalith Class A Common Stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”). Customers Bancorp may at its discretion redirect or reallocate the distribution of the Merger Consideration Shares at any time prior to the Closing. There will be restrictions on the sale of Merger Consideration Shares for a period of twelve months after the Closing.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the Closing. If the adjustment is a negative adjustment in favor of Megalith, Customers Bank will pay Megalith the absolute value of the adjustment amount in cash. If the adjustment is a positive adjustment in favor of BankMobile, Megalith will issue to the CUBI Stockholders an additional number of shares of Common Stock of Megalith with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of Customers Bank.

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to the Closing.”

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual agreement of Megalith and BankMobile;

•        By either party for the other party’s uncured breach;

•        by either party if there is a government order preventing the Closing;

•        by either party if the Closing does not occur by November 25, 2020 (the “Outside Date”); provided that if Megalith seeks and receives stockholder approval for an amendment to its Charter in order to extend the time it has to consummate a business combination (an “Extension”), Megalith can extend the Outside Date by the shortest of (i) three (3) months, (ii) the period ending on the last day for Megalith to consummate a business combination after such Extension and (iii) such period as determined by Megalith;

•        by Megalith if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on BankMobile that is continuing and uncured;

•        by either party if Megalith’s stockholders do not approve the Merger Agreement at the special meeting of Megalith stockholders; and

•        by Megalith if Customers Bank does not deliver the stockholder written consent within 24 hours after the execution and delivery of the Original Agreement, which consent has been received.

The following persons are expected to serve as executive officers and directors of BMT following the Business Combination. For biographical information concerning the BankMobile executive officers and BankMobile designees to BMT’s board of directors, see “Information about BankMobile — Executive Officers and Directors.” For biographical information concerning the Megalith designees to the Company’s board of directors see “Information About BankMobile — Management — Directors and Executive Officers.”

Name	Age	Position
Luvleen Sidhu(6)	34	Chief Executive Officer; Chairman of the Board
Robert Diegel	58	Chief Operating Officer
Robert Ramsey	45	Chief Financial Officer
Robert Savino	44	Chief Product and Technology Officer
Warren Taylor	61	Chief Customer Officer;
Andrew Crawford	50	Chief Commercial Officer;
Pankaj Dinodia(1)(2)(4)	36	Director
Mike Gill(2)(5)	69	Director
Aaron Hodari(1)(4)(5)	34	Director
Brent Hurley(2)(3)(6)	41	Director
A.J. Dunklau(3)(5)	37	Director
Marcy Schwab(1)(5)	49	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

(4)      Class I Director.

(5)      Class II Director.

(6)      Class III Director.

Pursuant to Megalith’s Charter, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Charter. As of September 30, 2020, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.38 per share. If a holder of Public Shares exercises his, her or its redemption rights in connection with the Business Combination, such holder will be exchanging his, her or its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if he, she or it properly demands redemption and delivers its Public Shares (either physically or electronically) to Megalith’s Transfer Agent at least two (2) business days prior to the Special Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the Special Meeting. See the section titled “Special Meeting of Megalith Stockholders —Redemption Rights.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The NYSE Proposal

In connection with the Business Combination, on August 5, 2020, Megalith entered into subscription agreements whereby the investors named therein committed to purchase 192,955 shares of Class A Common Stock for aggregate consideration of $20,002,872 (the “PIPE Investment”). Of the 2,105,554 shares of Class A Common Stock to be issued in the PIPE Investment, 192,955 shares of Class A Common Stock, or approximately 1.8% of the issued and outstanding Megalith Common Stock on the date the PIPE Subscription Agreements were executed, will be issued to the Sponsor Affiliated PIPE Investors. The issuance of shares of Class A Common Stock to the Sponsor Affiliated PIPE Investors exceeds 5% of Megalith’s issued and outstanding Common Stock. To comply with the NYSE Listing Rule 312.03(b), stockholders are being asked to approve the issuance of the Class A Common Stock to the Sponsor Affiliated PIPE Investors pursuant to the NYSE Proposal.

The PIPE Investment is conditioned on the concurrent Closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to fund a portion of the cash consideration for the Business Combination. Upon notice from Megalith to the PIPE Investors that Megalith expects all closing conditions of the Business Combination to be satisfied or waived, the PIPE Investors will have [•] days to fund their committed investment amounts. The closing of the PIPE Investment will occur on the date of, and immediately prior to, the consummation of the Business Combination. The form of PIPE Subscription Agreement is attached hereto as Annex C.

In connection with the PIPE Investment, the Sponsor, Megalith, and an investor named therein entered into an agreement (the “Sponsor Transfer Agreement”), pursuant to which, in connection with the PIPE Investment, the Sponsor will transfer to the investor named therein up to 178,495 Founder Shares and up to 1,311,501 Placement Warrants to the extent such transfer would not trigger an adjustment under section 4.3.2 of the Warrant Agreement, dated as of August 23, 2018, by and between Megalith and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Transfer Agreement”). After the Closing until the investor, its affiliates or managed funds collectively hold less than 15% of the issued and outstanding Common Stock of BMT, such investor will have the right to appoint one (1) member to the board of directors of BMT, which appointee must be reasonably acceptable to the Nominating and Corporate Governance Committee of BMT’s board of directors.

The Charter Amendment Proposals

Megalith stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the NYSE Proposal and the Incentive Plan Proposal, an amendment and restatement of Megalith’s Charter, as set out in Annex B hereto (the “Amended Charter”) to:

(i)     change the name of Megalith to “BM Technologies, Inc.” (“BMT”);

(ii)    reclassify the Class A Common Stock and the Class B Common Stock as Common Stock;

(iii)   increase the authorized capital stock to 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock;

(iv)   provide that an amendment to the Bylaws by the stockholders requires the affirmative vote of at least 66⅔% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

(v)    provide that any amendment to the following provisions of the Amended Charter will require approval of the holders of 66⅔% of the issued and outstanding capital stock entitled to vote generally in the election of directors: “Board of Directors,” “Bylaws,” “Special Meetings of Stockholders; Action by Written Consent,” “Limited Liability; Indemnification,” “DGCL Section 203 and Business Combinations,” “Amendment of Amended and Restated Certificate,” and “Forum; Severability”;

(vi)   provide that the Company may not engage in certain “business combinations” with any “interested stockholder” (which excludes Customers Bank and any of their direct or indirect transferees) for a three (3) year period following the time that the stockholder became an interested stockholder, unless (1) prior to the date of the transaction the Company’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) the interested stockholder owns  at least 85% of the Company’s  voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (x) shares owned by persons who are directors and also officers and (y) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether their shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to the consummation of the transaction, the Business Combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔% of the Company’s issued and outstanding voting stock which is not owned by the interested stockholder; and

(vii)  remove from the Charter the various provisions applicable only to special purpose acquisition corporations;

Please see the section titled “The Charter Amendment Proposals.”

The Incentive Plan Proposal

Megalith is proposing that its stockholders approve and adopt the 2020 Equity Incentive Plan (the “Equity Incentive Plan”), which will become effective upon the Closing of the Business Combination and have the following principal features:

•        Types of Awards:    The Equity Incentive Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, dividend equivalent rights and other forms of equity compensation, all of which may be granted to employees, including officers, non-employee directors and consultants of BMT and its affiliates. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

•        Shares Available for Awards:    Initially, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the Equity Incentive Plan after the Equity Incentive Plan becomes effective will not exceed 10% of the issued and outstanding shares of Megalith’s common stock immediately after the Closing, which is estimated to be approximately shares, assuming none of the Public Shares are redeemed in connection with the Business Combination.

•        Non-Employee Director Compensation:    The maximum number of shares of Common Stock subject to awards granted under the Equity Incentive Plan or any other equity plan maintained by BMT during any single fiscal year to any non-employee director, taken together with any cash fees paid to the director during the year, will not exceed $300,000 in any calendar year.

•        Performance Awards:    The Equity Incentive Plan permits the grant of performance-based stock and cash awards. The Plan Administrator can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain performance goals during a designated performance period.

A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D.

The Adjournment Proposal

Megalith stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposals or the Incentive Plan Proposal. Please see the section titled “The Adjournment Proposal.”

Interests of Megalith’s Directors and Officers and Others in the Business Combination.

Megalith’s Board formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination and to recommend to the Board whether to pursue the Business Combination and, if so, on what terms and conditions.

Megalith’s Board, based in part on the unanimous recommendation of the Special Committee, has adopted and approved the Merger Agreement. In arriving at its recommendations, Megalith’s Board and the Special Committee carefully considered a number of factors described in this proxy statement/prospectus. Please see section entitled “The Board’s Reasons for Approval of the Business Combination.”

In considering the recommendation of Megalith’s Board, you should be aware that certain of Megalith’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally as further described in this proxy statement/prospectus. You should also be aware that the Sponsor (including certain members of the Sponsor), have interests in the Business Combination that are different from, or in addition to, the interests of Megalith’s other stockholders, as further described in this proxy statement/prospectus. See the section titled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide Megalith’s current expectations or forecasts of future events. Forward-looking statements include statements about Megalith’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about Megalith’s:

•        benefits from the Business Combination;

•        ability to complete an initial business combination, including the Business Combination;

•        future financial performance following the Business Combination;

•        success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

•        they would then receive expense reimbursements; and

•        public securities’ potential liquidity and trading.

Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about BankMobile’s:

•        ability to grow and retain BankMobile’s client base;

•        ability to provide effective client support and induce our clients to renew and upgrade the technology offerings and services BankMobile provides for them;

•        ability to expand BankMobile’s sales organization to address effectively existing and new markets that it intends to target;

•        ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        expectations regarding future expenditures;

•        future mix of revenue and effect on gross margins;

•        attraction and retention of qualified employees and key personnel;

•        ability to compete effectively in a competitive industry;

•        ability to protect and enhance BankMobile’s corporate reputation and brand;

•        expectations concerning our relationships and actions with our technology and banking partners and other third parties;

•        ability to enter into new deposit servicing agreements or interchange arrangements prior to the expiration of the agreements with BankMobile’s current partner bank, on favorable terms;

•        impact from future regulatory, judicial, and legislative changes in BankMobile’s industry;

•        impact from general economic conditions and the effects of the COVID-19 pandemic and associated response;

•        ability to locate and acquire complementary technologies or services and integrate them into BankMobile’s business; and

•        future arrangements with, or investments in, other entities or associations.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Megalith or BankMobile “believes” and similar statements reflect such parities beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Megalith or BankMobile has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the Proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        The occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        The outcome of any legal proceedings that may be instituted against Megalith, BankMobile or others following announcement of the Business Combination and the transactions contemplated therein;

•        The inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of Megalith or other conditions to Closing in the Business Combination;

•        The risk that the proposed transaction disrupts current plans and operations of BankMobile as a result of the announcement and consummation of the Business Combination;

•        The ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of BMT to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        Costs related to the proposed Business Combination;

•        The possibility that Megalith or BankMobile may be adversely impacted by other economic, business, and/or competitive factors;

•        Future exchange and interest rates; and

•        Other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Megalith.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Megalith stockholders. The following questions and answers do not include all the information that is important to stockholders of Megalith. We urge the stockholders of Megalith to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Megalith stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other Proposals. Megalith has entered into the Merger Agreement as a result of which BankMobile will become a wholly-owned subsidiary of Megalith. Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate purchase price for the Business Combination and related transactions is expected to consist of approximately $20,276,000 of cash, equity consideration, and assumed indebtedness, assuming all of the Public Shares are redeemed in connection with the Business Combination. We refer to such aggregate amount as the “Aggregate Purchase Price.” A copy of the Original Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A and Exhibit 2.2 hereto, respectively.

Q.     Why am I receiving this proxy statement/prospectus?

A.     This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which Megalith stockholders are being asked to vote.

(1)    to adopt and approve the Merger Agreement, by and among Megalith, Merger Sub, BankMobile, and Customers Bank, and approve the transactions contemplated thereby, including the merger of BankMobile with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith;

(2)    to approve, for purposes of complying with The New York Stock Exchange Listing Manual Section 312.03(b), the issuance of 192,955 shares of Class A Common Stock to the Sponsor Affiliated PIPE Investors pursuant to the PIPE Subscription Agreements entered into in connection with the Business Combination);

(3)    to adopt and approve the Amended Charter for each of the following:

(i)     to change the name of Megalith to “BM Technologies, Inc.”;

(ii)    to reclassify the Class A and Class B Common Stock as Common Stock;

(iii)   to change the authorized capital stock of Megalith be 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock;

(iv)   to provide that an amendment to Megalith’s Bylaws by the stockholders requires the affirmative vote of at least 66⅔% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

(v)    to provide that any amendment to the following provisions of the Amended Charter will require approval of the holders of 66⅔% of all of BMT’s then-outstanding capital stock entitled to vote generally in the election of directors: “Board of Directors,” “Bylaws,” “Special Meetings of Stockholders; Action by Written Consent,” “Limited Liability; Indemnification,” “DGCL Section 203 and Business Combinations,” “Amendment of Amended and Restated Certificate,” and “Forum; Severability”;

(vi)   to provide that we may not engage in certain “business combinations” with any “interested stockholder” (which excludes Customers Bank and any of their direct or indirect transferees and any group as to which such persons) for a three-year period following the time that the stockholder became an interested stockholder, unless (1) prior to the date of the transaction, BMT’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) the interested stockholder owned at least 85% of BMT’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (x) shares owned by persons who are directors and also officers and (y) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to the consummation of the transaction, the Business Combination is approved by BMT’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder; and

(vii)  to remove from the Charter the various provisions applicable only to special purpose acquisition corporations;

(4)    to approve and adopt the Equity Incentive Plan; and

(5)    to adopt and approve a Proposal to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Megalith that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting.

Q.     Are the Proposals conditioned on one another?

A.     Unless the Business Combination Proposal is approved, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to the stockholders of Megalith at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Megalith does not consummate the Business Combination and fails to complete an initial business combination by November 30, 2020, Megalith will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q.     What will happen in the Business Combination?

A.     At the Closing, BankMobile will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith, as a result of which Customers Bank will receive shares of Megalith. Upon consummation of the Business Combination, BankMobile will become a wholly-owned subsidiary of Megalith. In connection with the Business Combination, the cash held in the Trust Account and the proceeds from the PIPE Investment will be used to pay cash consideration in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Original Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A and Exhibit 2.2 hereto, respectively.

Q.     What equity stake will current stockholders of Megalith hold in BMT after the Closing?

A.     It is anticipated that, upon the completion of the Business Combination, Megalith’s Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.3% in BMT, the PIPE Investors (excluding the Sponsor and its affiliates) will own approximately 16.9% of BMT, the Sponsor will retain an ownership interest of approximately 8.1% in BMT and the CUBI Stockholders will collectively own approximately 46.7% of the outstanding common stock of BMT. The ownership percentage with respect to BMT following the Business Combination does not take into account (i) the redemption of any shares by Megalith’s Public Stockholders, (ii) the exercise of the Warrants outstanding following the Business Combination or (iii) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan, which are intended to be adopted following the Closing of the Business Combination.

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Megalith’s existing stockholders in BMT will be different. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q.     How much consideration will Customers Bank and the CUBI Stockholders receive in connection with the Business Combination?

A.     The Merger Consideration will be an amount equal to: (i) $140,000,000, minus (ii) $9,324,323, plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing.

The Merger Consideration will consist of cash and stock. Cash Consideration will be payable to Customers Bank and equal to (A) the amount of any proceeds of the PIPE Investment; plus (B) an amount equal to one-half (½) of the difference between the (i) cash and cash equivalents of Megalith, including any funds in the Trust Account after giving effect to the completion of the Redemption by holders of Public Shares, minus (ii) a cash reserve to be used for the benefit of BMT in the Business Combination, in the amount of $10,000,000; minus (C) Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration will be payable to the CUBI Stockholders and consists of a number of shares of Megalith’s Class A Common Stock with an aggregate value equal to the Merger Consideration minus the Cash Consideration, with CUBI Stockholders collectively receiving an aggregate number of shares of Megalith Class A Common Stock equal to the Merger Consideration Share Amount, divided by $10.38. Customers Bancorp may at its discretion redirect or reallocate the distribution of the Merger Consideration Shares at any time prior to the Closing. There will be restrictions on the sale of Merger Consideration Shares for a period of twelve months after the Closing.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the Closing. If the adjustment is a negative adjustment in favor of Megalith, Customers Bank will pay Megalith the absolute value of the adjustment amount in cash. If the adjustment is a positive adjustment in favor of BankMobile, Megalith will issue to the CUBI Stockholders an additional number of shares of Common Stock of Megalith with a value equal to the adjustment amount (with each share valued at a per share price of $10.38). The Merger Consideration is also subject to reduction for the indemnification obligations of Customers Bank.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of Megalith of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal. The NYSE Proposal, the Charter Amendment Proposal and the Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q.     Why is Megalith providing stockholders with the opportunity to vote on the Business Combination?

A.     Under its Charter, Megalith must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Megalith’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Megalith has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Megalith is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q.     Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the Aggregate Purchase Price?

A.     Yes. On August 5, 2020, Megalith entered into subscription agreements with the investors named therein providing for the issuance by Megalith of 2,105,554 shares of Class A Common Stock in a private placement, which we refer to herein as the PIPE Investment, subject to certain conditions, including that all conditions precedent to the Closing of the Business Combination will have been satisfied or waived (other than those conditions are to be satisfied at Closing) for gross proceeds to Megalith of approximately $20,002,872.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account and PIPE Investment will be used to pay any loans owed by Megalith to its Sponsor for any Megalith transaction expenses or other administrative expenses incurred by Megalith, to pay all unpaid transaction expenses and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. Megalith agrees that it (or its successor) will file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.

Q.     How many votes do I have at the Special Meeting?

A.     Megalith stockholders are entitled to one vote at the Special Meeting for each share of Megalith Common Stock held of record as of November 27, 2020, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [•] outstanding shares of Megalith Common Stock.

Q.     What vote is required to approve the Proposals presented at the Special Meeting?

A.     The approval of the Business Combination Proposal and the Charter Amendment Proposals require the affirmative vote of a majority of the issued and outstanding Megalith Common Stock as of the Record Date. Accordingly, a Megalith stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Megalith Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A Megalith stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Megalith Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the NYSE Proposal, the Incentive Plan Proposal and Adjournment Proposal.

If the Business Combination Proposal is not approved, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to Megalith’s stockholders for a vote. The approval of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q.     May Megalith, the Sponsor or Megalith’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.     The PIPE Investors (including the Sponsor Affiliated PIPE Investors), have agreed to purchase an aggregate of approximately $20,002,872 of Class A Common Stock in the PIPE Investment. In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Megalith’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Megalith shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q.     What constitutes a quorum at the Special Meeting?

A.     Holders of a majority in voting power of Megalith Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, [•] shares of Megalith Common Stock would be required to achieve a quorum.

Q.     How will Megalith’s Sponsor, directors and officers vote?

A.     The Sponsor, as Megalith’s initial stockholder, has agreed to vote its Founders Shares and Placement Shares (as well as any Public Shares purchased during or after the Megalith IPO) in favor of the initial business combination, including the Business Combination. Accordingly, if Megalith seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by Megalith’s Public Stockholders, and further, that means none of the Public Shares would need to be voted in favor of the Business Combination for it to be approved.

Q.     What interests do Megalith’s current officers and directors have in the Business Combination?

A.     The Sponsor (including certain members of the Sponsor), and certain of Megalith’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Megalith consummates an initial business combination, Megalith’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Megalith IPO, all of the Founders Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to a lock up for one year following the consummation of an initial business combination. However, 50% of the Founders Shares could be released from escrow immediately if Megalith’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30-trading day period after the date of the consummation of an initial business combination;

•        the Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants and the underlying securities, will not be sold or transferred by it until thirty (30) days after Megalith has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Megalith does not complete an initial business combination by November 30, 2020, the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to Megalith’s Public Stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Megalith is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Megalith to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share by the claims of prospective target businesses with which Megalith has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Megalith, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence Megalith’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q.     What happens if I sell my shares of Class A Common Stock before the Special Meeting?

A.     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q.     What happens if I vote against the Business Combination Proposal?

A.     Pursuant to Megalith’s Charter, if the Business Combination Proposal is not approved and Megalith does not otherwise consummate an alternative business combination by November 30, 2020, Megalith will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q.     Do I have redemption rights?

A.     Pursuant to Megalith’s Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Megalith’s Charter. As of September 30, 2020, based on funds in the Trust Account of approximately $33,178,146, this would have amounted to approximately $10.38 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Megalith Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Megalith’s Transfer Agent prior to the Special Meeting. See the section titled “Special Meeting of Megalith Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your shares of Megalith Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q.     How do I exercise my redemption rights?

A.     In connection with the Business Combination, holders of Public Shares may seek to redeem their Public Shares regardless of whether such public stockholder votes “FOR” or “AGAINST” the Business Combination Proposal.

To exercise your redemption rights, you must demand that the Company redeem your Public Shares.    In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004-1561, Attn: Mark Zimkind, at least two (2) business days prior to the

Special Meeting or deliver your shares to Continental electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares.

Certificates that have not been tendered in accordance with these procedures at least two (2) business days prior to the Special Meeting will not be redeemed for cash. In the event that a public stockholder tenders its shares and decides that it does not want to redeem its Public Shares, such stockholder may withdraw the tender. If you delivered your Public Shares for redemption to Continental and decide prior to the Special Meeting not to redeem your Public Shares, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the address listed below:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th  Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares of Megalith Common Stock included in the Units sold in the Megalith IPO, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Megalith’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Megalith does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Megalith’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Megalith’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Megalith’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Megalith’s Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.     What are the federal income tax consequences of exercising my redemption rights?

A.     Megalith stockholders who exercise their redemption rights to receive cash in exchange for their shares of Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of our Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of our Common Stock. These tax consequences are described in more detail in the section titled “— Certain Material U.S. Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q.     If I am a holder of Warrants, can I exercise redemption rights with respect to my Warrants?

A.     No. The holders of Warrants have no redemption rights with respect to such Warrants.

Q.     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A.     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Megalith’s Transfer Agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Megalith’s Transfer Agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares, and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of Megalith Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        a portion of the Merger Consideration pursuant to the Merger Agreement;

•        Megalith stockholders who properly exercise their redemption rights;

•        $6,771,556 payable to the underwriters for deferred underwriting commissions (calculated as $0.40 per unit, or $6 million in the aggregate from the closing of the IPO and $771,556 from the underwriters’ partial exercise of its overallotment option);

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Megalith or BankMobile in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by Megalith to its Sponsor for any Megalith transaction expenses or other administrative expenses incurred by Megalith; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Megalith is unable to complete the Business Combination or another initial business combination transaction by November 30, 2020, Megalith’s

Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of Megalith’s remaining stockholders and Megalith’s Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.

Megalith expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Megalith’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Megalith’s outstanding Warrants Accordingly, the Class A Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either Megalith or BankMobile if the Closing has not occurred by November 25, 2020, subject to certain exceptions. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q.     What do I need to do now?

A.     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of Megalith Common Stock on November 27, 2020, the Record Date, you may vote with respect to the Proposals virtually at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A.     At the Special Meeting, Megalith will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals. Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Megalith without an indication of how the stockholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q.     If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Megalith believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Megalith’s secretary at the address listed below so that it is received by Megalith’s secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Megalith’s secretary, which must be received by Megalith’s secretary prior to the Special Meeting.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Megalith will pay the cost of soliciting proxies for the Special Meeting. Megalith has engaged Advantage Proxy, which we refer to as “Advantage,” to assist in the solicitation of proxies for the Special Meeting. Megalith has agreed to pay Advantage its customary fee, plus disbursements. Megalith will reimburse Advantage for reasonable out-of-pocket expenses and will indemnify Advantage and its affiliates against certain claims, liabilities, losses, damages and expenses. Megalith will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Megalith Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Megalith’s Common Stock and in obtaining voting instructions from those owners. Megalith’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Megalith Financial Acquisition Corp.

535 5th Ave, 29th Floor

New York, New York 10017

Attention:    A.J. Dunklau

Number:      (212) 235-0438

You may also contact our proxy solicitor at:

Advantage Proxy

PO Box 13581

Des Moines, WA 98198

(206) 870-8565

Attn: Karen Smith

Email: ksmith@advantageproxy.com

To obtain timely delivery, Megalith stockholders must request the materials no later than [•] business days prior to the Special Meeting.

You may also obtain additional information about Megalith from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Megalith’s Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement to “BMT” or the “Company” refer to Megalith and its subsidiaries after giving effect to the Business Combination. References to “Megalith” refer to Megalith Financial Acquisition Corp.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Public Stockholders and do not include any shares of Megalith Common Stock issuable upon the exercise of the Public Warrants.

Parties to the Business Combination

Megalith Financial Acquisition Corp.

Megalith is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Megalith Class A Common Stock, Units, and Warrants are currently listed on the NYSE under the symbols “MFAC”, “MFAC.U”, and “MFAC.W”, respectively. The mailing address of Megalith’s principal executive officer is 535 5th Ave, 29th Floor, New York, New York 10017.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Megalith, formed on July 22, 2020 to consummate the Business Combination. Following the Business Combination, BankMobile will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith.

BankMobile

BankMobile provides a digital banking platform and student disbursement services. Through its modern cloud-based technology it provides a suite of low-cost products including checking and savings accounts to consumers through its B2B2C distribution model by connecting consumers to an FDIC insured banking institution.

THE PROPOSALS

The Business Combination Proposal

Megalith and BankMobile have agreed to a Business Combination under the terms of the Original Agreement, dated as of August 6, 2020, as amended by the First Amendment, dated November 2, 2020. The Original Agreement, as amended by the First Amendment, as may be further amended or supplemented from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) will merge (the “Merger”) with and into MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith. See the section titled “The Business Combination Proposal.”

The Merger Agreement

Pursuant to the terms of the Merger Agreement, at the Closing, BankMobile will merge into Merger Sub, BankMobile will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith.

Merger Consideration

The aggregate consideration to be paid pursuant to the Merger Agreement will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise Value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be payable to Customers Bank and equal (A) the amount of any proceeds of the PIPE Investment; plus (B) an amount equal to one-half (½) of the difference between the (i) cash and cash equivalents of Megalith, including any funds in the Trust Account after giving effect to the completion of the redemption (“Redemption”) by holders of Public Shares, minus (ii) a cash reserve to be used for the benefit of BMT in the Business Combination, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration will be payable to CUBI Stockholders and consists of a number of shares of Megalith’s Class A Common Stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the Merger Consideration, minus (b) the Cash Consideration, with CUBI Stockholders collectively receiving an aggregate number of shares of Megalith Class A Common Stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”). Customers Bancorp may at its discretion redirect or reallocate the distribution of the Merger Consideration Shares at any time prior to the Closing. There will be restrictions on the sale of Merger Consideration Shares for twelve months after the Closing.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the Closing. If the adjustment is a negative adjustment in favor of Megalith, Customers Bank will deliver to Megalith cash equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of BankMobile, Megalith will issue to the CUBI Stockholders an additional number of shares of Common Stock of Megalith with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of Customers Bank.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Megalith, BankMobile and Customers Bank. Many of BankMobile’s representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any party, any fact, event, occurrence, change or effect that has had or reasonably expected to have, individually or in the aggregate, a material adverse effect to the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or the ability of such party or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

Under the Merger Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, access, confidentiality and public announcements, Megalith’s registration statement on Form S-4 for the transaction, notice of breaches, no insider trading, indemnification of directors and officers, and other customary covenants. The parties also have agreed to the following covenants:

•        Each party is subject to a “no-shop” obligation between signing of the Merger Agreement and Closing and will not be allowed to solicit or discuss competing transactions with other potential parties during such time period.

•        Megalith’s Board after the Closing will consist of at least seven (7) directors, including (i) the chief executive officer of BMT after the Merger, (ii) two directors (at least one independent) designated by Megalith prior to the Closing, (iii) one director designated by BankMobile prior to the Closing, and (iv) no fewer than three and up to five persons mutually agreed upon by Megalith and BankMobile prior to the Closing, each of whom must qualify as an independent director.

•        Within 24 hours after the execution of the Original Agreement, Customers Bank shall deliver a stockholder written consent approving the Merger and the Merger Agreement, which consent has been received.

•        BankMobile shall use its best efforts to deliver audited financial statements in accordance with PCAOB auditing standards by a PCAOB qualified auditor for fiscal years ended December 31, 2019 and December 31, 2018 to Megalith by August 24, 2020, or as promptly as practicable thereafter.

•        During the interim period Megalith and BankMobile will negotiate in good faith the terms of the various transition agreements, including (i) a Transition Services Agreement, (ii) a License Agreement, (iii) a Deposit Servicing Agreement, and (iv) an Interchange Maintenance Agreement, all substantively consistent with the terms of the applicable term sheets attached as exhibits to the Merger Agreement.

•        Prior to the Closing, the board of directors of Customers Bancorp will declare the distribution of the Merger Consideration Shares to the CUBI Stockholders in accordance with Pennsylvania law, as necessary.

Indemnification

Each party provides customary representations and warranties in the Merger Agreement, some of which survive the Closing. A breach of certain of these representations and warranties may result in indemnification obligations. The representations and warranties of BankMobile and Megalith relating to organization and standing, authorization and binding agreement, capitalization and subsidiaries, finders and brokers and with respect to Customers Bank, organization and standing, authorization and binding agreement, ownership of the shares of BankMobile and finders and brokers (collectively, the “Fundamental Reps”) survive the Closing until the first anniversary of the Closing. Claims based on fraud, willful misconduct or intentional misrepresentation (“Fraud Claims”) survive indefinitely. No other representations and warranties survive the Closing.

Customers Bank will provide indemnification for any breach of its Fundamental Reps and the Fundamental Reps of BankMobile and any Fraud Claims relating to BankMobile or against Customers Bank. Megalith will provide indemnification for any breach of its Fundamental Reps and any Fraud Claim against Megalith.

The maximum aggregate amount of indemnification payments to which an indemnifying party will be obligated to pay (other than with respect to Fraud Claims) is limited to an amount equal to the 15% of the Merger Consideration. Indemnification payments for Fraud Claims are limited to an amount equal to the value of the Merger Consideration actually paid under the Merger Agreement.

Any indemnification claims against Customers Bank shall be satisfied in cash.

Indemnification is the sole remedy for breaches of the representations, warranties covenants and other agreements in the Merger Agreement except with respect to Fraud Claims, claims seeking injunctions, specific performance or other equitable relief, or claims under the terms of the ancillary documents.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to customary closing conditions unless waived, including:

•        the approval of Megalith’s stockholders;

•        approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

•        receipt of specified third-party consents;

•        no law or order preventing the transactions;

•        after giving effect to the Redemption and the PIPE Investment, Megalith shall have at least $5,000,001 of net tangible assets as required by the Charter;

•        Megalith shall have at least $10,000,000 of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the Redemption), and the proceeds of the PIPE Investment, prior to giving effect to payment of any of Megalith’s unpaid transaction expenses or other liabilities;

•        Megalith shall have amended its Charter to (i) change its corporate name to “BM Technologies, Inc.” or another mutually agreed upon name and to (ii) remove the provisions relating to being a blank-check company;

•        the parties shall have entered into and delivered, among other things, the Transition Services Agreement.

In addition, unless waived by BankMobile, the obligations of BankMobile to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Megalith being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Megalith having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Megalith since the date of the Merger Agreement which is continuing and uncured; (d) Megalith having delivered to BankMobile the Merger Consideration; (e) a portion of BankMobile’s debt owed to Customers Bank in an amount equal to one half of the Remaining Trust Account Amount having been paid down by Megalith, and (f) each Non-Competition Agreement (each, a “Non-Competition Agreement”), in substantially the forms set forth on Exhibits G, of the Merger Agreement, being duly executed by Megalith.

Unless waived by Megalith, the obligations of Megalith and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of BankMobile and Customers Bank being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) BankMobile having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to BankMobile as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) the Non-Competition Agreement being duly executed by Customers Bank.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual agreement of Megalith and BankMobile;

•        by either party for the other party’s uncured breach;

•        by either party if there is a government order preventing the Closing;

•        by either party if the Closing does not occur by November 25, 2020 (the “Outside Date”); provided that if Megalith seeks and receives stockholder approval for an amendment to its Charter in order to extend the time it has to consummate a business combination (an “Extension”), Megalith can extend the Outside Date by the shortest of (i) three (3) months, (ii) the period ending on the last day for Megalith to consummate a business combination after such Extension and (iii) such period as determined by Megalith;

•        by Megalith if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on BankMobile that is continuing and uncured;

•        by either party if Megalith’s stockholders do not approve the Merger Agreement at the special meeting of Megalith stockholders; and

•        by Megalith if Customers Bank does not deliver the stockholder written consent within 24 hours after the execution and delivery of the Merger Agreement, which consent was received.

Megalith’s Board’s Reasons for the Approval of the Business Combination

Megalith was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Megalith has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business. Megalith intended to focus on companies that have an enterprise value of $250 to 500 million or more, that are U.S.-based, have excellent management teams, have growth potential, and that would benefit from access to capital to fund acquisitions or working capital for organic growth.

The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of Megalith’s management team and Board. The terms of the Business Combination were the result of thorough negotiations between the representatives of Megalith, BankMobile, and Customers Bancorp and Customers Bank.

From the date of the Megalith IPO through execution of the Merger Agreement on August 6, 2020 Megalith identified and evaluated over 125 potential acquisition target companies. In considering the proposed Business Combination, Megalith’s Board considered in particular the positive factors discussed below, although not weighted or in any order of significance.

As described under “Background of the Business Combination” below, Megalith’s Special Committee and Board, in evaluating the proposed Business Combination, consulted with Megalith’s management team and legal and financial advisors in reaching its decision to approve the Merger Agreement and proceed with the transactions contemplated therein. Megalith’s Special Committee and Board members considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Megalith’s Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Megalith’s Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for Megalith’s Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The factors considered by Megalith’s Special Committee and Board include, but are not limited to, the following:

•        Substantial Market Opportunity.    Megalith’s Board believes that the growth in digital banking platforms has been substantial and represents an opportunity as the market for U.S. bank deposits was close to $14 trillion in 2018.1 In early 2019, consumer banking transactions conducted digitally (mobile) outnumbered online (computer) transactions; both having passed in-person (branch) transactions several years ago. Seven out of ten consumers used a mobile device to manage their bank account at least once in the previous month.

•        Attractive Business Model.    BankMobile’s B2B2C business model is attractive as it allows BankMobile to realize very low customer acquisition cost. In providing robust banking services to Institutions and Large Consumer Retailer(s) with large bases of existing customer, BankMobile can focus resources on high quality product differentiation rather than high cost, low yield marketing. Megalith’s Board took note of the fact that BankMobile’s net customer acquisition cost was less than $10 per customer, which it viewed as very competitive compared to other digital banking platforms and traditional retail banks where the cost of acquiring customers is between $350 – $1,500 per customer.

•        Market Leader in Student Disbursements.    BankMobile management believes that BankMobile is the largest player in student disbursements, serving 722 campuses, which provides access to approximately one in three college students. BankMobile has demonstrated: an ability to expand its market presence in this segment; that it has contracts in place with the existing campuses that BankMobile serves; that BankMobile has an over 98% retention rate of higher education institutions’ SSEs; and that the ability to establish a financial services relationship early in a consumer’s life represents an attractive market opportunity.

•        Strong Management Team.    The management team, led by Chief Executive Officer Ms. Luvleen Sidhu, has collectively spent decades in the banking, student disbursements, or related fintech industries, with the members of the executive management team averaging 24 years of relevant industry experience.

•        Ability to Establish Significant Partnerships and Collaborations.    BankMobile has demonstrated the ability to establish partnerships with very large companies. In 2019, BankMobile launched T-Mobile MONEY in partnership with T-Mobile and in August of 2020, they announced a collaboration with Google to offer digital bank accounts. Additionally, BankMobile management have said that they have a pipeline of potential new white label partners that represent approximately 100 million potential prospective customers in addition to T-Mobile MONEY.

•        Limited Competition.    There is a limited field of competitors offering comparable B2B2C Banking Services. While companies offering direct-to-consumer banking is a crowded sector, there are significantly fewer companies offering comparable B2B2C services due to the significant investments in infrastructure, banking regulation compliance protocol requirements and verifiable performance histories that vendors such as BankMobile need to demonstrate and validate as part the requirement by larger, consumer-oriented companies seeking to provide Digital Financial Services for their customers.

•        Diversified Revenue Sources.    BankMobile has produced significant, recurring interchanges from the millions of mobile customers serviced over the years, fees directly from the Higher Education Institutions from the disbursements services, and net interest income related to the deployment of deposits into interest earning assets. As a stand-alone company, Megalith considered the new sources of revenue from the in-place B2B2C relationship with T-Mobile and the roll-out of the Workplace Banking vertical.

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1        FDIC. See https://ftpartners.docsend.com/view/suxcjc4.

•        Attractive Valuation.    The Merger Agreement implies an initial enterprise value of $140 million. This represents a multiple of approximately 1.3x 2021E Revenue target of approximately $104 million compared to public trading market valuations of the Public Comparable Companies (as defined below). Such Public Comparable Companies had median valuation multiples by sector (based on public filings and consensus earnings estimates for all comparable company metrics cited) ranging from 6.x to 9.2x 2021 Estimated EBITDA Targets. In addition, the valuation represents a multiple of approximately 6.5x BankMobile’s 2021 Estimated EBITDA Targets compared to public trading market valuations of the Public Comparable Companies. Such Public Comparable companies had valuation multiples (based on public filings and consensus earnings estimates for all comparable company metrics cited) ranging from 13.0x – 25.3x Estimated EBITDA Targets using the median for each comparable industry sector. Furthermore, Megalith’s Special Committee and Board believe that the agreed valuation for BankMobile represents a significant discount to comparable private businesses (based on an analysis of available data as described below) on a valuation per customer account basis. Megalith’s Board, in its sole capacity, determined that BankMobile’s valuation of approximately $69 per account represents a significant discount to the private comps which range from $178 per account to $725 per account.

•        Enterprise Value Size.    Megalith considered that at a $140 million enterprise value, BankMobile will be a relatively small public company which could make it difficult to attract research analyst coverage and investor attention. In addition, public company costs would likely represent a larger percentage of gross profit than it would for larger publicly traded companies.

•        Uncertainty in Higher Education Due to COVID-19.    Megalith took into considerations potential headwinds for BankMobile due to the uncertainty around higher education and COVID-19. BankMobile currently generates the majority of its income from the higher education vertical and Megalith had concerns about how revenue could be impacted by campuses closing or moving classes online.

In connection with its analysis of the Business Combination, Megalith and its advisors, KBW (at the direction of Megalith), reviewed and compared, using publicly available information, certain current, projected and historical financial information for BankMobile corresponding to current and historical financial information, described above for the following companies (collectively, the “Public Comparable Companies”): Bank Tech Comparables — FIS, Intuit, Fiserv, ADP, Jack Henry, Temenos, Q2, ACI Worldwide, Bottomline Tech; Mobile and Online Comparables — Paypal, Shopify, Square, Adyen NV, Pagseguro; B2B Payments & Prepaid Comparables — Fleetcor, Edenred, Wex, Bill.com, Green Dot, and EML Payments. Additionally, Megalith and its advisors, KBW (at the direction of Megalith), reviewed and compared, using publicly available valuation information and reported number of accounts for the following companies (collectively, the “Private Market Comparables”): Chime, Varo, Stash, Nu Bank, N26, Revolut, and Monzo. KBW did not express or render an opinion with respect to the actual value of BankMobile or the fairness or attractiveness of the valuation to any party, or relative to any transaction or company.

In the prospectus for its initial public offering, Megalith identified the following general criteria and guidelines that Megalith believed would be important in evaluating prospective target businesses, although Megalith indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Enterprise Value.    Megalith  sought to identify one or more acquisition targets that have a combined enterprise value of at least $300 million and up to $1.25 billion.

•        Post-Acquisition Growth.     Megalith  sought to identify one or more companies that it believed would either experience continued substantial organic growth post acquisition or present the opportunities for add-on acquisitions through identification of multiple actionable target companies.

•        Strong Management Team.     Megalith sought to identify companies with strong and experienced public-ready management teams. Specifically, it sought to look for management teams that have a proven track record of driving revenue and value creation for their shareholders.

•        Leadership Position.     Megalith  sought to identify one or more companies that have a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

•        Favorable Industry Trends.     Megalith sought to identify one or more companies competing in an industry that enjoys favorable growth prospects and competitive dynamics. Specifically, industries that are projected to have sustained growth while also enjoying diverse supplier and customers bases, and high barriers to entry.

These illustrative criteria were not intended to be exhaustive. Evaluations relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that Megalith decides to enter into a business combination with a target business that does not meet the above criteria and guidelines, it indicated that it would disclose that the target business does not meet the above criteria in its shareholder communications related to its initial business combination.

Megalith conducted a due diligence review along with the industry specialists of its financial advisors, which encompassed, among other things, an assessment of the digital banking platform industry’s development and performance, analysis of the current landscape and current prospects, meetings with BankMobile management and employees, document reviews, legal diligence review, and a review of financial models and forecasts and other information made available to Megalith in an electronic data room and otherwise. Megalith also created an independent financial model and ran models and analyses based on various business drivers.

In considering the business combination, Megalith’s Board concluded that it met all the criteria and merits identified for a target in its prospectus, other than not having at least $300 million of enterprise value. The above discussion of the material factors considered by Megalith’s Special Committee and Board is not intended to be exhaustive, but does set forth the principal factors considered by Megalith’s Special Committee and Board.

Opinion of Financial Advisor to the Special Committee of Megalith’s Board

As discussed below, the Special Committee retained Vantage Point Advisors, Inc. (“Vantage Point”) in connection with the Business Combination to provide to the Special Committee a fairness opinion in connection therewith on July 22, 2020. The Special Committee engaged Vantage Point based on Vantage Point’s reputation and experience rendering financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and for other purposes.

Vantage Point subsequently delivered its Opinion to the Special Committee stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Business Combination is fair, from a financial point of view, to Megalith and (ii) BankMobile has a fair market value equal to at least eighty percent (80%) of the balance of funds in Megalith’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to the NYSE’s eighty percent (80%) test). The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex E, and includes the definition of Business Combination, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Vantage Point in connection with the Opinion. For a detailed discussion of the Special Committee, Vantage Point and the Opinion, see the section titled “Fairness Opinion of Vantage Point Advisers, Inc.”

The Charter Amendment Proposals

In connection with the Business Combination, Megalith is proposing that its stockholders approve the Amended Charter as set forth below. The following table sets forth a summary of the principal changes proposed to be made between the Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

	Charter	Proposed Amended Charter
Name Change	The name of the Company is “Megalith Financial Acquisition Corp.”	The name of the Company is “BM Technologies, Inc.”
Capitalization

The number of shares of capital stock the Company is authorized to issue is 111,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

The number of shares of capital stock the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Reclassification of Common Stock	The Common Stock is classified as Class A Common Stock and Class B Common Stock.	All shares of Class A Common Stock and Class B Common Stock will be classified as “Common Stock.”
Amendment of Bylaws

An amendment to the Bylaws by stockholders requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

An amendment to the Bylaws by stockholders requires the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

Charter Amendment	The Charter does not require holders of capital stock having voting power of a greater number or proportion than is required by the Delaware General Corporation Law with respect to any provision.

Any amendment to the following provisions of the amended and restated Charter will require approval of the holders of 66⅔% of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon: “Board of Directors,” “Bylaws,” “Special Meetings of Stockholders; Action by Written Consent,” “Limited Liability; Indemnification,” “DGCL Section 203 and Business Combinations,” “Amendment of Amended and Restated Certificate,” and “Forum; Severability.”

Section 203	Megalith’s Charter does not include an opt out of Section 203 of the Delaware General Corporation Law.

The Company will opt out of Section 203 of the Delaware General Corporation Law. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities of Megalith — Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws.”

	Charter	Proposed Amended Charter
Interested Party Transactions	The Charter is silent on the treatment of transaction with interested stockholders.

The proposed Amended Charter will provide that we may not engage in certain “business combinations” with any “interested stockholder” (which excludes Customers Bank and any of their direct or indirect transferees and any group as to which such persons) for a three-year period following the time that the stockholder became an interested stockholder, unless (1) prior to the date of the transaction, the Company’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) the interested stockholder owned at least 85% of the Company’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (x) shares owned by persons who are directors and also officers and (y) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to the consummation of the transaction, the business combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the issued and outstanding capital stock is not owned by the interested stockholder.

Provisions Specific to a Blank Check Company	Article IX of the Charter sets forth various provisions related to being a blank check company prior to the consummation of an initial business combination.

The proposed Amended Charter removes blank check company provisions, including the requirement that the proceeds from the initial public offering be held in a Trust Account until a business combination, which provisions will not be applicable following consummation of the Business Combination.

The Incentive Plan Proposal

Megalith is proposing that its stockholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination and have the following principal features:

Types of Awards:    The Equity Incentive Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of BMT and its affiliates. Additionally, the Equity Incentive Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Shares Available for Awards:    incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation and performance cash awards,

Shares Available for Awards:    10% of outstanding shares of BMT following Business Combination.

Non-Employee Director Compensation:    Non-Employee Directors are eligible to receive all of the awards authorized under the Equity Incentive Plan.

Performance Awards:    All of the foregoing awards may be issued under the Equity Incentive Plan as performance awards, including ISOs, performance-based stock awards, and other forms of equity compensation and performance cash awards.

A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex D.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 9:00 a.m. Eastern time, on December 18, 2020, as a virtual meeting, to consider and vote upon the Proposals. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting via a live webcast available at [•].

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of Megalith Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Stockholder Proposals

A quorum of Megalith stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals and the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding Megalith Common Stock as of the Record Date. Accordingly, a Megalith stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals and the Business Combination Proposal.

The approval of the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Megalith Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A Megalith stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on, the NYSE Proposal, the Incentive Plan Proposal and Adjournment Proposal.

The Charter Amendment Proposals, the NYSE Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal, and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the NYSE Proposal and the Incentive Plan Proposal. Unless the Business Combination Proposal is approved, the NYSE Proposal, Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to the stockholders of Megalith at the Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Charter Amendment Proposals, the Business Combination Proposal, the NYSE Proposal and the Incentive Plan Proposal do not receive the requisite vote for approval, then Megalith will not consummate the Business Combination. If Megalith does not consummate the Business Combination and fails to complete an initial business combination by November 30, 2020, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation to Stockholders

Megalith’s Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Megalith and its stockholders and unanimously recommends that Megalith stockholders vote “FOR” the Proposals.

When you consider the recommendation of Megalith’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor) and certain of Megalith’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless Megalith consummates an initial business combination, Megalith’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        As a condition to the Megalith IPO, all of the Founders Shares were placed into an escrow account and would be released from escrow only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be held in escrow for one year following the consummation of an initial business combination. However, 50% of the Founders Shares could be released from escrow immediately if the price of Megalith’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30-trading day period after the date of the consummation of an initial business combination.

•        the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants and all of their underlying securities, will not be sold or transferred by it until thirty (30) days after Megalith has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Warrants in connection with a stockholder vote to approve a proposed initial business combination;

•        if Megalith does not complete an initial business combination by November 30, 2020, the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Megalith is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Megalith to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share by the claims of prospective target businesses with which Megalith has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Megalith, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of Megalith on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2019 and the nine months ended September 30, 2020 after giving effect to the business combination, (1) assuming no Megalith stockholders exercise redemption rights with respect to their Common Stock upon the consummation of the Business Combination; and (2) assuming that Megalith stockholders exercise their redemption rights with respect to a maximum of 3,195,004 shares of Common Stock upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the sections “Selected Financial and Other Data of Megalith” and “Selected Financial and Other Data of BankMobile” included elsewhere in this proxy statement/prospectus, and the historical financial statements of Megalith and BankMobile and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Megalith and BankMobile pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Megalith and BankMobile would have been had the companies been combined during the periods presented.

Comparative Historical and Unaudited Pro Forma Per Share Financial Information

	As of and for the Year Ended December 31, 2019			As of and for the Nine Months Ended September 30, 2020
Statement of Operations	Megalith (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full Redemption)	Megalith (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full Redemption)
Book value per share	$0.24	N/A	N/A	$0.67	$3.30	$1.58
Weighted average Class A common stock outstanding	16,928,889	10,666,906	8,588,917	10,566,869	10,666,906	8,588,917
Basic and diluted net loss per share, Class A	$0.18	$(0.79)	$(0.98)	$0.09	$(0.79)	$(0.98)
Weighted average Class B common stock outstanding	4,232,222	N/A	N/A	4,232,222	N/A	N/A
Basic and diluted net loss per share, Class B	$(0.14)	N/A	N/A	$(0.31)	N/A	N/A

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references to “BMT” refer to Megalith and its subsidiaries after giving effect to the Business Combination.

Risks Related to BankMobile’s Business and Industry

Following the Business Combination, we will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from the surviving BankMobile entity to pay dividends, pay expenses and meet its other obligations. Accordingly, the BMT’s stockholders and warrant holders will be subject to all of the risks of BankMobile’s business following the Business Combination. Within this section of these Risk Factors, “BankMobile” refers to the historical operations of BankMobile Technologies, Inc., and where context requires, the business of BankMobile following the Business Combination.

BankMobile will be dependent on key individuals and the loss of one or more of these key individuals could curtail BankMobile’s growth and adversely affect its prospects.

BankMobile’s success will depend on its ability to retain key individuals and other management personnel. Members of BankMobile’s senior management, including Ms. Luvleen Sidhu, BankMobile’s Chief Executive Officer, Robert Diegel, BankMobile’s Chief Operating Officer, Bob Ramsey, BankMobile’s Chief Financial Officer, Bob Savino, BankMobile’s Chief Product and Technology Officer, and Andrew Crawford, BankMobile’s Chief Commercial Officer, have been integral in building BankMobile’s digital banking platform and developing and growing BankMobile’s disbursement business and white label banking program. In addition, several members of BankMobile’s senior management who had been employed by Higher One, Inc. prior to its acquisition by Customers Bancorp, have unique and valuable business experience, relationships and knowledge of the higher education disbursement business. BankMobile intends to enter into employment agreements with Ms. Luvleen Sidhu, Mr. Diegel, Mr. Ramsey, and Mr. Savino. However, the continued service of these individuals cannot be assured, and if BankMobile loses the services of any of these individuals, they would be difficult to replace, and BankMobile’s business and development could be materially and adversely affected.

BankMobile has a limited history operating as a separate entity and no history operating independently of Customers Bank, and its management team has limited experience managing BankMobile.

BankMobile is relatively new and has a limited operating history and no history operating independently of Customers Bank. An integral portion of the BankMobile business was acquired by Customers Bancorp from Higher One in June 2016, and the BankMobile business had been operating primarily as a division of Customers Bank, and since September 2017, a wholly-owned subsidiary of Customers Bank. Additionally, in response to regulatory requirements and market pressures, BankMobile has recently made significant changes to its business, including the types and amounts of fees it charges to its customers, resulting in a material shift from its historical revenues. Although BankMobile will enter into a Transition Services Agreement with Customers Bancorp, there may be additional risks and expenses that come from no longer operating as a division or wholly-owned subsidiary of a bank, such as increased compliance costs and licensing requirements. In addition, BankMobile has no history of managing cash, liquidity, financial obligations and resources, and other operational needs independent of Customers Bank. Because of BankMobile’s limited operating history, there are only limited historical results of operations for you to review and consider in evaluating its results of operations, and its prospects. BankMobile will be subject to the business risks and uncertainties associated with recently formed entities with limited operating history, including the risk that it will not achieve its strategic plan.

The success of BankMobile depends in part on its ability to identify, recruit and retain skilled sales, management, and technical personnel.

BankMobile’s future success depends upon its continued ability to identify, attract, hire, and retain highly qualified personnel, including skilled technical, management, product, technology, and sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the technology industry is intense and there can be no assurance that BankMobile will be able to hire or retain a sufficient number of qualified personnel to meet its requirements, or that it will be able to do so at salary, benefit and other compensation costs that are acceptable. A loss of a substantial number of qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the expansion of BankMobile’s business, could have a material adverse effect on its business and growth prospects.

BankMobile’s business and future success may suffer if it is unable to continue to successfully implement its strategy.

BankMobile’s future success will depend, in part, on its ability to generate revenues by providing financial transaction services to higher education institutions and their students directly and through its referral partners, including TouchNet, and BankMobile’s ability to implement and grow its white label banking and Workplace businesses, including the growth and implementation of T-Mobile MONEY and its Google partnership. The market for these services has only recently developed and its viability and profitability is therefore unproven. BankMobile’s business will be materially and adversely affected if it is unable to develop and market products and services that achieve and maintain market acceptance. Outsourcing disbursement services may not become as widespread in the higher education industry as anticipated, and BankMobile’s products and services may not achieve continued commercial success. In addition, higher education institutional clients could discontinue using BankMobile’s services and return to in-house disbursement and payment solutions. If outsourcing disbursement services does not become widespread, or if institutional clients return to their prior methods of disbursement, BankMobile’s growth prospects, business, financial condition, and results of operations could be materially and adversely affected.

BankMobile’s strategic growth plan depends, in part, on its ability to enter into new agreements with higher education institutions and new white label partners. These contracts can generally be terminated by the client at will and, therefore, there can be no assurance that BankMobile will be able to maintain these clients or maintain agreements with clients on terms and conditions acceptable to it. In addition, BankMobile may not be able to continue to establish new relationships with higher education institutional clients or new white label partners at its historical growth rate or at all. The termination of current client contracts or an inability to continue to attract new clients could have a material adverse effect on BankMobile’s business, financial condition, and results of operations.

Not only are establishing new client relationships and maintaining current ones critical to BankMobile’s business, they are also essential components of BankMobile’s strategy for maximizing student usage of its products and services and attracting new student customers as well as its graduate strategy. A reduction in enrollment, a failure to attract and maintain student customers, as well as any future demographic trends that reduce the number of higher education students could materially and adversely affect BankMobile’s capability for both revenue and cash generation and, as a result, could have a material adverse effect on BankMobile’s business, financial condition, and results of operations.

BankMobile’s strategic growth plan relies on its ability to increase customers’ debit card spending and attract them to BankMobile’s new products. If BankMobile is unable to increase debit card usage through product education, marketing, promotions, and technological improvements, or if debit card usage drops as a result of trends, market perception, or new or competing products, BankMobile’s growth prospects, financial condition, and results of operations could be materially and adversely affected.

Finally, an integral part of BankMobile’s growth strategy is its ability to expand its disbursements expertise into new markets and product offerings, including white label banking partnerships and credit products. BankMobile’s management team has only limited experience forming white label banking partnerships and running a credit products business. If BankMobile is unable to develop a credit card program or white label banking program, if it cannot gain market adoption of the credit products business or white label products due to competition, regulatory issues or constraints or otherwise, if large businesses pursue other alternatives to a white label banking partnership, or if the market for white label products and services is smaller than anticipated, BankMobile’s earnings and results of operations will be adversely affected and it may not grow at its projected rates.

BankMobile may not be able to grow adoption and retention rates.

BankMobile’s growth strategy and business projections contemplate a significant increase in adoption and retention rates for its products. A significant component of BankMobile’s growth strategy is dependent on its ability to have students of the BankMobile’s higher education institution clients, and customers of BankMobile’s white label banking services, including T-Mobile MONEY customers and employees with BankMobile’s workplace banking partners, select BankMobile services and become long-term users of its products. In particular, BankMobile’s growth strategy will depend on its ability to successfully cross-sell its core products and services to students after they leave college as well as growth in product usage from white label and workplace banking customers. BankMobile may not be successful in implementing this strategy because these students and customers may believe BankMobile’s products and services are unnecessary or unattractive. In addition to a sensitivity to adoption rates, BankMobile is also sensitive to retention rates. As students leave college or customers leave a white label partner or change employers, BankMobile will face increasing competition from banks and other financial services providers. BankMobile’s failure to attract and retain students, employees, and other customers could have a material adverse effect on its prospects, business, financial condition, and results of operations. BankMobile’s projections and models assume a significant increase in both adoption and retention rates. If these rates do not increase as projected, BankMobile’s growth, revenues and results of operations may not meet its projections.

Failure to manage future growth effectively could have a material adverse effect on BankMobile’s business, financial condition, and results of operations.

The continued rapid expansion and development of BankMobile’s business may place a significant strain upon its management, administrative, operational and financial infrastructure. BankMobile’s growth strategy contemplates further increasing the number of BankMobile’s higher education institutional clients and student banking customers. The rate at which BankMobile has been able to establish relationships with its customers in the past, however, may not be indicative of the rate at which BankMobile will be able to establish additional customer relationships in the future. Further, BankMobile’s growth contemplates an increase in white label banking, including significant growth of T-Mobile MONEY and the Google partnership, and new initiatives with additional white label partners.

BankMobile’s success will depend, in part, upon the ability of BankMobile’s executive officers to manage growth effectively. BankMobile’s ability to grow will also depend on its ability to successfully hire, train, supervise, and manage new employees, obtain financing for capital needs, expand its systems effectively, allocate human resources optimally, assure regulatory compliance, and address any regulatory issues, maintain clear lines of communication between BankMobile’s operational functions and its finance and accounting functions, and manage the pressures on management, administrative, operational and financial infrastructure. There can be no assurance that BankMobile will be able to accurately anticipate and respond to the changing demands it will face as it continues to expand its operations, or that BankMobile will be able to manage growth effectively or achieve further growth at all. If BankMobile’s business does not continue to grow, or if it fails to manage any future growth effectively, BankMobile’s business, financial condition, and results of operations could be materially and adversely affected.

BankMobile’s growth strategy and projections are based on assumptions, which may not be accurate; additionally, macro trends and key partner actions are not fully within BankMobile’s control.

BankMobile’s growth strategy and business projections are based on estimates its management believes to be reasonable, but there are many factors that may be outside of management’s control or may be difficult to predict. Some of these uncertainties include:

•        BankMobile’s growth strategy is depending on adding additional white label partners. The timing, size, and partnership terms are not fully known today and could have a significant impact on BankMobile’s projections and results of operations. Currently, T-Mobile is BankMobile’s only material white label partner.

•        BankMobile’s current white label business is significantly dependent on its white label business with T-Mobile, and T-Mobile’s efforts to market the program and promote growth in accounts. If T-Mobile does not market the product as expected, or if there are changes in the economic relationship with T-Mobile or its investment appetite in the business, it could impact BankMobile’s financial projections and results of operations.

•        Workplace Banking is a new and relatively unproven strategy; BankMobile’s projections are based on estimated penetration rates of large employers. Those employers may not market the product as effectively as projected or utilize the BankMobile platform to the extent projected; other unknown factors in this new business, such as the rate of adoption, promotional costs, and costs of signing new employer partners, may cause results to materially differ from projections.

•        Macro industry trends may impact the amounts of student disbursements or the likelihood that students choose a BankMobile-serviced account. Department of Education regulation, industry competition, the rise of competing low-cost products, or other unknown shifts could impact the growth in the student business. The lasting impact of COVID-19 on the higher education industry is still largely unknown, but changes in enrollment at our client schools or changes in the amounts disbursed could negatively impact projections and results of operations.

•        Student revenue growth is dependent on BankMobile’s ability to charge the current level of fees, which could be negatively impacted by competition or changes in industry trends. Revenue growth is also dependent on interchange income rates, ATM visits, and other factors that may shift over time.

•        BankMobile’s projections include the benefit of a yet-unfinalized higher education partnership; the timing and details of this partnership are still estimated and could differ materially from what is currently anticipated.

•        Interest rates are unknown; higher rates of interest will increase the cost of BankMobile’s floating rate debt and may reduce the relative attractiveness of the deposit products it services for its partner banks. Interest rate changes may reduce the deposit servicing fee that is paid to BankMobile by its current partner bank or that it can charge to future partner banks.

•        Future bank partnerships will have individually negotiated terms; the economics of those partnerships may differ from the current arrangement. BankMobile has a commitment from its current bank partner through the end of 2022, but BankMobile may not be able to secure similar terms after that time.

BankMobile’s partnership with T-Mobile may expose it to additional risks.

In February 2017, BankMobile entered into a significant strategic partnership with T-Mobile for the development and roll-out of a mobile banking platform, referred to as T-Mobile MONEY, which was publicly announced in the third quarter of 2018. The T-Mobile MONEY program was extended to the Sprint customers acquired by T-Mobile in August 2020. T-Mobile MONEY represents the most significant white label initiative undertaken by BankMobile to date. However, T-Mobile MONEY may not be as successful as currently expected for a variety of reasons, including customer adoption of the product, the level of marketing by T-Mobile, general economic conditions, competition and product alternatives and other factors. If T-Mobile MONEY does not reach the anticipated activity levels and deposit balances relating to T-Mobile MONEY customers are lower than expected, it could adversely affect BankMobile’s business, financial condition, and results of operations.

BankMobile has and will in the future create new products in connection with the T-Mobile MONEY offering, many of which will be complex, with possible conditional requirements, options, and variations, along with changes to terms that necessitate additional disclosures or actions to comply with legal and regulatory requirements. The offerings through T-Mobile MONEY may be marketed similar to retail products, with a variety of ancillary offerings, such as rewards programs, further increasing the inherent compliance risk. While BankMobile will have final authority on the design of products, some components of the product life cycle may be managed by T-Mobile, such as promotions of the product by T-Mobile. Since BankMobile will not have direct control over all aspects of the product life cycle, the relationship involves significant third party relationship management requirements, indicating a significant level of inherent compliance risk.

Demographically, the T-Mobile MONEY product seeks to serve a broader and more diverse population than traditional banking. The white label financial product market is very competitive, requiring products, channels, and services to be recalibrated often to remain attractive to potential customers and white label partners. As such, the level and maturity of new product approval processes, change management and the robustness of strategic planning must be sophisticated enough to respond to competitive demands with timely and meaningful evaluation of compliance risk.

Our agreements with white-label partners, such as T-Mobile, may expose us to additional compliance risk. For example, employees of the white label partner may be incentivized to promote the white label product under a discretionary compensation program to promote financial products to customers, thus increasing exposure to compliance risk. White-label partnerships may also expose BankMobile to issues in connection with privacy-related regulations based on the partner receiving certain data regarding the accountholders and their use of the program, which may also be used for marketing purposes. Opt-out and notice may be required in connection with these disclosures.

SMS text messaging will be used extensively in carrying out service-related communications and possibly marketing-related communications as well. Since express consent is required for service-related communications to wireless subscribers, it will be critical to ensure that the language in disclosures and the account agreement indicate this consent. Moreover, the consumer must have the right to revoke all of these communications to their wireless numbers. Failure to comply with the Telephone Consumer Protection Act of 1991, enforced by the Federal Communications Commission (“FCC”), could result in significant fines to T-Mobile and/or BankMobile.

The private label agreement with respect to T-Mobile MONEY has been renewed for an additional term of three years and may only be renewed for an additional term of two years by T-Mobile; T-Mobile’s failure to renew after the second term could have a material adverse effect on BankMobile.

The private label agreement that governs T-Mobile MONEY has an initial term of three years. Recently, the term was extended an additional three years. The renewal term may be renewed for an additional term of two years at the option of T-Mobile. BankMobile will have option to terminate at each renewal of the agreement. T-Mobile has no obligation to renew the agreement. T-Mobile’s failure to renew the agreement may have a material adverse effect on the BankMobile business. Further, T-Mobile may renew the agreement on terms that are different or less favorable to BankMobile.

To date, BankMobile, on a historical pro forma basis, has derived its revenue from a limited number of products and markets. BankMobile’s efforts to expand market reach and product portfolio may not succeed and may reduce revenue growth.

While BankMobile will offer a digital banking platform and disbursements services to its customers, the lending products and services historically offered to non-enrolled students and other customers through BankMobile’s business have been limited. Many competitors offer a more diverse set of products and services to customers and operate in additional markets. While BankMobile intends to eventually broaden the scope of products offered to customers with its banking partners through its Banking as a Service (“BaaS”) strategy and mobile banking product offerings, there can be no assurance that these efforts will be successful. BankMobile’s failure to broaden the scope of the products it offers to potential customers may inhibit the growth of repeat business from customers and harm its operating results of operation. There also can be no guarantee that BankMobile will be successful with respect to its expansion through its mobile banking platform with new partners and into new markets where BankMobile currently does not operate, which could also inhibit the growth of BankMobile’s business and results of operations.

BankMobile’s management team has limited experience in managing a public company and the business and financing activities of an organization of BankMobile’s size, which could impair its ability to comply with legal and regulatory requirements.

BankMobile’s management team following completion of the Business Combination has had limited public company management experience or responsibilities, and has limited experience managing a business and related financing activities of the size contemplated by the combination of Megalith and BankMobile. This could impair BankMobile’s ability to comply with various legal and regulatory requirements, such as public company compliance and filing required reports and other information required on a timely basis. It may be expensive to develop, implement and maintain programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting obligations imposed by such laws and regulations, and BankMobile may not have the resources to do so. Any failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of BankMobile’s business.

The length and unpredictability of the sales cycle for signing potential higher education institutional clients and white label partners could delay new sales of BankMobile’s products and services, which could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

The sales cycle between the BankMobile business’ initial contact with potential higher education institutional clients, white label partners, and large employers and the signing of a contract with that client, partner or employer can be lengthy, as the individual agreements need to be negotiated and partnerships customized. As a result of this lengthy sales cycle, BankMobile’s ability to forecast accurately the timing of revenues associated with new sales is limited. The sales cycle will vary widely due to significant uncertainties, over which BankMobile has little or no control, including:

•        the individual decision-making processes of each higher education institutional client, white label partner or large employer, which typically include extensive and lengthy evaluations and will require spending substantial time, effort and money educating each client and partner about the value of BankMobile’s products and services;

•        the budgetary constraints and priorities and budget cycle of each higher education institutional client or partner;

•        the reluctance of higher education staff, white label partners or large employers to change or modify existing processes and procedures; and

•        the amount of customization and negotiation required for any given collaboration.

In addition, there is significant upfront time and expense required to develop relationships and there is no guarantee that a potential client will sign a contract with the BankMobile business even after substantial time, effort and money has been spent on the potential client. A delay in BankMobile’s ability or a failure to enter into new contracts with potential higher education institutional clients could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

BankMobile’s operating results may suffer because of substantial and increasing competition in the industries in which BankMobile will do business.

The market for BankMobile’s products and services is competitive, continually evolving and, in some cases, subject to rapid technological change. BankMobile’s disbursement services compete against all forms of payment, including paper-based transactions (principally cash and checks), electronic transactions such as wire transfers and Automated Clearing House (“ACH”) payments and other electronic forms of payment, including card-based payment systems. Many competitors, including Blackboard, Heartland Payment Systems and Nelnet, Inc., provide payment software, products and services that compete with those BankMobile and its bank partners offer. In addition, the banking products and services offered on BankMobile’s platform will also compete with banks that focus on the higher education market, including U.S. Bancorp and Wells Fargo & Company. Future competitors may begin to focus on higher education institutions in a manner similar to BankMobile. BankMobile also faces significant competition for its white label banking products and workplace banking services from other BaaS providers and digital consumer banking platforms such as Chime and Green Dot, as well as from traditional consumer banks. Many of BankMobile’s competitors will have substantially greater financial and other resources than BankMobile, may in the future offer a wider range of products and services and may use advertising and marketing strategies that achieve broader brand recognition or acceptance. In addition, competitors may develop new products, services or technologies that render BankMobile’s products, services or technologies obsolete or less marketable. If BankMobile is unable to compete effectively against its competitors, its business, financial condition, and results of operations will be materially and adversely affected.

BankMobile depends on a strong brand and a failure to maintain and develop that brand in a cost-effective manner may hurt its ability to expand its customer base.

Maintaining and developing the “BankMobile,” “BankMobile Student Banking” and “BankMobile Disbursements” brands will be critical to expanding and maintaining BankMobile’s base of higher education institution clients, students and other accountholders. BankMobile believes the importance of brand recognition will increase as competition in BankMobile’s market further intensifies. Maintaining and developing the BankMobile brand will depend largely on BankMobile’s ability to continue to provide high-quality products and services at cost effective and competitive prices, as well as after-sale customer service. While BankMobile intends to continue investing in its brand, no assurance can be given as to the success of these investments. If BankMobile fails to maintain and enhance its brand, incurs excessive expenses in this effort or its reputation is otherwise tainted, including by association with the wider financial services industry or because of data security breaches or negative press, BankMobile may be unable to maintain loyalty among the BankMobile business’ existing customers or attract new customers, which could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

BankMobile may be liable to customers or lose customers if it provides poor service or if it experiences systems or products failures, if any agreements that it maintains with colleges, universities and white label partners are terminated or if other performance triggers or other performance conditions are triggered.

BankMobile is required to fulfill its contractual obligations with respect to its products and services and maintain high quality service to meet the expectations of customers. Failure to meet these expectations or fulfill BankMobile’s contractual obligations could cause it to lose customers and bear additional liability.

Because of the large amount of data BankMobile collects and manages, hardware failures and errors in BankMobile’s systems could result in data loss or corruption or cause the information that BankMobile collects to be incomplete or contain significant inaccuracies. For example, errors in BankMobile’s processing systems could delay disbursements or cause disbursements to be made in the wrong amounts or to the wrong person. BankMobile’s systems may also experience service interruptions as a result of undetected errors or defects in software, fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, fraud, terrorism, accident or other similar reason, in which case BankMobile may experience delays in returning to full service, especially with regard to data centers and customer service call centers. If problems such as these occur, BankMobile’s customers may seek compensation, withhold payments, seek full or partial refunds, terminate their agreements or initiate litigation or other dispute resolution procedures. In addition, BankMobile may be subject to claims made by third parties also affected by any of these problems.

In addition, BankMobile’s agreements with colleges, universities, white label partners and large employers contain and will contain certain termination rights, performance triggers and other conditions which, if exercised or triggered, may result in penalties and/or early termination of such agreements, which could cause BankMobile to be liable to customers or lose customers, thereby materially impacting BankMobile’s operations.

Demand for BankMobile’s banking products and other services may decline if BankMobile does not continue to innovate or respond to evolving technological changes.

BankMobile operates in a dynamic industry characterized by rapidly evolving technology and frequent product introductions. BankMobile relies on its proprietary technology to pass on cost savings to customers and make BankMobile’s platform convenient for customers to access. In addition, BankMobile may increasingly rely on technological innovation as it introduces new products, expands current products into new markets, and operates a full-service digital banking platform. The process of developing new technologies and products is complex, and if BankMobile is unable to successfully innovate and continue to deliver a superior customer experience, customers’ demand for its banking products and other services may decrease and BankMobile’s growth and operations may be harmed.

A change in the availability of student loans or financial aid, as well as budget constraints, could materially and adversely affect BankMobile’s financial performance by reducing demand for its services.

The higher education industry depends heavily upon the ability of students to obtain student loans and financial aid. As part of the BankMobile’s contracts with higher education institutional clients that use BankMobile’s disbursements services, students’ financial aid and other refunds are sent to BankMobile for disbursement. The fees that BankMobile will charge most of its clients will be based on the number of financial aid disbursements made to students. In addition, BankMobile’s relationships with higher education institutional clients will provide it with a market for BankMobile Vibe accounts, from which BankMobile anticipates it will derive a significant proportion of its revenues. If the availability of student loans and financial aid were to decrease, the number of enrolled students could decrease and BankMobile’s addressable market for student disbursement services would shrink. Future legislative and executive branch efforts to reduce the U.S. federal budget deficit or worsening economic conditions may require the government to severely curtail its financial aid spending, which could materially and adversely affect BankMobile’s business, financial condition, and results of operations. Changes in the availability and cost of student loans could also affect enrollment, in turn affecting BankMobile’s business, financial condition and results of operations.

A change in regulations related to interchange or methods of payments could materially and adversely affect BankMobile’s financial performance.

Future federal, state or network regulations could be changed in a way that could negatively affect BankMobile’s business. Additionally, with the advent of creative money movement systems that bypass card networks, a large future proportionate share of “spend” could leverage a less income producing method. In turn, these events could significantly reduce BankMobile’s interchange income from which it currently expects to derive a significant proportion of its revenues, which could adversely affect BankMobile’s financial condition and results of operations.

BankMobile’s business depends on steady enrollment in traditional (on-campus) and non-traditional (online) institutions of higher education. The current COVID situation is creating uncertainty with individuals applying for the benefit of higher education.

The COVID-19 pandemic and associated response has put the higher education industry into a period of unprecedented disruption. Many physical campuses are closed or only partially available. Students are displaced and learning at a distance. There is uncertainty as to whether schools will open their physical campuses in some parts of the country, and for many, the fall semester maybe postponed or cancelled. In is uncertain how quickly the U.S. education system, the economy and human behavior returns to business-as-usual, if at all. A sustained disruption in the higher education industry could affect the demand for disbursements and the number of higher education accounts and the use of such accounts, which could adversely affect BankMobile’s revenues, financial condition and results of operations.

Global economic and other conditions may adversely affect trends in consumer spending and demand for our products and services, which could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

A decrease in consumer confidence due to the weakening of the global economy, or disruptions to on-campus schooling or consumer spending resulting from the COVID-19 pandemic, may cause decreased spending among BankMobile’s student and graduate customers and may decrease the use of account and card products and services. For example, interchange and card revenue for the three months ended September 30, 2020 decreased $2.5 million as compared to the three months ended September 30, 2019, and decreased $5.0 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily resulting from lower interchange rates given shifts in consumer purchase categories, merchants, and larger average transaction sizes, mainly due to COVID-19. Increases in college tuition alongside stagnation or reduction in available financial aid may also restrict spending among college students and the size of disbursements, reducing the use of BankMobile’s account and card products and services and the demand for its disbursement services. Weakening economic conditions, such as decreases in consumer spending, increased consumer credit defaults and bankruptcies, inflation and rising unemployment, may also adversely affect the demand for and use of BankMobile’s white label products and workplace banking platform and associated products, which could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

BankMobile’s disbursement business depends in part on the current government financial aid regime that relies on the outsourcing of financial aid disbursements through higher education institutions.

In general, the U.S. federal government distributes financial aid to students through higher education institutions as intermediaries. Following the receipt of financial aid funds and the payment of tuition and other expenses, higher education institutions have typically processed refund disbursements to students by preparing and distributing paper checks. BankMobile’s disbursements service provides higher education institutional clients with an electronic system for improving the administrative efficiency of this refund disbursement process. If the government, through legislation or regulatory action, restructured the existing financial aid regime in such a way that reduced or eliminated the intermediary role played by higher education financial institutions or limited or regulated the role played by service providers such as BankMobile, its business, results of operations and prospects for future growth could be materially and adversely affected.

Breaches of security measures, unauthorized access to or disclosure of data relating to clients, fraudulent activity, and infrastructure failures could materially and adversely affect BankMobile’s reputation or harm its business.

BankMobile will have access to certain “personally identifiable” information of customers, including student contact information, identification numbers and the amount of credit balances, which customers expect will be maintained confidentially. It is possible that hackers, customers or employees acting unlawfully or contrary to BankMobile’s policies or other individuals, could improperly access BankMobile’s or its vendors’ systems and obtain or disclose data about customers. Further, because customer data may also be collected, stored, or processed by third-party vendors, it is possible that these vendors could intentionally or negligently disclose data about BankMobile’s clients or customers. Data breaches could also occur at BankMobile’s bank, higher institution clients, white label partners and large employer partners, which could negatively affect BankMobile’s reputation, relationships with end users, and expose BankMobile and its clients and customers. Any such breaches or loss of data could negatively affect BankMobile’s business, growth prospects, financial condition, and results of operations.

BankMobile will rely to a large extent on sophisticated information technology systems, databases, and infrastructure, and will take reasonable steps to protect them. However, due to their size, complexity, content and integration with or reliance on third-party systems they are potentially vulnerable to breakdown, malicious intrusion, natural disaster and random attack, all of which pose a risk that sensitive data may be exposed to unauthorized persons or to the public. A breach of BankMobile’s information systems could lead to fraudulent activity, including with respect to BankMobile’s cards, such as identity theft, losses on the part of banking customers, additional security costs, negative publicity and damage to BankMobile’s reputation and brand. In addition, BankMobile’s customers could be subject to scams that may result in the release of sufficient information concerning the customer or its accounts to allow others unauthorized access to its accounts or BankMobile’s systems (e.g., “phishing” and “smishing”). Claims for compensatory or other damages may be brought against BankMobile as a result of a breach of BankMobile’s systems or fraudulent activity. If BankMobile is unsuccessful in defending against any resulting claims, it may be forced to pay damages, which could materially and adversely affect its profitability.

In addition, a significant incident of fraud or an increase in fraud levels generally involving BankMobile’s products, such as BankMobile’s cards, could result in reputational damage, which could reduce the use of BankMobile’s products and services. Such incidents of fraud could also lead to regulatory intervention, which could increase BankMobile’s compliance costs. Accordingly, account data breaches and related fraudulent activity could have a material adverse effect on BankMobile’s future growth prospects, business, financial condition, and results of operations.

If BankMobile is unable to protect or enforce its intellectual property rights, it may lose a competitive advantage and incur significant expenses.

BankMobile’s business will depend on certain registered and unregistered intellectual property rights and proprietary information. BankMobile will rely on a combination of patent, copyright, trademark, service mark and trade secret laws, as well as nondisclosure agreements and technical measures (such as the password protection and encryption of its data and systems) to protect its technology and intellectual property rights, including its proprietary software. Existing laws will afford only limited protection for BankMobile’s intellectual property rights. Intellectual property rights or registrations granted to BankMobile may provide an inadequate competitive advantage or be too narrow to protect its products and services. Similarly, there is no guarantee that BankMobile’s pending applications for intellectual property protection will result in registrations or issued patents or sufficiently protect its rights. The protections outlined above may not be sufficient to prevent unauthorized use, misappropriation or disclosure of BankMobile’s intellectual property or technology and may not prevent competitors from copying, infringing, or misappropriating BankMobile’s products and services. BankMobile cannot be certain that others will not independently develop, design around or otherwise acquire equivalent or superior technology or intellectual property rights. If BankMobile is unable to adequately protect its intellectual property rights, its business and growth prospects could be materially and adversely affected.

One or more of the issued patents or pending patent applications relating to BankMobile may be categorized as so-called “business method” patents. The general validity of software patents and business method patents has been challenged in a number of jurisdictions, including the United States. BankMobile’s patents may become less valuable or unenforceable if software or business methods are found to be a non-patentable subject matter or if additional requirements are imposed that BankMobile’s patents do not meet.

BankMobile also relies on numerous marks, trademarks and service marks, including “BankMobile,” “BankMobile Vibe” and “BankMobile Disbursements. “If the validity of these marks were challenged, BankMobile’s brand may be damaged or it may be required to face considerable expense defending or changing its marks.

BankMobile may incorporate open source software into its products. While the terms of many open source software licenses have not been interpreted by U.S. or foreign courts, such licenses could be construed in a manner that imposes conditions or restrictions on BankMobile’s ability to offer its products and services. In such event, BankMobile could be required to make the source code for certain of its proprietary software available to third parties, which may include competitors, to seek licenses from third-parties, to re-engineer, or to discontinue the offering of BankMobile’s products or services, or BankMobile could become subject to other consequences, any of which could adversely affect its business, revenues and operating expenses.

BankMobile may be subject to claims that its services or solutions violate the patents or other intellectual property of others, which would be costly and time-consuming to defend. If BankMobile’s services and solutions are found to infringe the patents or other intellectual property rights of others, it may be required to change its business practices or pay significant costs and monetary penalties.

The services and solutions that BankMobile provides may infringe upon the patents or other intellectual property rights of others. The industry in which BankMobile operates is characterized by frequent claims of patent or other intellectual property infringement. BankMobile cannot be sure that its services and solutions, or the products of others that it uses or offers to its clients, do not and will not infringe upon the patents or other intellectual property rights of third parties, and BankMobile may have infringement claims asserted against it or its clients. If others claim that BankMobile has infringed upon their patents or other intellectual property rights, BankMobile could be liable for significant damages and incur significant legal fees and expenses. In addition, BankMobile has agreed to indemnify many of its clients against claims that the services and solutions provided by BankMobile infringe upon the proprietary rights of others. In some instances, the potential amount of these indemnities may be greater than the revenues received from the client. Regardless of merit, any such claims could be time-consuming, result in costly litigation, be resolved on unfavorable terms, damage BankMobile’s reputation or require it to enter into royalty or licensing arrangements. Such results could limit BankMobile’s ability to provide a solution or service to clients and have a material adverse effect on its business, results of operations or financial condition.

Termination of, or changes to, the MasterCard association registration could materially and adversely affect BankMobile’s business, financial condition, and results of operations.

The student checking account debit cards issued in connection with BankMobile’s disbursement business and the consumer checking account debit cards issued in connection with white label programs and workplace programs are subject to MasterCard association rules that could subject BankMobile to a variety of fines or penalties that may be levied by MasterCard for acts or omissions by BankMobile or businesses that work with BankMobile. The termination of the card association registration held by BankMobile or any changes in card association or other network rules or standards, including interpretation and implementation of existing rules or standards, that increase the cost of doing business or limit BankMobile’s ability to provide products and services and could materially and adversely affect its business, financial condition, and results of operations.

Customers Bank may demand repayment on our debt obligations.

BankMobile has drawn $40 million on its line of credit from Customers Bank. Amounts drawn are due “on demand” from Customers Bank. Customers Bank has made a commitment not to call this amount before November 30, 2021. BankMobile may not have the ability to make payment if Customers Bank were to demand repayment in full and does not anticipate generating sufficient cash to repay the loan in the next 12 months. Other financing options may not be available on acceptable terms or at all if Customers Bank were to demand repayment.

The fees that BankMobile will generate are subject to competitive pressures and are subject to change, which may materially and adversely affect its revenue and profitability.

BankMobile will generate revenue from, among other sources, agreements with bank partners to share the banking services fees charged to BankMobile’s accountholders, interchange fees related to purchases made through BankMobile’s debit cards, deposit servicing fees from bank partners, and fees charged to BankMobile’s higher education institution clients.

In an increasingly price-conscious and competitive market, it is possible that to maintain BankMobile’s competitive position with higher education institutions, white label partners, and large employers, BankMobile may have to decrease the fees charged for its services. Similarly, in order to maintain BankMobile’s competitive position with partner banks, it may need to reduce deposit servicing fees it charges to partner banks. In order to maintain its competitive position with accountholders, BankMobile and its bank partners may need to reduce banking service fees charged to accountholders.

MasterCard could reduce the interchange rates, which it unilaterally sets and adjusts from time to time, which would negatively affect the interchange revenue that BankMobile shares with its partner banks. In addition, accountholders may modify their spending habits and increase their use of ACH relative to their use of debit cards, as ACH payments are generally free, which could reduce the interchange fees remitted to BankMobile. If BankMobile’s fees are reduced as described above, its business, results of operations and prospects for future growth could be materially and adversely affected.

Upon the Closing of the Business Combination, BankMobile will have agreements in place with its current banking partner, Customers Bank, including a Transition Services Agreement, Interchange Maintenance Agreement, Deposit Servicing Agreement and a License Agreement. The Transition Services Agreement will expire eighteen months following the Closing, and each of the Interchange Maintenance Agreement and Deposit Servicing Agreement will expire on December 31, 2022. If BankMobile is unable to enter into deposit servicing agreements with new partner banks on favorable terms or at all, it could affect its revenues, results of operations and financial condition. In addition, upon the expiration of the Interchange Maintenance Agreement, the amount of interchange revenues BankMobile may earn will be dependent on entering into agreements with qualifying partner banks. See “— BankMobile’s bank partners are subject to extensive regulation as banks, which could limit or restrict its activities.”

BankMobile outsources critical operations, which will expose it to risks related to BankMobile’s third-party vendors.

BankMobile has entered into contracts with third-party vendors to provide critical services, technology and software in its operations. These outsourcing partners include, among others: FIS, which provides back-end account and transaction data processing as well as web and application hosting services in secure data centers; MasterCard, which provides the payment network for BankMobile’s cards, as well as for certain other transactions; and Ubiquity Global Services, which provides customer care services.

Accordingly, BankMobile depends, in part, on the services, technology and software of these and other third-party service providers. In the event that these service providers fail to maintain adequate levels of support, do not provide high quality service, discontinue their lines of business, terminate its contractual arrangements or cease or reduce operations, BankMobile may be required to pursue new third-party relationships, which could materially disrupt its operations and could divert management’s time and resources. BankMobile may also be unable to establish comparable new third-party relationships on as favorable terms or at all, which could materially and adversely affect its business, financial condition, and results of operations.

Even if BankMobile is able to obtain replacement technology, software or services there may be a disruption or delay in BankMobile’s ability to operate its business or to provide products and services, and the replacement technology, software or services might be more expensive than those BankMobile has currently. The process of transitioning services and data from one provider to another can be complicated, time consuming and may lead to significant disruptions in BankMobile’s business. In addition, any failure by third-party service providers to maintain adequate internal controls could negatively affect BankMobile’s internal control over financial reporting, which could impact the preparation and quality of its financial statements.

BankMobile’s ability to limit its liabilities by contract or through insurance may be ineffective or insufficient to cover future liabilities.

BankMobile will attempt to limit, by contract, its liability for damages arising from negligence, errors, mistakes or security breaches. Contractual limitations on liability, however, may not be enforceable or may otherwise not provide sufficient protection to BankMobile from liability for damages. BankMobile will maintain liability insurance coverage, including coverage for errors and omissions. It is possible, however, that claims could exceed the amount of applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to BankMobile, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from BankMobile’s operations. In addition, negative publicity caused by these events may delay market acceptance of BankMobile’s products and services, any of which could materially and adversely affect its reputation and business.

Failure to maintain an effective system of disclosure controls and internal control over financial reporting could affect BMT’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

Upon becoming a public company, management of BMT will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Although management will be required to disclose changes made in internal controls and procedures on a quarterly basis, it will not be required to make its first annual assessment of internal controls over financial reporting pursuant to Section 404 until the later of (i) the year following its first annual report required to be filed with the SEC or (ii) the date it does not qualify as an emerging growth company. This assessment will need to include disclosure of any material weaknesses identified by management in internal control over financial reporting, as well as a statement that its independent registered public accounting firm has issued an opinion on the effectiveness of internal control over financial reporting, provided that the independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting until the first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date BMT is deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date that BMT does not qualify as an emerging growth company, as defined in the JOBS Act.

For the three year period ended December 31, 2019, BankMobile’s management and its independent registered public accounting firm identified a material weakness in control over financial reporting, which BankMobile has subsequently remediated. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of BankMobile’s annual or interim financial statements will not be prevented or detected on a timely basis. This material weakness related to the processing of a single vendor invoice that resulted in a material adjustment to the 2019 financial statements. Management corrected the misstatement in its financial statements and has remediated the control deficiency that caused the error by performing an extensive review of the contractual amounts due from this significant vendor and by implementing an effective review control over the completeness and accuracy of accounts receivable.

If BankMobile identifies future material weaknesses in its internal control over financial reporting or fails to maintain effective internal controls and procedures or meet the demands that will be placed upon it as a public company, including the applicable requirements of the Sarbanes-Oxley Act, it may be unable to accurately report its financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act, as applicable to BankMobile, could also potentially subject BankMobile to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and BankMobile is unable to remediate any such material weaknesses, its reputation, financial condition and operating results could suffer.

BankMobile is subject to various regulations related to higher education and disbursements.

Third-Party Servicer.

Because BankMobile provides services to some higher education institutions that involve handling federal student financial aid funds, BankMobile is considered a “third-party servicer” under Title IV, which governs the administration of federal student financial aid programs. Those regulations require a third-party servicer annually to submit a compliance audit conducted by outside independent auditors that cover the servicer’s Title IV activities. Each year BankMobile is and will be required to submit a “Compliance Attestation Examination of the Title IV Student Financial Assistance Programs” audit to the United States Department of Education (“ED”), which includes a report by an independent audit firm. This yearly compliance audit submission to ED provides comfort to BankMobile’s higher education institution clients that BankMobile is in compliance with applicable third-party servicer regulations. BankMobile also provides and will provide this compliance audit report to clients upon request to help them fulfill their compliance audit obligations as Title IV participating institutions.

Under ED’s regulations, a third-party servicer that contracts with a Title IV institution acts in the nature of a fiduciary in the administration of Title IV programs. Among other requirements, the regulations provide that a third-party servicer is jointly and severally liable with its client institution for any liability to ED arising out of the servicer’s violation of Title IV or its implementing regulations, which could subject BankMobile to material fines related to acts or omissions of entities beyond BankMobile’s control. ED is also empowered to limit, suspend or terminate the violating servicer’s eligibility to act as a third-party servicer and to impose significant civil penalties on the violating servicer. BankMobile may enter into “Tier 1” arrangements with educational institutions, which are subject to more stringent regulations than certain other “Tier 2” or “non-covered” arrangements.

Additionally, on behalf of its higher education institution clients, BankMobile is required to comply with ED’s cash management regulations regarding payment of financial aid credit balances to students and providing bank accounts to students that may be used for receiving such payments. In the event ED concludes that BankMobile has violated Title IV or its implementing regulations and should be subject to one or more sanctions, BankMobile’s business and results of operations could be materially and adversely affected. There is limited enforcement and interpretive history of Title IV regulations.

Final rules relating to Title IV Cash Management were published in the Federal Register on October 30, 2015. The Final Rules include, among others, provisions related to (i) restrictions on the ability of higher education institutions and third-party servicers like BankMobile to market financial products to students including sending unsolicited debit cards to students, (ii) prohibitions on the assessment of certain types of account fees on student accountholders, and (iii) requirements related to ATM access for student accountholders that became effective as of July 1, 2016. These regulations also require institutions to: offer students additional choices regarding how to receive their student aid funds (including prohibiting an institution from requiring students to open an account into which their credit balances must be deposited); provide a list of account options from which a student may choose to receive credit balance funds electronically, where each option is presented in a neutral manner and the student’s preexisting bank account is listed as the first and most prominent option with no account preselected; ensure electronic payments made to a student’s preexisting account are initiated in a manner as timely as, and no more onerous than, payments made to an account with the institution); include additional restrictions on the institution’s use of personally identifiable information; require that the terms of the contractual arrangements between institutions and schools be publicly disclosed; and require that schools establish and evaluate the contractual arrangements with institutions in light of the best financial interests of students. These regulations increase BankMobile’s compliance costs and could negatively affect its results of operations.

FERPA and GLBA.

BankMobile’s higher education institution clients are subject to the Family Educational Rights and Privacy Act of 1995 (“FERPA”), which provides, with certain exceptions, that an educational institution that receives any federal funding under a program administered by ED may not have a policy or practice of disclosing education records or “personally identifiable information” from education records, other than directory information, to third parties without the student’s or parent’s written consent. BankMobile’s higher education institution clients disclose to BankMobile certain non-directory information concerning their students, including contact information, student identification numbers and the amount of students’ credit balances. BankMobile believes that its higher education institution clients are and will be able to disclose this information without the students’ or their parents’ consent pursuant to one or more exceptions under FERPA. However, if ED asserts that BankMobile does not fall into one of these exceptions or if future changes to legislation or regulations require student consent before BankMobile’s higher education institution clients can disclose this information, a sizable number of students may cease using BankMobile’s products and services, which could materially and adversely affect its business, financial condition, and results of operations.

Additionally, as BankMobile is indirectly subject to FERPA, it cannot permit the transfer of any personally identifiable information to another party other than in a manner in which a higher education institution may disclose it. In the event that BankMobile re-discloses student information in violation of this requirement, FERPA requires BankMobile’s clients to suspend BankMobile’s access to any such information for a period of five years. Any such suspension could have a material adverse effect on its business, financial condition, and results of operations.

BankMobile also is and will be subject to certain other federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of the Gramm-Leach-Bliley Act of 1999, or GLBA.

State Laws.

BankMobile may also become subject to similar state laws and regulations, including those that restrict higher education institutions from disclosing certain personally identifiable information of students. State attorneys general and other enforcement agencies may monitor BankMobile’s compliance with state and federal laws and regulations that affect its business, including those pertaining to higher education and banking, and conduct investigations of BankMobile’s business that are time consuming and expensive and could result in fines and penalties that have a material adverse effect on BankMobile’s business, financial condition, and results of operations.

Additionally, individual state legislatures may propose and enact new laws that will restrict or otherwise affect BankMobile’s ability to offer its products and services, which could have a material adverse effect on its business, financial condition, and results of operations.

In addition, regulations related to higher education change frequently, and new or additional regulations in the future may increase compliance costs, limit BankMobile’s business and prospects and adversely affect its results of operations.

Compliance with the various complex laws and regulations is costly and time consuming, and failure to comply could have a material adverse effect on BankMobile’s business. Additionally, increased regulatory requirements on BankMobile’s businesses may increase costs, which could materially and adversely affect its business, financial condition, and results of operations. If BankMobile does not devote sufficient resources to additional compliance personnel and systems commensurate with its anticipated growth, BankMobile could be subject to fines, regulatory scrutiny or adverse public reception to its products and services.

BankMobile’s bank partners are subject to extensive regulation as banks, which could limit or restrict its activities.

Banking is a highly regulated industry and BankMobile’s bank partners will be subject to examination, supervision, and comprehensive regulation by various regulatory agencies. As a service provider, BankMobile will be required to comply with many of these regulations on behalf of its bank partners, which will be costly and restrict certain of its activities, including loans and interest rates charged and interest rates paid on deposits.

The laws and regulations applicable to the banking industry could change at any time, and BankMobile cannot predict the effects of these changes on its bank partners, and its own business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks, BankMobile’s cost of compliance could adversely affect its ability to operate profitably.

The Dodd-Frank Act Wall Street Reform and Consumer Protection Act, enacted in July 2010, which we refer to as the Dodd-Frank Act, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. The “Durbin Amendment” of the Dodd-Frank Act limits the amount of interchange fees chargeable by a bank with over $10 billion in assets. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect BankMobile’s revenues, business and operations in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on the bank partners of BankMobile, and by extension, a negative impact on BankMobile itself. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on BankMobile’s bank partners and on BankMobile’s own business, financial condition, and results of operations. Customers Bank, BankMobile’s current banking partner, is now over $10 billion in assets and subject to the Durbin Amendment, which could have an adverse effect on its business. Pursuant to the Interchange Maintenance Agreement between BankMobile and Customers Bank, Customers Bank will reimburse BankMobile for a portion of the interchange fee lost as a result of the effects of Customers Bank being subject to the Durbin Amendment. However, BankMobile may not be able to find another banking partner that is not subject to the Durbin Amendment in future or at all, or on terms that are attractive to BankMobile, and having a banking partner that is subject to the Durbin Amendment could reduce interchange revenue and negatively affect BankMobile’s prospects and results of operations.

Risks Related to Megalith and the Business Combination

Megalith has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Megalith is unable to consummate a business combination, including the Business Combination, its Public Stockholders may be forced to wait more than November 30, 2020 before receiving distributions from the Trust Account.

Megalith is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. Megalith has until November 30, 2020 to complete a business combination. Megalith has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Megalith. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if Megalith is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares or Public Warrants, potentially at a loss. In addition, if Megalith fails to complete an initial business combination by November 30, 2020, there will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless, unless Megalith amends its Charter to extend its life and certain other agreements it has entered into.

Megalith’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2020, Megalith had $11,009 in cash held in trust and a working capital deficit of $895,616. Further, Megalith has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Megalith cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Following the consummation of the Business Combination, BMT’s only significant asset will be ownership of 100% of BankMobile and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its Common Stock.

Following the consummation of the Business Combination, Megalith will have no direct operations and no significant assets other than the ownership of 100% of BankMobile. Megalith will depend on BankMobile for distributions, loans and other payments to generate the funds necessary to meet Megalith’s financial obligations, including Megalith’s expenses as a publicly traded company, and to pay any dividends with respect to its Common Stock. In addition, there are legal and contractual restrictions in agreements governing current and future indebtedness of Megalith, as well as the financial condition and operating requirements of Megalith. The earnings from, or other available assets of, BankMobile, may not be sufficient to pay dividends or make distributions or loans to enable Megalith to pay any dividends on its Common Stock or satisfy its other financial obligations.

Subsequent to the consummation of the Business Combination, Megalith may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Megalith has conducted due diligence on BankMobile, Megalith cannot assure you that this diligence revealed all material issues that may be present in BankMobile’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Megalith’s and BankMobile’s control will not later arise. As a result, Megalith may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Megalith’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Megalith’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on Megalith’s liquidity, the fact that Megalith reports charges of this nature could contribute to negative market perceptions about BMT’s or Megalith’s securities. In addition, charges of this nature may cause Megalith to be unable to obtain future financing on favorable terms or at all.

The Sponsor has agreed to vote in favor of such initial business combination, regardless of how Megalith’s Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their founders shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the holders of the Founders Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination, (ii) not to convert any such shares in connection with a stockholder vote to approve a proposed initial business combination, and (iii) not to sell any such shares to Megalith in a tender offer in connection with any proposed business combination. As a result, Megalith would need only 2,235,595, or approximately 30.1%, of the 7,427,885 Megalith Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founders Shares in accordance with the majority of the votes cast by Megalith’s Public Stockholders, and further, that means none of the Public Shares would need to be voted in favor of the Business Combination for it to be approved.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Megalith’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Megalith’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” or more information.

If third parties bring claims against Megalith, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.38.

Megalith’s placing of funds in trust may not protect those funds from third party claims against Megalith. Although Megalith will seek to have all vendors and service providers Megalith engages and prospective target businesses Megalith negotiates with execute agreements with Megalith waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Megalith’s Public Stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Megalith, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Megalith’s Public Stockholders. If Megalith is unable to complete a business combination and distribute the proceeds held in trust to Megalith’s Public Stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Megalith for services rendered or contracted for or products sold to Megalith’s. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.10, plus interest, due to such claims.

Additionally, if Megalith is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Megalith’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Megalith’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Megalith’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Megalith may not be able to return to Megalith’s Public Stockholders at least $10.10. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of Megalith. Megalith has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Megalith’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.

Megalith’s stockholders may be held liable for claims by third parties against Megalith to the extent of distributions received by them.

Megalith’s Charter provides that it will continue in existence only until November 30, 2020. If Megalith has not completed a business combination by such date, Megalith will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by Megalith to pay its franchise and income taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Megalith’s remaining stockholders and Megalith’s Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Megalith’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If Megalith is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Megalith which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Megalith’s stockholders. Furthermore, because Megalith intends to distribute the proceeds held in the Public Shares to Megalith’s Public Stockholders promptly after expiration of the time Megalith has to complete an initial business combination, this may be viewed or interpreted as giving preference to Megalith’s Public Stockholders over any potential creditors with respect to access to or distributions from Megalith’s assets. Furthermore, Megalith’s Board may be viewed as having breached their fiduciary duties to Megalith’s creditors and/or may have acted in bad faith, and thereby exposing itself and Megalith to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Megalith cannot assure you that claims will not be brought against it for these reasons.

Neither Megalith nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by BankMobile in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by BankMobile and Megalith to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Megalith and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty made by BankMobile in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Megalith would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

If Megalith does not file and maintain a current and effective prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants, holders will only be able to exercise such Warrants on a “cashless basis.”

If Megalith does not file and maintain a current and effective prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Class A Common Stock that holders will receive upon exercise of the Warrants will be fewer than it would have been had such holder exercised his Warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Warrants for cash if a current and effective prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants is available. Under the terms of the warrant agreement, Megalith has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, Megalith cannot assure you that it will be able to do so. If Megalith is unable to do so, the potential “upside” of the holder’s investment in Megalith may be reduced or the Warrants may expire worthless.

Even if Megalith consummates the Business Combination, there is no guarantee that the Warrants will ever be in the money, and they may expire worthless and the terms of Warrants may be amended.

The exercise price for the Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

In addition, Megalith’s Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Megalith. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any other change. Accordingly, Megalith may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment. Although Megalith’s ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a Warrant.

Megalith has no obligation to net cash settle the Warrants.

In no event will Megalith have any obligation to net cash settle the Warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the Warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the Warrants. Accordingly, the Warrants may expire worthless.

Megalith’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including BankMobile’s key personnel, all of whom are expected to join Megalith following the Business Combination. While Megalith intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.

Megalith’s ability to successfully effect the Business Combination is dependent upon the efforts of Megalith’s key personnel, including key personnel of BankMobile. Although Megalith expects all of such key personnel to remain with BankMobile following the Business Combination, it is possible that Megalith will lose some key personnel, the loss of which could negatively impact the operations and profitability of BMT. While Megalith intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause Megalith to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

Megalith’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

The Sponsor (including certain members of the Sponsor), and Megalith’s directors and executive officers and their respective affiliates and associates may have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Megalith’s Public Stockholders, which may result in a conflict of interest. These interests include:

•        unless Megalith consummates an initial business combination, Megalith’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Megalith IPO, all of the Founders Shares were subject to a lock-up and would be released from the lock-up only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to lock-up for one year following the consummation of an initial business combination. However, 50% of the Founders Shares could be released from lock-up immediately if Megalith’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30-trading day period after the date of the consummation of an initial business combination;

•        the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until thirty (30) days after Megalith has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Megalith does not complete an initial business combination by November 30, 2020, the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Megalith’s Public Stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Megalith is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Megalith to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, by the claims of prospective target businesses with which Megalith has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Megalith, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

A market for Megalith’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Megalith’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Megalith’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Megalith’s securities after the Business Combination can vary due to general economic conditions and forecasts, Megalith’s general business condition and the release of Megalith’s financial reports. Additionally, if Megalith’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Megalith’s securities may be more limited than if Megalith were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that BMT will be able to comply with the continued listing standards of the NYSE.

Megalith Common Stock, Units and Warrants are listed on the NYSE. BMT’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, the NYSE delists BMT’s securities from trading on its exchange for failure to meet the listing standards, BMT and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for BMT’s securities;

•        a determination that BMT Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for BMT Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of BMT’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Megalith’s securities prior to the Closing may decline. The market values of Megalith’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Megalith’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of BMT’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for BankMobile’s stock and trading in the shares of Megalith Common Stock has not been active. Accordingly, the valuation ascribed to BankMobile and Megalith Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for BMT’s securities develops and continues, the trading price of BMT’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Megalith’s control. Any of the factors listed below could have a material adverse effect on your investment in Megalith’s securities and Megalith’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Megalith’s securities may not recover and may experience a further decline.

Factors affecting the trading price of BMT’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in BMT’s quarterly financial results or the quarterly financial results of companies perceived to be similar to BMT;

•        changes in the market’s expectations about BMT’s operating results;

•        success of competitors;

•        BMT’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning BMT or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to BMT;

•        BMT’s ability to market new and enhanced services and products on a timely basis;

•        changes in laws and regulations affecting BMT’s business;

•        commencement of, or involvement in, litigation involving BMT;

•        changes in BMT’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of BMT’s securities available for public sale;

•        any major change in BMT’s board of directors or management;

•        sales of substantial amounts of Common Stock by Megalith’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of BMT’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of BMT’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to BMT could depress BMT’s stock price regardless of BMT’s business, prospects, financial conditions or results of operations. A decline in the market price of BMT’s securities also could adversely affect BMT’s ability to issue additional securities and BMT’s ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about BMT, its business, or its market, or if they change their recommendations regarding BMT’s securities adversely, the price and trading volume of BMT’s securities could decline.

The trading market for BMT’s securities will be influenced by the research and reports that industry or securities analysts may publish about Megalith, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Megalith or BMT. If no securities or industry analysts commence coverage of BMT, Megalith’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover BMT change their recommendation regarding Megalith’s stock adversely, or provide more favorable relative recommendations about Megalith’s competitors, the price of BMT’s securities would likely decline. If any analyst who may cover BMT were to cease coverage of BMT or fail to regularly publish reports on it, Megalith could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of BMT’s common stock.

Sales of a substantial number of shares of BMT’s common stock in the public market could occur at any time. If BMT’s stockholders sell, or the market perceives that BMT’s stockholders intend to sell, substantial amounts of BMT’s common stock in the public market, the market price of BMT’s common stock could decline.

The holders of the Founders Shares, any Warrants that may be issued to Megalith’s Sponsor, officers, directors or their affiliates upon conversion of working capital loans made to Megalith (and their underlying securities) are entitled to make a demand that Megalith register the resale of their securities and a majority of such holders are entitled to make up to three demands that Megalith register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing on or after the date on which the initial Business Combination is consummated. The holders of a majority of the Placement Warrants issued to Megalith’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to Megalith (in each case, including the underlying securities) can elect to exercise these registration rights at any time after Megalith consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Megalith’s consummation of a business combination. The presence of these additional shares of Class A Common Stock trading in the public market may have an adverse effect on the market price of BMT’s securities.

Warrants will become exercisable for Megalith Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Megalith stockholders.

Megalith issued Public Warrants to purchase 16,928,889 shares of Common Stock as part of the Megalith IPO and in connection with the Megalith IPO, Megalith issued an aggregate of 6,945,778 Placement Warrants as part of the Placement Units to the Sponsor and Chardan. Each whole Warrant is exercisable to purchase one share of Class A Common Stock at $11.50 per share. To the extent such Warrants are exercised, additional shares of Megalith Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock of the Megalith IPO and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Megalith Common Stock.

Megalith’s Public Stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that Megalith’s current stockholders have on the management of BMT.

It is anticipated that, upon the Closing of the Business Combination, Megalith’s Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.3% in BMT, the PIPE Investors (other than tha Sponsor and its affiliates) will own approximately 16.9% of BMT, the Sponsor will retain an ownership interest of approximately 8.1% in BMT and CUBI Stockholders will own approximately 46.7% of the outstanding common stock of BMT. The ownership percentages with respect to BMT following the Business Combination do not take into account (i) the redemption of any shares by Megalith’s Public Stockholders or (ii) the exercise of Warrants outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in BMT will be different.

Megalith may redeem the unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their Warrants worthless.

Megalith has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any twenty (20) trading days within a 30 trading-day period ending on the third trading day prior to the date Megalith sends the notice of redemption to the Warrant holders. If and when the Warrants become redeemable by Megalith, Megalith may exercise its redemption right even if Megalith is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Placement Warrants and warrants underlying the units issuable upon conversion of working capital loan will be redeemable by Megalith so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in the proposed Amended Charter and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Amended Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Megalith is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Megalith’s securities. These provisions are described in the Section titled “Charter Amendment Proposal.”

Activities taken by Megalith’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of Megalith’s securities.

Megalith’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of Megalith’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of Megalith’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by Megalith’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Megalith’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Megalith’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by Megalith or the persons described above have been entered into with any such investor or holder. Megalith will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other Proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Megalith’s business, investments and results of operations.

Megalith is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, Megalith is required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Megalith’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Megalith’s business and results of operations.

Risks Related to the Redemption

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15.0% or more of Megalith Common Stock issued in the Megalith IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15.0% or more of Megalith Common Stock issued in the Megalith IPO.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock included in the Units sold in the Megalith IPO. Megalith refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Megalith IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Megalith will require each Public Stockholder seeking to exercise redemption rights to certify to Megalith whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Megalith at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Megalith makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over Megalith’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Megalith if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if Megalith consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge Megalith’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

Megalith can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in Megalith’s share price, and may result in a lower value realized now than a stockholder of Megalith might realize in the future had such stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, such stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult his her or its stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Megalith’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Megalith Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of Public Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to Megalith’s Transfer Agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Megalith Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Megalith’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Megalith’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Megalith Stockholders — Redemption Rights,” tender their certificates to Megalith’s Transfer Agent or deliver their shares to the Transfer Agent electronically through the DTC at least two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Megalith’s Transfer Agent will need to act to facilitate this request. It is Megalith’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Megalith does not have any control over this process or over the brokers, which Megalith refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute Megalith’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Megalith would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Megalith, the Company may be required to increase the financial leverage Megalith’s business would have to support. This may negatively impact Megalith’s ability to execute on its own future strategic plan.

Risks Related to BMT and the Business Combination

BMT’s Amended Charter will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive jurisdiction for substantially all disputes between BMT and its stockholders, which could limit BMT’s stockholders’ ability to obtain a favorable judicial decision for disputes with BMT or its directors, officers, or employees.

BMT’s Amended Charter will provide that the Court of Chancery of the State of Delaware is the exclusive jurisdiction for:

•        any derivative action or proceeding brought on its behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against BMT arising under the Delaware General Corporation Law, BMT’s Amended Charter, or BMT’s amended and restated Bylaws; and

•        any action asserting a claim against BMT that is governed by the internal-affairs doctrine.

BMT’s Amended Charter will further provide that the federal district courts of the United States of America will be the exclusive jurisdiction for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-jurisdiction provisions may limit a stockholder’s ability to bring a claim in a judicial jurisdiction that it finds favorable for disputes with BMT or its directors, officers, or other employees, which may discourage lawsuits against BMT and its directors, officers, and other employees. If a court were to find either exclusive-jurisdiction provision in BMT’s Amended Charter to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm BMT’s business.

Unaudited Pro Forma Condensed Combined Financial Information

The following information should be read in conjunction with the financial statements of Megalith Financial Acquisition Corp. (“Megalith”) and BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) and related notes included elsewhere in this proxy and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Megalith,” “Selected Historical Financial Data of Megalith,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BankMobile,” and “Selected Historical Financial Data of BankMobile.”

Introduction

On August 6, 2020, Megalith, a special purpose acquisition company, entered into a definitive agreement and plan of merger (the “Merger Agreement”), by and among Megalith, MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), BankMobile, and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (the “Customers Bank”), pursuant to which, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger and becoming a wholly-owned subsidiary of Megalith as described in more detail in the attached proxy statement (the “Business Combination”). Upon Closing, the combined company will operate as “BM Technologies Inc.” (“BM Technologies”) and is expected to be listed on the New York Stock Exchange (the “NYSE”). All of BankMobile’s serviced deposits and loans will remain at Customers Bank immediately after the Closing. Upon the Closing, BM Technologies will be a financial technology company bringing banks and business partners together through its digital banking platform. The transaction will be accounted for as a reverse recapitalization (“Reverse Recapitalization”), whereby BankMobile is the accounting acquirer and Megalith is the accounting acquiree.

On November 2, 2020, Customers Bank, BankMobile and Megalith amended the Merger Agreement to provide, among other things, that the stock portion of the Merger Consideration will be distributed to Customers Bancorp’s stockholders at the closing of the transaction and that there will be restrictions on the sale of these shares for twelve months after the closing of the merger, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the closing date on which Megalith consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third-party that results in all of Megalith’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of Megalith’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date.

Megalith was incorporated as a Delaware corporation in November 2017. On August 28, 2018, Megalith consummated its initial public offering (the “IPO”) as a blank check company whose purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses. Upon the closing of the IPO, $151.5 million of net proceeds thereof was placed in a trust account (“Trust Account”) and invested in United States (U.S.) government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of September 30, 2020, Megalith had approximately $33,178,146 held in the Trust Account, after 13,733,885 shares of Class A common stock were redeemed for an approximate total value of $142.6 million from the Trust Account in connection with a May 26, 2020 extension of the date by which Megalith must consummate an initial business combination.

BankMobile provides a digital banking platform and student disbursement services. Through its modern cloud-based technology, it provides a suite of low-cost products including checking and savings accounts to consumers through its B2B2C distribution model by connecting consumers to an FDIC insured banking institution.

The merger between BankMobile and Megalith will be accounted for as a Reverse Recapitalization for which BankMobile was determined to be the accounting acquirer based on the following factors:

•        Customers will hold the largest voting interest in BM Technologies;

•        BankMobile’s former management will make up the new leadership team of BM Technologies; and

•        BankMobile is the larger entity by revenue and net income (loss) and will largely drive the core operations of the combined entity.

Other factors were considered but they would not change the preponderance of factors indicating that BankMobile was the accounting acquirer.

The merger between BankMobile and Megalith will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Megalith will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The net assets of Megalith will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of BankMobile.

Description of the Merger

Pursuant to the Merger Agreement, Megalith will acquire all of the issued and outstanding equity interests of BankMobile in exchange for cash and equity. The initial purchase price will be based on an enterprise value of BankMobile, will consist of $31.6 million of cash transferred to Customers Bank (subject to adjustments as defined in the Merger Agreement), and the remaining value will be in the form of shares of BM Technologies Class A common stock.

The following summarizes the estimated consideration of the Reverse Recapitalization at a $10.38 share price, assuming a September 30, 2020 merger:

Total Consideration (in thousands, except shares)	Amounts	Shares
Share consideration – BankMobile(1)	$48,231	4,646,546
Cash consideration – BankMobile	31,603	—
Total Merger Consideration	$79,834	4,646,546

____________

(1)      Represents the estimated fair value of BM Technologies Class A common stock issued to Customers Bancorp’s stockholders pursuant to the Merger Agreement, assuming no redemptions. The estimate is based on shares that are expected to be outstanding by closing on September 30, 2020.

The estimated equity share capitalization of BM Technologies, assuming a September 30, 2020 merger is as follows:

Total capitalization (in thousands)	Amounts	Shares
BM Technologies shares issued to Customers Bancorp’s shareholders	$48,231	4,646,546
Megalith public shareholders	33,164	3,195,004
Megalith Founders shares	7,472	719,802
Megalith Founders shares in PIPE investment	2,003	192,955
Megalith shares issued in PIPE investment	19,853	1,912,599
Total Merger Consideration	$110,723	10,666,906

With the execution of the Merger Agreement, Megalith’s sponsor, Megalith Investor Holdings, LLC entered into a letter agreement with Megalith and BankMobile, pursuant to which it agreed to forfeit all of its private placement warrants unless $10 million remains in the Trust Account after giving effect to the completion of the redemption of shares of Megalith’s public stockholders. Megalith Investor Holdings, LLC also will relinquish all Class B shares for 0.7 million Class A shares and will additionally contribute capital to the Private Investment in Public Equity (“PIPE”) investment. BM Technologies has not included the impact of private placement warrants vesting within its earnings per share calculations, as they were not dilutive at September 30, 2020.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Reverse Recapitalization between Megalith and BankMobile and the PIPE investment.

The following pro forma condensed combined balance sheet as of September 30, 2020 assumes that the merger occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents the pro forma effect of the Business Combination as if it had occurred on January 1, 2019 and the unaudited proforma condensed combined statement of operations for the nine months ended September 30, 2020 presents the pro forma effect of the business combination as if it had occurred on January 1, 2019.

The pro forma combined financial statements do not necessarily reflect what BM Technologies financial condition or results of operations would have been had the merger occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Megalith was derived from the unaudited financial statements of Megalith as of and for the nine months ended September 30, 2020 and its audited financial statements as of and for the year ended December 31, 2019, both of which is included within this proxy. The historical financial information of BankMobile was derived from BankMobile’s unaudited financial statements as of and for the nine months ended September 30, 2020 and its audited financial statements as of and for the year ended December 31, 2019, both of which is included within this proxy.

Megalith’s Class A common stock features certain redemption rights that are considered to be outside of Megalith’s control and subject to occurrence of uncertain future events. Upon the closing of the merger, Class A common stock holders will be offered the opportunity to redeem cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $33.2 million, the estimated per share redemption price would have been approximately $10.10.

The unaudited pro forma condensed combined financial statements presents two redemption scenarios as follows:

•        Assuming No Redemption: This scenario assumes that no shares of Class A common stock are redeemed; and

•        Assuming Full Redemption: This scenario assumes that (i) 3,195,004 shares of Class A common stock are redeemed, resulting in an aggregate payment of approximately $33.2 million from the Trust Account, which is the maximum amount of allowable redemptions, whereby Megalith believes it will be able to satisfy the closing conditions set forth in the Merger Agreement.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 are based on the historical financial statements of Megalith and BankMobile. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

(amounts in thousands)	Historical BankMobile September 30, 2020	Historical Megalith September 30, 2020	Pro Forma Adjustments	Notes	Pro Forma Combined Post Merger September 30, 2020 (Assuming No Redemption)	Redemption Adjustments	Notes	Pro Forma Combined Post Merger September 30, 2020 (Assuming Full Redemption)
ASSETS
Cash and cash equivalents	$16,776	$11	$(1,781)	A	$15,006	$(9,986)	A	$5,020
Accounts receivable, net	8,382	—	—		8,382	—		8,382
Receivable from Customers Bank	2,038	—	—		2,038	—		2,038
Prepaid expenses and other current assets	353	75	—		428	—		428
Total current assets	27,549	86	(1,781)		25,854	(9,986)		15,868
Marketable securities held in Trust Account	—	33,178	(33,178)	E	—	—		—
Premises and equipment, net	436				436	—		436
Developed software, net	45,351	—	—		45,351	—		45,351
Goodwill	5,259	—	—		5,259	—		5,259
Other intangibles, net	5,150	—	—		5,150	—		5,150
Other assets	1,690	—	—		1,690	—		1,690
Total assets	$85,435	$33,264	$(34,959)		$83,740	$(9,986)		$73,754
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$15,298	$982	$—		$16,280	$—		$16,280
Borrowings from Customers Bank	40,000	—	(11,589)	H	28,411	11,589	H	40,000
Current portion of operating lease liabilities	701	—	—		701	—		701
Deferred revenue	2,449	—	—		2,449	—		2,449
Total current liabilities	58,448	982	(11,589)		47,841	11,589		59,430
Operating lease liabilities	596	—	—		596	—		596
Other liabilities	120	6,771	(6,771)	P	120	—		120
Total liabilities	$59,164	$7,753	$(18,360)		$48,557	$11,589		$60,146

Commitments and contingencies:
Class A common stock subject to possible redemption	$—	$20,511	$(20,511)	K	$—	$—		$—
Shareholders’ equity:					—	—		—
Class A common stock	—	—	—	B	—	—		—
Class B common stock	—	1	(1)	L	—	—		—
Additional paid in capital	62,209	2,655	12,458	C	77,322	(21,575)	C	55,747
Retained earnings (accumulated deficit)	(35,938)	2,344	(8,545)	D	(42,139)	—		(42,139)
Total shareholders’ equity	26,271	5,000	3,912		35,183	(21,575)		13,608
Total liabilities and shareholders’ equity	$85,435	$33,264	$(34,959)		$83,740	$(9,986)		$73,754

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2019

(amounts in thousands, except share and per share data)	Historical BankMobile December 31, 2019	Historical Megalith December 31, 2019	Pro Forma Adjustments	Notes	Pro Forma Combined Post-Merger December 31, 2019 (Assuming No Redemption)	Pro Forma Combined Post-Merger December 31, 2019 (Assuming Full Redemption)
Operating revenues:
Interchange and card revenue	$28,124	$—	$—		$28,124	$28,124
Servicing fees from Customers Bank	27,425	—	—		27,425	27,425
Account fees	10,937	—	—		10,937	10,937
University fees	4,964	—	—		4,964	4,964
Other	857	—	—		857	857
Total revenues	72,307	—	—		72,307	72,307
Operating expenses:
Technology, communication and processing	27,310	—	—		27,310	27,310
Salaries and employee benefits	22,758	—	—		22,758	22,758
Professional services	10,646	60	—		10,706	10,706
Professional services with related party	—	200	—		200	200
Provision for operating losses	9,367	—	—		9,367	9,367
Occupancy	1,791	—	—		1,791	1,791
Occupancy with related party	—	24			24	24
Customer related supplies	1,538	—	—		1,538	1,538
Advertising and promotion	1,354	—	—		1,354	1,354
Merger and acquisition related expenses	100	159	(259)	AA	—	—
Other	4,744	356	—		5,100	5,100
Total expenses	79,608	799	(259)		80,148	80,148
Loss from operations	(7,301)	(799)	259		(7,841)	(7,841)
Non-operating income (expenses):
Interest income on marketable securities held in Trust Account	—	3,951	(3,951)	BB	—	—
Interest expense	(535)	—	—		(535)	(535)
Loss before income tax expense	(7,836)	3,152	(3,692)		(8,376)	(8,376)
Income tax expense	27	788	(788)	CC	27	27
Net (loss) income	$(7,863)	$2,364	$(2,904)		$(8,403)	$(8,403)

Weighted average shares outstanding of Class A common stock	100	16,928,889			10,666,906	8,588,917
Basic and diluted net income per share, Class A	$(78,630)	$0.18			$(0.79)	$(0.98)

Weighted average shares outstanding of Class B common stock	N/A	4,232,222			—	—
Basic and diluted net income per share, Class B	N/A	$(0.14)			N/A	N/A

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the
Nine Months Ended September 30, 2020

(amounts in thousands, except share and per share data)	Historical BankMobile September 30, 2020	Historical Megalith September 30, 2020	Pro Forma Adjustments	Notes	Pro Forma Combined Post-Merger September 30, 2020 (Assuming No Redemptions)	Pro Forma Combined Post-Merger September 30, 2020 (Assuming Full Redemption)
Operating revenues:
Interchange and card revenue	$16,813	$—	$—		$16,813	$16,813
Interchange fees from Customers Bank	3,240	—	—		3,240	3,240
Servicing fees from Customers Bank	15,604	—	—		15,604	15,604
Account fees	8,517	—	—		8,517	8,517
University fees	4,028	—	—		4,028	4,028
Other	1,326	—	—		1,326	1,326
Total revenues	49,528	—	—		49,528	49,528
Operating expenses:
Technology, communication and processing	20,586	—	—		20,586	20,586
Salaries and employee benefits	19,796	—	—		19,796	19,796
Professional services	7,286	45	—		7,331	7,331
Professional services with related party	—	146	—		146	146
Provision for operating losses	3,326	—	—		3,326	3,326
Occupancy	1,240	—	—		1,240	1,240
Occupancy with related party	—	18			18	18
Customer related supplies	717	—	—		717	717
Advertising and promotion	693	—	—		693	693
Merger and acquisition related expenses	452	1,012	(1,464)	AAA	—	—
Other	2,668	232	—		2,900	2,900
Total expenses	56,764	1,453	(1,464)		56,753	56,753
Loss from operations	(7,236)	(1,453)	1,464		(7,225)	(7,225)
Non-operating income (expenses):
Interest income on marketable securities held in Trust Account	—	1,404	(1,404)	BBB	—	—
Interest expense	(1,146)	—	—		(1,146)	(1,146)
Loss before income tax expense	(8,382)	(49)	60		(8,371)	(8,371)
Income tax expense	21	263	(263)	CCC	21	21
Net (loss) income	$(8,403)	$(312)	$323		$(8,392)	$(8,392)

Weighted average shares outstanding of Class A common stock	100	10,566,869			10,666,906	8,588,917
Basic and diluted net income per share, Class A	$(84,030)	$0.09			$(0.79)	$(0.98)

Weighted average shares outstanding of Class B common stock	N/A	4,232,222			—	—
Basic and diluted net income per share, Class B	N/A	$(0.31)			N/A	N/A

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The merger between a subsidiary of Megalith and BankMobile will be accounted for as a Reverse Recapitalization in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Under this method of accounting, Megalith will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The net assets of Megalith are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of BankMobile.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the merger occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December, 31, 2019 presents pro forma effect of the merger as if it had been completed on January 1, 2019 and the nine months ended September 30, 2020 presents the pro forma effect of the business combination as if it had occurred on January 1, 2019. These periods are presented on the basis of BankMobile being the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared using, and should be read in conjunction with, the following:

•        Megalith’s unaudited balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which is included within this proxy; and

•        BankMobile’s unaudited balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which is included within this proxy.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and nine months ended September 30, 2020 were prepared using, and should be read in conjunction with, the following

•        Megalith’s audited statement of operations for the year ended December 31, 2019 and the related notes, which is included within this proxy;

•        Megalith’s unaudited statement of operations for the three and nine months ended September 30, 2020 and the related notes, which is included within this proxy;

•        BankMobile’s audited statement of operations for the year ended December 31, 2019 and the related notes, which is included within this proxy; and

•        BankMobile’s unaudited statement of operations for the three and nine months ended September 30, 2020 and the related notes, which is included within this proxy.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information also does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the merger.

The pro forma adjustments reflecting the completion of the merger are based on certain currently available information and certain assumptions and methodologies that BM Technologies believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and has been evaluated.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are directly attributable to the merger, factually supportable, and with respect to the statement of operations, are expected to have a continuing impact on the results of BM Technologies. The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.

There were no intercompany balances or transactions between Megalith and BankMobile as of the dates and for the periods of these unaudited pro forma condensed combined financial statements. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed combined income tax returns for the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Megalith’s shares outstanding, assuming the merger occurred on January 1, 2019 for the year and nine months ended December 31, 2019 and September 30, 2020, respectively.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

Adjustments to the pro forma condensed combined balance sheet as of September 30, 2020 (amounts in thousands, except share and per share amounts)

A.     Represents the pro forma adjustments to the cash and cash equivalents balance to reflect the following:

Assuming no redemptions:
Investments held in Megalith Trust Account	$33,178	E
Estimated transaction costs	(5,000)	F
Funds from PIPE investment	20,003	G
Debt repayment	(11,589)	H
Cash consideration to Customers Bank, net of estimated transaction costs and deferred underwriters’ fees	(31,602)	I
Reflects settlement of $6.8 million of deferred underwriters’ fees	(6,771)	P
	$(1,781)	A

Assuming full redemption:
Redemption of public Megalith Class A common stock	$(33,164)	J
Reduction of cash consideration to Customers Bank, net of estimated transaction costs and deferred underwriters’ fees	11,589	J
Reduction of debt repayment	11,589	J
	$(9,986)	A

Per Section 1.9 of the Merger Agreement, Customer Bank’s cash consideration, net of estimated transaction costs and deferred underwriters’ fees, will be adjusted after giving effect to the redemption, but will not be less than zero.

B.      Represents the pro forma adjustments to the Class A common stock to reflect the following:

Assuming no redemption:
Funds from PIPE investment	$—	G
Megalith Class A subject to redemption to permanent equity	—	K
Recapitalization of BankMobile equity and issuance of BM Technologies Class A common stock to Customers Bancorp’s shareholders	—	M
	$—	B

C.     Represents the pro forma adjustments to the additional paid in capital balance to reflect the following:

Assuming no redemptions:
Funds from PIPE investment	$20,003	G
Cash consideration to Customers Bank	(31,602)	I
Megalith Class A subject to redemption to permanent equity	20,511	K
Relinquished Megalith Class B Shares	1	L
Recapitalization of BankMobile equity and issuance of BM Technologies Class A common stock to Customers Bank	—	M
Reclassification of Megalith’s historical retained earnings	2,344	N
Accelerated vesting of existing restricted stock units and stock options granted	1,201	O
	$12,458	C

Assuming full redemption:
Redemption of public Megalith Class A common stock	$(33,164)	J
Reduction in cash consideration to Customers Bank	11,589	J
	$(21,575)	C

Per Section 1.9 of the Merger Agreement, Customer Bank’s cash consideration, net of estimated transaction costs and deferred underwriters’ fees, will be adjusted after giving effect to the redemption, but will not be less than zero.

D.     Represents the pro forma adjustments to the accumulated deficit balance to reflect the following:

Assuming no redemptions:
Estimated transaction costs	$(5,000)	F
Reclassification of Megalith’s historical retained earnings	(2,344)	N
Accelerated vesting of existing restricted stock units and stock options granted	(1,201)	O
	$(8,545)	D

E.      Reflects the reclassification of $33.2 million of marketable securities held in the Megalith Trust Account to cash and cash equivalents that became available for transaction consideration, transaction expenses, redemption of public shares, and operating activities of BM Technologies following the merger.

F.      Represents $5.0 million of estimated transaction costs in consummating the merger.

G.     Represents proceeds of $20.0 million from issuance of 2.1 million shares in the PIPE investment and 0.7 million from initial Founders investment.

H.     Represents partial repayment of borrowing from Customers Bank of $11.6 million. The partial repayment of borrowing from Customers Bank is eliminated if all 3.2 million public Megalith Class A common shares are redeemed.

I.       Represents cash consideration paid to Customers Bank, net of estimated transaction costs and deferred underwriters’ fees, pursuant to the terms of the Merger Agreement of $31.6 million assuming no redemptions.

J.       Represents redemption of approximately 3.2 million public Megalith Class A common shares for $33.2 million at an estimated redemption price of $10.38 and the related reduction in cash consideration to Customers Bank and partial repayment of borrowing from Customers Bank.

K.     Reflects the reclassification of approximately $20.5 million of Megalith Class A common stock subject to possible redemption to permanent equity at a September 30, 2020 redemption price of $10.10.

L.      Reflects the relinquishment of Megalith Class B common stock. In connection with the merger, it is expected that all shares of Megalith Class B common stock are relinquished, along with all warrants.

M.     Represents recapitalization of BankMobile equity and issuance of 4.6 million of BM Technologies’ Class A common stock to Customers Bancorp’s shareholders as consideration for the Reverse Recapitalization.

N.     Reflects the reclassification of Megalith’s historical retained earnings.

O.     Reflects the amount of compensation cost related to the acceleration of the vesting for certain existing restricted stock units and stock options previously granted to certain of BankMobile employees.

P.       Reflects the settlement of $6.8 million of deferred underwriters’ fees.

Adjustments to the unaudited pro forma condensed statements of operations for the year ended December 31, 2019

AA.  Reflects elimination of transaction-related costs incurred and recorded by Megalith and BankMobile.

BB.   Reflects the elimination of interest income on the Trust Account.

CC.   Reflects adjustments to income tax expenses as a result of the tax impact on the pro forma adjustments, which eliminates the tax expense associated with interest income on the Trust Account.

Adjustments to the unaudited pro forma condensed statements of operations for the nine months ended September 30, 2020

AAA.    Reflects elimination of transaction-related costs incurred and recorded by Megalith and BankMobile.

BBB.     Reflects the elimination of interest income on the Trust Account.

CCC.     Reflects adjustments to income tax expenses as a result of the tax impact on the pro forma adjustments, which eliminates the tax expense associated with interest income on the Trust Account.

Note 3 — Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2019 for the year and nine months ended December 31, 2019 and September 30, 2020, respectively. As the merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of the weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable related to the merger have been outstanding for the entire periods presented. For shares redeemed, this calculation retroactively adjusted to eliminate such shares for the entire periods.

(in thousands, except share and per share data)	For the Nine Months Ended September 30, 2020 (Assuming No Redemptions)	For the Nine Months Ended September 30, 2020 (Assuming Full Redemption)	For the Year Ended December 31, 2019 (Assuming No Redemptions)	For the Year Ended December 31, 2019 (Assuming Full Redemption)
Pro forma net loss	$(8,392)	$(8,392)	$(8,403)	$(8,403)
Weighted average shares outstanding of Class A common stock	10,666,906	8,588,917	10,666,906	8,588,917
Net loss per share – basic and diluted	$(0.79)	$(0.98)	$(0.79)	$(0.98)

SELECTED FINANCIAL AND OTHER DATA OF MEGALITH

The following tables summarize the relevant financial data for Megalith’s business and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Megalith” and its audited and unaudited interim financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Megalith’s balance sheet data as of September 30, 2020 and statement of operations data for the nine months ended September 30, 2020 are derived from Megalith’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Megalith’s balance sheet data as of December 31, 2019 and statement of operations data for the period from November 13, 2017 (inception) through December 31, 2019 are derived from Megalith’s audited financial statements included elsewhere in this proxy statement/prospectus. Megalith’s balance sheet data as of September 30, 2020 and statement of income data for the nine months ended September 30, 2020 and 2019 are derived from Megalith’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Megalith’s balance sheet data as of December 31, 2019 and 2018 and statement of income data for the years ended December 31, 2019 and 2018 are derived from Megalith’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with each of BankMobile’s and Megalith’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Megalith” contained elsewhere herein.

Selected Historical Financial Information of Megalith

	For the Years Ended December 31,		For the Period from November 13, 2017 (Inception) through December 31, 2017	For the Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018		2020	2019
Statement of Operations
Revenue	$—	$—	$—	$—	$—
Total expenses	799	720	2	1,453	629
Loss from operations	(799)	(720)	(2)	(1,453)	(629)
Non-operating income
Interest income on marketable securities held in Trust Account	3,951	1,232	—	1,404	3,063
Loss before income tax expense	3,152	512	(2)	(49)	2,434
Income tax provision	788	217	—	263	610
Net loss	$2,364	$295	$(2)	$(312)	$1,824
Weighted average Class A common stock outstanding	16,928,889	16,571,111	—	10,566,869	16,928,889
Basic and diluted net loss per share, Class A	$0.18	$0.05	$—	$0.09	$0.14
Weighted average Class B common stock outstanding	4,232,222	4,290,286	3,750,000	4,232,222	4,232,222
Basic and diluted net loss per share, Class B	$(0.14)	$(0.12)	$—	$(0.31)	$(0.11)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(1,464)	$(358)	$(26)	$(1,537)	$(1,166)
Net cash provided by (used in) investing activities	754	(170,982)	—	143,637	659
Net cash provided by (used in) financing activities	—	172,532	27	(142,572)	—

	As of September 30, 2020	As of December 31,
		2019	2018
Balance Sheet
Total assets	$33,264	$175,931	$173,479
Total liabilities	7,753	7,536	7,447
Total shareholders’ equity and Class A common shares subject to possible redemptions	25,511	168,395	166,032

SELECTED FINANCIAL AND OTHER DATA OF BANKMOBILE

The following tables summarize BankMobile financial and other data. BankMobile has derived the summary statements of operations data for the years ended December 31, 2019, 2018 and 2017 from its audited financial statements included elsewhere in this proxy statement/prospectus. The statements of operations data for the nine months ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 are derived from BankMobile’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. BankMobile’s unaudited interim financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that BankMobile considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. BankMobile’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

You should read this data together with BankMobile’s financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BankMobile.”

Selected Historical Financial Information of BankMobile

	For the Years Ended December 31,			For the Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2017	2020	2019
Statement of Operations
Revenue	$72,307	$57,516	$12,542	$49,528	$54,706
Total expenses	79,608	72,091	17,601	56,764	60,298
Loss from operations	(7,301)	(14,575)	(5,059)	(7,236)	(5,592)
Non-operating expense
Interest expense	535	—	—	1,146	132
Loss before income tax expense	(7,836)	(14,575)	(5,059)	(8,382)	(5,724)
Income tax provision	27	28	10	21	21
Net loss	$(7,863)	$(14,603)	$(5,069)	$(8,403)	$(5,745)
Weighted average common stock outstanding	100	100	100	100	100
Basic and diluted net loss per share	$(78,630)	$(146,030)	$(50,690)	$(84,030)	$(57,450)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$1,952	$(11,960)	$(20,085)	$11,668	$1,772
Net cash provided by (used in) investing activities	(8,055)	(19,384)	(4,348)	(3,152)	(6,949)
Net cash provided by (used in) financing activities	11,289	24,327	34,850	(326)	11,553
	As of September 30, 2020	As of December 31,
		2019	2018
Balance Sheet
Total assets	$85,435	$93,316	$79,357
Total liabilities	59,164	58,686	8,670
Total shareholders’ equity	26,271	34,630	70,687

Summary Unaudited Pro Forma Condensed Financial Statements

	For the Year Ended December 31, 2019		For the Nine Months Ended September 30,
(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full Redemption)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full Redemption)
Statement of Operations
Revenue	$72,307	$72,307	$49,528	$49,528
Total expenses	80,148	80,148	56,753	56,753
Loss from operations	(7,841)	(7,841)	(7,225)	(7,225)
Non-operating expense
Interest expense	535	535	1,146	1,146
Loss before income tax expense	(8,376)	(8,376)	(8,371)	(8,371)
Income tax provision	27	27	21	21
Net loss	$(8,403)	$(8,403)	$(8,392)	$(8,392)
Weighted average Class A common stock outstanding	10,666,906	8,588,917	10,666,906	8,588,917
Basic and diluted net loss per share	$(0.79)	$(0.98)	$(0.79)	$(0.98)
	As of September 30, 2020
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full Redemption)
Balance Sheet
Total assets	$83,740	$73,754
Total liabilities	48,557	60,146
Total shareholders’ equity	35,183	13,608

SPECIAL MEETING OF MEGALITH STOCKHOLDERS

General

Megalith is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by Megalith’s Board for use at the Special Meeting to be held on December 18, 2020 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Megalith’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on December 18, 2020, at 9:00 a.m. Eastern Time, as a virtual meeting. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting via a live webcast available at [•].

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Megalith Common Stock at the close of business on November 27, 2020 which is the Record Date. You are entitled to one vote for each share of Megalith Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of Common Stock outstanding, of which [•] are Public Shares, [•] are Founder Shares held by the Sponsor and [•] are Placement Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the Megalith IPO, Megalith entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other Proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founders Shares and any Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to Megalith stockholders in this proxy statement/prospectus.

Megalith’s Sponsor, directors and officers and Chardan have waived any redemption rights, including with respect to shares of Class A Common Stock issued or purchased in the Megalith IPO or in the aftermarket, in connection with Business Combination. The Founder Shares have no redemption rights upon Megalith’s liquidation and will be worthless if no business combination is effected by Megalith by November 30, 2020.

Quorum and Required Vote for Proposals

A quorum of Megalith stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Megalith Common Stock as of the Record Date for the Special Meeting. The approval of the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Megalith Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to the Megalith stockholders for a vote. The approval of the Charter Amendment Proposals, the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The NYSE Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the NYSE Proposal, and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Megalith will not consummate the Business Combination. If Megalith does not consummate the Business Combination and fails to complete an initial business combination by November 30, 2020. Megalith will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. Accordingly, a failure to vote by proxy or to vote in person or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of Megalith’s Board

Megalith’s Board has unanimously determined that each of the Proposals is fair to and in the best interests of Megalith and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Charter Amendment Proposals;

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the NYSE Proposal;

•        vote “FOR” the Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Megalith’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor), and certain of Megalith’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless Megalith consummates an initial business combination, Megalith’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Megalith IPO, all of the Founders Shares were placed into an escrow account and would be released from escrow only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be held in escrow for one year following the consummation of an initial business combination. However, 50% of the Founders Shares could be released from escrow immediately if Megalith’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30-trading day period after the date of the consummation of an initial business combination. Concurrently with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Share Letter with Megalith and BankMobile, pursuant to which Sponsor agrees to (a) forfeit (i) all of its 6,195,778 Placement Warrants unless $10 million remains in the trust account after the Redemption, in which case none of the warrants will be forfeited and (ii) 2,932,222 of its Founder Shares and (b) subject an additional 300,000 of its Founder Shares to potential vesting and forfeiture based on a stock-price based earnout over a seven year period from the Closing, and (c) transfer 101,703 of its Founder Shares to Customers Bank at Closing. Sponsor also acknowledged the transfer of (i) 178,495 of its Founder Shares to a private placement investor and it will also transfer 1,311,501 Placement Warrants to such investor (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), with such amounts subject to adjustment in accordance with the relevant investment documents.

•        the Placement Units, including the Placement Shares and the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until thirty (30) days after Megalith has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares and Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Megalith does not complete an initial business combination by November 30, 2020, the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Megalith’s Public Stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Megalith is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Megalith to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share by the claims of prospective target businesses with which Megalith has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Megalith, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Voting Your Shares

Each Megalith Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Megalith Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Megalith’s Board “FOR” the Business Combination Proposal, the Charter Amendment Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Megalith can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date; or

•        you may notify Megalith’s secretary in writing before the Special Meeting that you have revoked your proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Megalith Common Stock, you may call Advantage Proxy, Megalith’s proxy solicitor, at (206) 870-8565 or email Karen Smith at ksmith@advantageproxy.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Charter Amendment Proposals, the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Megalith’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to Megalith’s Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Megalith IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $33,178,146 on September 30, 2020, the estimated per share redemption price would have been approximately $10.38.

In order to exercise your redemption rights, you must:

•        affirmatively vote either for or against the Business Combination Proposal;

•        check the box on the enclosed proxy card to elect redemption;

•        check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

•        prior to 5:00 PM Eastern time on December 16, 2020 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Megalith’s Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•        deliver your Public Shares either physically or electronically through DTC to Megalith’s Transfer Agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Megalith’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Megalith does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with Megalith’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Megalith’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Megalith’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Megalith’s Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Megalith Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Megalith Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Megalith Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Megalith Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of BMT, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Megalith does not consummate an initial business combination by November 30, 2020, Megalith will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders and Warrants will expire worthless.

Appraisal Rights

Megalith stockholders do not have appraisal rights in connection with the Business Combination or the other Proposals.

Proxy Solicitation

Megalith is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Megalith and its directors, officers and employees may also solicit proxies in person.

Megalith has hired Advantage to assist in the proxy solicitation process. Megalith will pay Advantage its customary fee plus disbursements.

Megalith will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Megalith will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of Megalith Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Megalith stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. The Original Agreement and the First Amendment are attached as Annex A and Exhibit 2.2 to this proxy statement/prospectus, respectively. Please see the section entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety, as amended, before voting on this proposal.

Because Megalith is holding a stockholder vote on the Business Combination, Megalith may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Megalith Common Stock as of the Record Date for the Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Original Agreement and the First Amendment, copies of which are attached as Annex A and Exhibit 2.2 hereto, respectively, which are incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety, as amended (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On August 6, 2020, Megalith entered into an Agreement and Plan of Merger (the “Original Agreement”), by and among Megalith, MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Megalith (“Merger Sub”), BankMobile and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (“Customers Bank”). On November 2, 2020, Megalith, Merger Sub, BankMobile, Customers Bank and Customers Bancorp entered into a First Amendment to Agreement and Plan of Merger (the “First Amendment,” and together with the Original Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile will merge with and into Merger Sub, with Merger Sub survive the Merger as a wholly-owned subsidiary of Megalith (the “Surviving Corporation”).

Merger Consideration

The aggregate consideration to be paid pursuant to the Merger Agreement will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise Value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be payable to Customers Bank and equal to (A) the amount of any proceeds of the PIPE Investment; plus (B) an amount equal to one-half (1/2) of the difference between the (i) cash and cash equivalents of Megalith, including any funds in the Trust Account after giving effect to the completion of the redemption (“Redemption”) by holders of Public Shares, minus (ii) a cash reserve to be used for the benefit of BMT in the Business Combination, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration will be payable to the CUBI Stockholders and consists of a number of shares of Megalith’s Class A Common Stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the Merger Consideration, minus (b) the Cash Consideration, with the CUBI Stockholders collectively receiving an aggregate number of shares of Megalith Class A Common Stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”). Customers Bancorp may at its discretion redirect or reallocate the distribution of the Merger Consideration Shares at any time prior to the Closing.

The Merger Consideration Shares will be subject to restrictions on sale and transfer for a period of twelve months following the Closing of the Business Combination, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the Closing Date on which Megalith consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Megalith’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of Megalith’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital of BankMobile, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the Closing. If the adjustment is a negative adjustment in favor of Megalith, Customers Bank will pay Megalith the absolute value of the adjustment amount in cash. If the adjustment is a positive adjustment in favor of BankMobile, Megalith will issue to CUBI Stockholders an additional number of shares of Class A Common Stock of Megalith with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of Customers Bank.

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus.

Post-Business Combination Ownership of BMT

Immediately after the Closing and the Business Combination, BankMobile will be 100% owned by Megalith, and Megalith will change its name to BM Technologies, Inc.

Assuming the Cash Consideration is $20,279,000, the Stock Consideration is $31,860,000 with the Redemption Price being $10.38 per share, that the PIPE Investment closes for gross proceeds of approximately $20,002,872, and excluding any warrants, options, convertible debt or other convertible securities of the Company that are issued and outstanding as of the date hereof and (a) assuming no redemptions of the Company’s Public Shares, (i) the Company’s Public Stockholders (excluding the Sponsor) will own approximately 28.3% of the Company, (ii) the Sponsor and affiliates (assuming 2,932,222 Sponsor shares are forfeited) will own approximately 8.1% of the Company (including Sponsor Affiliated PIPE Investors), (iii) the PIPE Investors (excluding the Sponsor Affiliated PIPE Investors) will own approximately 16.9% of the Company and (iv) the CUBI Stockholders will own approximately 46.7% of the Company; and (b) assuming full redemption of the Company’s Public Shares, (i) the Company’s Public Stockholders will own 0% of the Company, (ii) the Sponsor and affiliates will own approximately 7.8% of the Company, (iii) the PIPE Investors will own approximately 22.9% of the Company and (iv) the CUBI Stockholders will own approximately 69.3% of the Company.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Megalith, BankMobile and Customers Bank. Many of BankMobile’s representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Megalith. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

Under the Merger Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, access, confidentiality and public announcements, Megalith’s proxy statement for the transaction (which includes the adoption of a new equity incentive plan for Megalith with a number of awards thereunder equal to 10% of the issued and outstanding shares of Megalith immediately after the Closing), notice of breaches, no insider trading, indemnification of directors and officers, and other customary covenants. The parties also have agreed to the following covenants:

•        Each party is subject to a “no-shop” obligation between signing of the Merger Agreement and Closing and will not be allowed to solicit or discuss competing transactions with other potential parties during such time period.

•        BMT’s board of directors following the Closing will consist of at least seven (7) directors, including (i) the chief executive officer of BMT after the Merger, (ii) two (2) directors (at least one (1) independent) designated by Megalith prior to the Closing, (iii) one (1) director designated by BankMobile prior to the Closing, and (iv) no fewer than three (3) and up to five (5) persons mutually agreed upon by Megalith and BankMobile prior to the Closing, each of whom must qualify as an independent director.

•        Within 24 hours after the execution of the Original Agreement, Customers Bank shall deliver a stockholder written consent approving the Merger and the Merger Agreement, which consent has been received.

•        BankMobile shall use its best efforts to deliver audited financial statements in accordance with PCAOB auditing standards by a PCAOB qualified auditor for fiscal years ended December 31, 2019 and December 31, 2018 to Megalith by August 24, 2020, or as promptly as practicable thereafter.

•        During the interim period Megalith and BankMobile will negotiate in good faith the terms of the various transition agreements, including (i) a Transition Services Agreement, (ii) a License Agreement, (iii) a Deposit Servicing Agreement, and (iv) an Interchange Maintenance Agreement, all substantively consistent with the terms of the applicable term sheets attached as exhibits to the Merger Agreement.

•        Prior to the Closing, the board of directors of Customers Bancorp will declare the distribution of the Merger Consideration Shares to the CUBI Stockholders in accordance with Pennsylvania law, as necessary.

Conditions to the Closing

The consummation of the Merger is subject to customary closing conditions unless waived, including:

•        the approval of Megalith’s stockholders;

•        approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

•        receipt of specified third-party consents;

•        no law or order preventing the transactions;

•        no material uncured breach by the other party;

•        after giving effect to the Redemption and the PIPE Investment, Megalith shall have at least $5,000,001 of net tangible assets as required by its Charter;

•        Megalith shall have at least $10,000,000 of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the Redemption), and the proceeds of the PIPE Investment, prior to giving effect to payment of any of Megalith’s unpaid transaction expenses or other liabilities;

•        Megalith shall have amended its Charter to (i) change its corporate name to BM Technologies, Inc. or another mutually agreed upon name and to (ii) remove the provisions relating to being a blank-check company;

•        The parties shall have entered into and delivered, among other things, the Transition Services Agreement.

In addition, unless waived by BankMobile, the obligations of BankMobile to consummate the Merger are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Megalith being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Megalith having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Megalith since the date of the Merger Agreement which is continuing and uncured; (d) Megalith having delivered to BankMobile the Merger Consideration; and (e) a portion of BankMobile’s debt owed to Customers Bank in an amount equal to one half of the Remaining Trust Account Amount having been paid down by Megalith.

Unless waived by Megalith, the obligations of Megalith and Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of BankMobile and Customers Bank being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) BankMobile having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to BankMobile as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) and the Non-Competition Agreement being in full force and effect as of the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual agreement of Megalith and BankMobile;

•        by either party for the other party’s uncured breach;

•        by either party if there is a government order preventing the Closing;

•        by either party if the Closing does not occur by November 25, 2020 (the “Outside Date”); provided that if Megalith seeks and receives stockholder approval for an amendment to its Charter in order to extend the time it has to consummate a business combination (an “Extension”), Megalith can extend the Outside Date by the shortest of (i) three (3) months, (ii) the period ending on the last day for Megalith to consummate a business combination after such Extension and (iii) such period as determined by Megalith;

•        by Megalith if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on BankMobile that is continuing and uncured;

•        by either party if Megalith’s stockholders do not approve the Merger Agreement at the special meeting of Megalith stockholders; and

•        by Megalith if Customers Bank does not deliver the stockholder written consent within 24 hours after the execution and delivery of the Merger Agreement, which condition was previously satisfied by Customers Bank, which consent was received.

Governing Law and Dispute Resolution

The Merger Agreement is governed in accordance with the laws of the State of New York and, subject to certain exceptions, all actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof).

Related Agreements

First Amendment to Agreement and Plan of Merger

On November 2, 2020, Megalith, Merger Sub, BankMobile, Customers Bank and Customers Bancorp entered into a First Amendment to Agreement and Plan of Merger pursuant to which the parties amended the Original Agreement.

The First Amendment effected the following amendments to the Original Agreement:

•        Providing that the stock portion of the Merger Consideration would be paid directly to the CUBI Stockholders instead of to Customers Bank, provided that Customers Bancorp can redirect or reallocate the distribution of the Merger Consideration Shares to other parties, by written notice to Megalith at any time prior to the Closing at its sole discretion.

•        Any post-closing adjustments requiring a negative adjustment to the Merger Consideration, and any indemnification payments due by Customers Bank, shall be satisfied in cash, and not in shares of Megalith.

•        Megalith will be required to file a registration statement on Form S-4 including the proxy statement. Under the Original Agreement, Megalith was not required to file a registration statement on Form S-4.

•        Customers Bancorp was added as a party to the Merger Agreement.

This proxy statement/prospectus describes the terms of the Merger Agreement, as so amended.

Sponsor Share Letter

Concurrently with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Share Letter”) with Megalith and BankMobile, pursuant to which the Sponsor agrees to (a) forfeit (i) all of its 6,195,778 Placement Warrants unless $10 million remains in the Trust Account following the Redemption, in which case none of the Placement Warrants will be forfeited and (ii) 2,932,222 of its Founder Shares and (b) subject an additional 300,000 of its Funder Shares to potential vesting and forfeiture based on a stock-price based earnout over a seven (7) year period from the Closing, and (c) transfer 101,703 of its Funder Shares to Customers Bank at Closing. The Sponsor also acknowledges the transfer of (i) 178,495 of its Founder Shares to a private placement investor and it will also transfer 1,311,501 Placement Warrants to such investor (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), with such amounts subject to adjustment in accordance with the relevant investment documents.

Non-Competition Agreement

Simultaneously with the execution of the Closing of the Business Combination, Customers Bank will enter into a non-competition and non-solicitation agreement in favor of Megalith, BankMobile and each of the their respective affiliates, successors and direct and indirect subsidiaries (collectively with Megalith and BankMobile, the “Covered Parties”), pursuant to which Customers Bank agrees that, during the period from the Closing until the four (4) year anniversary thereof (the “Termination Date”), and such period from the Closing until the Termination Date, the “Restricted Period”, it will not, and will cause its affiliates not to, without the prior written consent of Megalith, anywhere in the United States or in any other markets in which the Covered Parties are engaged, or are actively contemplating to become engaged (the “Territory”), in the business of digital disbursement platform for colleges, universities and other higher educational institutions, student banking services through the disbursements platform, the T-Mobile MONEY product, white label digital banking services, and workplace banking services to clients with 999 employees or less (the “Business”) as of the Closing or during the Restricted Period directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). Notwithstanding the foregoing, (a) a request by Customers Bank for prior written consent to engage in white label digital banking services with identified customers within the Territory shall not be unreasonably withheld, conditioned or delayed and (b) Customers Bank and its affiliates may own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as Customers Bank and its affiliates and immediate family members are not involved in the management or control of such Competitor. Under the Non-Competition Agreement, Customers Bank and its affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (x) employees, consultants and independent contractors, (y) customers or clients, and (z) vendors, suppliers, distributors, agents or other service providers. Each such Restricted Person will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Transition Services Agreement

The expected material terms of the Transition Services Agreement, which will be negotiated at arm’s-length, are as follows:

Period:	From the Closing until eighteen months following the Closing.
Scope of Services:

Customers Bank shall provide the following services to the Company:

•   Consulting to support transition;

•   Computers and Access, including access change requests and password resets and necessary access to IT systems;

•   Transfer and access to email and related data retention;

•   Data center operations transition services;

•   Governance assistance;

•   Audit and compliance services;

•   Staffing and training services;

•   Accounting transition services;

•   Information Security

•   Cyber Security

•   Legal assistance with the transfer of contracts, relationships, and customer agreements.

Fees:	$12,500 per month plus any expenses associated with the services provided
Other Terms:

Customary representations, warranties and termination, standards of performance, issue resolution, migration planning, IP and confidentiality provisions, and change of control provisions for an agreement between two unaffiliated parties in an arm’s length transaction.

License Agreement

The expected material terms of the License Agreement, which will be negotiated at arm’s-length, are as follows:

Period:	From the Closing until the tenth anniversary of the Closing.
Licensor:	BMT
Licensee:	Customers Bank
Licensed Technology:	Existing BankMobile mobile banking technology to service Customers Bank’s existing customers
Scope of License:

Use of Licensed Technology to service Customers Bank’s existing customers and new customers (so long as such activities do not compete with the Surviving Corporation);

Technology may only be used for direct-to-consumer or employees of Customers Bank’s customers

Fees:	Royalty-free
Other Terms:

License is non-exclusive
Licenses is non-transferrable
Valued at $10 million to Customers Bank
Customary representations, warranties, terms of use and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction.
BankMobile may terminate early upon payment of $1 million per year or portion of year remaining in the term.

Deposit Servicing Agreement

The expected material terms of the Deposit Services Agreement, which will be negotiated at arm’s-length, are as follows:

Period:	From the Closing until December 31, 2022.
Services:

To include:

Servicing of deposit accounts generated for Customers Bank by Surviving Corporation for new and existing Customers;

Providing customer support;

Ensuring operational compliance with applicable laws and regulations;

Providing accounting support; and

Other services to be agreed upon between Customers Bank and Surviving Corporation.

For the avoidance of doubt, all technology, operations, regulatory support, call center and other support for all non-interest-bearing and interest-bearing deposit accounts will be managed by Surviving Corporation.

BMT shall perform the services in a prudent and efficient manner and in accordance with all applicable law and industry practice.

Servicing Fees:

Customers Bank will pay Surviving Corporation:

(i)     150 basis points for deposit servicing; and

(ii)    150 basis points for net interest margin sharing;

in each case to be calculated based upon average monthly balances for all deposit accounts generated for Customers Bank by Surviving Corporation; provided, however, that any interest paid by Customers Bank for such deposit accounts in excess of 30 bp shall be subtracted from such fee.

The Servicing Fees shall be calculated and paid by Customers Bank to Surviving Corporation monthly and in accordance with all applicable legal, regulatory, and accounting principles.

Customers Bank will bear all uninsured fraud-related losses incurred on the deposit accounts owned by Customers Bank and serviced by BMT on behalf of Customers Bank.

Other Terms:

Customary representations, warranties and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction.

Mutual indemnification.

Non-exclusive.

Non-transferable.

Interchange Maintenance Agreement

The expected material terms of the Interchange Maintenance Agreement, which will be negotiated at arm’s-length, are as follows:

Period:	From the Closing until December 31, 2022.
Terms:

Customers Bank will pay to BMT:

(i)     an amount equal to all debit card interchange revenues on demand deposit accounts generated by Surviving Corporation for Customers Bank; and

(ii)    the difference between post-Durbin and pre-Durbin interchange revenues on such accounts.

Methodology to determine pre-Durbin rates will be established and back tested to ensure an acceptable level of accuracy and such methodology will be agreed on by both parties.

Surviving Corporation shall use its best efforts to find alternative Durbin-exempt banks for such accounts as soon as practicable after the Closing.

Other Terms:	Customary representations, warranties and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction. Mutual indemnification.

Board of Directors and Management Following the Business Combination

The following persons are expected to serve as executive officers and directors of BMT following the Business Combination. For biographical information concerning the BankMobile executive officers and BankMobile designees to the BMT’s board of directors, see “Information about BankMobile — Executive Officers and Directors. For biographical information concerning the Megalith designees to the BMT’s board of directors see “Information About Megalith — Management — Directors and Executive Officers.”

Name	Age	Position
Luvleen Sidhu(6)	34	Chief Executive Officer; Chairman of the Board
Robert Diegel	58	Chief Operating Officer
Robert Ramsey	45	Chief Financial Officer
Robert Savino	44	Chief Product and Technology Officer
Warren Taylor	61	Chief Customer Officer
Andrew Crawford	50	Chief Commercial Officer
Panjak Dinodia(1)(2)(4)	36	Director
Mike Gill(2)(5)	69	Director
Aaron Hodari(1)(4)	34	Director
Brent Hurley(2)(3)(6)	41	Director
A.J. Dunklau(3)(5)	37	Director
Marcy Schwab(1)(5)	49	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

(4)      Class I Director.

(5)      Class II Director.

(6)      Class III Director.

Classified Board of Directors

BMT’s board of directors will consist of at least seven (7) directors upon the Closing of the Business Combination. In accordance with the Amended Charter to be filed immediately following consummation of the Business Combination, BMT’s board of directors will be divided into three (3) classes. BMT’s directors will elected at each annual general meeting of stockholders, and the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three (3) classes as follows:

•        the Class I directors will be Aaron Hodari and Pankaj Dinodia, and their terms will expire at the annual meeting of stockholders to be held in 2021;

•        the Class II directors will be A.J. Dunklau, Marcy Schwab, and Mike Gill, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•        the Class III directors will be Luvleen Sidhu and Brent Hurley, and their terms will expire at the annual meeting of stockholders to be held in 2023.

BMT expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of BMT’s board of directors into three (3) classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Interests of Megalith’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of Megalith’s Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor), and Megalith’s directors and executive officers, may have interests in the Proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        unless Megalith consummates an initial business combination, Megalith’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Megalith IPO, all of the Founders Shares were placed into an escrow account and would be released from escrow only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be held in escrow for one year following the consummation of an initial business combination. However, 50% of the Founders Shares could be released from escrow immediately if Megalith’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30-trading day period after the date of the consummation of an initial business combination. Concurrently with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Share Letter with Megalith and BankMobile, pursuant to which Sponsor agrees to (a) forfeit (i) all of its 6,195,778 Placement Warrants unless $10 million remains in the Trust Account after the Redemption, in which case none of the warrants will be forfeited and (ii) 2,932,222 of its Founder Shares and (b) subject an additional 300,000 of its Founder Shares to potential vesting and forfeiture based on a stock-price based earnout over a seven year period from the Closing, and (c) transfer 101,703 of its Founder Shares to Customers Bank at Closing. Sponsor also acknowledged the transfer of (i) 178,495 of its Founder Shares to a private placement investor and it will also transfer 1,311,501 Placement Warrants to such investor (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), with such amounts subject to adjustment in accordance with the relevant investment documents.

•        the Placement Units, including the Placement Shares and the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until thirty (30) days after Megalith has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares and Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Megalith does not complete an initial business combination by November 30, 2020, the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Megalith’s Public Stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Megalith is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Megalith to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share by the claims of prospective target businesses with which Megalith has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Megalith, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, the holders of Public Shares will retain an ownership interest of approximately 28.3% in the Company, the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 16.9% of the issued and outstanding Common Stock of the Company, the Sponsor will retain an ownership interest of approximately 8.1% of the Company and the CUBI Stockholders will own approximately 46.7% of the Company, in each case assuming that there are no redemptions.

The ownership percentage with respect to the Company following the Business Combination assumes (i) no holders exercise redemption rights with respect to the Public Shares, and (ii) the Warrants are not exercised. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Megalith’s existing stockholders in the Company will be different.

Certificate of Incorporation; Bylaws

Pursuant to the Agreement and Plan of Merger, upon the Closing of the Business Combination, Megalith’s Bylaws will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Amended Charter (for a full description of the proposed amendments to the Charter see “The Charter Amendment Proposals”); and

•        make certain other changes that Megalith’s Board deems appropriate for a public operating company.

Name; Headquarters

The name of BMT will be BM Technologies, Inc. and its headquarters will be located 201 King of Prussia Road, Suite 350, Wayne, PA 19087.

Background of the Business Combination

Megalith is a blank check company formed in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of Megalith’s management team and Board. The terms of the Business Combination were the result of detailed and thorough negotiations between Mr. Dunklau and the Special Committee, on the one hand, and the Special Committee of the board of directors of Customers Bancorp and the board of directors of Customers Bank, on the other hand.

Set forth below is an overview of these negotiations, the proposed Business Combination and related transactions.

From the date of the Megalith IPO through execution date of the Merger Agreement on August 6, 2020, Megalith considered a number of potential target companies with the objective of identifying, negotiating and consummating an acquisition. Representatives of Megalith contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the financial technology and financial services industries. Megalith compiled a list of high priority potential targets and other potential targets and updated and supplemented such list on a regular basis. This pipeline was shared bi-weekly with Megalith’s Board.

During that period, Megalith:

•        Identified and evaluated over 125 potential acquisition target companies;

•        Participated in in-person or telephonic discussions with representatives of approximately 50 potential acquisition targets; and

•        Provided an initial non-binding indication of interest to approximately 10 potential acquisition targets (excluding BankMobile) or their representatives.

Timeline of the Business Combination:

On October 25, 2019, representatives of Raymond James, the investment bank representing BankMobile in connection with a potential acquisition, contacted Mr. A.J. Dunklau, the Chief Executive Officer and President of Megalith, to introduce BankMobile as a possible transaction target.

On October 27, 2019, Mr. Sam Sidhu had a call with a representative from an international investment bank, and they discussed the fact that the BankMobile sale process was expected to commence in the near term. They discussed a potential strategy for Megalith to partner with another company, ideally a lending platform, as a co-bidder, in order to create a larger pro forma company through a three-way merger.

On October 28, 2019 Mr. Sam Sidhu and Mr. Dunklau had discussions with the chief executive officers of two potential co-bidders who were attendees at a conference at which Mr. Sam Sidhu and Mr. Dunklau were attending in Las Vegas.

On October 31, 2019, Mr. Sam Sidhu and Mr. Dunklau had another call with representatives from an international investment bank to further discuss potential co-bidders and provide the feedback that the two chief executive officers with whom they had met at the conference had expressed interest in learning more about the potential opportunity.

On October 31, 2019, Megalith executed a confidentiality agreement with Customers Bancorp, Inc., the corporate parent of Customers Bank (the sole shareholder of BankMobile) and the indirect parent of BankMobile, with respect to a potential business combination with BankMobile.

On November 4, 2019, Megalith submitted a request to BankMobile, through Raymond James, for an addendum to the confidentiality agreement that would allow Megalith to bring in potential co-bidders, which would then be individually approved by Customers Bancorp.

On November 5, 2019, Raymond James informed Mr. Dunklau that the request to allow co-bidders was approved by Customers Bancorp and their counsel, and a revised form of non-disclosure agreement was provided to Megalith.

From November 5, 2019 through November 27, 2019, four potential co-bidders signed confidentiality agreements to be able to review confidential information related to BankMobile and in order to consider joining Megalith as a co-bidder in a transaction with BankMobile. Co-bidder A identified a potential tax complication for their equity holders in proposed three-way mergers so Co-bidder A withdrew from the process, prior to speaking with BankMobile management.

From November 5, 2019 through December 5, 2019, Megalith and representatives from an international investment bank had a number of calls with the management of co-bidder’s B, C, and D, in order to better understand their businesses, their interest in a potential merger with BankMobile, and in order to assess the strategic fit and the level of potential synergies that might be realized in a combination with BankMobile.

On November 7, 2019, Megalith’s Board held a telephonic meeting during which they discussed the BankMobile opportunity and that Megalith had signed a confidentiality agreement in order to evaluate BankMobile. Representatives from Ropes & Gray LLP joined the call as Megalith’s counsel in order to answer questions from directors and provide legal guidance as to steps that Megalith would need to take in order to mitigate potential conflicts of interest, given that several members of Megalith’s Board were also members of the board of directors of Customers Bank, which owns BankMobile. Ropes & Gray LLP suggested that Mr. Sam Sidhu should recuse himself from all Customers Bank board member communications related to the BankMobile sales process. Additionally, Ropes & Gray LLP and Megalith’s Board discussed the formation of a special committee (the “Special Committee”) of uninterested directors to oversee the evaluation of the opportunity and consideration of any potential bid by Megalith for BankMobile. Megalith’s Board voted unanimously to adopt the resolution and form the Special Committee consisting of Messrs. Date, Hurley, Frank and Malkani.

On November 8, 2019, Megalith received a Confidential Information Memorandum related to BankMobile and the Preliminary Bid Procedures letter from Raymond James.

On November 8, 2019, Mr. Dunklau and Mr. Sam Sidhu spoke again with representatives of an international investment bank regarding the transaction and potential co-bidders and asked them to clear any potential conflicts.

On November 21, 2019, Greenhill & Co. was engaged to assist Megalith in identifying and negotiating potential business combination targets outside of two companies — BankMobile and a second company with which Megalith had previously signed a non-binding letter of intent with respect to a merger in 2018.

On November 25, 2019, Raymond James hosted a financial diligence conference call. Attending from Megalith were Mr. Dunklau and several representatives from an international investment bank. Mr. Bob Ramsey, Chief Financial Officer of BankMobile, and several representatives from Raymond James attended on behalf of BankMobile.

On December 2, 2019, another diligence conference call was held between Megalith and BankMobile management. Attending on behalf of Megalith were Mr. Dunklau and several representatives from an international investment bank. Ms. Luvleen Sidhu and Mr. Ramsey as well as several representatives from Raymond James attended on behalf of BankMobile.

On December 5, 2019, Megalith held a telephonic meeting of its Board. Mr. Dunklau presented an update on active conversations that the Company was having with potential acquisition targets. Mr. Dunklau also provided an overview of the pipeline of additional targets that the Company would be reaching out to about a potential financial business combination. The pipeline consisted of 38 companies with which there was some level of conversation about a business combination. Mr. Dunklau also provided a more in-depth update on the status of the top five targets, which included BankMobile.

On December 5, 2019, Megalith held a telephonic meeting of the Special Committee. Mr. Dunklau provided the Special Committee with an overview of the business diligence done by Megalith management, with the assistance of an international investment bank, and provided an update on conversations with the potential co-bidders. The key terms of the proposed Indication of Interest were discussed, and the Special Committee indicated their support for submitting a non-binding Indication of Interest to BankMobile.

On December 5, 2019, Megalith shared an initial non-binding initial Indication of Interest with BankMobile through Raymond James that addressed the key terms and illustrated the mechanics of the proposed transaction. The Indication of Interest proposed a three-way merger between Megalith, BankMobile, and a third party which was a lending business. In accordance with the Indication of Interest, the merger consideration payable to Customers Bank would consist of a combination of stock and cash, with the cash portion not to be below $50 million.

On December 9, 2019, Mr. Dunklau had a conference call with representatives of Raymond James to review various elements of the Indication of Interest that was submitted by Megalith.

From December 9, 2019 through December 20, 2019, Megalith and an international investment bank submitted a series of diligence questions and reviewed information and financial statements and materials that were made available by BankMobile and Raymond James.

On December 20, 2019, Megalith attended an in-person management presentation and due diligence session with BankMobile’s management team at Customers Bank’s office in New York City. Mr. Dunklau and Mr. Sam Sidhu attended from Megalith along with multiple representatives from an international investment bank. Luvleen

Sidhu, BankMobile’s Chief Executive Officer, and Messrs. Ramsey, Savino, Diegel, and Crawford attended from BankMobile in addition to several representatives from Raymond James.

On December 20, 2019, Mr. Dunklau and various individuals from Greenhill had a conference call with representatives from Moelis and Company (“Moelis”) about a fintech company located in Chicago (“Company A”) that Moelis was representing. After discussing the potential Company A, Mr. Dunklau informed Moelis that Megalith would be interested in speaking with management of the company. Conversations with this target company would progress over several months.

On January 6, 2020, Megalith held a telephonic meeting of its Board during which Mr. Dunklau presented an update on the active conversations that Megalith was having with potential acquisition targets. Mr. Dunklau noted that final bids for BankMobile were due on January 20, 2020. The Board was also informed that conversations had progressed rapidly with another fintech target which was focused on consumer lending, and that Megalith management had begun conducting diligence on that target as well.

On January 6, 2020, Megalith also held a telephonic meeting of the Special Committee during which Mr. Dunklau provided an update on the process with BankMobile. Mr. Dunklau informed the Special Committee that the final non-binding proposal was to be submitted on January 20, 2020. He informed the Special Committee that he would circulate the final draft and asked that the Special Committee consider providing their consent for submission over email. The Special Committee was supportive of this request.

On January 8, 2020, Megalith and co-bidder C attended an all-day in-person meeting with BankMobile’s management team at Customers Bank’s office in New York City. The management teams of both co-bidder C and BankMobile presented an overview of their respective businesses and then a working session was held to discuss potential synergies. Mr. Dunklau and Mr. Sam Sidhu attended from Megalith along with four senior executives including the chief executive officer and the chief financial officer of co-bidder C. Ms. Luvleen Sidhu, Ms. Fiddler and Messrs. Ramsey, Savino, Diegel and Crawford attended from BankMobile in addition to several representatives from Raymond James.

On January 21, 2020, Megalith submitted a revised proposal to Raymond James with respect to BankMobile. Among the differences from the December 5, 2020 Indication of Interest was an increase in the total consideration payable to Customers Bank. Key terms of the revised proposal included a $160 million enterprise value and net cash consideration payable to Customers Bank of not less than $50 million.

On January 24, 2020, Mr. Dunklau had a conference call with representatives from Raymond James to discuss various elements of Megalith’s revised proposal. Specifically, Raymond James asked to see financial projections from co-bidder C. Additional areas of discussion included Megalith’s capital structure and sources and uses of funds, board composition, and the capital raising process for Megalith. Representatives from Raymond James relayed to Mr. Dunklau that BankMobile expected Megalith to obtain commitments for financing to ensure that Customers Bank would receive at least $60 million from the proposed transaction.

On Jan 29, 2020, Mr. Dunklau sent Raymond James answers to their follow up questions and included financial projections for co-bidder C in a three-way merger with BankMobile.

From January 24 to February 20, 2020, Megalith had a series of calls with three institutional investors to assess their interest in investing or providing a backstop for the proposed transaction between BankMobile, Megalith, and co-bidder C. BankMobile management and representatives from Raymond James joined two of the calls.

On February 27, 2020, Megalith held a telephonic meeting with its Board during which Mr. Dunklau informed the Board that it appeared BankMobile and Raymond James were focused on a competing offer. Additionally, Mr. Dunklau informed the Board that management had spoken with three institutional investors about making an investment in a proposed three-way merger with Megalith, BankMobile, and co-bidder C, in order to meet the requirements that Customers Bank would receive a minimum of $60 million in the proposed transaction. However all three investors did not take the opportunity, citing, among other concerns, the complexity of the transaction among other potential concerns. Mr. Dunklau informed the Board that they were now primarily focused on pursuing a business combination with Company A, and Mr. Dunklau provided the Board with the status of discussions and an update on diligence that had been conducted. Key meetings with Company A in Chicago included the following:

On January 20, 2020, Mr. Dunklau and representatives from Greenhill met with management of Company A at their offices;

On January 24, 2020, Megalith submitted a non-binding Indication of Interest to Company A;

On January 28, 2020, a director of Megalith met with the chief executive officer of Company A in Washington, D.C.

On February 18, 2020, a conference call was held with the chief executive officer of Company A and representatives of the owner of Company A. Participating on this call from Megalith were Mr. Jay Sidhu, Mr. Sam Sidhu, Mr. Raj Date, the Chairman of Megalith’s Board and Mr. Dunklau;

On February 20, 2020, another conference call was held with the chief executive officer of an investor and representatives of its owner. Attending this call were Mr. Jay Sidhu, Mr. Sam Sidhu, Mr. Date, and Mr. Dunklau. Representatives from Moelis and Greenhill also joined the calls on February 18 and February 20. Mr. Dunklau informed the Board that they planned to submit a final revised proposal on March 3, 2020. Finally, Mr. Dunklau reviewed the pipeline and status of conversations with the other potential business combination targets.

On March 13, 2020, Megalith held a telephonic meeting of the Board, during which the status of the planned proposed transaction with Company A and the recent deterioration of the financial markets due to the escalation of concerns related to the COVID-19 pandemic were discussed. Mr. Dunklau informed the Board that after further negotiation following the final bid submitted to Company A on March 3, 2020, a non-binding letter of intent to merge with Company A was signed on March 9, 2020 and that Mr. Dunklau and Mr. Sam Sidhu had flown to Chicago on March 10, 2020, along with representatives from Greenhill and had held an initial work session with executives from Company A and representatives of Moelis on March 11, 2020. The non-binding letter of intent contemplated a $575 million equity value with a minimum net cash to seller of $115 million and 19% of the sponsor shares would be subject to vesting based on pro forma company stock price achieving certain share price targets.

On March 23, 2020, Mr. Dunklau was contacted by representatives from Raymond James who informed him that BankMobile would now be willing to consider transaction structures that included lower total consideration and significantly less cash than had been previously required.

On March 24, 2020, Mr. Dunklau had a conference call with representatives from Keefe, Bruyette & Woods, Inc. (“KBW”) to discuss engaging them as a financial advisor to Megalith in connection with a potential business combination with BankMobile.

On March 24, 2020, Mr. Dunklau emailed the Special Committee to alert them that he had been contacted by representatives of Raymond James who expressed an opportunity for Megalith to re-engage with BankMobile under revised terms. Mr. Dunklau outlined his thoughts on key terms that he proposed to suggest to Raymond James and asked the Special Committee for their feedback.

On March 25, 2020 Mr. Dunklau emailed representatives from Raymond James and outlined the terms under which Megalith would be interested to re-engage with BankMobile on a potential transaction. Among the key terms were a significant reduction to valuation and the level of cash consideration. Additionally, the transaction would not include any additional third parties but would be just a merger between Megalith and BankMobile. Megalith requested that the parties conduct a diligence session with management by March 30, 2020 if the proposed framework was acceptable to BankMobile and Customers Bank. Additionally, Mr. Dunklau informed Raymond James that Megalith would like to obtain Customers Bank’s approval to use KBW as their financial advisor on the transaction in light of the fact that KBW had served as financial advisor to Customers Bank in a previous engagement to BankMobile. The members of the Special Committee were copied on the email to the representatives of Raymond James.

On March 26, 2020, Megalith held a telephonic meeting of the Board to discuss the state of the financial markets and the SPAC market, the status of the proposed transaction with Company A and the pipeline of potential merger targets for Megalith. Mr. Dunklau informed the Board that valuations for the comparable companies to Company A had fallen by 40% – 50% in the last few weeks, making it very unlikely to secure $115 million to $130 million of committed funding without a very significant agreement from the seller to reduce the agreed transaction value. Additionally, Mr. Dunklau informed the Board that he had received a call from representatives from Raymond James who informed him that they had renewed interest in speaking with Megalith regarding the sale process for BankMobile.

On March 26, 2020 following a meeting of the entire Board, the members of the Special Committee and Mr. Dunklau held a telephonic meeting. Mr. Dunklau and the Special Committee further discussed the opportunity with BankMobile. The Special Committee suggested to Mr. Dunklau that he should work to obtain a signed non-binding letter of intent with BankMobile.

On March 26, 2020, Mr. Dunklau received a call from representatives from Raymond James notifying him that the Special Committee of Customers Bank had approved management and Raymond James engaging with Megalith to allow for further diligence under the framework that Megalith had proposed. Additionally, they informed Mr. Dunklau that Customers Bank had approved Megalith’s use of KBW as a financial advisor on the transaction.

Mr. Dunklau and representatives from KBW held several calls between March 26, 2020 and March 28, 2020 to prepare for a diligence call with BankMobile management on March 29, 2020.

On March 27, 2020, several representatives from KBW were granted access to the BankMobile virtual data room to enable them to begin their diligence work on BankMobile.

On March 29, 2020 Mr. Dunklau and several representatives from KBW held a conference call with management of BankMobile and representatives from Raymond James. In addition to questions about financial performance and general business diligence, the call covered management’s view of the impact of the COVID-19 pandemic on the BankMobile business.

On April 2, 2020, Megalith submitted a letter of intent to representatives of Raymond James that largely reflected the terms that were indicated on March 25, 2020, namely an enterprise value of $100 million and net cash to seller of not less than $5 million. Mr. Dunklau and representatives from Raymond James spoke several times between April 2, 2020 and April 6, 2020, when Megalith submitted a revised letter of intent. Key terms of the revised letter of intent were a $70 million equity value and $110 million enterprise value, a further increase in the number of sponsor shares canceled (which reduced the amount of sponsor shares vested at closing of the proposed transaction by 40%, to one million shares), and the addition of a 10-year royalty free license to Customers Bank to use the BankMobile technology in a manner that will not compete with the pro forma company. Megalith proposed that Customers Bank would commit to enter into a deposit servicing agreement with the pro forma company paying 150bp for deposit servicing and 150bp NIM sharing through 2022, in addition to committing to provide a level of interchange fees that reflect Durbin-exempt rates through 2020.

On April 7, 2020, Megalith signed a non-exclusive letter of intent with BankMobile.

On April 9, 2020, Megalith held a telephonic meeting of the Board during which Mr. Dunklau discussed the non-binding letter of intent executed between Megalith and BankMobile. The Board discussed the need to obtain commitments. Additionally, Mr. Dunklau updated the Board on the status of conversation with other potential merger targets.

From April 13, 2020 through June 19, 2020 Megalith and KBW discussed the terms of a proposed equity investment in Megalith with various investors.

On April 17, 2020, Mr. Dunklau and Mr. Sam Sidhu spoke with the chief executive officer of Company A by phone to discuss potential options for moving forward with the proposed transaction in light of the financial market disruption. The chief executive officer of Company A recognized that the comparable companies were still trading at substantially lower valuations than they were a month earlier, however he indicated that they would not be willing to materially adjust the agreed valuation. As such, Megalith felt it was highly unlikely to be able to raise over $100 million of committed capital for the proposed transaction and decided to focus on other opportunities.

On April 22, 2020, Mr. Dunklau submitted a letter to representatives of Raymond James with respect to BankMobile updating them on feedback received from conversations with potential investors.

On April 23, 2020, Megalith held a telephonic meeting of the Board during which Mr. Dunklau updated the Board on the on-going conversations with various potential investors in a private placement in support of the BankMobile transaction. Additionally, the Board discussed a proxy filing related to seeking an extension of the time period in which Megalith has to close a business combination.

On April 27, 2020, Megalith held a conference call with BankMobile management in order to receive an update on the performance of the business and to better understand their latest views on how the COVID-19 pandemic was impacting BankMobile’s business and how it was expected to impact the business through the rest of the year. Mr. Dunklau attended from Megalith along with representatives from KBW and Raymond James. Ms. Luvleen Sidhu, Messrs. Ramsey, Savino, Diegel, Crawford and Mr. Jay Sidhu attended from BankMobile.

On April 30, 2020, Megalith held a telephonic meeting of the Board during which Mr. Dunklau updated the Board on the on-going conversations with various potential investors related to obtaining committed financing for the

BankMobile transaction. Additionally, Mr. Dunklau provided the Board with an update on the pipeline and the status of potential transaction with companies besides BankMobile. The Board then discussed a proxy filing related to seeking an extension of the time period in which Megalith has to close a business combination. Mr. Sam Sidhu informed the Board that he intended to submit his resignation as the Chief Executive Officer of Megalith, and the Board discussed and recommended that A.J. Dunklau, then the President of Megalith, be named the Chief Executive Officer of Megalith.

On April 30, 2020, the Special Committee held a telephonic meeting. Mr. Dunklau and the Special Committee discussed the progress and status of the potential transaction with BankMobile. The Special Committee directed Mr. Dunklau to seek exclusivity from BankMobile in order to support Megalith’s effort to raise capital for the proposed transaction.

On April 30, 2020, Mr. Dunklau submitted a letter to representatives of Raymond James updating them on conversations with potential investors and stating Megalith would be able to secure up to $15 million of committed financing in the proposed transaction. The letter also requested that Megalith be given exclusivity in order for both parties to begin negotiating the definitive agreement. Mr. Dunklau’s letter requested a response granting Megalith exclusivity by Saturday, May 2, 2020.

On April 30, 2020, following the letter sent by email, representatives from Raymond James called Mr. Dunklau and informed him that they did not believe that Customers Bank’s board of directors would agree to exclusively negotiate the transaction with any parties prior to at least May 6, 2020 or May 7, 2020.

From April 31, 2020 through May 4, 2020 Mr. Dunklau spoke with representatives from Raymond James multiple times and submitted multiple letters requesting Customer’s Bank board of directors to grant Megalith exclusivity by no later than May 5, 2020.

On May 8, 2020 Mr. Dunklau had a conference call with representatives from Raymond James and they informed him that Customers Bank’s board of directors would like Megalith to submit a full proposal by May 18, 2020 outlining all aspects of the proposed transaction and focusing on providing Customers Bank’s board of directors with confidence that Megalith would be able to close the transaction. Additionally, Raymond James notified Mr. Dunklau that the Customer’s Bank board of directors was not granting Megalith with exclusivity to negotiate a transaction with BankMobile.

On May 18, 2020, Megalith submitted a final proposal to BankMobile through Raymond James. The final bid letter requested that exclusivity be granted to Megalith by May 19, 2020. The letter also referenced Megalith’s confidence in raising a minimum of $10 million in committed financing and indicated that there were multiple parties evaluating an investment alongside Megalith in the proposed transaction. In addition to the previous request for a deposit servicing and NIM sharing relationship through 2022, Megalith suggested that Customers Bank should also provide the pro forma company with interchange revenue that reflects Durbin-exempt rates through 2022. Later in the day on May 18, 2020, Megalith shared with Raymond James a Term Sheet Megalith had received from an institutional investor who desired to invest in a private offering in the proposed transaction.

On May 19, 2020, Mr. Dunklau was invited to join a telephonic meeting of the Special Committee of Customers Bank to answer questions about the proposed transaction. Representatives from KBW joined the meeting to answer questions relating to the financing of the proposed transaction.

On May 19, 2020, Mr. Dunklau was informed by representatives from Raymond James that BankMobile’s Special Committee had agreed to sign Megalith’s proposed non-binding letter of intent and exclusivity agreement.

On May 20, 2020, Megalith issued a press release and filed a Current Report on Form 8-K with the SEC announcing it had signed a non-binding letter of intent with a digital banking platform.

Between May 20, 2020 and June 24, 2020 Mr. Dunklau, representatives from KBW, and various potential investors conducted multiple diligence calls with BankMobile management and representatives from Raymond James. Additional information requests were made to Raymond James and BankMobile and additional company information about BankMobile was loaded into the virtual data room. On June 12, 2020, Mr. Dunklau provided a detailed term sheet to Nelson Mullins Riley & Scarborough, counsel to BankMobile from which to create the initial draft of the merger agreement.

Between June 12, 2020 and June 24, 2020, Mr. Dunklau and representatives from KBW held multiple conference calls with representatives from Raymond James to further negotiate and discuss elements of a detailed term sheet between Megalith and BankMobile. Among the key items discussed were transaction consideration, indemnification obligations and the PIPE financing.

On June 24, 2020, Mr. Dunklau submitted an agreed upon final term sheet to Nelson Mullins Riley & Scarborough, which among other changes included a revised transaction valuation of $140 million enterprise value.

On June 19, 2020, Megalith held a telephonic meeting of the Board that was also attended by representatives of Ellenoff Grossman & Schole LLP, counsel for Megalith (“EGS”). Mr. Dunklau discussed term sheet received from an investor to invest at least $5 million in a PIPE. Mr. Dunklau informed the Board that he believed that this commitment along with the expected commitment from members of the Sponsor to also invest in the proposed transaction would be sufficient to move forward in negotiating a definitive merger agreement as it is now likely that Megalith would be able to deliver at least $10 million of committed capital in the proposed transaction.

On June 19, 2020, the Special Committee and Mr. Dunklau held a telephonic meeting with representatives from EGS also joining the meeting. The Special Committee discussed seeking a fairness opinion on the transaction. The Special Committee authorized Mr. Dunklau to lead negotiations on the on the Merger Agreement on behalf of the Special Committee, with all key points to be discussed in subsequent meetings by the Special Committee. Mr. Dunklau reviewed the key business points negotiated with Customers Bank.

Between May 19, 2020 and August 5, 2020, Megalith and KBW continued to discuss the terms of a proposed equity investment in Megalith with various investors. On August 5, 2020, the PIPE investors entered into the subscription agreements with Megalith for the PIPE financing.

Between June 24th and August 2, 2020, Megalith, BankMobile and their respective counsels and advisors had various correspondence and discussions regarding the terms of the Business Combination, including among others, the use of proceeds, minimum cash, lock-up periods, expenses, the terms of the license agreement and the non-competition agreement.

On July 2, 2020, representatives from EGS commenced the legal due diligence review process on behalf of Megalith. Mr. Dunklau delivered the preliminary list of legal diligence requests to Raymond James and asked that the EGS team be granted access to the virtual data room.

On July 3, 2020, Nelson Mullins Riley & Scarborough, circulated an initial draft of the Merger Agreement to Megalith and EGS.

On July 10, 2020, the Special Committee selected Vantage Point Advisors (“Vantage Point”) to provide a fairness opinion on the transaction.

On July 13, 2020, the Special Committee held a telephonic meeting with representatives from EGS. Mr. Dunklau walked through the previously distributed materials and led a discussion of the key items of the transaction that were currently being negotiated with BankMobile. The Special Committee provided guidance and recommendations on the issues. Mr. Dunklau and a representative from EGS led the discussion about the structuring of the potential PIPE investment.

On July 27, 2020, the Special Committee held a telephonic meeting with several representatives from EGS and several representatives from Vantage Point in order to receive a presentation with respect to the fairness opinion from Vantage Point and to review and discuss the Merger Agreement. Representatives from Vantage Point presented the summary of their fairness opinion. A copy of the presentation was provided to the Special Committee in advance of the meeting. Thereafter, Vantage Point rendered its oral opinion to the Special Committee (which was confirmed in writing by delivery of Vantage Point’s written opinion dated August 6, 2020), that, (i) the Business Combination was fair to Megalith from a financial point of view and (ii) that BankMobile had a fair market value equal to at least 80% of the balance of funds in Megalith’s Trust Account. The full text of the written opinion of Vantage Point, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached to this proxy statement/prospectus as Annex E. The Special Committee members asked a number of questions to the representatives of Vantage Point related to the methodology and analysis included in their process and assessment. The Special Committee then discussed the Merger Agreement and related documents with EGS and Mr. Dunklau. Prior to the meeting, representatives of EGS provided the Special Committee with the latest draft of the Merger Agreement and a summary of the key terms in the Merger Agreement.

On July 28, 2020, Mr. Dunklau distributed to the members of the Special Committee a summary analysis which identified all of the areas of the Merger Agreement that were currently different from what was originally proposed by Megalith in the detailed term sheet that it submitted to BankMobile on June 12, 2020. The summary of material changes in the negotiated terms of the Merger Agreement was provided to the Special Committee in addition to the summary of the Merger Agreement which was prepared by EGS and provided to members of the Special Committee in advance of the July 27, 2020 Special Committee meeting.

On August 3, 2020, the Special Committee held a telephonic meeting to approve the Business Combination and the Merger Agreement and all of the related documents and agreements. Representatives of EGS attended the meeting. Representatives of EGS summarized the terms of the Merger Agreement, the PIPE Investment and the related agreements that had changed since they were last discussed with the Special Committee at the July 27, 2020 meeting. After considering the revision to the agreements, and taking into account the other factors described below under the caption “— Board’s Reasons for the Approval of the Business Combination,” the Special Committee unanimously approved the Merger Agreement, the PIPE Subscription Agreements and related agreements and the Business Combination. The Special Committee agreed to provide its recommendation to the full of Megalith that the Board should also approve the contemplated transaction.

On August 3, 2020, immediately after the Special Committee meeting, the Megalith’s Board met telephonically to approve the Business Combination with BankMobile including the approval of the Merger Agreement and all of the transactions contemplated by it. Representatives of EGS were also in attendance at this meeting. Mr. Date, a member of the Special Committee provided an update to the full Board and informed them that the Special Committee had unanimously approved the proposed transaction and recommended to the full Board that it also approve the Business Combination and PIPE Investment. After considering the proposed terms of the Merger Agreement, the PIPE Investment and the related agreements and taking into account the other factors described below under the caption “— Board’s Reasons for the Approval of the Business Combination,” all of the other members of the members of the Board participating in the vote approved the Merger Agreement, the PIPE Investment and related agreements and the Business Combination. Mr. Bhanu Choudhrie chose to recuse himself from the vote and Mr. Jay Sidhu, Mr. Sam Sidhu did not attend the telephonic meeting of the Board. All of the other members of the Board participating in the vote approved the Merger Agreement and the Business Combination.

On August 5, 2020, Megalith and the PIPE Investors executed the PIPE Subscription Agreements. On August 6, 2020, Megalith and the other parties executed the Original Agreement and certain related agreements. Prior to the opening of the markets on August 6, 2020 Megalith and Customers Bank issued a press release announcing the execution of the Merger Agreement with respect to the proposed Business Combination. Shortly after the issuance of the press release, on August 6, 2020, Megalith filed a Current Report on Form 8-K which attached the Merger Agreement, certain related documents as well as the form of PIPE subscription agreement as exhibits.

On November 2, 2020, Megalith and the other parties executed the First Amendment.

Substantial due diligence was conducted by Megalith with the assistance of KBW and an international investment bank and Megalith’s legal counsel throughout the evaluation of BankMobile. Meetings with BankMobile management primarily for the purpose of conducting diligence, either in person or telephonic, occurred on the following dates:

•        November 25, 2019 — Financial Diligence;

•        December 2, 2019 — Variety of diligence topics — customer metrics, market, relationship to Customers Bancorp, Durbin Amendment impact, development costs, revenue details, etc.;

•        December 4, 2019 — General Diligence Call;

•        December 20, 2019 — In-person management presentation;

•        January 8, 2020 — In-person management meeting (with participation from Co-bidder C);

•        January 21, 2020 — Financial Diligence Call;

•        March 29, 2020 — General Diligence call — 2019 financials update, COVID impact discussion, and other topics;

•        April 7, 2020 — Management Presentation to a potential investor;

•        April 22, 2020 — Monthly financial projections and COVID financial impact;

•        April 27, 2020 — COVID impact on higher education;

•        May 9, 2020 — Stand-alone cash flows and balance sheet;

•        May 11, 2020 — Megalith General Diligence call;

•        May 12, 2020 — Diligence meeting with potential anchor investor participation;

•        May 27, 2020 — Diligence meeting with potential anchor investor participation;

•        June 2, 2020 — Higher ed adoption rates and disbursement data;

•        June 3, 2020 — Higher ed adoption rates and disbursement data (continued);

•        June 4, 2020 — Diligence meeting with potential anchor investor participation;

•        July 8, 2020 — Pro forma balance sheet;

•        July 9, 2020 — Pro forma balance sheet (continued);

•        July 21, 2020 — Net working capital and minimum cash requirements; and

•        July 23, 2020 — Net working capital and minimum cash requirements (continued).

Additional diligence conference calls with Raymond James, without participation of BankMobile’s management team, occurred throughout the course of Megalith’s evaluation of BankMobile.

Satisfaction of 80% Test

It is a requirement under the NYSE listing rules that any business acquired by Megalith have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. As noted elsewhere in this proxy statement/prospectus, Vantage Point delivered its Opinion to the Special Committee stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, BankMobile has a fair market value equal to at least eighty percent (80%) of the balance of funds in Megalith’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to the NYSE’s eighty percent (80%) test). Accordingly, the Special Committee determined that such test was met. Megalith’s Board believes that the financial skills and background of the members of the Special Committee qualify the Special Committee to conclude that the Business Combination met this test.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting Megalith will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Customers Bank having a majority of the voting power of the combined company, BankMobile comprising the ongoing operations of BMT, and BankMobile’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The net assets of Megalith will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of BankMobile.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Megalith’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Megalith’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

The Board’s Reasons for Approval of the Business Combination

Megalith was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Megalith has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business. Megalith intended to focus on companies that have an enterprise value of $250 to 500 million or more, that are U.S.-based, have excellent management teams, have growth potential, and that would benefit from access to capital to fund acquisitions or working capital for organic growth.

The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of Megalith’s management team and Board. The terms of the Business Combination were the result of thorough negotiations between the representatives of Megalith, BankMobile, Customers Bancorp and Customers Bank.

From the date of the Megalith IPO through execution of the Merger Agreement on August 6, 2020 Megalith identified and evaluated over 125 potential acquisition target companies. In considering the proposed Business Combination, Megalith’s Board considered in particular the positive factors discussed above, although not weighted or in any order of significance:

Fairness Opinion of Vantage Point Advisors, Inc.

Description of Fairness Opinion

The Special Committee retained Vantage Point Advisors, Inc. (“Vantage Point”) in connection with the Business Combination to provide to the Special Committee a fairness opinion in connection therewith on July 22, 2020. The Special Committee engaged Vantage Point based on Vantage Point’s reputation and experience rendering financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and for other purposes.

Vantage Point subsequently delivered its fairness opinion in writing, dated August 6, 2020 (“Opinion”), to the Special Committee stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Transaction (as defined in the Opinion and which definition is summarized below) is fair, from a financial point of view, to Megalith and (ii) BankMobile has a fair market value equal to at least eighty percent (80%) of the balance of funds in Megalith’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to NYSE’s eighty percent (80%) test). The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex E, and includes the definition of “Transaction”, which definition is summarized here for reference as the merger of BankMobile with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith (the “Merger”), as a result of which, all of the issued and outstanding capital stock of BankMobile immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined in the Agreement and further described in the Opinion), all upon the terms and subject to the terms and conditions set forth in the Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law. The full text of the Opinion also sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Vantage Point in connection with the Opinion.

The Opinion was furnished solely to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transaction and it did not constitute a recommendation to any member of the Special Committee, any stockholder of Megalith, or any other person as to how such person should vote or act with respect to the Transaction. The Opinion was delivered to the Special Committee subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Vantage Point in connection with the Transaction were solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of Megalith or its affiliates. Vantage Point was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Transaction, (ii) Megalith’s underlying business decision to effect the Transaction, (iii) the basic business decision to proceed with or effect the Transaction, (iv) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Megalith, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Megalith or BankMobile in the Transaction, or relative to or in comparison with the Merger Consideration, (vi) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of Megalith, or (vii) the solvency, creditworthiness or fair value of BankMobile or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

In arriving at its Opinion, Vantage Point made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, without limitation:

A.     Reviewed the following documents and sources of information:

i.       Internally-prepared financial statements of BankMobile for the fiscal years ended December 31, 2017 through 2019;

ii.      Audited balance sheet of BankMobile as of December 31, 2017;

iii.     Internally-prepared balance sheet of BankMobile as of March 31, 2020;

iv.      Internally-prepared income statement of BankMobile for the trailing 12-month period ended June 30, 2020;

v.       Internally-prepared net working capital calculations for BankMobile for the fiscal years ended December 31, 2017 through 2019, and the three month period ended March 31, 2020;

vi.     Internally-prepared non-recurring expense calculations for BankMobile for the fiscal years ended December 31, 2017 through 2019, and the three month period ended March 31, 2020;

vii.    Historical and current financial projections for BankMobile for the fiscal years ending December 31, 2020 through 2022;

viii.   Internally-prepared T-Mobile Money Metrics of BankMobile for January 2019 through May 2020;

ix.     Form 10-K reports of Customers Bancorp, Inc. for the fiscal years ended December 31, 2017 through 2019;

x.      Project Eagle Confidential Information Memorandum, dated June 27, 2020;

xi.     Megalith Prospectus (form 424B4), dated as of August 24, 2018;

xii.    Megalith 10Q SEC filing, dated May 11, 2020;

xiii.   Megalith 8-K SEC filing, dated May 27, 2020;

xiv.    Megalith 8-K SEC filing, dated May 20, 2020;

xv.     Megalith June 2020 cash trust balance statement as provided by Morgan Stanley;

xvi.   Megalith investor targeting and tracking document;

xvii.  Project Eagle — Deal Valuation — Updated Proposal spreadsheet as of August 4, 2020;

xviii. Project Eagle — Deal Valuation — PIPE Economics;

xix.     Project Eagle — Purchase Accounting presentation prepared by Keefe Bruyette and Woods;

xx.     Various board of director minutes for Megalith and BankMobile;

xxi.   Various indications of interest and proposals from Megalith and other interested parties dated December 5, 2019, April 6, 2020 and May 18, 2020;

xxii.  Schechter Wealth Term Sheet, as of July 2020;

xxiii. A draft Agreement dated July 22, 2020; and

xxiv.  Certain other documents and other publicly available financial data for certain companies that Vantage Point deemed comparable to BankMobile.

B.      Discussed with certain members of the senior management of BankMobile and certain of its advisors, the transaction process, operations, financial condition, future prospects and projected operations and performance of BankMobile;

C.     Discussed with certain members of the senior management of MFAC and certain of its advisors, the transaction process, operations, financial condition, future prospects and projected operations and performance of Megalith and BankMobile;

D.     Evaluated the stock price history and reported events of Megalith and BankMobile;

E.      Considered publicly available data and stock market performance data of public companies it deemed comparable to BankMobile; and

F.      Conducted such other studies, analyses, inquiries and investigation as it deemed appropriate.

In rendering its Opinion, Vantage Point assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to it by Megalith and BankMobile and further relied upon the assurances of management that they were unaware of any facts that would make the information provided to it incomplete or misleading. Vantage Point did not assume any responsibility for independent verification of such information or assurances.

The projections provided to Vantage Point contained the below projection metrics in the immediately below table:

____________

(1)      2019 financials are shown pro forma for BankMobile’s current deposit servicing and expense agreements with Customers Bank.

(2)      EBITDA is a Non-GAAP financial measure.

Vantage Point was provided with a model that provided additional granularity to the projections. This model identified the percentage of revenue that was expected to come from each business vertical and it separated the amount of revenue that was expected to come from existing partners and new partnerships. Expected revenue within each vertical and partnership was projected using historical data on revenue and key metrics per account and management’s projections for the number of new account openings and account closings per year. Vantage Point was informed of the reasons behind management’s projections for new account opening assumptions. Detail was also provided for the operating and capital expenses expected to be incurred to produce the revenue assumptions.

In arriving at its Opinion, Vantage Point did not perform any independent appraisal, or physical inspection, of the assets of BankMobile. Vantage Point’s analysis did not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Vantage Point did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, were presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. Vantage Point also assumed that neither Megalith nor BankMobile was currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses.

Vantage Point’s Opinion was predicated on the assumption that the final executed form of the Agreement would not differ from the draft of the Agreement it examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement. Vantage Point also assumed that all other transaction documents listed in its Opinion would be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point.

Vantage Point’s Opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Vantage Point as of the date of the Opinion. It should be noted that although subsequent developments may affect the Opinion, Vantage Point does not have any obligation to update, revise, or reaffirm its Opinion. Vantage Point reserves the right, however, to withdraw, revise, or modify its Opinion based upon additional information that may be provided to or obtained by it after the issuance of the Opinion that suggests, in its judgment, a material change in the assumptions upon which its Opinion was based.

Vantage Point’s Opinion was furnished for the use and benefit of the Special Committee in connection with the Transaction, and was not intended to be used, and may not be used, for any other purpose, without Vantage Point’s express, prior written consent. Vantage Point has consented to the reproduction of its Opinion in this proxy statement/prospectus and to the inclusion of our summary of its Opinion as it appears in this proxy statement/prospectus.

Summary of Valuation Analyses

In accordance with customary valuation practice, Vantage Point employed a variety of generally accepted valuation methods and financial analyses in reaching its Opinion, including those described below. The following is a summary of the material financial analyses performed by Vantage Point in arriving at its Opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Vantage Point, but describes, in summary form, the material elements of the presentation that Vantage Point made to the Special Committee on August 6, 2020, in connection with Vantage Point’s Opinion.

These summaries of financial analyses alone also do not constitute a complete description of the financial analyses Vantage Point employed in reaching its conclusions or underlying its Opinion. None of the analyses performed by Vantage Point were assigned a greater significance by Vantage Point than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Vantage Point. The summary text describing each financial analysis does not constitute a complete description of Vantage Point’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Vantage Point. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Vantage Point’s analyses. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Vantage Point with respect to any of the analyses performed by it in connection with its Opinion. Rather, Vantage Point made its determination as to the fairness to Megalith of the Transaction, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Vantage Point in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before August 6, 2020 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In conducting its analysis, Vantage Point used three primary methodologies: discounted cash flow method, guideline public company method and guideline transaction method. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to BankMobile or the Transaction analyzed by Vantage Point, and could all differ in material ways. The valuation analyses and the preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to a partial analysis or summary description. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Vantage Point used these analyses to determine the impact of various operating metrics on the implied enterprise value of BankMobile. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Vantage Point collectively and not individually; therefore, the range of valuations resulting from any particular analysis summarized below should not be taken to be Vantage Point’s view of the actual value of BankMobile.

Discounted Cash Flow Method

The discounted cash flow method is a common valuation methodology that relies on the premise that the value of an asset is equal to the present value of the future economic benefits that accrue to its owners, using an appropriate discount rate that adequately considers the risk related to an investment in the business. Generally, application of the discounted cash flow method involves first forecasting revenues, operating expenses, capital expenditures and incremental working capital requirements for a discrete forecast period. Based on those forecasts, the net cash flow to be generated by the assets or business is determined and discounted to present value and the terminal value of the assets or business at the end of the projection period is estimated and discounted to present value. This method also relies on an estimated discount rate and terminal value assumptions. Vantage Point estimated the discount rate based on the weighted average cost of capital (“WACC”), based on (1) the cost of equity capital, and (2) the cost of debt capital, and also considering the 2019 Private Capital Markets Report from Pepperdine University. The terminal value was estimated based on (1) an exit multiple of revenue based on an eight year projection, (2) an exit multiple of revenue based on BankMobile’s projection, (3) an exit multiple of EBITDA based on an eight year projection, and (4) the Gordon Growth Model to estimate the residual value of MBT beyond the explicit projection period.

Vantage Point performed an analysis of the present value of the unlevered free cash flows that BankMobile’s management and Megalith’s management projected it would generate for the years 2020 through 2022. In conducting these analyses, Vantage Point assumed that BankMobile would perform in accordance with these projections and estimates for 2020 through 2022. Given the relatively short forecast period provided by BankMobile, Vantage Point also extended the forecast from 2023 through 2027 (primarily tempering growth and normalizing margins).

Vantage Point calculated the range of net present values based on terminal growth rates of 3.0 percent, revenue exit multiples ranging from 1.65x to 1.85x in 2022 and 1.15x to 1.35x in 2027 and exit multiples of EBITDA ranging from 4.75x to 5.25x in 2027. The discount rates applied ranged from 24.0 percent to 26.0 percent, based on a WACC analysis. This discounted cash flow analysis resulted in an implied enterprise value of BankMobile ranging from a low of $133.9 million to a high of $185.0 million. After adding cash and subtracting debt Vantage Point estimated the implied total equity value of BankMobile to range from a low of $115.0 million to a high of $166.0 Million. Vantage Point also calculated a range of common equity values on a pro forma per share basis of $10.18 to $14.70.

Guideline Public Company Method

The guideline public company method estimates value by comparing a subject company to similar companies with publicly traded ownership interests. To select guideline public companies, Vantage Point considered public companies included in the S&P Global Industry Classification Standard as Application Software, Financial Services Software, or Payment Processing Software, and then it reviewed the business descriptions of these companies to refine the search for publicly traded companies that were most comparable to BankMobile. All companies that Vantage Point found that satisfied the criteria were included in the market approach, guideline public company method. Although Vantage Point selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of BankMobile, it does not believe that any selected company is identical to BankMobile. Accordingly, Vantage Point’s comparison of selected companies to BankMobile and analysis of the results of such comparison was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of BankMobile.

Vantage Point reviewed, among other things, selected historical financial data and estimated financial data of BankMobile based on projections provided by BankMobile and Megalith in the selection of multiples included (but were not limited to) balance sheet strength, management, and compared them to corresponding financial data, where applicable, for U.S. listed public companies that Vantage Point deemed comparable to BankMobile.

Vantage Point derived multiples for each of the guideline public companies (GPCs) and BankMobile based on such financial data and metrics, as applicable, and compared them. Considerations margins, growth, size, litigation risk, key-person risk, and other factors. Vantage Point selected the GPCs based on characteristics described below using the most recently available public information obtained by searching S&P Capital IQ, SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

The guideline companies consisted of publicly traded companies with business and financial profiles deemed comparable to BankMobile in core bank processing and payment and prepaid solutions, including those set forth below:

•        Computer Services, Inc.

•        Crealogix Holding AG

•        Fidelity National Information Services, Inc.

•        Fiserv, Inc.

•        Green Dot Corporation

•        Intellect Design Arena Limited

•        Jack Henry & Associates, Inc.

•        MoneyGram International, Inc.

•        OneConnect Financial Technology Co., Ltd.

•        Q2 Holdings, Inc.

•        Silverlake Axis Ltd

•        Temenos AG

•        The Western Union Company

With respect to the GPCs, Vantage Point calculated the following multiples:

•        enterprise value to revenue for the last twelve months (“EV / LTM Revenue”)

•        enterprise value to estimated 2020 revenue (“EV / FY+1E Revenue”)

•        enterprise value to estimated 2021 revenue (“EV / FY+2E Revenue”)

•        enterprise value to estimated 2020 EBITDA (“EV / FY+1E EBITDA”)

•        enterprise value to estimated 2021 EBITDA (“EV / FY+2E EBITDA”)

GPC Multiples
	1st Quartile	Median	3rd Quartile
EV / LTM Revenue(1)	1.78x	5.53x	8.99x
EV / FY+1E Revenue(1,3)	1.60x	4.49x	9.70x
EV / FY+1E EBITDA(1,2,3)	8.07x	14.91x	20.76x
EV / FY+2E Revenue(3)	1.42x	4.23x	8.76x
EV / FY+2E EBITDA(2)(3)	7.68x	10.35x	17.65x

____________

(1)      LTM period for the selected public company analysis is based on the latest publicly reported financial results for such company. For BankMobile, LTM financial results are as of June 30, 2020.

(2)      EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and one-time non-recurring items.

(3)      For BankMobile, FY+1 and FY+2 represent the fiscal years ending December 31, 2020 and 2021, respectively. Projected figures for BankMobile were based on projections provided by management of BankMobile and Megalith. Projected figures for the GPCs were based on the respective next fiscal year estimates per S&P Capital IQ.

Vantage Point calculated size-adjusted multiples and observed a discount range of 35 to 50 percent among the data set deemed comparable under the circumstances.

Although Vantage Point selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of BankMobile, no selected company is identical to BankMobile. Accordingly, Vantage Point’s comparison of selected companies to BankMobile and analysis of the results of such comparison was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of BankMobile.

The following table sets forth, for the periods indicated, the ranges of enterprise value as a multiple of revenue and EBITDA utilized by Vantage Point in performing its analysis, which were derived from the selected publicly traded companies identified above, and the ranges of the enterprise values for BankMobile implied by this analysis.

Enterprise Value to:	Relevant Range of Revenue & EBITDA Multiples	Approximate Range of Enterprise Values ($ in millions)
LTM Revenue	2.00x – 2.50x	$122.0 – $152.5
FY+1 Revenue	1.75x – 2.25x	$126.8 – $163.0
FY+1 EBITDA	20.0x – 22.0x	$127.8 – $140.6
FY+2 Revenue	1.50x – 1.75x	$156.1 – $182.1
FY+2 EBITDA	8.00x – 9.00x	$179.8 – $202.2

This analysis resulted in an implied enterprise value of BankMobile ranging from a low of $138 million to a high of $164 million. Using these estimated implied enterprise values, Vantage Point calculated a range of estimated total equity value by subtracting net debt of $18.7 million, resulting in a range of total equity values from a low of $119 million to a high of $145 million. Vantage Point also calculated a range of common equity values on a pro forma per share basis of $10.54 to $12.84 by subtracting net debt of $18.7 million from the implied enterprise values and dividing by the number of common shares outstanding of 11.294 million shares.

Guideline Transaction Method

Vantage Point performed a guideline transaction analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the Transaction. Vantage Point selected these transactions based on information obtained by searching S&P Capital IQ, SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

To select guideline transactions, Vantage Point considered transactions included in the Capital IQ database with operations similar to BankMobile, including companies with operations classified in the S&P Global Industry Classification Standard as Application Software, Financial Services Software, or Payment Processing Software and with publicly available information with respect to (1) the deal price, (2) the implied deal enterprise value, and (3) pricing multiples. Vantage Point reviewed the business descriptions of the target companies to refine the search for merged and acquired companies that were most comparable to BankMobile and in all transactions that it found satisfied these criteria were included in the market approach, guideline public company method.

The selected transactions Vantage Point considered were as follows:

Announced Date	Effective Date	Buyer Company	Target Company
May-27-2019	Sep-17-2019	Global Payments Inc.	Total System Services, Inc.
May-31-2019	May-31-2019	i3-SDCR, Inc.	Pace Payment Systems, Inc.
Dec-23-2018	Feb-15-2019	Vista Equity Partners LLC; Vista Equity Partners Fund VI, L.P.; Vista Equity Partners Fund VII, L.P.	MINDBODY, Inc.
Dec-10-2018	Jul-29-2019	Fiserv, Inc.	First Data Corporation
Oct-19-2018	Dec-6-2018	NCR Corporation	JetPay Corporation
Apr-9-2018	Aug-20-2018	Francisco Partners Management, L.P.; British Columbia Investment Management Corporation	VeriFone Systems, Inc.
Mar-12-2018	Apr-2-2018	MINDBODY, Inc.	Booker Software, Inc.
Oct-26-2017	Dec-18-2017	Fintrax Group Holdings Ltd.	Planet Payment, Inc.
Aug-1-2017	Aug-1-2017	i3 Verticals, Inc.	Fairway Payments, Inc.
May-26-2017	Jul-5-2017	First Data Corporation	CardConnect Corp.
Mar-13-2017	Jun-13-2017	Misys Limited (nka:Finastra Group Holdings Limited)	DH Corporation
Jun-29-2016	Aug-4-2016	Blackboard Inc.	Higher One Holdings, Inc.
Nov-24-2015	Apr-22-2016	Global Payments Inc.	Heartland Payment Systems, Inc.
Jan-26-2016	Apr-1-2016	Total System Services, Inc.	TransFirst Holdings Corp.
Aug-12-2015	Nov-30-2015	Fidelity National Information Services, Inc.	SunGard Data Systems Inc. (nka:FIS Data Systems Inc.)
Mar-30-2015	Apr-30-2015	DH Corporation	Fundtech Ltd.
Oct-23-2014	Feb-12-2015	Siris Capital Group, LLC; Siris Partners II LP	Digital River Inc.

Vantage Point reviewed and analyzed certain publicly available information for recent business combinations deemed comparable.

Observed Guideline Transaction Multiples
	1st Quartile	Median	3rd Quartile
EV/LTM Revenue	1.70x	2.77x	4.75x
EV/FY+1E Revenue	2.41x	3.41x	4.96x
EV/FY+1E EBITDA	12.52x	16.04x	18.56x

The following table sets forth, for the periods indicated, the ranges of multiples utilized by Vantage Point in performing its analysis, which were derived from the selected transactions identified above, and the ranges of the enterprise values for BankMobile implied by this analysis. Vantage Point selected multiples based on discussions with management as well as an analysis of BankMobile’s financial data and metrics as they compared to recent market transactions. The selected multiples for BankMobile are predominantly a function of size and margins.

Enterprise Value to:	Relevant Range of Revenue & EBITDA Multiples	Approximate Range of Enterprise Values ($ in millions)
LTM Revenue	2.75x – 3.25x	$167.7 – $198.2
FY+1 Revenue	2.25x – 2.75x	$163.0 – $199.2
FY+1 EBITDA	22.0x – 24.0x	$140.6 – $153.3

This analysis resulted in an implied enterprise value of BankMobile ranging from a low of $160 million to a high of $187 million. Using these estimated implied enterprise values, Vantage Point calculated a range of estimated total equity value by subtracting net debt of $18.7 million, resulting in a range of total equity values from a low of $141 million to a high of $168 million. Vantage Point also calculated a range of common equity values on a pro forma per share basis of $12.48 to $14.87 by subtracting net debt of $18.7 million from the implied enterprise values and dividing by the number of common shares outstanding of 11.294 million shares.

No target company or transaction utilized in the guideline transaction method is identical to BankMobile or the Transaction. Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between BankMobile’s businesses, operations and prospects and those of the companies above, Vantage Point considered that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Vantage Point also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the Transaction that could affect BankMobile’s acquisition value.

Other Terms of Engagement

Pursuant to its engagement of Vantage Point, Megalith has agreed to pay Vantage Point a fee of $100,000 for its services, $30,000 of which became payable upon the execution of Vantage Point’s engagement letter, $30,000 of which became payable at the time Vantage Point informed the Special Committee that it was prepared to deliver the Opinion and $40,000 of which shall become payable upon the earlier to occur of (A) the Closing of the Business Combination, (B) thirty (30) days following termination of the merger agreement relating to the Business Combination, and (C) November 30, 2020, regardless, in each case of the conclusion reached in the Opinion. No portion of Vantage Point’s fee is contingent upon the successful completion of the Business Combination. Further, none of Vantage Point’s employees who worked on the engagement has any known financial interest in the assets or equity of Megalith or BankMobile or the outcome of the engagement, and Vantage Point has not previously provided financial advisory services to Megalith or BankMobile. Megalith has also agreed to reimburse Vantage Point for certain expenses and to indemnify Vantage Point and certain related parties against certain liabilities and other losses associated with any claim (including securityholder actions) relating to or arising as a result of Vantage Point’s services or engagement.

Certain Material U.S. Federal Income Tax Considerations of the Redemption

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Common Stock;

•        persons holding Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons who received their shares of Class A Common Stock as compensation;

•        partnerships or other pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Megalith Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described below under the section entitled “— Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “— Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A Common Stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Common Stock.

Tax Consequences to CUBI Stockholders

The distribution of the Merger Consideration Shares to the CUBI Stockholders will be taxable to the CUBI Stockholders as a qualified dividend to the extent of Customers Bancorp’s current and accumulated earning and profits (“E&P”). It is expected that Customers Bancorp will have sufficient current and accumulated E&P to cause 100 percent of the value of the Merger Consideration Shares to be treated as a qualified dividend to the CUBI Stockholders. A qualified dividend is subject to U. S. federal income tax at a maximum rate of 20 percent under current tax law. Qualified dividends are also subject to applicable state and local income taxes.

Net Investment Income Tax

Certain non-corporate CUBI Stockholders that are U.S. holders with taxable incomes over certain threshold amounts, including individuals and certain estates and trusts, may be subject to an additional 3.8% tax on all or a portion of their “net investment income.” This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income generally includes dividends such as the qualified dividend resulting from the distribution of the Merger Consideration Shares to the CUBI Stockholders. CUBI Stockholders are urged to consult their own tax advisors regarding the potential applicability of the net income tax to them and the implications of the net investment income tax.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Megalith’s Common Stock vote “FOR” the Charter Amendment Proposals, the NYSE Proposal and the Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Charter Amendment Proposals, the NYSE Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.

As of the Record Date, Megalith’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of Megalith’s Board

MEGALITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The NYSE Proposal

Background and Overview

On August 5, 2020, in connection with the Business Combination, Megalith entered into subscription agreements (the “PIPE Subscription Agreements”) with the PIPE Investors (including the Sponsor Affiliated PIPE Investors) to purchase 2,105,554 shares of Class A Common Stock in a private placement for aggregate gross proceeds of approximately $20,002,872, subject to certain conditions, including that all conditions precedent to the Closing of the Business Combination will have been satisfied or waived (other than those conditions are to be satisfied at Closing).

Why Megalith Needs Stockholder Approval

We are seeking stockholder approval in accordance with the NYSE Listing Rule 312.03(b).

Under NYSE Listing Rule 312.03(b), stockholder approval is required for the issuance of stock to officers, directors and the holders of 5% or more of the outstanding stock. In connection with the Business Combination, Megalith entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which Megalith agreed to issue and sell to the PIPE Investors approximately $20,002,872 of Megalith Class A Common Stock immediately prior to Closing of the Business Combination. The PIPE Investors include the Sponsor Affiliated PIPE Investors. The PIPE Investment is conditioned on the concurrent Closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to fund a portion of the cash consideration for the Business Combination. A copy of the form of PIPE Subscription Agreement is attached to the accompanying proxy statement as Annex C.

Effect of Proposal on Current Stockholders

The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of BMT. In addition, the sale or any resale of the Class A Common Stock issued in the PIPE Investment could cause the market price of Megalith’s Common Stock to decline.

Vote Required for Approval

The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the NYSE Proposal. Broker non-votes will have no effect with respect to the approval of NYSE Proposal. The NYSE Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal.

Recommendation of the Board

MEGALITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The Charter Amendment Proposals

The following table sets forth a summary of the principal changes proposed to be made between the Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

	Charter	Proposed Amended Charter
Name Change	The name of the Company is “Megalith Financial Acquisition Corp.”	The name of the “Company is BM Technologies, Inc.”
Capitalization

The number of shares of capital stock the Company is authorized to issue is 111,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

The number of shares of capital stock the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Reclassification of Class A and Class B Common Stock	Megalith’s Charter currently authorizes a class of stock called Class A Common Stock.	The proposed Amended Charter will reclassify all shares of Class A and Class B Common Stock as “Common Stock.”
Amendment of Bylaws

An amendment to Megalith’s Bylaws by the stockholders requires the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

An amendment to the Company’s Bylaws by the stockholders requires the affirmative vote of the holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Charter Amendment	Megalith’s Charter is silent on the issue of minimum voting requirement for amending the Charter.

The proposed Amended Charter will provide that any amendment to the following provisions of the Amended Charter will require approval of the holders of 66⅔% of all of BMT’s then-outstanding capital stock entitled to vote generally in the election of directors: “Board of Directors,” “Bylaws,” “Special Meetings of Stockholders; Action by Written Consent,” “Limited Liability; Indemnification,” “DGCL Section 203 and Business Combinations,” “Amendment of Amended and Restated Certificate,” and “Forum; Severability.”

Section 203	Megalith’s current Charter does not currently affirmatively opt out of Section 203 of the Delaware General Corporation Law.

The proposed Amended Charter will provide that BMT opts out of Section 203 of the Delaware General Corporation Law. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities of Megalith — Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws.”

	Charter	Proposed Amended Charter
Interested Party Transactions	Megalith Charter is silent on the treatment of transaction with interested stockholders.

The proposed Amended Charter will provide that we may not engage in certain “business combinations” with any “interested stockholder” (which excludes Customers Bank and any of their direct or indirect transferees and any group as to which such persons) for a three (3) year period following the time that the stockholder became an interested stockholder, unless (1) prior to the date of the transaction, BMT’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) the interested stockholder owns at least 85% of BMT’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (x) shares owned by persons who are directors and also officers and (y) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether their shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to the consummation of the transaction, the business combination is approved by BMT’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Provisions Specific to a Blank Check Company	Under Megalith’s Charter, Article IX sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.

The proposed Amended Charter does not include these blank check company provisions because, upon consummation of the Business Combination, Megalith will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Megalith’s and the terms governing BMT’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Reasons for the Proposed Amendments

Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66 ⅔% of the voting power of BMT’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to make any amendment to BMT’s Amended Charter is intended to protect key provisions of the Amended Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Section 203

Opting out of Section 203 of the Delaware General Corporation Law allows the proposed Amended Charter to establish its own rules governing business combinations with interested parties. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities of BMT — Certain Anti-Takeover Provisions of Delaware Law and our Amended Charter and By-Laws.”

Interested Party Transactions

Although BMT will opt out of Section 203 of the Delaware General Corporation Law, the proposed Amended Charter will include a modified version of Section 203 that excludes from the definition of “interested stockholder” Customers Bank and any of its direct and indirect transferees. The effect of including this provision for “business combinations” with any “interested stockholder” is intended to provide BMT with similar protections to Section 203. However, by excluding Customers Bank and any of its direct and indirect transferees, this will allow future transfers of 15% or more of BMT’s stock by Customers Bank without the transferee becoming an “interested stockholder” or requiring advanced board approval.

Name Change

Changing the post-Business Combination corporate name from “Megalith Financial Acquisition Corp.” to “BM Technologies, Inc.” (with such change expected to be made immediately following the consummation of the Business Combination) and making BMT’s corporate existence perpetual is desirable to reflect the business combination with BankMobile and to clearly identify BMT as the publicly traded entity. Additionally, following the Business Combination, banking regulations will prohibit BankMobile from having “Bank” in the name, as it will no longer be a wholly-owned subsidiary of a bank or otherwise have a bank charter.

Common Stock

The principal purpose of this Proposal is to authorize additional shares of Megalith’s Common Stock, which will be used to issue shares pursuant to the Merger Agreement, under the Equity Incentive Plan, and for general corporate purposes. Megalith’s Board believes that it is important to have available for issuance a number of authorized shares of Common Stock and Preferred Stock sufficient to support Megalith’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued common shares may enable BMT’s board of directors to render it more difficult or to discourage an attempt to obtain control of BMT and thereby protect continuity of or entrench its management, which may adversely affect the market price of BMT’s common shares. If, in the due exercise of its fiduciary obligations, for example, BMT’s board of directors were to determine that a takeover Proposal was not in the best interests of BMT, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable BMT to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. BMT currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

These additional shares will provide BMT with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of BMT and thereby protect continuity of or entrench its management, which may adversely affect the market price of BMT. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of BMT, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing BMT’s board of directors to issue the authorized preferred stock on its own volition will enable BMT to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. BMT currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the proposed Amended Charter does not include the requirement to dissolve BMT and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and the board of directors believes it is the most appropriate period for BMT following the business combination. In addition, certain other provisions in our current certificate require that proceeds from Megalith’s IPO be held in the Trust Account until a business combination or liquidation of Megalith has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the proposed Amended Charter.

Vote Required for Approval

The Charter Amendment Proposals will be approved and adopted in their entirety only if the holders of at least a majority of the outstanding shares of Megalith Common Stock vote “FOR” each of the Charter Amendment Proposals and each of the Business Combination Proposal, the NYSE Proposal, and the Incentive Plan Proposal is approved at the Special Meeting. Failure to vote by proxy or to vote virtually at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval and adoption of the Charter Amendment Proposals is conditioned on the approval of the Business Combination Proposal and each of the other Proposals at the Special Meeting.

Recommendation of the Board

MEGALITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS AND THE AMENDED CHARTER.

The Incentive Plan Proposal

The holders of Megalith’s Public Shares are being asked to approve the BM Technologies, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”). Megalith’s board intends to adopt the 2020 Equity Incentive Plan, subject to approval from the holders of Megalith’s Public Shares. If approved, the 2020 Equity Incentive Plan will become effective upon the Closing of the Business Combination and will be used by BMT following the Closing.

Megalith’s Board believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. Megalith’s Board expects that the 2020 Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.

Summary of the 2020 Equity Incentive Plan

The following summary is not a complete statement of the 2020 Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the 2020 Equity Incentive Plan, a copy of which is attached hereto as Annex D.

General.    The purposes of the 2020 Equity Incentive Plan are to recognize contributions made to the Company and its affiliates by its employees, directors, consultants and advisors, to provide such persons with additional incentive to devote themselves to the future success of the Company and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company’s sustained growth and financial success depend. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives.

Authorized Shares.    A total number of shares of the Company’s common stock equal to 10% of issued and outstanding shares of the Company’s Common Stock immediately after the Closing of the Business Combination, which using the assumptions described under the section entitled “Total Company Shares to be Issued in the Business Combination” would be 112,944 shares of the Company’s Common Stock.

If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the 2020 Equity Incentive Plan. If any options or stock appreciation rights terminate or expire without being fully exercised or are canceled, forfeited or cash-settled, the shares for which the option or stock appreciation right was not exercised may granted again under the 2020 Equity Incentive Plan; provided, that to the extent any shares subject to an option or stock-settled stock appreciation right are withheld for payment of the purchase or exercise price or for payment of taxes, such withheld shares will be treated as granted and will not again be available for future grants. If any full-value award is canceled, forfeited or cash-settled, the shares for which such award was canceled, forfeited or cash-settled may be granted again under the 2020 Equity Incentive Plan; provided that to the extent shares subject to a full-value award are not actually issued at the time of exercise or settlement, including shares withheld for taxes, such withheld shares will not again be available for future grants.

Adjustments to Shares Subject to the 2020 Equity Incentive Plan.    In the event of a stock dividend, extraordinary cash dividend, stock split, recapitalization or other change in the number or class of issued or outstanding securities resulting from a subdivision or consolidation of the Company’s Common Stock and/or other outstanding equity securities or a recapitalization or other capital adjustment affecting the Company’s Common Stock, the administrator (as defined below) has the authority to make appropriate adjustments to the aggregate number of shares and class of shares as to which awards may be granted, the limitations as to grants to non-employee directors, the number of shares covered by each outstanding award and the option price for each related outstanding option and stock appreciation right.

Administration.    The compensation committee of the Company Board will administer the 2020 Equity Incentive Plan (referred to as the “administrator”); provided that such committee consist of at least two members of the Company Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. The Company Board may establish one or more committees to administer the 2020 Equity Incentive Plan with respect to separate classes of grantees (other than officers subject to Section 16 of the Exchange Act) and the Company Board will act as the administrator with respect to awards made to non-employee directors. Subject to the provisions of the 2020 Equity Incentive Plan, the administrator has the power to administer the 2020 Equity Incentive Plan, including but not limited to, the authority to (i) direct the Company to grant awards pursuant to the 2020 Equity Incentive Plan, (ii) determine the grantees to whom and the times at which awards will be granted, (iii) determine the price at which options are granted, (iv) determine the type of option to be awarded and the number of shares subject to such option, (v) determine the number of shares granted pursuant to each award and (vi) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the 2020 Equity Incentive Plan or any award are final, binding and conclusive.

Eligibility.    Awards may be granted to employees, directors, consultants and advisors of the Company and any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options.    Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2020 Equity Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the 2020 Equity Incentive Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s Common Stock on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (i) in cash, (ii) by certified check or (iii) by such method as the administrator approves, including payment through a broker. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for ninety (90) days except as otherwise provided in the award agreement. After the termination of service of a grantee due to death or disability, the option will remain exercisable for 12 months unless otherwise provided in the award agreement. Upon a termination for cause, all options cease to be exercisable immediately on the date of termination and the grantee automatically forfeits all shares for which the Company has not yet delivered the share certificates. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2020 Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights.    Stock appreciation rights may be granted under the 2020 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. Unless otherwise provided in an award agreement, in the event that a grantee’s services terminate for any reason other than due to death or disability, any stock appreciation right is forfeited and reacquired by the Company. In the event of a termination due to death or disability, all remaining restrictions with respect to stock appreciation rights immediately lapse unless otherwise provided in an award agreement. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the 2020 Equity Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards.    Restricted stock may be granted under the 2020 Equity Incentive Plan. Restricted stock awards are grants of shares of the Company’s Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the 2020 Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Recipients of restricted stock awards are not entitled to receive any dividends with respect to such shares until the shares become vested. The administrator may provide that any dividends paid on restricted stock awards must be reinvested in shares of Common Stock, which is subject to the same vesting conditions applicable to the restricted stock awards. Unless otherwise provided in an award agreement, upon a termination of service for any reason other than due to death or disability any unvested restricted stock awards are forfeited and upon a termination due to death or disability all restrictions with respect to any restricted stock awards immediately lapse.

Restricted Stock Units.    Restricted stock units may be granted under the 2020 Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s Common Stock. Subject to the provisions of the 2020 Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Company) and the form and timing of payment. Holders of restricted stock units do not have any rights as stockholders but the administrator may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on Common Stock which will be distributed upon vesting of the restricted stock unit. Restricted stock units are subject the same treatment upon terminations of service as restricted stock awards.

Dividend Equivalent Rights.    Dividend equivalent rights may be granted under the 2020 Equity Incentive Plan. Dividend equivalent rights are entitlements to receive credits based on cash distributions that would have been paid on the shares of Common Stock subject to an equity-based award granted to an individual as though such shares had been issued to and held by the grantee. Dividend equivalent rights may not be granted in connection with stock options or stock appreciation rights. Subject to the terms of the 2020 Equity Incentive Plan, the administrator determines the terms and conditions of dividend equivalent rights. Except as otherwise provided in an award agreement, all dividend equivalent rights automatically terminate on the grantee’s termination of service for any reason.

Transferability of Awards.    The 2020 Equity Incentive Plan allows for the transfer of awards (other than incentive stock options) for no consideration to the grantee’s immediate family or any trust or partnership in which all of the beneficiaries or partners or members, as applicable, are such grantee or his or her immediate family.

Grants to Non-Employee Directors.    Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $300,000 in any one calendar year.

Parachute Limitations.    To the extent that a grantee is a “disqualified individual” under Section 280G(c) of the Internal Revenue Code of 1986 (the “Code”), any award held by such grantee and any right to receive any payment or other benefit under the 2020 Equity Incentive Plan will not become exercisable or vested to the extent such exercise or vesting would cause any payment or benefit to such grantee to be subject to excise tax under Section 4999 of the Code; provided that such limitations are only applicable to the extent that the imposition of such limitation is beneficial to the grantee on a net after tax basis.

Change in Control.    The 2020 Equity Incentive Plan provides that in the event of a change of control, as defined under the 2020 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards.

Amendment; Termination.    The Company Board has the authority to amend the 2020 Equity Incentive Plan from time to time; provided that stockholder consent is require to: (i) increase the maximum number of shares as to which awards may be granted, except for adjustments in connection with certain events specified in the 2020 Equity Incentive Plan, (ii) materially expand the eligible participants or (iii) adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements. Additionally, no amendment may materially adversely affect any outstanding award without consent of the impacted grantee. The 2020 Equity Incentive Plan automatically will terminate in 2030.

Summary of U.S. Federal Income Tax Consequences of the 2020 Equity Incentive Plan

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2020 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights.    In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of Company Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.    A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards.    There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A.    Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the 2020 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2020 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

As of the date hereof, no awards have been granted under the 2020 Equity Incentive Plan. It is currently expected that no awards will be granted under the 2020 Equity Incentive Plan prior to Closing of the Business Combination.

Vote Required

The approval of this proposal to adopt the 2020 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Megalith’s Common Stock cast by the stockholders represented “in person” or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the NYSE Proposal.

Recommendation of the Board

MEGALITH’S BOARD UNANIMOUSLY RECOMMENDS THAT MEGALITH’S PUBLIC STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow Megalith’s Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Megalith’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposals or the Incentive Plan Proposal. In no event will Megalith’s Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Megalith’s stockholders, Megalith’s Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Megalith’s Public Stockholders represented “in person” or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal.

Recommendation of the Board

MEGALITH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT MEGALITH

Overview

Megalith is a blank check company incorporated as a Delaware corporation on November 13, 2017 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets.

Significant Activities Since Inception

The registration statement for the Megalith IPO was declared effective on August 23, 2018. On August 28, 2018, the Company consummated the Megalith IPO of 15,000,000 Units, generating gross proceeds of $150,000,000. Simultaneously with the closing of the Megalith IPO, Megalith consummated the sale of 6,560,000 Placement Warrants at a price of $1.00 per Placement Warrant in a private placement. 5,810,000 of the Placement Warrants were sold to the Sponsor and 750,000 Placement Warrants were sold to Chardan at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,560,000.

Following the closing of the Megalith IPO on August 28, 2018, an amount of $151,500,000 from the net proceeds of the sale of the Units in the Megalith IPO and the Placement Warrants was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of one-hundred eighty (180) days or less or in any open-ended investment company that holds itself out as a money market fund selected by Megalith meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by Megalith, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account, as described below.

On September 21, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, Megalith consummated the sale of an additional 1,928,889 Units, and the sale of an additional 385,778 Placement Warrants, generating total gross proceeds of $19,674,668. Following the closing of the Megalith IPO, an additional $19,481,778.90 of net proceeds was placed in the Trust Account, resulting in $170,981,778.90 held in the Trust Account.

Effecting a Business Combination

Megalith is not presently engaged in, and will not engage in, any operations until after the business combination. Megalith intends to effect the business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.

Selection of a Target Business and Structuring of the Initial Business Combination

Under the NYSE rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of Megalith’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by Megalith’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, Megalith’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although Megalith was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, Megalith determined that it would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

Megalith is providing its public stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Megalith’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the business combination, subject to the limitations described herein. As of September 30, 2020, the amount in the Trust Account, net of taxes payable, is approximately $10.38 per Public Share. The Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the consummation of the business combination. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Sponsor, Megalith’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the business combination. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Public Units, see the section titled “Business Combination Proposal — Redemption Rights.”

Submission of Megalith’s Initial Business Combination to a Stockholder Vote

Megalith is providing its public stockholders with redemption rights upon consummation of the business combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on a business combination. Unlike many other blank check companies, Megalith’s public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founders Shares and shares of Class A Common Stock underlying the Placement Units have agreed to vote such Common Stock owned by them in favor of the business combination. In addition, the Sponsor and Megalith’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, Megalith’s Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the Megalith IPO.

Employees

Megalith has three executive officers. These individuals are not obligated to devote any specific number of hours to Megalith’s matters but they intend to devote as much of their time as they deem necessary to Megalith’s affairs until Megalith has completed its initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process Megalith is in. Megalith does not intend to have any full time employees prior to the consummation of an initial business combination, although it does have certain consulting arrangements.

Facilities

Megalith maintains its principal executive offices at 535 5th Avenue, 29th Floor, New York, New York 10017. The cost for this space is included in the $2,000 monthly charge to an affiliate of the Sponsor, which includes certain administrative and support services, which commenced on August 23, 2018 pursuant to a letter agreement between Megalith and an affiliate of the Sponsor.

Legal Proceedings

To the knowledge of Megalith’s management, there are no legal proceedings pending against Megalith.

MEGALITH’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Megalith and its subsidiaries before the Business Combination.

Directors and Executive Officers

The directors and executive officers of Megalith are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Jay S. Sidhu	69	Director
Samvir S. Sidhu	37	Director
A.J. Dunklau	37	President and Chief Executive Officer
Philip Watkins	36	Chief Financial Officer
Chad Hurley	43	Director
Raj Date	49	Chairman of the Board
Eric Frank	55	Director
Bhanu Choudhrie	41	Director
Kuldeep Malkani	44	Director

Jay S. Sidhu has served as a Director since August 7, 2020, and served as the Executive Chairman of the Board between August 2018 and August 7, 2020. Mr. Sidhu is one of the managing members of Megalith’s Sponsor. He has been the Chief Executive Officer and Chairman of the Board of Customers Bancorp, Inc. (NYSE:CUBI) since 2010. He is also the Executive Chairman of Customers Bank and served as its Chief Executive Officer from 2009 until February 2020. Mr. Sidhu is also the Executive Chairman of BankMobile and BankMobile Technologies, each of which is an affiliate of Customers Bancorp. He was the Chief Executive Officer of Sovereign Bancorp Inc. (NYSE: SOV) from 1989 until 2006. He served as the Chairman of Santander Holdings USA, Inc., from 2002 to 2006. Mr. Sidhu also served as a Director of Banco Santander, S.A. in 2006. From 2010, Mr. Sidhu was a director of Atlantic Coast Financial Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, a federal savings bank, and served as its Non-Executive Chairman of the board of directors from 2011 to 2012. He served as the Vice Chairman of Atlantic Coast Financial Corporation from 2016 until its merger with Ameris Bank in May 2018. He was the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a Florida based private equity and financial services consulting firm, from 2007 to the first quarter of 2009. He served as a Director of Old Guard Group, Inc. (NASDAQ: OGGI), a property and casualty insurance company from 1999 to 2001. Mr. Sidhu has received Financial World’s Chief Executive Officer of the year award, and has also been named Turnaround Entrepreneur of the Year. In 2016, he was named Financial Technology Entrepreneur of the year by Ernst & Young LLP. He holds a BBA from Banaras University (India) and an M.B.A. from Wilkes University. Mr. Sidhu is a Graduate of the Harvard University Business School’s Chief Executive Officer Leadership Course. Mr. Sidhu helped to establish the Jay Sidhu School of Business and Leadership, at his alma mater, Wilkes University. Mr. Sidhu is the father of Mr. Samvir S. Sidhu, a Director and former Chief Executive Officer of Megalith.

Samvir S. Sidhu has served as a Director since inception and previously served as Chief Executive Officer between inception and May 5, 2020. He became Vice Chairman and Chief Operating Officer at Customers Bank and Head of Corporate Development at Customers Bancorp in February of 2020 and has served as a member of the Board of Directors of Customers Bank since 2012. He is also the Chief Executive Officer of Megalith Capital Management, which he founded in 2010. Prior to founding Megalith Capital, Mr. Sidhu worked in private equity at Providence Equity Partners from 2007 to 2009 and from 2011 to 2012, and worked as an investment banker in the Technology, Media, and Telcom group at Goldman Sachs Group Inc. (NYSE: GS) from 2005 to 2007. Mr. Sidhu received his Bachelors of Science in Finance from the Wharton School at the University of Pennsylvania and an MBA from the Harvard Business School. Mr. Sidhu is the son of Mr. Jay S. Sidhu.

A.J. Dunklau has served as President since inception, and has served as Chief Executive Officer since May 5, 2020. From 2011 through 2017, Mr. Dunklau was an executive at AGDATA, LP, a provider of payment facilitation, information services, and software, which was sold to Vista Equity Partners in 2014. From 2016 to 2017 Mr. Dunklau served as AGDATA’s Chief Strategy Officer and from 2014 to 2016 he served as its Head of Product Management. From 2012 to 2014, Mr. Dunklau served as AGDATA’s Executive Vice President and General Manager of Industry Platforms, and prior to that served as Director of Business Development. From 2005 to 2011, he worked as a management consultant at A.T. Kearney, where he consulted on global projects across a range of industries, including financial services. Mr. Dunklau received his Bachelors of Science in Business Administration from Washington University in St. Louis and an MBA from the Harvard Business School.

Philip Watkins has served as Chief Financial Officer since inception. He has been a Principal of Megalith Capital Management since 2013 and serves as a member of the investment committee. In January 2020 he joined Customers Bank as Banking Group Head, Commercial Real Estate. Prior to joining Megalith Capital, from 2011 to 2013 Mr. Watkins worked at Morgan Stanley Real Estate Investing where he was responsible for underwriting, structuring, and closing investments across a wide range of asset classes and throughout the capital structure. From 2007 to 2009 he worked at Forman Capital, a structured finance lending firm, and from 2006 to 2007 he worked at Kolter Group, a real estate investment and development firm. Mr. Watkins received his Bachelors of Science in Business Administration, cum laude, from the University of Florida and an MBA from the Harvard Business School.

Chad Hurley has served as a Director since August 2018. Mr. Hurley is an entrepreneur and technology executive. He is the co-founder and former Chief Executive Officer of YouTube, one of the world’s largest and most popular video sharing sites. In October 2006, less than two years after the service launched, Mr. Hurley and his partner sold YouTube to Google, Inc. (NASDAQ: GOOGL) for $1.65 billion. After the acquisition, Mr. Hurley stayed with the company and continued to serve as its Chief Executive Officer until 2011. He remains an advisor to the company. Prior to founding YouTube, Mr. Hurley served in a variety of roles with PayPal from 1999 to 2005. Mr. Hurley is an active investor and part–owner of the NBA’s Golden State Warriors and the MLS Los Angeles Football Club. He received his B.A. from Indiana University of Pennsylvania. Mr. Hurley is the brother of Mr. Brent Hurley.

Raj Date has served as a Director since August 2018 and Chairman of Board since August 2020. Mr. Date has had a long and varied career in and around US financial institutions as a fintech investor, senior policy maker, commercial bank executive and investment banker. Since 2013, he has served as Managing Partner of Fenway Summer LLC, a hybrid advisory and venture investment firm focused on financial services and financial technology. In 2012, Mr. Date became the first-ever Deputy Director of the United States Consumer Financial Protection Bureau (“CFPB”). As the Bureau’s second-ranking official, he helped steward the CFPB’s strategy, its operations, and its policy agenda. Mr. Date also served on the senior staff committee of the Financial Stability Oversight Council and as a statutory deputy to the FDIC Board. Before being appointed Deputy Director of the CFPB, Mr. Date acted as the interim leader of the new agency, serving as the Special Advisor to the Secretary of the Treasury. He led the CFPB for most of the first six months after its launch in 2011. From 2009 to 2010, he founded and served as the Chairman and Executive Director of the Cambridge Winter Center for Financial Institutions Policy, a private, non-profit research and policy organization that supported reform of the U.S. financial system. Prior to his government service, Mr. Date was a Managing Director in the Financial Institutions Group at Deutsche Bank Securities from 2007 to 2009. Before that, from 2002 to 2007, he was Senior Vice President for Corporate Strategy and Development at Capital One Financial. From 1996 to 2001, he worked in the financial institutions practice of the consulting firm McKinsey & Company. He has also served as an attorney in both private practice and government service. Mr. Date has served on the Board of GreenDot Corporation (NYSE:GDOT), a bank holding and financial technology company since 2016. He also currently serves as a director for a number of private companies including Prosper, a marketplace lender, and Circle, a digital currency firm, both since 2013. Mr. Date received a B.S. from the College of Engineering at the University of California at Berkeley (highest honors) and a J.D. from Harvard Law School (magna cum laude).

Eric Frank has served as a Director since August 2018. Mr. Frank has served as a senior executive and advisor to many data and analytics companies in the financial, commercial real estate and agriculture sectors. Mr. Frank has built and sold companies and has served as an operational leader in multi-billion-dollar revenue businesses. In March 2018, Mr. Frank was named Chief Executive Officer of Lightbox, LLC, a holding company funded by Silver Lake and Battery Ventures that acquired EDR, a provider of data and workflow tools to help commercial real estate clients manage that data in all aspects of property due diligence and compliance. From 2014 until 2017, Mr. Frank served as Managing Director of DMGI/DMGT PLC, overseeing their portfolio of US commercial real estate information companies. Since 2012, Mr. Frank has served as the President of Internet Technology Acceleration LLC, a consulting firm, which acts as an executive advisor to private companies and private equity sponsors, specifically in the B2B information space. From 2012 to 2014, he served as a director at AGDATA, LP., a provider of payment facilitation, information services, and software. Mr. Frank was at Thomson Reuters, a news and information company, from 2006 through 2012, most recently as President, managing a $2.3 billion investment advisory division that was a combination of Thomson Financial and Reuters. Mr. Frank began his career at Morgan Guaranty, helping create the award winning ADR.com portal, which he later sold to Thomson Financial. He also currently serves on the board of directors of Issuer Direct (NYSE American: ISDR), a compliance management company since October 2017; Social Market Analytics, a data aggregation company since 2015; and RANE (Risk Assistance Network & Exchange), a risk management company since 2016. Mr. Frank received a Bachelor of General Studies from the University of Michigan.

Bhanu Choudhrie has served as a Director since August 2018. Mr. Choudhrie is one of the managing members of Megalith’s Sponsor. Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia. He has served as a Director of Customers Bank since July 2009, and was an original member of Customers Bancorp’s Board of Directors (NYSE:CUBI). On January 30, 2013, Customers Bancorp’s Board of Directors re-appointed Mr. Choudhrie to a vacant board seat and he has served as a Director of Customers Bancorp since then. Mr. Choudhrie was a Director of Atlantic Coast Financial Corporation from July 2010 and a Director of Atlantic Coast Bank (a subsidiary of Atlantic Coast Financial Corporation (NASDAQ:ACFC) with main offices in Jacksonville, Florida) from February 2016 until the merger of Atlantic Coast Financial Corporation into Ameris Bank in May 2018. Mr. Choudhrie has also been a Director of C&C Alpha Group Limited since November 2006 through February 2014 and then reappointed in August 2014. C&C Alpha Group Limited is a London based family private equity group, which was founded in 2002 and has established offices in several countries. He is also a Director of C&C Alpha Group Investments Ltd, a Dubai entity. Mr. Choudhrie serves as a Director or officer of various investment or operating entities formed and/or doing business in the United States, United Kingdom, Europe and Asia. He also currently serves as a Trustee of Path to Success, a United Kingdom registered charity, and as a Director and President of the Choudhrie Family Foundation, a U.S. foundation. Mr. Choudhrie completed the Harvard Business School Owner/President Management Program.

Kuldeep Malkani has served as a Director since August 2018. Mr. Malkani was formerly a Portfolio Manager at Seneca Capital, an event-driven hedge fund, from 2001 through 2015. While at Seneca Capital, he managed an equity portfolio which included financial services companies and special purpose acquisition companies. Mr. Malkani was responsible for identifying, analyzing and sizing positions while also managing macro risks in individual countries utilizing derivatives to hedge equity futures and currencies. Since 2016, Mr. Malkani has served as the co-Chairman of the Sohn India Investment Conference, which brings together global hedge fund managers to raise money for pediatric cancer research. Prior to Seneca Capital, Mr. Malkani was an Analyst at JP Morgan in the Technology, Media and Telecom group advising on M&A transactions as well as equity capital placements. Mr. Malkani received his BBA from the Stephen Ross School of Business at the University of Michigan in 1997.

Number and Terms of Office of Officers and Directors

Megalith’s Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to its first annual meeting of stockholders) serving a three-year term. Megalith held a special meeting of stockholders in May 2020 in lieu of its 2020 annual meeting (the “2020 Special Meeting”). At the 2020 Special Meeting, the Class I directors, Raj Date and Eric Frank, were re-elected as Class I directors, to hold office for a three-year term following the 2020 Special Meeting, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The term of office of the Class II directors, consisting of Messrs. Hurley and Malkani, will expire at the first annual meeting of stockholders following the 2020 Special Meeting. The term of office of the Class III directors, consisting of Messrs. Choudhrie, Sidhu and Sidhu, will expire at the second annual meeting of stockholders following the 2020 Special Meeting.

Megalith’s officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Megalith’s Board is authorized to appoint persons to the offices set forth in Megalith’s bylaws as it deems appropriate. Megalith’s bylaws provide that Megalith’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Board.

Stockholder Communications

Stockholders and interested parties may communicate with Megalith’s Board, any committee chairperson or the non-management directors as a group by writing to Megalith’s Board or committee chairperson at Megalith Financial Acquisition Corp., 535 5th Ave, 29th Floor, New York, NY 10017 (if sent before the Business

Combination) or with the BMT’s board of directors or any committee chairperson or the non-management directors as a group, 201 King of Prussia Road, Suite 350, Wayne, PA 19087 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

Director Independence

The NYSE listing standards require that a majority of Megalith’s Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Megalith has four “independent directors”, as defined in the NYSE listing standards and applicable SEC rules to serve on Megalith’s Board, namely, Messrs. Date, Frank, Hurley and Malkani. Megalith’s independent directors have regularly scheduled meetings at which only independent directors are present.

Compensation Committee Interlocks and Insider Participation

None of Megalith’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on Megalith’s Board.

Executive Compensation

Commencing August 2018, Megalith agreed to pay an entity affiliated with Megalith’s Sponsor a total of $2,000 per month for office space, utilities and secretarial and administrative support. Megalith pays an entity affiliated with Megalith’s President a fee of approximately $16,667 per month until the earlier of the consummation of Megalith’s initial business combination or Megalith’s liquidation as well as a bonus of $78,000 paid upon the completion of Megalith’s initial public offering. Other than such fees, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, is paid by Megalith to Megalith’s sponsor, officers and directors, or any affiliate of Megalith’s Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Megalith’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Megalith’s audit committee reviews on a quarterly basis all payments that were made to Megalith’s sponsor, officers or directors, or Megalith’s or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, Megalith does not expect to have any additional controls in place governing Megalith’s reimbursement payments to Megalith’s directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of Megalith’s initial business combination, directors or members of Megalith’s management team who remain with Megalith may be paid consulting or management fees from BMT. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Megalith’s stockholders. It is unlikely the amount of such compensation will be known at the time of the stockholder meeting held to consider an initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

INFORMATION ABOUT BANKMOBILE

Overview

Recognizing the product delivery flexibility demanded by the changing needs of the U.S. population in general and the millennial generation in particular, and the low cost of non-traditional distribution channels, Customers Bancorp launched the BankMobile business as a key strategic initiative in January 2015. Today, BankMobile offers state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through branchless, nationwide, digital distribution channels.

BankMobile was established as the technology arm of Customers Bank to facilitate deposits and banking services between a customer and an FDIC-insured partner bank. Today, BankMobile is one of the largest digital banking platforms in the country with over 2 million accounts serving middle income Americans, millennials and “digital natives” looking for a tech savvy banking experience. BankMobile’s strategy is to generate sustainable revenue streams and “customers for life” through its technology platform and customer experience, which provide consumers with access to a full suite of banking products including checking, savings, personal loans, credit cards and student refinancing. BankMobile employs a customer centric approach with a focus on affordability, transparency and consumer friendly products. BankMobile’s BaaS business model leverages well known partners’ existing students, customer and employee bases to achieve high volume, low cost customer acquisition relative to traditional banking models and provide deposit funding and loan sources to partner banks. Today BankMobile is employing this strategy in its Higher Education, White Label, and Workplace Banking businesses. BankMobile’s digital banking platform includes modern cloud-based technology, proprietary onboarding screening, processing, and account servicing.

Company History

BankMobile was incorporated in May 2016 as a wholly-owned subsidiary of Customers Bank (the “Bank”), a Pennsylvania-state chartered bank and wholly-owned subsidiary of Customers Bancorp, Inc. (NYSE: CUBI), a Pennsylvania corporation (“Customers Bancorp,” and together with the Bank, “Customers”). On September 30, 2017, a portion of the operations, assets, and liabilities related to the BankMobile business were contributed by the Bank to BankMobile. The Bank holds BankMobile-serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires that deposit accounts and liabilities are held by a chartered bank. BankMobile is not a bank, does not hold a bank charter, and it does not have direct banking powers.

As part of its expansion of the BankMobile business, in June 2016, Customers Bancorp completed the acquisition of Higher One, Inc.’s Refund Management Disbursements Services business (the “Disbursement business”). In connection with this transaction, Customers Bancorp acquired all of the assets of Higher One’s Disbursement business, including all property and equipment, all contractual relationships with education institutions, and all intellectual property and assumed normal business-related liabilities. In addition, Customers Bancorp hired approximately 225 Higher One team members, including team members who previously had managed the Disbursement business. Following the acquisition, as part of the integration of the then-existing BankMobile business and the business acquired from Higher One, Higher One’s OneDisburse product, which was sold to colleges and universities, was rebranded as BankMobile Disbursements, and the OneAccount consumer financial account was replaced with BankMobile Vibe. BankMobile substantially enhanced the features provided with the BankMobile Vibe product and significantly reduced its fees. BankMobile management estimates that they saved students over $100 million in fees, when comparing to the average cost of a checking account as reported by the CFPB, in just the first two years after acquiring the business from Higher One in June 2016. In December 2017, BankMobile entered into an agreement to acquire the assets relating to the BlackboardPayTM financial aid credit balance disbursement solution from Blackboard Transact, Inc. for an aggregate purchase price of $1.5 million. BlackboardPay electronically delivered student financial aid to the campus ID credential or a stand-alone prepaid account.

Today, the BankMobile disbursement business serves as a market leader, with disbursements of over $10 billion annually, on approximately 725 college and university campuses across the United States, consisting of over 5 million signed student enrollments (“SSEs”), representing approximately one in three eligible SSEs throughout all of the higher education institutions in the United States based on the Department of Education’s IPEDS data. Since the acquisition of the Disbursement business from Higher One in June 2016, BankMobile has added approximately 960,000 SSEs representing approximately 25% growth to the SSE customer base. The BankMobile disbursement services provide not only revenue from fees charged to higher education institutions for those services, but also provide BankMobile with the opportunity to convert the students receiving disbursements into long-term customers of BankMobile’s partner bank, such that the partner bank becomes the “bank for life” for graduating and unenrolled students and services the financial needs of graduates throughout their lives, with BankMobile benefiting from the continued use of the BankMobile platform and through deposit servicing agreements with the partner bank.

The White Label business was commercially launched in April 2019 with T-Mobile through the launch of T-Mobile MONEY. On August 24, 2020, T-Mobile announced that all of the benefits of T-Mobile MONEY were being expanded to include the Sprint customer base that was acquired by T-Mobile.

BankMobile recently launched its Workplace Banking business and has signed multiple clients, including BenefitHub one of the largest HR benefits marketplaces, which provide access to over 6 million potential customers. In this business, BankMobile works through benefits brokers and benefit marketplaces to provide its digital banking platform to HR departments around the country as an additional benefit to employees.

On August 3, 2020, BankMobile announced a collaboration with Google to introduce digital bank accounts in the Higher Education vertical. It is anticipated that this product will replace the current BankMobile Vibe offering available to students. The digital checking account will be built on top of BankMobile’s existing banking infrastructure and the accounts will be FDIC-insured. Google will provide the front-end user experience

On August 6, 2020, BankMobile and Megalith Financial Acquisition Corp (NYSE: MFAC) (“MFAC”), a special purpose acquisition company, announced that they had entered into a definitive merger agreement. Upon closing of the transaction, the combined company will operate as BM Technologies, Inc. and expects to be listed on the NYSE. All BankMobile-serviced deposits and loans will remain at the Bank immediately after the closing of the transaction.

Industry Overview

Banking is one of the largest and most complex industries in the global economy and is characterized by intense competition between incumbent financial institutions, as well as with new challenger banks and non-bank technology providers. With the proliferation of technologies like social media and digital commerce, the industry is engaging with consumers through new channels and methods. The digital transformation is enabling non-bank institutions to partner with technology providers to offer their consumers with an ever-expanding product suite covering traditional banking and lending solutions. Forward-thinking companies are capitalizing on the opportunity to expand solutions for their consumers by partnering with banking as a solution providers.

Favorable Industry Trends

The following are important trends that BankMobile believes will impact its growth and market opportunity:

•        Shift in Consumer Preferences — Technological advancements have driven a change in consumer banking preferences. Consumers are seeking financial solutions that are more cost-effective and digitally enabled. According to the 2017 Accenture Consumer Retail Banking Survey Summary, one in two consumers switch their primary banks due to discounts and promotions on fees. In addition, according to the 2019 PWC Consumer Banking Survey, one in three consumers switch primary banks for a better interest rate on their deposits.

•        Consumers are Seeking an Affordable Banking Alternative — Consumers are not only seeking, but demanding alternatives to the existing banking landscape. Based on the Cornerstone Performance Report in 2017, Americans are paying $34 billion in overdraft fees a year while one in three Americans is living paycheck to paycheck. BankMobile’s management believe consumers will continue to adopt digital banking solutions that offer a more cost-effective solution.

•        Consumers Comfort with Mobile Financial Management — Historically, most consumers’ banking activity has been conducted in person at brick and mortar financial institutions, however, as mobile technologies continue to advance, consumers are increasingly using mobile browsers and leveraging native mobile applications. According to the 2019 PWC Consumer Banking Survey, 63% of consumers are using mobile channel more frequently. BankMobile’s management believes this shift will drive increased demand as a result of the increased convenience for consumers in completing financial transactions and will create long-term client relationships as consumers adopt our mobile banking applications, which BankMobile delivers on a white-label basis, customized to its clients’ particular needs.

•        Shift in Consumer Behavior Related to COVID-19 — As a result of the COVID-19 pandemic, BankMobile’s management believes consumer preferences will change for the foreseeable future to prefer digital (e.g., mobile and web) customer experiences as opposed to going into brick and mortar locations for banking needs. We believe that COVID-19 will accelerate the shift towards digital providers, as consumers will be less interested in going into physical locations and handling physical money and more accepting of digital banking. While our year-over-year interchange and card revenue has declined in part due to COVID-19, we expect the accelerated shift to digital banking to outweigh and outlast any short term COVID-19 adverse effects on consumer behavior.

•        Expanding Financial Service Offerings — BankMobile believes that more companies will continue to adopt financial service offerings to deepen their relationship with their consumers and grow their revenue opportunity. BankMobile’s management believes that BankMobile is well positioned to deliver banking as a service solutions to these companies.

Competitive Strengths

•        Market Leadership in Disbursements — BankMobile’s Disbursement business serves as a market leader in higher education student disbursements, serving approximately 725 college and university campuses across the United States, consisting of over 5 million SSEs, representing approximately one in three eligible SSEs throughout all of the higher education schools in the United States. The platform currently supports disbursements through ACH, paper check and transfer into a BankMobile Vibe checking account, with an enhanced digital banking offering planned to launch in 2021 through the Google partnership.

•        High-Volume, Low-Cost Customer Acquisition Strategy — BankMobile believes that it acquires customers at significantly lower costs than others in the banking industry through its B2B2C distribution model. BankMobile drives customer acquisition and its marketing engine through a differentiated distribution model that leverages both captive distribution channels and its partners’ brand equity to establish trust and accelerate adoption by consumers. BankMobile has achieved net customer acquisition cost of less than $10 per customers which it believes is very attractive compared to other digital banking platforms and traditional retail banks where the cost of acquiring customers is estimated to be between $350 and $1,500 per customer, according to ARK Investment Management LLC’s research.

•        Demonstrated Ability to Integrate Acquisitions — Since inception, BankMobile has completed two acquisitions. BankMobile has successfully integrated new employees, technology assets and certain contracts from those acquired entities. BankMobile’s acquisitions of HigherOne’s disbursements business and Blackboard Transact Assets have allowed it to strategically enter new vertical markets and further penetrate existing ones.

•        Differentiated Banking-as-a-Service Platform — BankMobile’s management team believes that its full BaaS offering is unique in the market. BankMobile provides an end-to-end offering that provides access to primary digital banking technology, full-service banking support, compliance, deposit operations, fraud management, customer care, access to partner banks and FDIC insurance. BankMobile also anticipates providing an attractive revenue share to its partners by partnering with Durbin Amendment-exempt banks. BankMobile’s platform is customizable for its white label partners to provide unique customer-centric experiences that can differentiate their product offering and integrate with their existing customer experience.

•        Demonstrated Ability to Establish Relationships with Market Leaders — Leveraging strong industry relationships, a unique customer acquisition model and a proven platform, BankMobile has established sticky relationships with market leaders. In April 2019, BankMobile launched its first white label banking partnership with T-Mobile. The product enabled T-Mobile to offer its customers a digitally-enhanced bank account, while providing BankMobile and its partner banks with low-cost and high-volume customer acquisition opportunities through T-Mobile’s extensive retail customer base. Additionally, in August 2020, BankMobile entered into an agreement with Google to launch digital bank accounts for the higher-education market.

•        Deep Understanding of the Banking Landscape — BankMobile believes that it is unique in the market given its deep FinTech and banking experience. BankMobile has been part of a bank since inception and has banking DNA and deeply understands and respects the regulatory environment.

•        Experienced Management Team — BankMobile’s management team is highly experienced, collectively having spent decades in the banking, student disbursements, or related fintech industries with the members of the executive management team averaging 24 years of relevant industry experience. The management team has developed a strong culture of innovation and the ability to execute.

Product and Service Offerings

BankMobile generates revenue from its digital banking platform and from disbursement services. The majority of BankMobile’s revenue is generated through customers’ usage of digital checking and savings accounts offered through the banking platform. The largest source of revenue from the digital checking and savings accounts is interchange income, which is paid by the merchant when an account holder uses their debit card. The second largest source of revenue is deposit servicing fees, which are fees paid to BankMobile by the partner bank to source and service deposits. The third, and smallest, source of revenue related to the digital checking and savings accounts are account fees that some users may pay to BankMobile. Additional sources of BankMobile revenue include subscription revenue paid by colleges and universities for disbursement services and subscription and maintenance fees paid by white label banking customers.

“Banking-as-a-Service” Platform Offerings

BankMobile connects banking customers to partner banks digitally through its white-label or co-branded apps, websites, and other channels. Customers have access to checking, savings, and lending products, with every feature required for customers to use the BankMobile checking account as their primary bank. BankMobile supports VIP product pricing, instant virtual and physical debit cards, bill pay, mobile check deposit, money transfers, free access to 55,000 ATMs nationwide, cash deposits to 70,000 MasterCard repower locations, the ability to get paid up to two (2) days early with direct deposit, in-app direct deposit switching, and similar customer friendly technology enabled services.

BankMobile provides its partners with the technology to offer a full white-label primary digital banking experience to the end consumer with an omni channel approach (mobile, web, Alexa, etc.). This is delivered through BankMobile’s “Banking-as-a-Service” Platform, which is a modern, native cloud stack that enables BankMobile’s partners to create specialized banking experiences that are embedded in partner’s business and highly differentiated in the marketplace.

BankMobile also provides full-service banking support to its partners including deposit operations, compliance, debit card issuance, customer care, fraud management, core processing, ATM access, data analytics and reporting, and access to deposit and lending products from multiple bank partners. BankMobile’s full-service delivery of digital technology, banking operations, and bank partnerships enables BankMobile’s partners to launch a full financial services marketplace tailored to their business strategy.

BankMobile’s digital banking product offering is described below:

“Primary-ready” branded digital bank — Support for multiple bank products, including checking and savings accounts, as a financial services marketplace via one cohesive user interface.

Good afternoon, Jane!
$825.00
$502.00
Good afternoon, Richard!
Get cash
IVORY BANK
debit
5213 7700 0000 0000
CARDHOLDER NAME
mastercard

Modern omni-channel mobile and web apps — Consistent digital experience across channels.
Frictionless instant signup — Supports integration with partner’s existing sales channels while giving partner customers quick access to banking services.
Path-to-primary prompts — Contextualized early-life experience that guides customers to switch banks across mobile, web, email, and push notifications.
Customized partner rewards — creates differentiated offerings by supporting VIP pricing and aggregated rewards based on customer behavior across both partner and bank products.
Instant Business-to-business-to-customer (B2B2C) disbursements — Supports instant deposit upon account opening to fulfill partner deposit use cases, such as a retail rebate.

Money movement — Support for in-app direct deposit switching, cash load, mobile check deposit, transfers, bill-pay, person-to-person transfer, ATM’s, and virtual/physical debit cards using one simple “Add, Move, Spend” money user experience.

BankMobile’s “Banking-as-a-Service” technology solution is described below:

Digital Clients — Modern omni-channel mobile banking app and web technologies can be branded per partner.

Prospects / Customers
1
BankMobile Digital Clients
2
BankMobile BaaS Customer Hub
3
Bank Product Data
Digital Activity Data
Partner Data
4
Partner Systems
Azure Cloud
5
6
Core Banking Systems
Payments
Checking
Savings
Credit

BaaS Customer HUB — Real-time aggregated platform enables cross-industry, customer-centric experiences such as VIP pricing, gamified offers, multi-product bundling, and contextual digital communications. Enables delivery of a financial services marketplace across multiple banking products from multiple core banking systems in one cohesive customer experience.

Value-added Banking Services — Frictionless customer-oriented signup and risk-based money movement engine optimizes the digital sales funnel across multiple products, while enabling intelligent fraud mitigants that preserve the customer experience.

Partner Integration Layer — Partner application programing interfaces (APIs) allow for deep and customized experiences, such as partner-embedded bank signup and instant monetary disbursements based on a partner offer.

Cloud Native Technology — Enables innovative banking solutions with cost-efficient scale, high reliability, and reuse to multiple BankMobile partners.
Core Banking Systems — “Primary bank” features at the depth and breadth that bank customers expect.

Disbursement Business

BankMobile’s Disbursement business assists higher education institutions in their distributions of funds to students. The disbursement business generates subscription revenue from colleges and universities for disbursement services and also generates customers on BankMobile’s digital banking platform who may choose to receive their disbursement in a BankMobile product called BankMobile Vibe. When a student receives Federal student aid and/or loans, the higher education institution is responsible for handling the application of those funds (“disbursements”). The institutions first apply the disbursements to any allowable charges, such as tuition and related fees, along with room and board or on-campus housing or dining. The excess money becomes a payment to students and is referred to as a refund. Beyond Federal student aid and loans, additional disbursements facilitated by BankMobile may include private student loans, PLUS loans (loans in the names of a student’s parents), student payroll, refunds for dropped classes or overpayments, and federal stimulus payments such as the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. BankMobile works with institutions under contract to provide the administrative activities associated with disbursements and payment of refunds, while giving students the option of moving the refund balance to a new BankMobile Vibe account, to their existing bank account through an ACH transfer, or through a disbursed paper check (paper checks are currently offered as a disbursement option to fewer than a third of SSEs).

The Disbursement business handled over $10 billion of payments in 2019 related from higher education institutions that were ultimately transmitted to students. The Disbursement business’ services simplify or eliminate many of the complexities higher education institutions and students face with regard to timing, compliance with regulations, staffing needs, technology demands, audit/record keeping and general customer care, quality assurance and education features associated with tuition, expense reimbursements and personal financial education. Clients are provided access to BankMobile’s proprietary technologies, reporting features, infrastructure and service teams to appropriately and seamlessly handle the disbursements of financial aid and comply with Department of Education laws.

BankMobile provides options for the institutions and students as to how refunds are transmitted, including depositing into a new or existing BankMobile Vibe account, to another bank through an ACH transfer, or through a disbursed paper check. In 2019, the BankMobile Vibe account product averaged approximately $500 million in balances for the year and had approximately $2.4 billion in spend volume related to approximately 1 million active bank accounts. The BankMobile Vibe account is a deposit account insured by BankMobile’s FDIC insured partner bank, and provides a MasterCard® Debit card, and other digital banking services and features such as money management tools. BankMobile Vibe is cost competitive and tailored to the campus communities that BankMobile serves, providing students with convenient and faster access to disbursement funds.

Strategy

BankMobile’s BaaS business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Higher Education Disbursements, White Label, and Workplace Banking businesses, and provide deposit funding to partner banks. In all businesses, BankMobile strives to acquire, engage, and retain customers at a lower cost than traditional banks. It does this by working with partners, including colleges and universities, white label partners, and large employers and benefits brokers. These three businesses are described below.

Student Banking

Through the Higher Education Disbursement business, BankMobile partners with higher education institutions to provide disbursement and other services to their students. These disbursement services provide BankMobile with a low cost, high volume customer acquisition opportunity for the digital banking product, as the disbursement and refund process allows BankMobile to offer students the option of having their refund deposited into a new or existing BankMobile Vibe account. This opens opportunities for BankMobile to create “customers for life,” as the student customers graduate or leave school and continue to use BankMobile’s products and services. In addition, as new students enter higher education institutions each year, BankMobile has new opportunities each year to acquire additional customers for its bank partners.

Access to these potential student customers is significantly driven by BankMobile’s relationships with higher education institutions’ IT departments. While the BankMobile disbursement business serves as a market leader in disbursements on approximately 725 college and university campuses across the United States, an important element of BankMobile’s strategy is to increase the number of higher education institution clients. As part of that strategy, BankMobile’s sales team intends to leverage the Disbursement business’ deep experience in providing the higher education industry with cost-saving disbursement services, with particular focus on higher education institutions that are relying either on inefficient in-house disbursement solutions or service-light software solutions.

The BankMobile Vibe product gives students quick access to their financial aid refunds along with a secure, low-cost, high-value digital banking experience, access to 55,000 free ATMs, and several additional features designed to make it a compelling option for students. Besides being the fastest way for students to get access to their initial deposit, BankMobile Vibe provides account holders with exclusive offers through partnerships with Bartleby, Udemy, and Billshark. Additionally, we believe that BankMobile has a one-of-a-kind rewards program that was launched four years ago and recognizes students for good financial behavior and academic achievements. Students earn “stamps” for maintaining a positive balance, setting up balance alerts, allocating a budget and self-reporting their GPA. Each stamp earns an entry into the Student Success Sweepstakes, which awards $10,000 four times a year towards student loan pay-downs.

White Label Banking

A key element of BankMobile’s strategy is the development of additional relationships with white label partners. By providing “Banking-as-a-Service,” BankMobile is able to connect non-bank businesses with partner banks to provide them with the technology and banking infrastructure to allow their customers to access banking services, including free checking, and other financial services products they may not have access to otherwise, as well as rewards and incentives the businesses may want to provide to better attract, engage and retain their customers. The white label strategy allows BankMobile to leverage many of the assets and expertise developed through providing services through the Disbursement business to higher education institutions, and BankMobile’s management believes that this provides the ability to launch a full-featured digital banking platform at a fraction of the cost of a start up with the flexibility to specialize valuable differentiators per market beyond what a large incumbent bank could support. The white label strategy also allows BankMobile to leverage clients’ existing direct-to-consumer relationships and continue to provide additional low-cost and high-volume customer acquisition opportunities.

In February 2017, BankMobile entered into its first white label banking partnership with T-Mobile. The product was commercially launched in April of 2019, enabling T-Mobile to offer its customers a digitally-enhanced bank account, while providing BankMobile with low-cost and high-volume customer acquisition opportunities through T-Mobile’s extensive retail customer base. The T-Mobile MONEY account currently offers no account fees, and 4% interest on balances up to $3,000 for qualifying T-Mobile customers among other compelling features.

Currently, T-Mobile is our only material white label partner. BankMobile has a strong pipeline of other white label partners with an addressable market of over 100 million potential end customers, not including T-Mobile Money customers. The criteria for a white label partner are having strong brand equity, access to millions of customers and a “natural checkout moment” where it makes sense to interject the bank account to improve the customer experience.

Workplace Banking

Similar to white label banking and student banking, in the workplace banking business, BankMobile reaches end consumers by working with key partners to leverage their existing employee base. In workplace banking, BankMobile works with benefits brokers who target Fortune-1000 companies, and also benefit marketplaces, to offer a digital banking platform and financial wellness educational materials to employees, as part of an employer’s broader benefits package. Most recently, BankMobile has signed an agreement with “Benefithub,” one of the largest HR benefit marketplaces, which is anticipated to provide access to at least six million employees.

Customers

Higher Education Institutions

The Disbursement business serves as a market leader in disbursements, providing disbursement and payments services to approximately 725 college and university campuses across the United States. The Disbursement business’ products and services address the unique and specific financial transactional, reporting and customer service needs of these higher education institution clients. The services provided by the Disbursement business to these clients include business-to-business features that support those specific institutions. These institutional relationships are essential to the generation of individual customers.

Additional details on the Disbursement business customer base:

•        Approximately 87% schools are public colleges and universities.

•        Nearly half of the campuses served are 2-year schools.

•        We believe that the risk of any significant customer losses due to institutions closing is very low as only 1% of campuses served appear on the U.S. Department of Education’s Heightened Cash Monitoring list.

Retail Customers

BankMobile’s individual customers currently come primarily through the higher education and white label channels; BankMobile’s workplace banking channel was only recently launched. As BankMobile’s white label and workplace banking businesses further develop, it is expected that additional individual customers will be originated through various white label businesses and relationships with Fortune-1000 employers nationwide. Students and former students typically become customers of BankMobile through the financial aid disbursement process. Students that choose to maintain a BankMobile Vibe bank account have the protection of an FDIC insured deposit account provided by our banking partners and have access to a MasterCard® Debit card and other digital banking services.

•        Approximately 56% of BankMobile’s student account holders are 20-29 years old.

•        Approximately 66% of BankMobile’s student account holders are female.

•        Approximately 24% of BankMobile’s student account holders are employed full time, 36% are employed part-time, and 39% are not employed.

Growth Drivers:

BankMobile intends to drive future growth in the following ways:

Further Expand within Higher Education

BankMobile expects growth in the Higher Education vertical to be driven by two factors: increased adoption rates; and growth in the SSE base. Card revenue and deposit servicing fees from the higher education vertical are the largest sources of revenue today for BankMobile and it expects to be able to expand its revenue in this segment by increasing the adoption rate of BankMobile Vibe accounts. The primary driver in initial sign-ups for BankMobile Vibe accounts is the selection by a student to receive a refund payment through a BankMobile Vibe account as opposed to receiving a check or having an ACH payment sent to a different bank. BankMobile believes that as a result of the announced collaboration with Google and additional future partnerships, it will be able to increase the percentage of students that choose to receive their disbursement in a BankMobile Vibe account. Additionally, BankMobile also expects to continue to expand its penetration of the market for higher education disbursement services as it expands to serve additional college and university campuses.

Further Expand within White Label and Workplace Banking Verticals

BankMobile also expect to grow meaningfully by expanding within its existing white label and workplace banking partners and by signing up additional white label and workplace banking partners. The revenue from both of these verticals represents a small portion of BankMobile’s revenue today and a very large potential market. Additionally, on August 24, 2020 T-Mobile announced that they were expanding the benefits of T-Mobile MONEY to the newly acquired Sprint customer base, which further increases the size of BankMobile’s potential addressable market. BankMobile also expects to be able to add additional large white label partners. BankMobile has seen significant interest from large companies to offer financial services to its existing loyal customer bases and it believes that its BaaS offering is positioned well to serve this market.

Expand with Existing Retail Customers

As BankMobile generates a substantial number of new customers on an annual basis at a low customers acquisition cost of less than $10 per customer, BankMobile’s management believes that there are significant opportunities to expand its business with those customers beyond primarily checking and savings accounts. Additionally, BankMobile management believes that in the future it will be able to generate revenue by extending credit to BankMobile customers. BankMobile currently has relationships and products built to offer credit cards and loans to the BankMobile customer base, however this business today is negligible as there is a misalignment in BankMobile’s customer base and the credit criteria for its current partner bank. As a commercial bank, Customers Bank will only extend credit to prime customers. BankMobile believes that following this transaction, it will be able to establish partnerships with companies that specialize in extending credit to sub-prime customers, which will allow BankMobile to offer credit to a much larger portion of its existing customer base.

BankMobile’s customer acquisition costs are determined by aggregating the total cost of its sales and marketing departments, which drive new account acquisition, as well as any bounty costs paid to its white label partner to obtain gross costs, which is then reduced by the subscription fees paid to BankMobile by colleges and universities, to calculate a total customer acquisition costs. This cost is then divided by the number of new active accounts in the period to get a cost per account.

Strategic Acquisitions

BankMobile has successfully acquired and integrated two acquisitions. BankMobile’s acquisitions have contributed meaningfully to its growth, product offerings and industry expertise. BankMobile plans to continue to evaluate opportunistic acquisitions that would allow it to either expand our product offerings to existing customers or allow it to into enter to new verticals.

Sales and Marketing

BankMobile’s sales and marketing efforts separately target its key markets, which include higher education institutions and their students, corporate white label partners, workplace lenders and direct to consumer opportunities.

Higher Education Institutions

BankMobile’s dedicated and experienced sales team actively markets BankMobile’s products and services to higher education institutions in the United States. This team identifies potential new clients through a variety of channels, including industry publications, higher education regional and national tradeshows, partnerships with referral sources, existing client showcase events and through word-of-mouth referrals. The sales process typically includes an extended solicitation period, which can be lengthy, and that usually includes phone conversations, in-person presentations and formal proposals to various levels of administrators. Historically, the primary points of contact at these potential clients have been an institution’s chief financial officer, chief business officer, controller, and bursar.

An important part of BankMobile’s sales effort is educating potential clients about the benefits of BankMobile’s products and services for both the higher education institution and its students. The BankMobile management team believes that institutions are attracted to the idea of partnering with BankMobile to provide their payment functions because of the resulting operating efficiencies, compliance monitoring, outsourcing of student service phone calls, and the potential benefits to students, such as receiving financial aid disbursements more quickly and conveniently.

Students

Once BankMobile enters into a contract with a higher education institution, BankMobile begins focusing marketing efforts on the institution’s students. BankMobile’s consumer-marketing department conducts student-directed marketing efforts with a primary goal of increasing awareness and usage of BankMobile’s services, including both disbursements choices and selection of the BankMobile Vibe account.

BankMobile works closely with its higher education institutional clients to communicate the benefits of BankMobile’s products and services through school-branded communications and literature in an effort to make students aware of the BankMobile Vibe benefits before they make a refund selection.

Corporate White Label Partners

BankMobile has a direct sales approach for white label opportunities and identifies targets through a variety of channels. BankMobile targets opportunities where it believes it can leverage BankMobile’s deep BaaS experience to successfully support white label companies. BankMobile’s target market is broad and includes large retail and subscription-based companies with a significant customer base, large member organizations (such as labor unions), financial technology, retail, government, and payroll services.

An important part of BankMobile’s sales effort is educating potential white label partners about the benefits of BankMobile’s products and services and how a digital banking offering can benefit their customers and build brand loyalty. BankMobile is in various stages of discussions with multiple companies and has found that these companies are attracted to the idea of partnering with BankMobile to provide financial accounts and products as well as payment functions because of the resulting operating efficiencies, brand enhancements, customer retention value, and revenue opportunities that BankMobile’s services provide.

Workplace Banking Partners

BankMobile has a direct sales approach for workplace banking opportunities, with a dedicated sales effort targeting nationwide benefits brokers. Those brokers have the nationwide connections with Fortune-1000 companies to sell BankMobile’s products and services in the United States. Financial education and benefits are important to employers today, and with BankMobile’s digital banking platform, employers are able to offer attractive, low cost financial products to their employees along with financial education, and BankMobile is able to access their large employee bases.

Customer and Client Service

BankMobile is dedicated to addressing the needs of both its higher education institutional clients and student customers. BankMobile believes that its multi-pronged approach to providing cost-effective customer service helps support client and customer satisfaction.

Higher Education Institutions

BankMobile believes its sales and marketing efforts are enhanced by providing reliable after-sale service. BankMobile provides higher education institutional clients with a variety of service touch points, such as a dedicated relationship manager, administrative support and by hosting BankMobile conferences. BankMobile’s dedicated relationship managers are responsible for ensuring strong relationships are maintained with each institutional client and for assisting, supporting and providing updates on the quality and use of BankMobile’s services. BankMobile’s administrative support is designed to address a range of client issues from client-specific technical questions to client service matters that require management’s attention. During BankMobile’s conferences, clients can meet in person with BankMobile’s management and staff to learn about new features and products, updates to current offerings and build long lasting personal relationships.

Customer Care for Students

BankMobile offers phone channels seven (7) days a week and web-based self-service tools for all students, available 24/7. Regardless of refund preference, students have the ability to make or update a refund preference selection, manage notifications, reset their password and update their profile information. Questions can be easily answered through BankMobile’s FAQ database, co-branded student website or 24/7 automated voice response system. In addition, if a student would like to speak with a live agent they can call a toll-free customer service number specifically for college students. BankMobile never charges a fee for speaking with a Customer Service Agent. Customer Service is available 8:00 am to 11:00 pm eastern standard time, Monday through Friday, with limited Saturday and Sunday hours as well.

BankMobile offers customer service in English and Spanish. In addition, the Automated Services Line (commonly referred to as an “IVR”) is supported in both English and Spanish and provides all students access to a variety of features and functions 24/7/365 via a toll-free phone call. BankMobile also supports both relay calls and TTY through toll-free customer service.

Key Relationships with Third Parties

BankMobile maintains relationships with a number of third parties that provide key services to BankMobile. Partnering with these third-party providers allows BankMobile to streamline operations and infrastructure and provide a high level of specialized services. BankMobile’s primary third-party provider relationships are described below.

Customers Bank

Customers Bank is BankMobile’s current bank partner. The Bank holds the FDIC insured deposits that BankMobile sources and services. The Bank is also the issuing bank on BankMobile’s debit cards, and the Bank pays BankMobile a deposit servicing fee for the deposits generated and passes through interchange income earned from debit transactions.

FIS Global

FIS provides back-end account and transaction data processing for BankMobile Vibe accounts and BankMobile Vibe cards and T-Mobile MONEY accounts, including core processing, ACH processing, issuance authorization and settlement, ATM driving and related services. FIS receives a monthly fee for services it provides and for related software licenses.

MasterCard International Incorporated

MasterCard provides the payment network for MasterCard debit cards issued by Customers Bank to BankMobile’s customers. BankMobile arranges for the marketing of both embossed and unadorned MasterCard debit cards. BankMobile receive various incentives, both directly from MasterCard and FIS (via the NYCE network), for achieving growth targets in the issuance and promotion of accounts.

Ubiquity Global Services

Ubiquity provides English and Spanish customer care and IVR services to BankMobile, including inbound and outbound customer care services. Ubiquity Global Services operates via several off-shore Ubiquity managed customer service centers located in the Philippines and El Salvador. Ubiquity receives a monthly fee for the services it provides.

Competition

Consumer Banking Competition

Competition for BankMobile exists both at the digital banking product level, which is the product used by consumers, and in the disbursement business and Banking -as-a-Service businesses, which are the channels that BankMobile uses to acquire digital banking customers.

BankMobile’s competitive positioning versus both traditional banking channels and other digital banking platform (which often refer to themselves as ‘Challenger Banks’ or ‘Neobanks’) relies on its belief that a B2B2C model not only is more effective in deflecting the cost of acquisition, but also that it can be more successful in getting consumers to open, fund and use their accounts. BankMobile does this by working with brands that have large addressable markets and that consumer’s trust with whom they have recurring transactions. Due to BankMobile’s low cost of acquisition and blended offers with partner ecosystems, BankMobile consumer products can be competitively priced compared to both physical and digital-only consumer banks, and can provide an offer or reward that may be unique in the industry. BankMobile’s baseline digital banking experience and related financial products are maintained above or on-par with other consumer banks, which enables BankMobile to retain customers at a rate above or on-par with the industry

BankMobile customers acquired through BankMobile Disbursements have access to traditional bank branches that may have a physical presence near the university and college campuses it serves, large national banks, as well as smaller regional or local banks, digital banks, other student and disbursement businesses, and local and national loan providers. BankMobile’s BaaS and Workplace Banking products also compete with traditional bank deposit products, branch delivery channels, and digital banks.

There are many Digital Banking Platform competitors that also offer competitive digital checking and savings accounts including Chime, Varo, MoneyLion, N26, and many others. Many of the Digital Banking Platform competitors are backed by large Venture Capital funds and have raised substantial amounts of funding to date.

Student Refund Disbursements — B2B Competition

BankMobile Disbursements competes against all forms of payment, including paper-based transactions (principally checks), electronic transactions such as wire transfers and Automated Clearing House (“ACH”) payments and other electronic forms of payment, including card-based payment systems and banks providing student disbursement services. Many competitors, including Blackboard, TouchNet Information Systems, Inc., Heartland Payment Systems and Nelnet, Inc., provide payment software, products and services that compete with those BankMobile offers. Several banks, notably PNC and Bank of America, also provide disbursement services. In addition, the Disbursement business also competes with in-house providers of disbursement services.

Banking-as-a-Service — B2B Competition

BankMobile’s BaaS business competes with financial solutions delivered in-house by potential partners, with banks that only white-label their charter, with technology firms that may only have a portion of a full financial services solution, by emerging BaaS providers that may be more comprehensive in nature, and by large retail banks that may entertain partner co-brand models. Competitors include Green Dot, BBVA, Wells Fargo, and others. BankMobile’s main differentiation with all these potential competitors is the ability to provide a proven and comprehensive suite of digital-first financial services, by delivering all the services required for a partner to enter the financial services space, and by highly tailoring the consumer experience, product pricing, and rewards as a differentiating offering inside a partner’s ecosystem.

Intellectual Property

The protection of intellectual property, including trademarks (and particularly those relating to the names associated with BankMobile’s product and service offerings, including “BankMobile,” “BankMobile Vibe” and “BankMobile Disbursements”), patents, copyrights, and domain names is critical to the success of BankMobile. BankMobile protects its intellectual property rights by relying on federal, state and common law rights, and also on confidentiality procedures and contractual restrictions to establish and protect its proprietary rights in its products and service offerings. In addition, BankMobile has obtained and is in the process of applying for patents and copyrights to protect key elements of its products and delivery methods and believes this intellectual property will allow BankMobile to continue to differentiate its business from potential competitors. Effective protection of intellectual property rights is expensive, can frequently result in disputes that may require litigation to resolve, and may not be successful.

Seasonality

Deposits related to BankMobile fluctuate throughout the year due primarily to the relationship between the deposits level and the typical cycles of student enrollment in higher education institutions. Deposit balances typically experience seasonal lows in June and July when student enrollment is lower and experience seasonal highs in September and January when student enrollment is high and individual account balances are generally at their peak.

Employees

As of September 30, 2020, BankMobile had approximately 310 employees. All of the employees to BankMobile are located in the United States. None of these employees are represented by any collective bargaining unit or is a party to a collective bargaining agreement.

Properties

At September 30, 2020, BankMobile leased two facility locations; Customers Bank is listed on the lease as lessee on one of the locations with efforts to assign to BankMobile underway; BankMobile Technologies, Inc. is listed as lessee on the other location. Additionally, BankMobile has several employees that currently sit in Customers Bank locations. The table below summarizes these BankMobile business locations by county and state:

County	State	Leased
Delaware(1)	PA	1
New Haven(2)	CT	1
Total facilities		2

____________

(1)      Includes a 7,326 square foot facility space utilized by BankMobile business personnel with a lease expiring in 2022. BankMobile Technologies, Inc. is the lessee on this lease.

(2)      Includes a 23,000 square foot facility space utilized by BankMobile Disbursement and Operations personnel with a lease expiring June 2022. Customers Bank is the lessee on this lease, efforts to assign to BM Technologies is underway.

Regulation

As a subsidiary of the Bank, BankMobile is currently subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank and is periodically examined by those regulatory authorities. Following the Business Combination, BankMobile will not be subject to direct banking regulation, except as a service provider to its partner banks. BankMobile is also subject to the regulations of the Department of Education, due to its student Disbursements business, and is periodically examined by them.

BankMobile’s contracts with most of its higher education institutional clients requires it to comply with numerous laws and regulations, including, where applicable, regulations promulgated by the Department of Education (“ED”) regarding the handling of student financial aid funds received by institutions on behalf of their students under Title IV; FERPA; the Electronic Fund Transfer Act and Regulation E; the USA PATRIOT Act and related anti-money laundering requirements; and certain federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of GLBA. Other products and services offered by BankMobile may also be subject to other federal and state laws and regulations.

United States Department of Education

Because BankMobile provides services to some higher education institutions which involve handling federal student financial aid funds, it is considered a “third-party servicer” under Title IV of the Higher Education Act of 1965 and the related regulations (“Title IV”), which govern the administration of federal student financial aid programs. Those regulations require a third-party servicer annually to submit a compliance audit conducted by outside independent auditors that cover the servicer’s Title IV activities. Each year BankMobile is required to submit a “Compliance Attestation Examination of the Title IV Student Financial Assistance Programs” audit to the ED, which includes a report by an independent audit firm. This yearly compliance audit submission to ED provides comfort to BankMobile’s higher education institution clients that it is in compliance with the applicable third-party servicer regulations. BankMobile will also provide this compliance audit report to clients upon request to help them fulfill their compliance audit obligations as Title IV participating institutions.

Under ED’s regulations, a third-party servicer that contracts with a Title IV institution acts in the nature of a fiduciary in the administration of Title IV programs. Among other requirements, the regulations provide that a third-party servicer is jointly and severally liable with its client institution for any liability to ED arising out of the servicer’s violation of Title IV or its implementing regulations. ED is also empowered to limit, suspend or terminate the violating servicer’s eligibility to act as a third-party servicer and to impose significant civil penalties on the violating servicer. BankMobile may enter into “Tier 1” arrangements with educational institutions, which are subject to more stringent regulations than certain other (“Tier 2” or “non-covered”) arrangements.

Additionally, on behalf of BankMobile’s higher education institution clients, it is required to comply with ED’s cash management regulations regarding payment of financial aid credit balances to students and providing bank accounts to students that may be used for receiving such payments. Violations of Title IV or its implementing regulations could subject BankMobile to sanctions. There is limited enforcement and interpretive history of Title IV regulations.

Banking Regulators

As a subsidiary of Customers, BankMobile is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank and is periodically examined by those regulatory authorities. Customers’ relationship with its depositors and borrowers is also regulated by federal consumer protection laws. The Consumer Financial Protection Bureau (or CFPB) issues regulations under those laws that Customers Bank must comply with. Following the Business Combination, BankMobile will not be subject to direct banking regulation, except as a service provider to its partner banks.

Management of BAnkMobile

The following table sets forth certain information regarding BankMobile’s executive officers and directors as of the filing of this proxy statement/prospectus.

Name	Age	Position(s)
Luvleen Sidhu	34	Chief Executive Officer; Director
Bob Ramsey	45	Chief Financial Officer
Robert Diegel	58	Chief Operating Officer; Director
Warren Taylor	61	Chief Customer Officer; Director
Andrew Crawford	50	Chief Commercial Officer; Director
Robert Savino	44	Chief Product and Technology Officer; Director
Jay Sidhu	69	Director

Luvleen Sidhu has served as BankMobile’s Chief Executive Officer and Director since 2019. From February 2014 to present, Ms. Luvleen Sidhu served as Chief Strategy Officer and President of BankMobile, which she helped found. Ms. Luvleen Sidhu earned her MBA from the Wharton School of Business of the University of Pennsylvania and her bachelor’s degree from Harvard University. After graduating from Harvard and Wharton she was a management consultant at Booz & co. in their financial services practice. Ms. Luvleen Sidhu is a recognized leader in the industry and was named one of Crain’s New York Business 2020 40 Under 40 and a “Rising Star in Banking & Finance” in 2020. She was previously named Fintech Woman of the Year by Lendit Fintech for 2019. Before attending business school at Wharton, she was analyst at Neuberger Berman and also worked as a director of corporate development at Customers Bank. While at the company, Ms. Luvleen Sidhu introduced several growth projects, including partnering with a New York City-based start-up to improve the banking experience through innovative technology. Ms. Luvleen Sidhu has been featured regularly in the media including on CNBC, Bloomberg Radio, Yahoo Finance, Fox News Radio and in The Wall Street Journal, Forbes.com, American Banker, Crain’s New York, FoxNews.com, among others.

Bob Ramsey serves as BankMobile’s Chief Financial Officer. From January 2019 to present, Mr. Ramsey served as Chief Financial Officer of BankMobile, during which period he had a dual role and also served as Customers Bancorp’s Director of Investor Relations. From 2017 to 2019, Mr. Ramsey served as Director of Strategic Planning and Investor Relations at Customers Bancorp. Prior to joining Customers Bancorp, Mr. Ramsey served as senior equity research analyst and other roles at FBR Capital Markets for 13 years, where he covered community banks, regional banks, super-regional banks, consumer finance and fintech companies. He previously worked at Wachovia Securities. Mr. Ramsey has his MBA from the College of William and Mary and his bachelor’s degree from Hampden Sydney College.

Robert J. Diegel serves as BankMobile’s Chief Operating Officer and Director. Mr. Diegel became Chief Operating Officer in October 2017 and Director in 2017. From April 2014, Mr. Diegel served in a variety of roles in Customers Bank and BankMobile. Those roles include Director of Banking Operations and Deputy Chief Administrative Officer. Prior to joining Customers Bank, Mr. Diegel served as Senior Vice President — Director of Operations and Cash Management at Firstrust Bank, where he worked from 1990 through 2014 and was a Board member of FIS’ Strategic Payment Counsel from 2009 through 2014. Mr. Diegel earned his Bachelor of Science in accounting from LaSalle University in Philadelphia before attending Georgetown University’s Stonier Graduate School with the American Bankers Association.

Warren Taylor serves as BankMobile’s Chief Customer Officer and Director. Mr. Taylor became Chief Customer Officer in 2016 and Director in 2017. Prior to becoming Chief Customer Officer, Mr. Taylor held various positions within BankMobile, including CFO, Chief of Staff, and Chief Banking Officer. Previously, Mr. Taylor was CEO of Yardley Bank from 1984 to 1989 which was acquired by Sovereign Bancorp. At Sovereign, Mr. Taylor was the New Jersey Division President. In 2009, he left Sovereign to join Customers Bank as Director of Retail Banking, and helped co-found BankMobile in 2014. Mr. Taylor received his BS in accounting from St. Joseph’s University.

Andrew Crawford serves as BankMobile’s Chief Commercial Officer and Director. Mr. Crawford became Chief Commercial Officer in 2017 and Director in 2017. From 2016 to 2017, Mr. Crawford worked as Chief Client Officer of BankMobile. From 2012 to 2016, Mr. Crawford was SVP of Client Services & Operations of Higher One, Inc. Mr. Crawford received an MBA from the Ross School of Business at the University of Michigan and a BA from the University of Pennsylvania.

Robert J. Savino serves as BankMobile’s Chief Product and Technology Officer and Director. He became Director in 2020. Mr. Savino joined BankMobile in the Chief Product and Technology Officer role in 2017. Mr. Savino helped launch the T-Mobile MONEY product and banking-as-a-service technology platform in 2018 and directs BankMobile’s distribution strategy, product roadmap, and technology execution. Prior to joining BankMobile, Mr. Savino served various fin-tech leadership roles at both large banks and startups, such as Moven, Chase, and FirstUSA. Robert earned his Bachelor of Science in Computer Engineering from The Pennsylvania State University and has obtained multiple business and technology certificates through online Masters coursework.

Jay Sidhu serves as a Director of BankMobile. Mr. Sidhu has served as Customers Bank’s Chairman and Chief Executive Officer since the second quarter of 2009. In addition to his current role as Chairman of Customers Bank, Mr. Sidhu also serves as Chairman and Chief Executive Officer of Customers Bancorp, Inc. Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank and Sovereign Bancorp, Inc. from 1989 and its Chairman from 2002 until his retirement on December 31, 2006. Mr. Sidhu was also the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a consulting firm, from 2007 to 2009. Mr. Sidhu is a recipient of Financial World’s CEO of the year award, and was also named Turnaround Entrepreneur of the Year, while he was the CEO of Sovereign. In 2016, he was named Financial Technology Entrepreneur of the Year. He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum and Caron Foundation’s Citizen of the Year. Mr. Sidhu also serves as director of Megalith. Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the Board of Grupo Santander in Madrid, Spain and Atlantic Coast Financial Corporation in Jacksonville, Florida. He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course for CEOs. Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University. Mr. Sidhu will not serve on BankMobile’s board of directors following the Business Combination.

Family Relationships

Luvleen Sidhu, BankMobile’s Chief Executive Officer and Director, who will serve as the Chief Executive Officer and a Director of BMT following the Business Combination, is the daughter of Jay Sidhu, a current Director of BankMobile.

EXECUTIVE COMPENSATION OF BANKMOBILE

The following sets forth information about the compensation paid to or accrued by BankMobile’s principal executive officer and its two other most highly compensated persons serving as executive officers as of the periods indicated for services rendered for such periods. These executives are referred to as BankMobile’s “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	RSUs ($)	Stock Options ($)(2)	Bonus ($)	All Other Compensation ($)(3)	Total ($)
Jay S. Sidhu(4)	2019	$0	$0	$0	$0	$0	$0
Chief Executive Officer;	2018	$0	$0	$0	$0	$0	$0
Director	2017	$0	$0	$0	$0	$0	$0
Luvleen Sidhu	2019	$275,000	$0	$622,756	$0	$8,019	$905,775
Chief Executive Officer	2018	$250,000	$62,517	$0	$0	$7,500	$320,017
	2017	$250,000	$18,779	$0	$56,250	$8,100	$333,129
Robert Savino(5)	2019	$250,000	$0	$311,378	$100,000	$7,173	$668,551
Chief Product and	2018	$250,000	$0	$0	$100,000	$6,715	$356,715
Technology Officer	2017	$0	$0	$0	$0	$0	$0
Robert Diegel	2019	$250,000	$0	$311,378	$0	$7,208	$568,586
Chief Operating Officer	2018	$218,400	$43,636	$0	$25,000	$7,302	$294,338
	2017	$218,400	$25,027	$0	$82,500	$8,661	$334,587

____________

(1)      BankMobile paid all amounts for fiscal year 2019.

(2)      All stock options relating to Customers Bancorp stock were granted by Customers Bancorp on April 3, 2019 at a grant price of $18.62. Ms. Luvleen Sidhu was awarded 100,000 options. Messrs. Diegel and Savino each received 50,000 options. The options were granted pursuant to a 5 year waterfall vesting schedule. Customers Bancorp will accelerate vesting at the close of the Business Combination, but the options are expected to be underwater at the Closing and expire.

(3)      All other compensation reflects 401K match.

(4)      In his capacity as CEO of Customers Bancorp, Jay Sidhu also served as CEO of BankMobile through 2019, but received no compensation specific to this role. Mr. Sidhu received compensation from Customers Bancorp in 2019 specific to his role as Chairman and Chief Executive Officer of Customers Bancorp Jay Sidhu ceased being BankMobile’s CEO in December 2019.

(5)      Robert Savino was hired December 18, 2017; and first received pay in 2018.

Employment Agreements

BankMobile does not currently have employment agreements in place with any of its executive officers. In connection with the Merger Agreement and effective upon the Closing, the Company will enter into employment agreements with Ms. Luvleen Sidhu, its Chief Executive Officer, Andrew Crawford, its Chief Commercial Officer, Robert Diegel, its Chief Operating Officer, Robert Ramsey, its Chief Financial Officer, Robert Savino, its Chief Product and Technology Officer, and Warren Taylor, its Chief Customer Officer.

Ms. Luvleen Sidhu’s employment agreement will have a term of two years and provide for immediate vesting of any equity incentive interests if terminated without cause or terminated for good reason. Ms. Luvleen Sidhu’s employment agreement will automatically renew thereafter for successive two year periods unless either the Company or the employee give written notice to the other at least sixty (60) days prior to the end of the applicable term.

Messrs. Crawford, Diegel, Ramsey, Savino, and Taylor’s employment agreements will have a term of one year and provide for accelerated vesting of any equity incentive interests if terminated without cause or terminated for good reason. The employment agreements will automatically renew thereafter for successive one-year periods unless either the Company or the employee give written notice to the other at least sixty (60) days prior to the end of the applicable term.

Ms. Luvleen Sidhu will be entitled to receive an annual base salary of at least $275,000 pursuant to her employment agreement and incentive compensation in an amount, in such form, and at such time as approved by the BMT Board following the Business Combination. Such incentive compensation may take the form of cash payments (“Cash Bonus”), transfers of stock, stock appreciation awards, restricted stock units or stock options. Ms. Luvleen Sidhu will be entitled to receive severance compensation in the event of a termination of her employment by the Company without “Cause” or by the executive for “Good Reason” in an amount equal to the sum of her then current base salary plus the average of the annual performance bonus (consisting of both cash and other incentive compensation, but excluding the Company match of any deferred compensation) provided to her with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year of termination, for the greater of two (2) years or the period of time remaining in the applicable term, paid in equal installments on the normal pay dates following Ms. Luvleen Sidhu’s separation from service with the Company, subject to execution of a release of claims. Ms. Luvleen Sidhu will also be eligible for employee benefits and shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Company within which Ms. Luvleen Sidhu’s termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to her had she remained employed through the date of payment.

Messrs. Crawford, Diegel, Ramsey, Savino, and Taylor will be entitled to receive an annual base salary of at least $279,292, $250,000, $250,000, $250,000 and $250,000, respectively, pursuant to their respective employment agreement and incentive compensation in an amount, in such form, and at such time as approved by BMT Board following the Business Combination. Each of these executives will be entitled to receive severance compensation in the event of a termination of his employment by the Company without “Cause” or by the executive for “Good Reason” in an amount equal to the sum of their then current base salary plus the average of the annual performance bonus (consisting of both cash and other incentive compensation, but excluding the Company match of any deferred compensation) provided to them with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year of termination, for the greater of one (1) year or the period of time remaining in the applicable term, paid in equal installments on the normal pay dates following their separation from service with the Company, subject to execution of a release of claims. Messrs. Crawford, Diegel, Ramsey, Savino and Taylor will also be eligible for employee benefits and shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Company within which their termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to them had they remained employed through the date of payment.

Equity Grants at Closing

No grants are expected to be made at Closing under the 2020 Equity Incentive Plan.

Outstanding Equity Awards

BankMobile has no outstanding equity awards.

Director Compensation

For fiscal year 2019, BankMobile did not provide director compensation to its directors. However, all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the BankMobile board of directors. In connection with the Business Combination, we intend to approve and implement a non-employee director compensation policy.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

The Company’s Board following the Business Combination is expected to be comprised of the following directors: Ms. Luvleen Sidhu; Mr. Pankaj Dinodia; Mr. Brent Hurley; Mr. Mike Gill; Mr. Aaron Hodari, A.J. Dunklau; and Marcy Schwab.

Name	Age	Position
Luvleen Sidhu(6)	34	Chief Executive Officer; Chairman of the Board
Pankaj Dinodia(1)(2)(4)	36	Director
Mike Gill(2)(5)	69	Director
Aaron Hodari(1)(4)	34	Director
Brent Hurley(2)(3)(6)	41	Director
A.J. Dunklau(3)(5)	37	Director
Marcy Schwab(1)(5)	49	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

(4)      Class I Director.

(5)      Class II Director.

(6)      Class III Director.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Currently, BankMobile’s management team is comprised of the following individuals and will remain unchanged following the Business Combination:

Name	Position
Luvleen Sidhu	Chief Executive Officer
Robert Ramsey	Chief Financial Officer
Robert Diegel	Chief Operating Officer
Robert Savino	Chief Product and Technology Officer
Andrew Crawford	Chief Commercial Officer
Warren Taylor	Chief Customer Officer

The officers of the Company and the Company Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. The Company’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

Megalith believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide the Company with a diverse range of perspectives and judgment necessary to facilitate the goals of the Company and be good stewards of capital.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors, officers and significant employees following the completion of the Business Combination.

Name	Age	Position
Luvleen Sidhu(6)	34	Chief Executive Officer; Chairman of the Board
Robert Diegel	58	Chief Operating Officer
Robert Ramsey	45	Chief Financial Officer
Robert Savino	44	Chief Product and Technology Officer
Andrew Crawford	50	Chief Commercial Officer
Warren Taylor	61	Chief Customer Officer
Pankaj Dinodia(1)(2)(4)	36	Director
Mike Gill(2)(5)	69	Director
Aaron Hodari(1)(4)	34	Director
Brent Hurley(2)(3)(6)	41	Director
A.J. Dunklau(3)(5)	37	Director
Marcy Schwab(1)(5)	49	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

(4)      Class I Director.

(5)      Class II Director.

(6)      Class III Director.

Officers, Directors and Key Employees

See “Management of BankMobile” for the biographical information of Luvleen Sidhu, BMT’s Chief Executive Officer and Director.

We believe that Ms. Sidhu is qualified to serve as a member of the post-Business Combination company board of directors based on her experience co-founding and developing the BankMobile’s business, as well as her experience with digital banking and insights into consumer trend.

Pankaj Dinodia will serve as our Director immediately following the Business Combination. Since June 2011, Mr. Dinodia has been Chief Executive Officer and founder of Dinodia Capital Advisors, a SEBI-registered financial advisory services firm based in New Delhi, which provides strategic and merger and acquisitions services and works closely with several family offices on global investments and asset allocation. Prior to that, Mr. Dinodia earned his MBA from the Harvard Business School. From July 2008 to July 2009, Mr. Dinodia worked for accounting firm S.R. Dinodia & Co., developing its M&A Advisory practice. From July 2007 to July 2008, Mr. Dinodia helped establish and run Goldman Sachs’ private equity business in India. Prior to that, Mr. Dinodia had served within the Investment Banking Division at Goldman Sachs in New York City since 2005, where he provided mergers and acquisition and investment advisory services to global banks, insurance and fintech companies. He has previously served as the Founder & President of the Wharton Alumni Delhi Chapter as well as on the Executive Board for the Harvard Business School Club of India. Mr. Dinodia graduated magna cum laude at the Wharton School, earning his BS Economics degree with a concentration in finance. He also earned his MBA at the Harvard Business School. We believe that Mr. Dinodia is qualified to serve as a member of the post-Business Combination company board of directors based on his experience in banking, investing and providing strategic advice and mergers and acquisitions advisory services, as well has his experience mentoring start-ups across industries, including those in fintech and consumer industries.

Mike Gill will serve as our Director immediately following the Business Combination. Mr. Gill is a retired attorney who worked as Managing Director Global Complex Contracting at Accenture LLP from 2003 to October 2016. At Accenture LLP, Mr. Gill headed up a team of over 160 attorneys worldwide, specializing in technology, digital, outsourcing, and systems integration transactions and helping to negotiate and close large and complex customer-facing contracts across the world, including in the financial services industry. Prior to working at Accenture, Mr. Gill practiced as a transactional attorney for over 25 years in Kansas City, Missouri specializing in professional services providers, including consultants, accountants, architects and attorneys. Mr. Gill also has experience in commercial litigation, including malpractice and securities law defense. Mr. Gill earned his BS in Business from University of Missouri and his JD from University of Missouri School of Law. We believe that Mr. Gill is qualified to serve as a member of the post-Business Combination company board of directors based on his legal experience, experience within the financial services industry and significant experience structuring and negotiating complex transactions both domestically and globally.

Aaron Hodari, will serve as our Director immediately following the Business Combination. Mr. Hodari, a CFP and CIMA, is a Managing Director of Schechter. Aaron Hodari works with high net worth individuals, families, business owners, and their advisors to bring them institutional quality investment management and advanced financial planning solutions. Aaron heads the firm’s branch of Private Capital, including deal sourcing, due diligence, deal structuring, and market opportunity identification. He’s also instrumental in the development of correlated and non-correlated investment alternatives, helping identify investment allocations and manager selection. He is a sought-after speaker regarding the tax advantages for hedge funds within Private Placement Life Insurance (PPLI) and Private Placement Variable Annuity (PPVA). Prior to joining Schechter, Aaron worked at BlackRock Financial Management, New York, NY in the Institutional Account Management group where he managed relationships with institutional investors including pension funds, foundations & endowments, and family offices. While there, he specialized in customized fixed-income solutions, commodities, and hedge funds. Aaron graduated from the University of Michigan, where he majored in economics and played lacrosse. He currently sits on the school’s Dean’s Young Alumni Council and he is a member of the CAIS Advisory Council. We believe that Mr. Hodari is qualified to serve as a member of the post-Business Combination company board of directors based on his financial and investment management expertise.

Brent Hurley will serve as our Director immediately following the Business Combination. Since July 2016, Mr. Hurley has been a serial angel investor in various technology start-up companies and participated in multiple venture funds. Mr. Hurley has been a member of MFA Investor Holdings, the sponsor of MFAC, since 2018. From January 2015 to June 2016, Mr. Hurley was Chief Executive Officer and Co-founder of SayMore, a social network start-up company. From November 2011 to January 2015, Mr. Hurley served as Chief Financial Officer of MixBit, Inc. (previously AVOS Systems), a multinational consumer technology company backed by GV (formerly Google Ventures) and NEA. Prior to that, Mr. Hurley was a founding team member of YouTube for four years until its sale to Google, serving as Director of Finance and Operations from 2005 to 2007 and, following the sale to Google, Manager on the YouTube Strategic Partnerships Team. Prior to that, Mr. Hurley was a buyside securities trader and portfolio accountant at Fisher Investments. Mr. Hurley began his career as an intern at PayPal, Inc. when it had less than 25 employees. Mr. Hurley served on the board of directors of MixBit, a private company, from 2014 to 2018, and has served two 3-year terms on the Board of Trustees at Albright College, and one term on the Harvard Business School Alumni Board. Mr. Hurley earned his BS in Finance & Philosophy from Albright College and his MBA from Harvard Business School. We believe that Mr. Hurley is qualified to serve as a member of the post-Business Combination company board of directors based his extensive experience investing in and developing technology start-up companies and his finance and accounting experience.

See “Megalith’s Management” for the biographical information of A.J. Dunklau, Megalith’s President and Chief Executive Officer.

We believe that Mr. Dunklau is qualified to serve as a member of the post-Business Combination company board of directors based on his extensive experience in the financial technology industry and his experience as Chief Executive Officer of Megalith.

Marcy Schwab will serve as our Director immediately following the Business Combination. Ms. Schwab is the President of Inspired Leadership, LLC, which she founded in 2012. Inspired Leadership, LLC provides consulting, leadership advisory, and executive coaching services to Fortune 500 companies, start-ups, federal, state and local agencies and not-for-profits. Ms. Schwab has also served as principal at thought LEADERS, LLC since 2016, and is a member at Forbes Coaches Counsel. From July 2019 to September 2020, Ms. Schwab served of chief of staff to the CEO of Reserve Trust Company part time, and served as Vice President of Retail Banking at Sallie Mae from 2010 to 2012. Ms. Schwab served in various roles at Capital One, including Senior Vice President, Consumer Segment Lending from 2008 to 2009, Vice President from 2007 to 2008, and Senior Business Director from 1998 to 2007. Ms. Schwab brings over 25 years of experience as a senior executive, consultant, facilitator, and leadership coach. Ms. Schwab earned an MBA from The Wharton School of Business and a Bachelor of Science

in Engineering from the University of Pennsylvania. We believe that Ms. Schwab is qualified to serve as a member of the post-Business Combination company board of directors based on her experience as a senior leader at several consumer focused financial services companies.

Corporate Governance Guidelines and Code of Business Conduct

The Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs will be managed under the direction of the Company Board. The Company Board will initially consist of seven members, at least four of whom will qualify as independent within the meaning of the independent director guidelines of the NYSE. Ms. Luvleen Sidhu will not be considered independent.

The Company Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•        the Class I directors will be Aaron Hodari and Pankaj Dinodia, and their terms will expire at the annual meeting of stockholders to be held in 2021;

•        the Class II directors will be A.J. Dunklau, Marcy Schwab, and Mike Gill, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•        the Class III directors will be Luvleen Sidhu and Brent Hurley, and their terms will expire at the annual meeting of stockholders to be held in 2023.

The Amended Charter will provide that the Company Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Company Board. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of the Company.

Each of the Company’s officers will serve at the discretion of the Company Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the persons expected to be directors or officers of the Company upon the consummation of the Business Combination.

Director Independence

In connection with the Business Combination, the Company’s Common Stock will be listed on the NYSE. Under the NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE rules.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Megalith’s Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Megalith anticipates that Pankaj Dinodia, Mike Gill, Aaron Hodari, Brent Hurley, A.J. Dunklau, and Marcy Schwab will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

Megalith believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

The Company Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Each of the members of the Company’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE. The Company will also determine that a member of the audit committee will qualify as an “audit committee financial expert” as defined in the SEC rules and will satisfy the financial sophistication requirements of the NYSE. The Company’s audit committee will be responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;

•        reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•        approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board will adopt a written charter for the audit committee which will be available on the Company’s website upon the completion of the Business Combination.

Compensation Committee

Each of the members of the Company’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE. The Company’s compensation committee will be responsible for, among other things:

•        reviewing, approving and determining the compensation of the Company’s officers and key employees;

•        reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•        administering the Company’s equity compensation plans;

•        reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•        establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board will adopt a written charter for the compensation committee which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Each of the members of the nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•        evaluating the performance of the Company Board and of individual directors;

•        considering, and making recommendations to the Company Board regarding, the composition of the Company Board and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the corporate governance practices and reporting;

•        reviewing related person transactions; and

•        developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board will adopt a written charter for the nominating and corporate governance committee which will be available on its website upon the completion of the Business Combination.

Code of Conduct and Ethics

Following the Business Combination, the Company intends to post its Code of Conduct and Ethics and to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Person Policy of the Company

The Company will adopt a formal written policy that will be effective upon the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s nominating and corporate governance committee, or other independent body of the Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s nominating and corporate governance committee, or other independent body of the Company Board, determines in the good faith exercise of its discretion.

The Company’s nominating and corporate governance committee has determined that certain transactions will not require the approval of the nominating and corporate governance committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis and transactions available to all employees generally.

DESCRIPTION OF SECURITIES OF MEGALITH

The following summary of the material terms of Megalith’s securities prior to the Business Combination is not intended to be a complete summary of the rights and preferences of such securities.

Megalith’s Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for Megalith’s securities and the warrant agent for Megalith’s Warrants (the “Transfer Agent”) is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004.

Listing of Megalith’s Securities

Megalith’s Units, Class A Common Stock, and Warrants are listed on the NYSE under the symbols “MFAC.U,” “MFAC,” and “MFAC.W,” respectively.

Certain Anti-Takeover Provisions of Delaware Law and Megalith’s Amended Charter and By-Laws

Staggered Board of Directors

Megalith’s Amended Charter provides that Megalith’s board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of Megalith’s board only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because Megalith’s board is classified, directors may be removed only with cause by the affirmative vote of holders of the voting power of all then outstanding shares of Megalith’s capital stock entitled to vote generally thereof, voting together as a single class. Any vacancy on Megalith’s board of directors, including a vacancy resulting from an enlargement of Megalith’s board of directors, may be filled only by vote of a majority of Megalith’s directors then in office.

Special Meeting of Stockholders

Megalith’s bylaws provide that Special Meetings of Megalith’s stockholders may be called only by a majority vote of Megalith’s board of directors, by Megalith’s Chief Executive Officer or by Megalith’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Megalith’s bylaws provide that stockholders seeking to bring business before Megalith’s annual meeting of stockholders, or to nominate candidates for election as directors at Megalith’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Megalith’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Megalith’s annual proxy statement must comply with the notice periods contained therein. Megalith’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Megalith’s stockholders from bringing matters before Megalith’s annual meeting of stockholders or from making nominations for directors at Megalith’s annual meeting of stockholders.

Authorized but Unissued Shares

Megalith’s authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Action by Written Consent

Any action required or permitted to be taken by Megalith’s Common Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Megalith’s Class B Common Stock.

Exclusive Forum Selection

Megalith’s Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in Megalith’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Megalith’s company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Megalith’s directors and officers.

Class B Common Stock Consent Right

For so long as any shares of Class B Common Stock remain outstanding, Megalith may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of Megalith’s Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

Section 203 of the Delaware General Corporation Law

Megalith is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of Megalith’s outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of Megalith’s assets. However, the above provisions of Section 203 do not apply if:

•        Megalith’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Megalith’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by Megalith’s board of directors and authorized at a meeting of Megalith’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Megalith’s Amended Charter provides that Megalith’s officers and directors will be indemnified by Megalith to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Megalith’s Amended Charter provides that Megalith’s directors will not be personally liable for monetary damages to Megalith or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Megalith or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Megalith has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in Megalith’s Amended Charter. Megalith’s bylaws also permit Megalith to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Megalith has a policy of directors’ and officers’ liability insurance that insures Megalith’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Megalith’s obligations to indemnify Megalith’s officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against Megalith’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Megalith and Megalith stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Megalith believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Megalith’s Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Megalith’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Megalith’s Class A Common Stock or warrants for at least six months but who are Megalith’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Class A Common Stock then outstanding; or

•        the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Megalith’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Megalith.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the Record Date, we had [•] shares of Class A Common Stock outstanding. Of these shares, 3,195,004 shares sold in the Megalith IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Megalith’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 4,232,222 Founders Shares owned by Megalith’s Sponsor and 6,945,778 Placement Warrants in a private placement consummated simultaneously with the Megalith IPO (including warrants issued in connection with the underwriters’ partial exercise of their over-allotment option) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 23,874,667 warrants outstanding, consisting of 16,928,889 Public Warrants originally sold as part of Units in the Megalith IPO and 6,918,778 Placement Warrants sold as part of the private placement consummated simultaneously with the Megalith IPO. Each whole Warrant is exercisable for one share of Class A Common Stock, in accordance with the terms of the warrant agreement governing the warrants. 16,928,889 of these Warrants are Public Warrants and are freely tradable.

Registration Rights

The holders of Megalith’s founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement, requiring Megalith to register such securities for resale (in the case of the founder shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that Megalith register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Megalith’s completion of an initial business combination, including the Business Combination, and rights to require Megalith to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Megalith will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the founder shares, the lock-up period will expire on the earlier of (A) one year after the completion of Megalith’s initial business combination or (B) subsequent to Megalith’s initial business combination, including the Business Combination, (x) if the last sale price of Megalith’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after Megalith’s initial business combination, including the Business Combination, or (y) the date on which Megalith completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Megalith stockholders having the right to exchange their shares of common stock for cash, securities or other property. In the case of the private placement warrants and the respective Class A Common Stock underlying such warrants, the lock-up period will expire thirty (30) days after the completion of Megalith’s initial business combination, including the Business Combination. In the case of Chardan, in addition to the foregoing restriction on transfer of the private placement warrants until thirty (30) days after the completion of Megalith’s initial business combination, the private placement warrants purchased by Chardan shall not be sold during the offering, or sold, transferred, assigned, pledged or hypothecated for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering, except to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described in this sentence for the remainder of the time period. Additionally, the private placement warrants purchased by Chardan shall not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering. Furthermore, notwithstanding the foregoing, pursuant to FINRA Rule 5110 Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. Megalith will bear the expenses incurred in connection with the filing of any such registration statements.

Lock-Up

The Merger Consideration Shares will be subject to restrictions on sale and transfer for twelve months following the Closing of the Business Combination; provided that these restrictions will end on the earlier of (1) the date after the Closing Date on which Megalith consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Megalith’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of Megalith’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

Capital Stock of the Company after the Business Combination

The following summary sets forth the material terms of the Company’s securities following the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the proposed Amended Charter, the form of which is attached to this proxy statement/prospectus as Annex B, and the proposed Bylaws. We urge you to read the Amended Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination.

Authorized and Outstanding Stock

The Amended Charter will authorize the issuance of 1,010,000,000 shares, consisting of:

•        10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); and

•        1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”).

Common Stock

Upon completion of the Business Combination, shares of our Class B Common Stock will by their terms convert into shares of Class A Common Stock, and each share of our Class A Common Stock will automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock of the Company, without any further action by the Company or its stockholders. We expect that there will be 11,294,435 shares of Common Stock outstanding, assuming that (i) no Public Shares are redeemed in connection with the Business Combination, and (ii) the Sponsor does not forfeit more than 2,932,222 shares of its Class B common stock at the Closing pursuant to the Sponsor Letter Agreement. All shares of Common Stock are fully paid and non-assessable. See the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Voting rights.    Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Amended Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other rights.    The holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Preferred Stock

No shares of Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Amended Charter will authorize the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any Preferred Stock.

Dividends

The payment of future dividends on the shares of Common Stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Company Board, as described under “— Description of Megalith Stock Prior to the Business Combination.”

Anti-Takeover Effects of the Amended Charter, the Bylaws and Certain Provisions of Delaware Law

The Amended Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock. The Amended Charter will provide that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special shareholders meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Company Board then in office, except that one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances to related parties. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Amended Charter will provide that the Company Board will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Company Board. Upon adoption of the Amended Charter, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Company Board.

In addition, the Amended Charter will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Amended Charter will provide that the Company will not engage in any “business combinations” (as defined in the Amended Charter), at any point in time at which the Company’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, with any “interested stockholder” (as defined in the Amended Charter) for a three-year period after the time that such person became an interested stockholder unless:

•        prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Amended Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Amended Charter will expressly exclude Customers Bank, certain of its respective transferees and its respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by it. Under certain circumstances, such provisions in the Amended Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Amended Charter could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Amended Charter will provide that at any meeting of the Company Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Amended Charter expressly authorizes cumulative voting. The Amended Charter does not authorize cumulative voting.

General Stockholder Meetings

The Amended Charter will provide that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be May 31 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Amended Charter and the Bylaws will provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Amended Charter. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Amended Charter, unless the Amended Charter requires a greater percentage. The Amended Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 ⅔% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•        the provisions providing for a classified Company Board (the election and term of directors);

•        the provisions regarding filling vacancies on the Company Board and newly created directorships;

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding calling special meetings of stockholders;

•        the provisions regarding stockholder action by written consent;

•        the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•        the provisions regarding the election not to be governed by Section 203 of the DGCL;

•        the provisions regarding competition and corporate opportunities; and

•        the amendment provision requiring that the above provisions be amended only with a 66⅔% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

Our Amended Charter will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Amended Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers or directors The Amended Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers or directors or their respective affiliates, other than those officers, directors or affiliates who are employees of the Company or its subsidiaries. The Amended Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Amended Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for the Company unless (x) it would be permitted to undertake the opportunity, financially, legally and contractually, (y) the opportunity would be in line with the Company’s business and (z) the opportunity is one in which the Company has interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Amended Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Megalith’s or BankMobile’s respective directors, officers or employees for which indemnification is sought.

Registration Rights

Upon the completion of the Business Combination, the Company will enter into a Registration Rights Agreement with Customers Bank pursuant to which Customers Bank will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. See the section entitled “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.” In connection with the PIPE Investment, Megalith has agreed to file a registration statement covering the shares purchased by the PIPE Investors.

Transfer Agent and Registrar

The Transfer Agent and registrar for Megalith’s Common Stock is Continental Stock Transfer & Trust Company.

Listing

Megalith has applied to list the Common Stock and the Public Warrants on the NYSE under the symbols “BMTX” and BMTX.W,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Megalith as of November 16, 2020 (pre-Business Combination) and, immediately following consummation of the Business Combination, ownership of shares of Megalith Common Stock, by:

•        each person known by Megalith to be the beneficial owner of more than 5% of Megalith Common Stock on November 16, 2020 (pre-Business Combination) or of shares of Megalith Common Stock upon the Closing of the Business Combination;

•        each of Megalith’s officers and directors;

•        each person who will become an executive officer or director of BMT upon the Closing of the Business Combination; and

•        all executive officers and directors of BMT as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

In the table below, percentage ownership is based on 3,195,004 shares of Class A Common Stock and 4,232,222 Class B Common Stock outstanding as of November 16, 2020. Voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person. On all matters to be voted upon, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Currently, all of the Class B Common Stock are convertible into Class A Common Stock on a one-for-one basis. The table below does not include the Class A Common Stock underlying the Placement Warrants held or to be held by our officers or Sponsor because these securities are not exercisable within sixty (60) days of this proxy statement/prospectus.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Class A Common Stock		Class B Common Stock		Approximate Percentage of Outstanding Common Stock following the Business Combination (Assuming No Redemption)	Approximate Percentage of Outstanding Common Stock following the Business Combination (Assuming Full Redemption)
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Common Stock
MFA Investor Holdings LLC(3)	—	—	4,232,222	100%	6.4%	7.8%
Jay S. Sidhu(3)	—	—	4,232,222	100%	8.1%	10.4%
Sam S. Sidhu(3)	—	—	—	—	—
A.J. Dunklau(3)	—	—	—	—	—
Philip Watkins(3)	—	—	—	—	—
Bhanu Choudhrie(3)	—	—	4,232,222	100%	7.4%	9.3%
Raj Date(3)	—	—	—	—	—
Eric Frank(3)	—	—	—	—	—
Chad Hurley(3)	—	—	—	—	—
Kuldeep Malkani(3)	—	—	—	—	—
All executive officers and directors as a group (9 individuals)	—	—	4,232,222	100%	9.2%	11.9%
OxFORD Asset Management LLP(4)	971,487	30.4%	—	—	13.1%	0.0%
Millennium Management LLC(5)	290,000	9.1%	—	—	3.9%	0.0%
Glazer Capital, LLC(6)	500,000	15.6%	—	—	6.7%	0.0%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 535 5th Ave, 29th Floor, New York, NY, 10017.

(2)      Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will convert into Class A Common Stock on a one-for-one basis, subject to adjustment.

(3)      Our Sponsor is the record holder of such shares. Jay S. Sidhu, and Bhanu Choudhrie, each one of our directors, are the managing members of our sponsor and have voting and investment discretion with respect to the Class B Common Stock held by our Sponsor. As such, they may be deemed to have beneficial ownership of the Class B Common Stock held directly by our Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes 300,000 founders shares subject to vesting and forfeiture unless the stock price reaches $15 per share for 20 out of 30 days. Includes an estimated 195,157 and 236,293 Merger Consideration Shares that Mr. Sidhu would receive as a CUBI Stockholder assuming no redemption and full redemption, respectively, based on Mr. Sidhu’s reported ownership of Customers Bancorp shares as of November 16, 2020. Includes an estimated 112,874 and 136,667 Merger Consideration Shares that Mr. Choudhrie would receive as a CUBI Stockholder assuming no redemption and full redemption, respectively, based on reported ownership of Customers Bancorp shares as of November 16, 2020.

(4)      According to a Schedule 13G filed with the SEC on February 13, 2020, OxFORD serves as investment adviser to OxAM Quant Fund Limited. The address of the principal business office of the reporting person is OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.

(5)      According to a Schedule 13G/A filed with the SEC on June 6, 2020, a Schedule 13G filed with the SEC on June 3, 2020, a Current Report on Form 3 filed with the SEC on May 26, 2020 and a Current Report on Form 4 filed with the SEC on June 5, 2020, Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) beneficially owned 290,000 shares. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. The address of the principal business office of the reporting person is 666 Fifth Avenue, New York, New York 10103.

(6)      Pursuant to a Schedule 13G filed with the SEC on March 27, 2020 by Glazer Capital LLC and a Current Report on Form 4 filed with the SEC on June 4, 2020 by Glazer Capital LLC, the securities disclosed herein are held by certain funds and accounts to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, LLC.

The expected beneficial ownership of Common Stock post-Business Combination assuming none of Megalith’s Public Shares are redeemed has been determined based upon the following: (i) no Megalith stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Megalith Common Stock and we have not issued any additional Common Stock and (ii) there will be an aggregate of 11,294,435 shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of Merger Consideration Shares pursuant to the terms of the Merger Agreement).

The expected beneficial ownership of Common Stock post-Business Combination assuming all of the Public Shares have been redeemed has been determined based on the following: (i) Megalith stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect 3,195,004 Public Shares, and (ii) there will be an aggregate of 9,215,433 shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of Merger Consideration Shares pursuant to the terms of the Merger Agreement)

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Megalith

Related Person Policy

Megalith’s code of ethics requires Megalith to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by Megalith’s board of directors (or the appropriate committee of Megalith’s board) or as disclosed in Megalith’s public filings with the SEC. Under Megalith’s code of ethics, conflict of interest situations includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Megalith.

In addition, Megalith’s audit committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that Megalith enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction.

To further minimize conflicts of interest, Megalith has agreed not to consummate an initial business combination, including the Business Combination, with an entity that is affiliated with any of Megalith’s sponsor, officers or directors unless Megalith, or a committee of independent directors, has obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company Megalith is seeking to acquire, or an independent accounting firm that the initial business combination is fair to Megalith from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by Megalith to its sponsor, officers or directors, or any affiliate of Megalith’s sponsor or officers, for services rendered to Megalith prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to Megalith’s sponsor, officers or directors, or Megalith’s or its affiliates, none of which will be made from the funds held in the trust account prior to the completion of an initial business combination:

•        Repayment of up to an aggregate of $300,000 in loans made to Megalith by Megalith’s sponsor to cover offering-related and organizational expenses;

•        Payment to an entity affiliated with Megalith’s sponsor of $2,000 per month, for up to 21 months, for office space, utilities and secretarial and administrative support;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by Megalith’s sponsor or an affiliate of Megalith’s sponsor or certain of Megalith’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

Megalith’s audit committee reviews on a quarterly basis all payments that were made to Megalith’s sponsor, officers or directors, or Megalith’s or its affiliates.

Founders Shares

On November 13, 2017, the Sponsor purchased 4,312,500 Founder Shares for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A Common Stock upon the consummation of a business combination, on a one-for-one basis, subject to adjustments. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any thirty (30) trading day period commencing at least one-hundred fifty (150) days after the initial business combination, or (y) the date on which Megalith completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Megalith’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Placement Warrants

Concurrently with the closing of the Megalith IPO, the Sponsor and Chardan purchased an aggregate of 6,560,000 Placement Warrants at a price of $1.00 per Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, Megalith consummated a private sale of an additional 385,778 Placement Warrants to the Sponsor at a price of $1.00 per Placement Warrant generating gross proceeds of $385,778. The proceeds from the Placement Warrants was added to the proceeds from the Megalith IPO and the underwriter’s partial exercise of the over-allotment are held in the Trust Account. If Megalith does not complete an initial business combination by November 30, 2020, the Placement Warrants will expire worthless. The Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from August 23, 2018.

Support Services

The Company entered into an agreement whereby, commencing on August 23, 2018 through the earlier of the consummation of Megalith’s initial business combination or Megalith’s liquidation, Megalith pays an affiliate of the Sponsor a monthly fee of $2,000 for office space, as well as certain administrative and support services, as may be required by Megalith from time to time. For the nine months ended September 30, 2020 and September 30, 2019, total support services costs incurred were $18,000 in each period.

Megalith pays an entity affiliated with its President and Chief Executive Officer a fee of approximately $7,692 every two weeks until the earlier of the consummation of Megalith’s initial business combination or liquidation. A bonus of $78,000 was paid out after the successful completion of the Megalith IPO. The total amount of expense incurred to this entity was $150,000 for each of the nine months ended September 30, 2020 and September 30, 2019.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, Megalith’s Sponsor or an affiliate of Megalith’s Sponsor or certain of Megalith’s officers and directors may, but are not obligated to, loan Megalith funds as may be required (“Working Capital Loans”). If Megalith completes an initial business combination, Megalith would repay such loaned amounts. In the event that a business combination does not close, Megalith may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Megalith’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Placement Warrants, at a price of $1.00 per warrant at the option of the lender. There were no Working Capital loans outstanding as of September 30, 2020.

Sponsor Share Letter

Concurrently with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Share Letter”) a copy of which is attached hereto as Annex F, with Megalith and BankMobile, pursuant to which Sponsor agrees to (a) forfeit (i) all of its 6,195,778 private placement warrants unless $10 million remains in the trust account after the Redemption, in which case none of the warrants will be forfeited and (ii) 2,932,222 of its Founder Shares and (b) subject an additional 300,000 of its Founder Shares to potential vesting and forfeiture based on a stock-price based earnout over a seven year period from the Closing, and (c) transfer 101,703 of its

Founder Shares to Customers Bank at Closing. Sponsor also acknowledged the transfer of (i) 178,495 of its Founder shares to a private placement investor and it will also transfer 1,311,501 private placement warrants to such investor (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), with such amounts subject to adjustment in accordance with the relevant investment documents.

Registration Rights

The holders of Megalith’s founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement, requiring Megalith to register such securities for resale (in the case of the founder shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that Megalith register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Megalith’s completion of an initial business combination, including the Business Combination, and rights to require Megalith to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Megalith will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the founder shares, the lock-up period will expire on the earlier of (A) one year after the completion of Megalith’s initial business combination or (B) subsequent to Megalith’s initial business combination, including the Business Combination, (x) if the last sale price of Megalith’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after Megalith’s initial business combination, including the Business Combination, or (y) the date on which Megalith completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Megalith stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. In the case of the private placement warrants and the respective Class A Common Stock underlying such warrants, the lock-up period will expire thirty (30) days after the completion of Megalith’s initial business combination, including the Business Combination. In the case of Chardan, in addition to the foregoing restriction on transfer of the private placement warrants until thirty (30) days after the completion of Megalith’s initial business combination, the private placement warrants purchased by Chardan shall not be sold during the offering, or sold, transferred, assigned, pledged or hypothecated for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering, except to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described in this sentence for the remainder of the time period. Additionally, the private placement warrants purchased by Chardan shall not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering. Furthermore, notwithstanding the foregoing, pursuant to FINRA Rule 5110 Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. Megalith will bear the expenses incurred in connection with the filing of any such registration statements.

BankMobile

BankMobile is a wholly-owned subsidiary of Customers Bank, which is the wholly-owned bank subsidiary of Customers Bancorp. Luvleen Sidhu, the daughter of Mr. Jay Sidhu, has served as BankMobile’s Chief Executive Officer since January 2020 and was previously the President and Chief Strategy Officer of BankMobile. Ms. Luvleen Sidhu currently reports to Customers Bank’s President and Chief Executive Officer, Richard Ehst. For a summary of Ms. Luvleen Sidhu’s compensation, bonus and equity award grants, see the section entitled “Executive Compensation of BankMobile.”

Jay Sidhu is the Chairman & CEO of Customers Bancorp and Executive Chairman of Customers Bank. Mr. Jay Sidhu also served the Executive Chairman of the board of directors of Megalith through August 7, 2020, and is a member of the Sponsor.

Samvir Sidhu is Head of Corporate Development of Customers Bancorp and Vice Chairman & Chief Operating Officer of Customers Bank. He also serves on the board of directors of Megalith and is a member of the Sponsor. Mr. Samvir Sidhu is the son of Mr. Jay Sidhu and brother of Ms. Luvleen Sidhu.

Bhanu Choudhrie serves on the board of directors of Customers Bancorp. Mr. Choudhrie also serves on the board of directors of Megalith.

Customers Bancorp, Customers Bank, and BankMobile are parties to an Amended and Restated Intercompany Services Agreement (“Intercompany Agreement”). Customers Bank and BankMobile are subject to a Non-Negotiable Demand Promissory Note and Line of Credit Agreement (“Intercompany Note”). The Intercompany Agreement and Intercompany Note will terminate upon Closing of the Business Combination. Following the Closing of the Business Combination, Customers Bank and BankMobile will be parties to the Transition Services Agreement, Licensing Agreement, Deposit Servicing Agreement, and Interchange Maintenance Agreement, which will be negotiated by the parties on arm’s length terms.

PRICE RANGE AND DIVIDENDS OF SECURITIES

Megalith

Price Range of Megalith Securities

Megalith Units, Class A Common Stock, Rights and Warrants are currently listed on the New York Stock Exchange under the symbols “MFAC.U”, “MFAC”, and “MFAC.W”, respectively. The Units commenced public trading on August 24, 2018. The Class A Common Stock, and Warrants each commenced separate public trading on September 21, 2018.

The table below sets forth, for the calendar quarter indicated, the high and low bid prices of the Units, Class A Common Stock, and Warrants as reported on the NYSE for the period August 24, 2018 through December 31, 2018.

	Units (MFAC.U)		Megalith Financial Acquisition Corp. Class A Common Stock (MFAC)		Warrants (MFAC.W)
	High	Low	High	Low	High	Low
2018
Third Quarter(1)	$10.15	$10.00	$9.55	$9.48	$9.52	$9.00
Fourth Quarter (through December 31, 2018)	$10.17	$10.100	$9.75	$9.45	$9.42	$9.52

____________

(1)      The high and low trade prices per share of the Units, Class A Common Stock and Warrants for the Third Quarter of 2018 covers the period starting August 24, 2018 through September 30, 2018.

Holders of Megalith

As of the Record Date, there were [•] holders of record of Megalith Common Stock and [•] holders of record of Warrants.

Dividend Policy of Megalith

Megalith has not paid any cash dividends on its common stock to date and do not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon Megalith’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends subsequent to Megalith’s initial business combination will be within the discretion of its board of directors at such time. In addition, Megalith’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, subject to its obligations with respect to the PIPE Investors pursuant to the PIPE Subscription Agreements in connection with the PIPE Investment. Further, if Megalith incurs any indebtedness in connection with its business combination, its ability to declare dividends may be limited by restrictive covenants Megalith may agree to in connection therewith.

BankMobile

Price Range of BankMobile Securities

Historical market price information regarding BankMobile is not provided because there is no public market for BankMobile securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BankMobile — Liquidity and Capital Resources.”

Holders of BankMobile Securities

As of the date of this proxy statement/prospectus, there was one holder of BankMobile Class A Common Stock.

Dividend Policy of BankMobile

BankMobile has not declared or paid any cash distribution or dividend on its capital stock.

APPRAISAL RIGHTS

Megalith’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

LEGAL MATTERS

Certain legal matters relating to the validity of the Class A Common Stock to be issued hereunder will be passed upon for Megalith by Ellenoff Grossman & Schole LLP, New York, New York.

INDEPENDENT AUDITORS

The balance sheets of Megalith Financial Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BankMobile Technologies, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for Megalith’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Megalith and servicers that it employs to deliver communications to Megalith’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Megalith will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Megalith deliver single copies of Megalith’s proxy statement in the future. Stockholders may notify Megalith of their requests by calling or writing Megalith at its principal executive offices at 535 5th Ave, 29th Floor, New York, New York 10017.

SUBMISSION OF STOCKHOLDER PROPOSALS

Megalith’s board of directors is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in BMT’s annual meetings of stockholders. If we hold a 2021 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Megalith’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Megalith files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Megalith by telephone or in writing:

Megalith Financial Acquisition Corp.
535 5th Ave, 29th Floor
New York, New York 10017
(212) 235-0438
Attn: A.J. Dunklau

You may also obtain these documents by requesting them in writing or by telephone from Megalith’s proxy solicitation agent at the following address and telephone number:

If you are a stockholder of Megalith and would like to request documents, please do so by         , 2020, in order to receive them before the Special Meeting. If you request any documents from Megalith, Megalith will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Megalith has been supplied by Megalith, and all such information relating to BankMobile has been supplied by BankMobile. Information provided by either Megalith or BankMobile does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Megalith for the Special Meeting. Megalith has not authorized anyone to give any information or make any representation about the Business Combination, Megalith or BankMobile that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Megalith Financial Acquisition Corp.

INDEX TO FINANCIAL STATEMENTS

Page No.
Audited Financial Statements of Megalith Financial Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2018 and December 31, 2019	F-3
Statements of Operations for the Years Ended December 31, 2018 and December 31, 2019	F-4
Statements of Changes in Shareholder’s Equity for the Years Ended December 31, 2018 and December 31, 2019	F-5
Statements of Cash Flows for the Years Ended December 31, 2018 and December 31, 2019	F-6
Notes to Audited Financial Statements	F-7

Unaudited Interim Financial Statements of Megalith Financial Acquisition Corp.
Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-19
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-20
Consolidated Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-21
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-22
Notes to Consolidated Financial Statements (Unaudited)	F-23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-37

Audited Financial Statements of BankMobile Technologies, Inc.
Report of Independent Registered Public Accounting Firm	F-42
Balance Sheets as of December 31, 2018 and December 31, 2019	F-43
Statement of Operations for the Years Ended December 31, 2017, 2018 and 2019	F-44
Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2017, 2018 and 2019	F-45
Statement of Cash Flows for the Years Ended December 31, 2017, 2018 and 2019	F-46
Notes to Audited Financial Statements	F-47
Management’s Discussion and Analysis of Financial Condition and Results of Operation	F-78

Unaudited Interim Financial Statements of BankMobile Technologies, Inc.
Unaudited Balance Sheet as of December 31, 2019 and September 30, 2020	F-93
Unaudited Statement of Operations for (i) the Three Months Ended September 30, 2019 and September 30, 2020, and (ii) the Nine Months Ended September 30, 2019 and September 30, 2020	F-94

Unaudited Statement of Changes in Shareholders’ Equity for (i) the Three Months Ended September 30, 2019 and September 30, 2020, and (ii) the Nine Months Ended September 30, 2019 and September 30, 2020

F-95
Unaudited Statement of Cash Flows for the Nine Months Ended September 30, 2019 and September 30, 2020	F-96
Notes to Unaudited Interim Financial Statements	F-97
Management’s Discussion and Analysis of Financial Condition and Results of Operation	F-111

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Megalith Financial Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Megalith Financial Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 28, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York
March 16, 2020

Megalith Financial Acquisition Corp.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash	$482,665	$1,192,945
Prepaid expenses and other current assets	37,571	71,869
Total current assets	520,236	1,264,814

OTHER ASSETS
Marketable securities held in Trust Account	175,410,617	172,213,794
Total other assets	175,410,617	172,213,794
TOTAL ASSETS	$175,930,853	$173,478,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$111,968	$258,559
Income taxes payable	572,160	216,846
Franchise taxes payable	80,000	200,000
Total current liabilities	764,128	675,405

LONG TERM LIABILITIES
Deferred underwriting fee payable	6,771,556	6,771,556
Total long term liabilities	6,771,556	6,771,556
Total liabilities	7,535,684	7,446,961

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, $0.0001 par value, 16,177,739 and 15,943,727 shares at redemption value of $10.10 per share at December 31, 2019 and 2018, respectively	163,395,164	161,031,643

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock; $0.0001 par value; 100,000,000 shares authorized; 751,150 and 985,162 shares issued and outstanding (excluding 16,177,739 and 15,943,727 shares subject to possible redemption), as of December 31, 2019 and 2018, respectively	76	99
Class B Common Stock; $0.0001 par value; 10,000,000 shares authorized; 4,232,222 shares issued and outstanding as of December 31, 2019 and 2018	423	423
Additional paid-in capital	2,342,794	4,706,292
Retained earnings	2,656,712	293,190
Total stockholders’ equity	5,000,005	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$175,930,853	$173,478,608

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2019	2018
OPERATING EXPENSES
General and administrative	$155,854	$63,615
Legal and professional fees	219,533	301,366
Franchise tax	200,000	200,000
Support services – related party	224,000	155,231
Total expenses	799,387	720,212

OTHER INCOME
Interest income on marketable securities held in Trust Account	3,950,927	1,232,015
Total other income	3,950,927	1,232,015

INCOME BEFORE PROVISION FOR INCOME TAXES	3,151,540	511,803
Income tax expense	788,018	216,846
NET INCOME	$2,363,522	$294,957

Weighted average shares outstanding of Class A common stock	16,928,889	16,571,111
Basic and diluted net income per share, Class A	$0.18	$0.05
Weighted average shares outstanding of Class B common stock	4,232,222	4,290,286
Basic and diluted net loss per share, Class B	$(0.14)	$(0.12)

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock				Additional paid-in capital	Retained earnings (accumulated deficit)	Total stockholders’ equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	—	$—	4,312,500	$431	$24,569	$(1,767)	$23,233
Sale of Units in Initial Public Offering	16,928,889	1,693	—	—	169,287,197	—	169,288,890
Sale of private placement warrants	—	—	—	—	6,945,778	—	6,945,778
Forfeiture of shares of Class B common stock	—	—	(80,278)	(8)	8	—	—
Underwriting fees and offering costs	—	—	—	—	(10,521,211)	—	(10,521,211)
Change in shares of Class A common stock subject to redemption	(15,943,727)	(1,594)	—	—	(161,030,049)	—	(161,031,643)
Net income	—	—	—	—	—	294,957	294,957

Balance, December 31, 2018	985,162	99	4,232,222	423	4,706,292	293,190	5,000,004
Change in shares of Class A common stock subject to redemption	(234,012)	(23)	—	—	(2,363,498)	—	(2,363,521)
Net income						2,363,522	2,363,522
Balance, December 31, 2019	751,150	$76	4,232,222	$423	$2,342,794	$2,656,712	$5,000,005

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,363,522	$294,957
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in Trust Account	(3,950,927)	(1,232,015)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	34,298	(71,869)
Accounts payable	(146,591)	234,526
Income taxes payable	355,314	216,846
Franchise taxes payable	(120,000)	200,000
Net cash flows used in operating activities	(1,464,384)	(357,556)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest income released from Trust Account to pay taxes	754,104	—
Cash remitted to Trust Account	—	(170,981,779)
Net cash flows provided by (used in) financing activities	754,104	(170,981,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of private placement warrants	—	6,945,778
Proceeds from Initial Public Offering	—	169,288,890
Payment of underwriter compensation	—	(3,192,889)
Payment of offering costs	—	(475,382)
Repayment of due to affiliates	—	(32,726)
Proceeds from Sponsor note	—	105,500
Repayment of Sponsor note	—	(107,500)
Net cash flows provided by financing activities	—	172,531,671
NET CHANGE IN CASH	(710,280)	1,192,336
CASH, BEGINNING OF YEAR	1,192,945	609
CASH, END OF YEAR	$482,665	$1,192,945

Supplemental disclosure of noncash activities:
Change in value of Class A common stock subject to possible redemption	$2,363,521	$161,031,643
Deferred underwriters’ commissions payable charged to additional paid-in capital in connection with the public offering	$—	$6,771,556
Forfeiture of shares of Class B common stock	$—	$8

Supplemental cash flow disclosure:
Income taxes paid	$432,704	$—

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 1 — Description of Organization and Business Operations

Megalith Financial Acquisition Corp. (the “Company”) was incorporated in Delaware on November 13, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the financial technology and the financial services sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity through December 31, 2019 relates to the Company’s formation and Initial Public Offering, which is described below, and since the offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on August 23, 2018. On August 28, 2018, the Company consummated the Initial Public Offering of 15,000,000 units (“Units”) with respect to the Class A Common Stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,560,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, MFA Investor Holdings, LLC ($5,810,000) (the “Sponsor”) and Chardan Capital Markets, LLC ($750,000) (“Chardan”), generating gross proceeds of $6,560,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $10,521,211, consisting of $3,192,889 of underwriting fees, $6,771,556 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $556,766 of other costs. As described in Note 5, the $6,771,556 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by May 28, 2020, subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on August 28, 2018, an amount of $151,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On September 21, 2018, the Company consummated the closing of the sale of 1,928,889 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $19,288,890 and incurring additional offering costs of $964,445 in underwriting fees which were partially deferred until the completion of the Company’s initial business combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 385,778 Private Placement Warrants to the Sponsor, generating gross proceeds of $385,778.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 1 — Description of Organization and Business Operations (cont.)

or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of its Class A Common Stock, par value $0.0001 (“Class A Common Stock”), sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined above) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Common Stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by May 28, 2020, 21 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses),

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 1 — Description of Organization and Business Operations (cont.)

divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company had a cash balance of $482,665 and a working capital deficit of $243,892. Accrued income and franchise tax totaling $652,160 can be paid by interest income available in the Trust Account. During the year ended December 31, 2019, the Company withdrew $754,104 of interest income to pay its federal income taxes and franchise taxes.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 1 — Description of Organization and Business Operations (cont.)

because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 28, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, 16,177,739 and 15,943,727 shares of Class A common stock subject to possible redemption, respectively, is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs amounting to $9,556,766 were charged to stockholders’ equity upon the completion of the Initial Public Offering and an additional $964,445 were charged to stockholders’ equity upon the underwriter’s partial exercise of the over-allotment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,874,667 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the investment income earned on the Trust Account of

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

$3,950,927 and $1,232,015, net of applicable taxes of $788,018 and $216,846, by the weighted average number of 16,928,889 and 16,571,111 shares of Class A common stock outstanding for the years ended December 31, 2019 and 2018, respectively. Net income (loss) per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for the payment of interest and as of December 31, 2019 or 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

The total provision (benefit) for income taxes is comprised of the following:

	For the years ending December 31,
	2019	2018
Current expense	$788,018	$216,846
Deferred expense (benefit)	(125,871)	(109,245)
Change in valuation allowance	125,871	109,245
Total income tax expense	$788,018	$216,846

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

The net deferred tax assets and liabilities in the accompanying balance sheets included the following components:

	December 31, 2019	December 31, 2018
Deferred tax assets	$235,116	$109,245
Deferred tax liabilities	—	—
Valuation allowance for deferred tax assets	(235,116)	(109,245)
Net deferred tax assets	$—	$—

The deferred tax assets as of December 31, 2019 and 2018 were comprised of the tax effect of cumulative temporary differences as follows:

	December 31, 2019	December 31, 2018
Capitalized expenses before business combination	$235,116	$109,245
Valuation allowance for deferred tax assets	(235,116)	(109,245)
Total	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At the year ended December 31, 2019 and 2018, the valuation allowance was $235,116 and $109,245, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	4.0%	21.4%
Income tax provision expense	25.0%	42.4%

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering and Private Placement

Pursuant to the Initial Public Offering, the Company sold 16,928,889 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock (such shares of Class A Common Stock included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 4 — Related Party Transactions

Founder Shares

On November 13, 2017, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of the Company’s Class B Common Stock, par value $0.0001 (“Class B Common Stock”) for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and Chardan purchased an aggregate of 6,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, the Company consummated a private sale of an additional 385,778 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Unit generating gross proceeds of $385,778. The proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering and the underwriter’s partial exercise of the over-allotment are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Private Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

The Sponsor and Chardan and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 4 — Related Party Transactions (cont.)

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On November 27, 2017, the Sponsor had agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, amended and restated on June 30, 2018 (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2018 or as soon as practical after the Initial Public Offering. The Company had drawn $2,000 on the Note as of December 31, 2017 and had borrowed an additional $105,500 in 2018. The Company fully repaid these amounts to the Sponsor in September 2018.

Support Services

The Company presently occupies office space provided by an affiliate of the Sponsor. The affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain administrative and support services, available to the Company, as may be required by the Company from time to time. The Company will pay the affiliate an aggregate of $2,000 per month for such office space, administrative and support services. For the year ending December 31, 2019 and 2018, the total support services costs were $24,000 and $8,000, respectively.

The Company pays an entity affiliated with the President a fee of approximately $16,667 per month until the earlier of the consummation of the Business Combination or liquidation. A bonus of $78,000 was paid out after the successful completion of the Initial Public Offering. The total amount paid to this entity was $200,000 and $147,231 for the years ended December 31, 2019 and 2018, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement dated August 23, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2018, the underwriters exercised a partial exercise of their overallotment option and purchased 1,928,889 units at a purchase price of $10.00 per unit.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $3 million in the aggregate at the closing of the Initial Public Offering and $192,889 in conjunction with the underwriters’ partial exercise of its overallotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 5 — Commitments and Contingencies (cont.)

$0.40 per unit, or $6 million in the aggregate from the closing of the Initial Public Offering and $771,556 from the underwriters’ partial exercise of its overallotment option will be payable to the underwriters. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholders’ Equity

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. At December 31, 2019 and 2018, there were 751,150 and 985,162 (excluding 16,177,739 and 15,943,727 shares of Class A Common Stock subject to possible redemption) shares of Class A Common Stock issued and outstanding, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. As of December 31, 2019 and 2018, there were 4,232,222 shares of Class B Common Stock outstanding after giving effect to the forfeiture of 80,278 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 6 — Stockholders’ Equity (cont.)

file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported closing price of the shares equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, except in the case of the Private Placement Warrants purchased by Chardan, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination, and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $24.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 240% of the Market Value.

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 7 — Trust Account and Fair Value Measurement

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Company’s amended and restated certificate of incorporation provide that, other than the withdrawal of interest to pay income and franchise taxes and up to $100,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities in Trust Account	1	$175,410,617	$172,213,794

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to the disclosures of the financial statements.

Megalith Financial Acquisition Corp.

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$11,009	$482,665
Prepaid expenses and other current assets	74,997	37,571
Total current assets	86,006	520,236

OTHER ASSETS
Marketable securities held in trust account	33,178,146	175,410,617
Total other assets	33,178,146	175,410,617
TOTAL ASSETS	$33,264,152	$175,930,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$951,622	$111,968
Income taxes payable	—	572,160
Franchise taxes payable	30,000	80,000
Total current liabilities	981,622	764,128

LONG TERM LIABILITIES
Deferred underwriting fee payable	6,771,556	6,771,556
Total long term liabilities	6,771,556	6,771,556
Total liabilities	7,753,178	7,535,684

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, $0.0001 par value, 2,030,790 and 16,177,739 shares at redemption value of $10.10 per share at September 30, 2020 and December 31, 2019, respectively.	20,510,971	163,395,164

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock; $0.0001 par value; 100,000,000 shares authorized; 1,164,214 and 751,150 shares issued and outstanding (excluding 2,030,790 and 16,177,739 shares subject to possible redemption), as of September 30, 2020 and December 31, 2019, respectively.	117	76
Class B Common Stock; $0.0001 par value; 10,000,000 shares authorized; 4,232,222 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively.	423	423
Additional paid-in capital	2,655,181	2,342,794
Retained earnings	2,344,282	2,656,712
Total stockholders’ equity	5,000,003	5,000,005
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,264,152	$175,930,853

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
OPERATING EXPENSES
General and administrative	$49,172	$24,411	$82,067	$144,030
Legal and professional fees	853,628	30,383	1,056,966	160,622
Franchise tax	50,000	40,000	150,000	160,000
Support services – related party	52,154	52,154	164,154	164,154
Total expenses	1,004,954	146,948	1,453,187	628,806

OTHER INCOME
Interest income on investments held in Trust Account	13,285	887,300	1,404,182	3,063,178

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(991,669)	740,352	(49,005)	2,434,372
Income tax expense (benefit)	(7,695)	178,137	263,425	609,915
NET INCOME (LOSS)	$(983,974)	$562,215	$(312,430)	$1,824,457
Weighted average shares outstanding of Class A common stock	3,195,004	16,928,889	10,566,869	16,928,889
Basic and diluted net income (loss) per share, Class A	$0.00	$0.04	$0.09	$0.14
Weighted average shares outstanding of Class B common stock	4,232,222	4,232,222	4,232,222	4,232,222
Basic and diluted net loss per share, Class B	$(0.23)	$(0.03)	$(0.31)	$(0.11)

The accompanying notes are an integral part of these unaudited consolidated financial statements

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2020 (Unaudited)	Common stock				Additional paid-in capital	Retained earnings	Total stockholders’ equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	751,150	$76	4,232,222	$423	$2,342,794	$2,656,712	$5,000,005
Net income	—	—	—	—	—	915,967	915,967
Change in shares of Class A common stock subject to redemption	(90,690)	(9)	—	—	(915,960)	—	(915,969)
Balance, March 31, 2020	660,460	67	4,232,222	423	1,426,834	3,572,679	5,000,003
Net loss	—	—	—	—	—	(244,423)	(244,423)
Change in shares of Class A common stock subject to redemption	14,140,217	1,414	—	—	142,815,237	—	142,816,651
Stockholder redemptions	(13,733,885)	(1,373)	—	—	(142,570,852)	—	(142,572,225)
Balance, June 30, 2020	1,066,792	108	4,232,222	423	1,671,219	3,328,256	5,000,006
Net loss	—	—	—	—	—	(983,974)	(983,974)
Change in shares of Class A common stock subject to redemption	97,422	9	—	—	983,962	—	983,971
Balance, September 30, 2020	1,164,214	$117	4,232,222	$423	$2,655,181	$2,344,282	$5,000,003
For the Nine Months Ended September 30, 2019 (Unaudited)	Common stock				Additional paid-in capital	Retained earnings	Total stockholders’ equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	985,162	$99	4,232,222	$423	$4,706,292	$293,190	$5,000,004
Net income	—	—	—		—	571,418	571,418
Change in shares of Class A common stock subject to redemption	(56,576)	(5)	—	—	(571,413)	—	(571,418)
Balance, March 31, 2019	928,586	94	4,232,222	423	4,134,879	864,608	5,000,004
Net income	—	—	—	—	—	690,824	690,824
Change in shares of Class A common stock subject to redemption	(68,398)	(7)	—	—	(690,812)	—	(690,819)
Balance, June 30, 2019	860,188	87	4,232,222	423	3,444,067	1,555,432	5,000,009
Net income	—	—	—	—	—	562,215	562,215
Change in shares of Class A common stock subject to redemption	(55,665)	(6)	—	—	(562,211)	—	(562,217)
Balance, September 30, 2019	804,523	$81	4,232,222	$423	$2,881,856	$2,117,647	5,000,007

The accompanying notes are an integral part of these unaudited consolidated financial statements

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(312,430)	$1,824,457
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned in Trust Account	(1,404,182)	(3,063,178)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(37,426)	23,673
Accounts payable	839,654	(22,390)
Income taxes payable	(572,160)	231,299
Franchise taxes payable	(50,000)	(160,000)
Net cash flows used in operating activities	(1,536,544)	(1,166,139)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash released from Trust Account for Class A common stock redemptions	142,571,768	—
Investment income released from Trust Account to pay taxes	1,064,888	658,815
Net cash flows provided by investing activities	143,636,656	658,815

CASH FLOWS FROM FINANCING ACTIVITIES
Cash used for Class A common stock redemptions	(142,571,768)	—
Net cash flows used in financing activities	(142,571,768)	—
NET DECREASE IN CASH	(471,656)	(507,324)
CASH, BEGINNING OF PERIOD	482,665	1,192,945
CASH, END OF PERIOD	$11,009	$685,621

Supplemental disclosure of noncash activities:
Federal income taxes paid from operating account	$904,885	$378,616
Change in value of Class A common stock subject to possible redemption	$(142,884,653)	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization and Business Operations

Megalith Financial Acquisition Corp. (the “Company”) was incorporated in Delaware on November 13, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the financial technology and the financial services sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation and Initial Public Offering, (as defined below), which is described below, and since such offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on August 23, 2018. On August 28, 2018, the Company consummated the Initial Public Offering of 15,000,000 units (“Units”) with respect to the Class A Common Stock, par value $0.0001 (“Class A Common Stock”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,560,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement (the “Private Placement”) to the Company’s sponsor, MFA Investor Holdings, LLC $5,810,000 (the “Sponsor”) and Chardan Capital Markets, LLC $750,000 (“Chardan”), generating gross proceeds of $6,560,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $10,521,211, consisting of $3,192,889 of underwriting fees, $6,771,556 of deferred underwriting fees payable (which are held in the Trust Account (as defined below)) and $556,766 of other costs. As described in Note 5, the $6,771,556 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by August 28, 2020 (or November 30, 2020 if the Company has executed a definitive agreement for an initial business combination by August 28, 2020), subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on August 28, 2018, an amount of $151,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On September 21, 2018, the Company consummated the closing of the sale of 1,928,889 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $19,288,890 and incurring additional offering costs of $964,445 in underwriting fees which were partially deferred until the completion of the Company’s initial business combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 385,778 Private Placement Warrants to the Sponsor, generating gross proceeds of $385,778.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization and Business Operations (cont.)

or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of its Class A Common Stock, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Common Stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock in conjunction with any such amendment.

On May 26, 2020, the stockholders of Megalith Financial Acquisition Corp. (the “Company”) voted to approve a proposal (the “Trust Amendment Proposal”) to amend the Investment Management Trust Agreement, dated April 23, 2018 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Transfer Agent”). In connection with the approval of the Trust Amendment Proposal, the Company and the Transfer Agent entered into the Amendment No. 1 to the Trust Agreement (the “Amendment”). The Amendment extends the date on which the Trust Account (as defined below) must be liquidated if the Company has not completed an initial business combination by 21 months from the closing of the IPO, which is May 28, 2020, to November 30, 2020. All other terms of the Trust Agreement remain unchanged.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization and Business Operations (cont.)

If the Company is unable to complete a Business Combination by November 30, 2020, which is 24 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

All of the 16,928,889 shares held by Public Stockholders outstanding contained a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020 since the Company has executed a definitive agreement for an initial business combination by August 28, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account. As a result, there are 3,195,004 shares of Class A Common Stock remaining, which are subject to redemption.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization and Business Operations (cont.)

On August 6, 2020, the Company entered in a materially definitive agreement which was amended on November 2, 2020, each of which are discussed in Note 8 and Note 9, respectively.

Going Concern and Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company had a cash balance of $11,009 and a working capital deficit of $895,616. Accrued income and franchise taxes of $30,000 can be paid by interest income available in the Trust Account. The Company plans to draw these amounts from the Trust Account as needed to pay all accrued income and franchise taxes due.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 30, 2020.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management,

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

the accompanying consolidated financial statements include all adjustments, consisting of a normal and recurring nature, which are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 16, 2020 (the “Annual Report”).

Principles of Consolidated

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, MFAC Merger Sub, Inc., since their formation. All material intercompany balances and transactions have been eliminated.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Redeemable Common Stock

As discussed in Note 1 — Description of Organization and Business Operations, all of the 16,928,889 shares held by Public Stockholders outstanding contained a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020 since the Company has executed a definitive agreement for an initial business combination by August 28, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at September 30, 2020, 2,030,790 shares of the outstanding 3,195,004 shares of Class A Common Stock included in the units at the Initial Public Offering were classified outside of permanent equity at approximately $10.10 per share. At December 31, 2019, 16,177,739 of the outstanding 16,928,889 shares of Class A Common Stock included in the units at the Initial Public Offering were classified outside of permanent equity at approximately $10.10 per share.

Class A Common Stock subject to possible redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 2,030,790 and 16,177,739 shares of Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

Offering Costs

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs amounting to $9,556,766 were charged to stockholders’ equity upon the completion of the Initial Public Offering and an additional $964,445 were charged to stockholders’ equity upon the underwriter’s partial exercise of the over-allotment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. As of September 30, 2020 the Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,874,667 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A Common Stock is calculated by dividing the investment income earned on the Trust Account of $1,404,182 and $3,063,178, net of applicable taxes of $263,425 and $609,915, by the weighted average number of 10,566,869 and 16,928,889 shares of Class A common stock outstanding for the nine months ended September 30, 2020 and 2019, respectively. Net income per share, basic and diluted for Class A Common Stock is calculated by dividing the investment income earned on the Trust Account of $13,285 and $887,300, net of applicable taxes of $(7,695) and $178,137, by the weighted average number of 3,195,004 and 16,928,889 shares of Class A common stock outstanding for the three months ended September 30, 2020 and 2019, respectively. Net income (loss) per share, basic and diluted for Class B Common Stock is calculated by dividing the net income (loss), less income (loss) attributable to Class A common stock, by the weighted average number of shares of Class B Common Stock, par value of $.0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) outstanding for the period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to startup costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset. As of September 30, 2020 and December 31, 2019, the Company had deferred tax assets of $435,656 and $235,116, respectively, which had a full valuation allowance against it.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for the payment of interest or penalties as of September 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering and Private Placement

Pursuant to the Initial Public Offering, the Company sold 16,928,889 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock (such shares of Class A Common Stock included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On November 13, 2017, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of Class B Common Stock for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and Chardan purchased an aggregate of 6,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, the Company consummated a private sale of an additional 385,778 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $385,778. The proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering and the underwriter’s partial exercise of the over-allotment are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Private Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4 — Related Party Transactions (cont.)

The Sponsor and Chardan and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Public Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the lock up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Support Services

The Company presently occupies office space provided by an affiliate of the Sponsor. The affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain administrative and support services, available to the Company, as may be required by the Company from time to time. The Company will pay the affiliate an aggregate of $2,000 per month for such office space, administrative and support services. During the nine months ended September 30, 2020 and September 30, 2019, total support services costs incurred were $18,000 in each period.

The Company pays an entity affiliated with the President a fee of approximately $7,692 every two weeks until the earlier of the consummation of the Business Combination or liquidation. A bonus of $78,000 was paid out after the successful completion of the Initial Public Offering. The total amount of expense incurred to this entity was $150,000 for each of the nine months ended September 30, 2020 and September 30, 2019.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Public Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement dated August 23, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering per Unit price less the underwriting discounts and commissions. On September 21, 2018, the underwriters exercised a partial exercise of their overallotment option and purchased 1,928,889 Units at a purchase price of $10.00 per Unit.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $3 million in the aggregate at the closing of the Initial Public Offering and $192,889 in conjunction with the underwriters’ partial exercise of its overallotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.40 per Unit, or $6 million in the aggregate from the closing of the Initial Public Offering and $771,556 from the underwriters’ partial exercise of its overallotment option will be payable to the underwriters. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,164,214 and 751,150 (excluding 2,030,790 and 16,177,739 shares of Class A Common Stock subject to possible redemption), respectively.

On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account. The redemptions reduced the outstanding number of shares of Class A Common Stock to 3,195,004 shares.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. As of September 30, 2020 and December 31, 2019, there were 4,232,222 shares of Class B Common Stock were outstanding, respectively, after giving effect to the forfeiture of 80,278 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock of the Company after the Initial Public Offering.

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon consummation of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 — Stockholders’ Equity (cont.)

issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported closing price of the shares equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 — Stockholders’ Equity (cont.)

In addition, except in the case of the Private Placement Warrants purchased by Chardan, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination, and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $24.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 240% of the Market Value.

Note 7 — Trust Account and Fair Value Measurement

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Certificate of Incorporation provides that, other than the withdrawal of interest to pay income and franchise taxes and up to $100,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 — Trust Account and Fair Value Measurement (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities in Trust Account	1	$33,178,146	$175,410,617

Note 8 — Entry Into a Materially Definitive Agreement

On August 6, 2020, the Company entered into an Agreement and Plan of Merger (the “Original Agreement”), by and among the Company, MFAC Merger Sub Inc., a Pennsylvania corporation and (“Merger Sub”) a wholly-owned subsidiary of the Company, BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (the “Stockholder”).

Pursuant to the Original Agreement, at the closing of the transactions contemplated by the Original Agreement (the “Closing”), BankMobile will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Surviving Corporation”)

The aggregate consideration to be paid pursuant to the Original Agreement to the Stockholder will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, the Company’s transaction expenses and other liabilities of the Company due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (A) the amount of any proceeds of the PIPE Investment (described below under “Private Placement”); plus (B) an amount equal to one-half (1/2) of the difference between the (i) cash and cash equivalents of the Company, including any funds in the trust account after giving effect to the completion of the redemption of shares of the Company’s public stockholders (“Redemption”), less (ii) a cash reserve to be used for the benefit of the Surviving Corporation in the Merger, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) the Company’s transaction expenses and other liabilities of the Company due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration consists of a number of shares of the Company’s Class A common stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the Merger Consideration, minus (b) the Cash Consideration, with the Stockholder receiving a number of shares of the Company Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing Date. If the adjustment is a negative adjustment in favor of the Company, the Stockholder will deliver to the Company a number of shares of Class A Common Stock of the Company with a value equal to the absolute value of the adjustment amount (with each share valued at the Per Share Price). If the adjustment is a positive adjustment in favor of BankMobile, the Company will issue to the Stockholder an additional number of shares of Class A common Stock of the Company with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Stockholder.

Megalith Financial Acquisition Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Subsequent Events

On November 2, 2020, the Company, Merger Sub, BankMobile, Customers Bank and Customers Bancorp, Inc. (“Customers Bancorp”) entered into a First Amendment to Agreement and Plan of Merger (the “First Amendment,” and together with the Original Agreement, the “Merger Agreement”). The First Amendment effected the following amendments to the Original Agreement:

•        Providing that the stock portion of the Merger Consideration would be paid directly to the stockholders of Customers Bancorp instead of to Customers Bank, provided that Customers Bancorp can redirect or reallocate the distribution of the Merger Consideration Shares to other parties, by written notice to the Company at any time prior to the Closing at its sole discretion.

•        Any post-closing adjustments requiring a negative adjustment to the Merger Consideration, and any indemnification payments due by Customers Bank, shall be satisfied in cash, and not in shares of the Company

•        The Company will be required to file a registration statement on Form S-4 including a proxy statement. Under the Original Agreement, the Company was not required to file a registration statement on Form S-4. The Company filed the registration statement on S-4, including a proxy statement, with the SEC on November 3, 2020.

•        Customers Bancorp was added as a party to the Merger Agreement.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued.

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to Megalith Financial Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to MFA Investor Holdings LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Annual Report and set forth herein, as filed with the SEC. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company formed under the laws of the State of Delaware in November 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more target businesses. We intend to effectuate our Business Combination using cash from the proceeds of our Initial Public Offering and the sale of the Private Placement Warrants that occurred simultaneously with the completion of our Initial Public Offering, and proceeds from offerings of our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares in connection with an initial Business Combination to the owners of the target or other investors:

•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B Common Stock resulted in the issuance of shares of Class A Common Stock on a greater than one-to-one basis upon conversion of the Class B Common Stock;

•        may subordinate the rights of holders of our Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•        could cause a change in control if a substantial number of shares of our Common Stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Class A Common Stock and/or Public Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial Business Combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our Common Stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to September 30, 2020 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company for legal, financial reporting, accounting and auditing compliance, and other purposes, as well as for due diligence expenses.

For the nine months ended September 30, 2020, we had net loss of $(312,430) which consisted of operating costs of $1,453,187, and a provision for income taxes of $263,425, offset by interest income on marketable securities held in the Trust Account of $1,404,182.

For the nine months ended September 30, 2019, we had net income of $1,824,457, which consisted of operating costs of $628,806 and a provision for income taxes of $609,915, offset by interest income on marketable securities held in the Trust Account of $3,063,178.

Going Concern Consideration and Capital Resources

On August 28, 2018, we consummated the Initial Public Offering of 15,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 6,560,000 Private Placement Warrants. 5,810,000 of the Private Placement Warrants were sold to the Sponsor and 750,000 Private Placement Warrants were sold to the Underwriters at a price of $1.00 per warrant, generating gross proceeds of $6,560,000.

On September 21, 2018, in connection with the underwriters’ election to partially exercise their over-allotment option, we consummated the sale of an additional 1,928,889 Units and the sale of an additional 385,778, Private Placement Warrants, generating total gross proceeds of $19,674,667.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $170,981,779 was placed in the Trust Account and we had $1,785,062 outside of the Trust Account, after payment of all costs related to the Initial Public Offering and the exercise of the over-allotment option.

For the nine months ended September 30, 2020, cash used in operating activities was $1,536,544 which was comprised of our net loss of $312,430, less interest earned on marketable securities held in the Trust Account of $1,404,182, increase in prepaid expenses and other current assets of $37,426, increase in accounts payable of $839,654, decrease in income taxes payable of $572,160, and a decrease in franchise taxes payable of $50,000.

As of September 30, 2020, we had cash and marketable securities held in the Trust Account of $33,178,146 (including approximately $6,587,124 of interest income and unrealized gains and net of transfers out of $1,818,989 to the Operating Account for payment of federal income tax estimates and franchise taxes paid and $142,571,768 paid out to redeem Class A Common Stock) consisting of cash and U.S. Treasury Bills with a maturity of 180 days or less. The balance of interest income held in the Trust Account may be used by us to pay taxes.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which shall be net of taxes payable and excluding deferred underwriting commissions) to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At September 30, 2020, we had cash of $11,009 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company had a cash balance of $11,009 and a working capital deficit of $895,616. Accrued income and franchise taxes of $30,000 can be paid by interest income available in the Trust Account.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 30, 2020.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than the deferred underwriter commission discussed above, payment to an entity affiliated with the Company’s President a fee of approximately $16,667 per month until the earlier of the consummation of the Business Combination or liquidation, and an agreement to pay an affiliate of the Sponsor a monthly fee of $2,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on August 24, 2018 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common stock subject to possible redemption

We account for our Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net income (loss) per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of Common Stock outstanding for the period. As of September 30, 2020 the Company has not considered the effect of the Public Warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,874,667 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of income per share for Common Stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A Common Stock is calculated by dividing the investment income earned on the Trust Account of $1,404,182 and $3,063,178, net of applicable taxes of $263,425 and $609,915, by the weighted average number of 3,195,004 and 16,928,889 shares of Class A Common Stock outstanding for the nine months ended September 30, 2020 and 2019, respectively. Net income (loss) per share, basic and diluted for Class B Common Stock is calculated by dividing the net income, less income attributable to Class A Common Stock, by the weighted average number of shares of Class B Common Stock outstanding for the period.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors
BankMobile Technologies, Inc.
West Reading, Pennsylvania

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BankMobile Technologies, Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania

September 21, 2020

BANKMOBILE TECHNOLOGIES, INC.
BALANCE SHEETS
(amounts in thousands, except share and per share data)

	December 31,
	2019	2018
ASSETS
Non-interest earning deposit	$7,586	$2,400
Restricted cash	1,000	1,000
Cash and cash equivalents	8,586	3,400
Accounts receivable, net	10,490	7,969
Receivable from Customers Bank	849	1,418
Prepaid expenses and other current assets	8,804	2,993
Total current assets	28,729	15,780
Premises and equipment, net	638	852
Developed software, net	50,478	50,415
Goodwill	5,259	5,259
Other intangibles, net	5,734	6,804
Other assets	2,478	247
Total assets	$93,316	$79,357
LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Accounts payable and accrued liabilities	$11,093	$5,707
Borrowings from Customers Bank	40,000	—
Current portion of operating lease liabilities	1,001	—
Deferred revenue	1,938	1,843
Total current liabilities	54,032	7,550
Operating lease liabilities	1,536	—
Other liabilities	3,118	1,120
Total liabilities	$58,686	$8,670
Commitments and contingencies (NOTE 16)
Shareholder’s equity:
Common stock, par value $1.00 per share; 100,000,000 shares authorized; 100 shares issued and outstanding	$—	$—
Additional paid in capital	62,165	90,359
Accumulated deficit	(27,535)	(19,672)
Total shareholder’s equity	34,630	70,687
Total liabilities and shareholder’s equity	$93,316	$79,357

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	For the Years Ended December 31,
	2019	2018	2017
Operating revenues:
Interchange and card revenue	$28,124	$29,923	$9,560
Servicing fees from Customers Bank	27,425	16,140	—
Account fees	10,937	6,544	1,827
University fees	4,964	4,720	1,127
Other	857	189	28
Total revenues	72,307	57,516	12,542
Operating expenses:
Technology, communication and processing	27,310	30,281	9,914
Salaries and employee benefits	22,758	14,607	237
Professional services	10,646	8,301	3,728
Provision for operating losses	9,367	5,417	1,410
Occupancy	1,791	1,656	496
Customer related supplies	1,538	2,117	426
Advertising and promotion	1,354	557	154
Merger and acquisition related expenses	100	4,090	410
Other	4,744	5,065	826
Total expenses	79,608	72,091	17,601
Loss from operations	(7,301)	(14,575)	(5,059)
Non-operating expenses:
Interest expense	535	—	—
Loss before income tax expense	(7,836)	(14,575)	(5,059)
Income tax expense	27	28	10
Net loss	$(7,863)	$(14,603)	$(5,069)

Basic and diluted loss per common share	$(78,630)	$(146,030)	$(50,690)

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
For the Years Ended December 31, 2019, 2018 and 2017
(amounts in thousands, except share data)

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2016	100	—	$—	$—	$—
Net loss	—	—	—	(5,069)	(5,069)
Capital contribution from Customers Bank	—	—	65,781	—	65,781
Balance, December 31, 2017	100	—	65,781	(5,069)	$60,712
Net loss	—	—	—	(14,603)	(14,603)
Capital contribution from Customers Bank	—	—	28,474	—	28,474
Capital distribution to Customers Bank	—	—	(3,896)	—	(3,896)
Balance, December 31, 2018	100	—	90,359	(19,672)	70,687
Net loss	—	—	—	(7,863)	(7,863)
Capital contribution from Customers Bank	—	—	11,806	—	11,806
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, December 31, 2019	100	$—	$62,165	$(27,535)	$34,630

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities
Net loss	$(7,863)	$(14,603)	$(5,069)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	405	348	162
Amortization of developed software	7,801	4,462	1,842
Amortization of other intangible assets	1,070	1,064	249
Amortization of right-of-use assets	1,023	—	—
Operating lease rental payments	(1,011)	—	—
Share based compensation expense	517	251	2
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(2,521)	(6,718)	(1,362)
(Increase) decrease in prepaid expenses and other current assets	(5,811)	(1,380)	(1,295)
(Increase) decrease in receivable from Customers Bank	569	3,253	(8,189)
(Increase) decrease in other assets	240	2,968	(28)
Increase (decrease) in Disbursement purchase payment escrowed	—	(5,000)	(5,000)
Increase (decrease) in accounts payable and accrued liabilities	5,440	5,707	(2,570)
Increase (decrease) in deferred revenue	95	(160)	(864)
Increase (decrease) in other liabilities	1,998	(2,152)	2,037
Net Cash Provided by (Used in) Operating Activities	1,952	(11,960)	(20,085)
Cash Flows from Investing Activities
Purchases and development of software	(7,864)	(17,584)	(4,165)
Purchases of premises and equipment	(191)	(298)	(183)
Acquisition of university relationship intangible asset	—	(1,502)	—
Net Cash Provided by (Used in) Investing Activities	(8,055)	(19,384)	(4,348)
Cash Flows from Financing Activities
Proceeds from borrowings from Customers Bank	40,000	—	—
Capital contribution from Customers Bank	11,289	28,223	34,850
Capital distribution to Customers Bank	(40,000)	(3,896)	—
Net Cash Provided by (Used in) Financing Activities	11,289	24,327	34,850
Net Increase (Decrease) in Cash and Cash Equivalents	5,186	(7,017)	10,417
Cash and Cash Equivalents – Beginning	3,400	10,417	—
Cash and Cash Equivalents – Ending	$8,586	$3,400	$10,417

Supplementary Cash Flow Information:
Income taxes paid, net of refunds	$(7,522)	$690	$—

Noncash Operating, Investing and Financing Activities:
Acquisition of right-of-use assets and related operating lease liabilities	$36	$—	$—
Share based compensation recorded as capital contribution from Customers Bank (NOTE 12)	$517	$251	$2
Contribution of non-cash assets and transfer of liabilities from Customers Bank (NOTE 1)	$—	$—	$30,929

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE BUSINESS

BankMobile Technologies, Inc. (“BMT”) is a Pennsylvania corporation, incorporated in May 2016, and a wholly-owned subsidiary of Customers Bank (the “Bank”). The Bank is a Pennsylvania state chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company, collectively referred to as “Customers” herein.

Customers operates two reportable business segments: (i) Customers Bank Business Banking and (ii) the BankMobile business segment (“BankMobile”). The BankMobile business segment provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels.

BMT was established as the financial technology arm of BankMobile in order to facilitate deposits and banking services between a customer and an FDIC insured partner bank. BMT’s Banking-as-a-Service (“BaaS”) business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursement, White Label, and Workplace Banking businesses.

On September 30, 2017, a portion of the operations, assets and liabilities of BankMobile were contributed by the Bank to BMT. The Bank holds BMT serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires deposit accounts and liabilities to be held only by a chartered bank. BMT is not a bank, does not hold a bank charter, and it does not provide banking services. The following table summarizes the assets, liabilities and net assets contributed by Customers to BMT as of September 30, 2017:

(amounts in thousands)
Assets contributed:
Restricted cash	$10,000
Non-interest earning deposit	2,907
Accounts receivable	1,444
Premises and equipment	881
Developed software	34,970
Goodwill	5,259
Other intangibles	6,615
Prepaid expenses and other assets	1,567
Total assets contributed	63,643

Liabilities assumed:
Disbursement purchase payments escrowed	10,000
Deferred revenue	2,499
Payable to Customers Bank	3,074
Accrued payables and other liabilities	4,234
Total liabilities assumed	19,807

Net assets contributed	$43,836

As a subsidiary of the Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education due to its Disbursements business, and is periodically examined by them.

BMT has four primary revenue sources: interchange and card revenue, servicing fees from the Bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by the Bank, universities, or paid directly by customers. The majority of revenue and expenses for BMT are a result of the servicing fees from the Bank, the white label partnership, and the Disbursements business acquisition from Higher One described in NOTE 2 — ACQUISITION ACTIVITY.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — ACQUISITION ACTIVITY

On June 15, 2016, Customers completed the acquisition of substantially all of the assets and the assumption of certain liabilities of the Disbursement business from Higher One. The acquisition was completed pursuant to the terms of an Asset Purchase Agreement (the “Purchase Agreement”) dated as of December 15, 2015 between Customers and Higher One. Under the terms of the Purchase Agreement, Customers also acquired all existing relationships with vendors and educational institutions, and all intellectual property and assumed normal business related liabilities. In conjunction with the acquisition, Customers hired approximately 225 Higher One employees primarily located in New Haven, Connecticut that manage the Disbursement business and serve the Disbursement business customers. The acquired assets and assumed liabilities of Higher One, along with Higher One employees, the restricted cash and corresponding obligation to pay Higher One described below, and the additional transaction services consideration described below have been assigned by Customers to BMT. All of the acquired assets and assumed liabilities, except for certain other intangibles related to student customer deposit relationships, have been contributed by Customers to BMT on September 30, 2017 as described in NOTE 1 — DESCRIPTION OF THE BUSINESS. The acquired assets and assumed liabilities contributed to BMT included cash held in an escrow account with a third party as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION in connection with a loss contingency described in NOTE 16 — LOSS CONTINGENCIES. All assets and liabilities contributed to BMT were maintained at their cost basis, as it was a contribution to an entity under common control.

The transaction contemplated aggregate guaranteed payments to Higher One of $42 million. The aggregate purchase price payable by Customers was $37 million in cash, with the payments to be made as follows: (i) $17 million in cash paid upon the closing of the acquisition, (ii) $10 million in cash upon the first anniversary of the closing and (iii) $10 million in cash paid upon the second anniversary of the closing. In addition, concurrently with the closing, the parties entered into a Transition Services Agreement pursuant to which Higher One provided certain transition services to Customers through June 30, 2017. As consideration for these services, Customers paid Higher One an additional $5 million in cash. Customers also was required to make additional payments to Higher One if, during the three years following the closing, revenues from the acquired Disbursement business exceed $75 million in a year. The potential payment was equal to 35% of the amount the Disbursement business related revenue exceeded $75 million in each year. In 2019 and 2018, BMT did not pay any additional contingent consideration to Higher One under the Purchase Agreement.

As specified in the Purchase Agreement, the payments of $10 million payable to Higher One upon each of the first and second anniversary of the transaction closing were placed into an escrow account with a third party. Upon the first anniversary of the transaction closing in June 2017, Customers paid to Higher One the first $10 million installment payment. In December 2017, BMT paid $5 million of the second installment payment to Higher One in advance of the second anniversary of the transaction closing pursuant to a mutual agreement between Customers and Higher One. BMT paid an additional $4 million of the second installment payment in June 2018, and $1 million was retained in escrow for potential liability related to settlement with Department of Education as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — ACQUISITION ACTIVITY (cont.)

The following table summarizes the final adjusted amounts recognized for assets acquired and liabilities assumed:

(amounts in thousands)
Fair value of assets acquired:
Developed software	$27,400
Other intangible assets(2)	9,300
Accounts receivable	2,784
Prepaid expenses	418
Fixed assets, net	229
Total identifiable assets	40,131

Fair value of liabilities assumed:
Other liabilities	5,735
Deferred revenue	2,655
Total liabilities assumed	8,390

Net assets acquired	$31,741

Transaction cash consideration(1)	$37,000

Goodwill recognized	$5,259

____________

(1)      Includes $10 million payable to Higher One upon each of the first and second anniversary of the transaction closing, which has been placed into an escrow account with a third party (aggregate amount of $20 million). As of December 31, 2019, $19 million of the $20 million installment payments had been paid to Higher One.

(2)      Includes a $1.4 million intangible asset for student customer deposit relationships that was not contributed by the Bank to BMT on September 30, 2017.

The fair value for the developed software was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The developed software has a useful life of ten years based on the estimated economic benefits received. The fair values for the other intangible assets contributed to BMT by the Bank on September 30, 2017 represent $4.9 million of existing university relationships, with an expected useful life of 20 years, and a $3.0 million non-compete agreement, with a four year useful life, with Higher One based on estimated retention rates and discounted cash flows. A $1.4 million intangible asset for student customer deposit relationships was not contributed by the Bank to BMT on September 30, 2017.

In January 2018, BMT entered into an Asset Purchase Agreement (“APA”) with a third party (the “Seller”) for the purchase of the Seller’s higher education refund disbursements and student prepaid accounts (“Purchased Assets”). The aggregate purchase price for the purchased assets was $1.5 million. BMT recorded the entire purchase price as an intangible asset as it mainly related to higher education university contractual relationships. This intangible asset has a useful life of 20 years representing the estimated life of the contractual relationships.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accounting and reporting policies of BMT are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that affect the reported balances of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of deferred tax assets and the annual goodwill and intangible asset impairment analysis.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Segment Reporting

BMT has one reportable segment, as all significant operating decisions are based upon analysis of BMT as one segment or unit.

Business Combinations

Business combinations are accounted for by applying the acquisition method in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method, identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition, and are recognized separately from goodwill. Results of operations of the acquired entity are included in the statement of income from the date of acquisition. BMT recognizes goodwill when the acquisition price exceeds the estimated fair value of the net assets acquired.

Cash and Cash Equivalents

Cash and cash equivalents include a non-interest bearing deposit with the Bank and restricted cash as described below.

Restrictions on Cash

In connection with the acquisition of the Disbursement business from Higher One as described in NOTE 2 — ACQUISITION ACTIVITY, at December 31, 2019 and 2018, BMT held back $1.0 million from the final contractual payment in an escrow account with a third party. BMT intends to apply these funds to its settlement with the Department of Education as discussed in NOTE 16 — LOSS CONTINGENCIES.

Receivable from Customers Bank

The receivable from the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT, including BMT’s share of income taxes due to/due from the Bank as described in NOTE 13 — INCOME TAXES.

Accounts Receivable

Accounts receivable primarily relate to reimbursements to be received from a white label partner, as described in collaborative arrangements below, and uncollected university subscription and disbursement services fees, and are recorded at face amounts less an allowance for doubtful accounts. BMT had no allowance for doubtful accounts at December 31, 2019 and 2018. Management evaluates accounts receivable and establishes the allowance for doubtful accounts based on historical experience, analysis of past due accounts and other current available information. Accounts receivable deemed to be uncollectible are individually identified and are charged-off against the allowance for doubtful accounts. Higher education institution clients are generally billed upfront. Consequently, amounts recorded in accounts receivable may also be reported as deferred revenue as described below.

Concentration of Credit Risk

Potential concentration of credit risk consists primarily of accounts receivable from white label partners, as described in collaborative arrangements below, and higher education institution clients. At December 31, 2019 and 2018, a white label partner accounted for 74% and 89% of accounts receivable, respectively.

Premises and Equipment

Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease period, if shorter. Upon disposal or retirement of property and equipment, cost and related

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

accumulated depreciation are removed from the accounts. Gains and losses from dispositions are credited or charged to operations. Expenditures for ordinary maintenance and repairs are charged to expense. Additions or betterments to property and equipment are capitalized at cost.

Developed Software

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition described in NOTE 2 — ACQUISITION ACTIVITY. Internally developed software and related capitalized work-in-process costs relate to the development of digital banking platforms to connect BaaS banking customers to partner banks.

BMT capitalizes certain internal and external costs incurred to develop internal-use software during the application development stage. BMT also capitalizes the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, BMT begins amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Higher One Disbursement business developed software is related to the Disbursement business services to colleges and universities and delivering services to students. The Higher One Disbursement business developed software was recorded at the amount determined by a third party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Higher One Disbursement business developed software is 10 years.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are subject to impairment testing. Intangible assets are amortized on a straight line method over periods ranging from four to twenty years.

Goodwill and other intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. The goodwill impairment charge will be the amount by which the reporting unit’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. BMT applies a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment under ASC 360, Property, Plant and Equipment, which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

As part of its qualitative assessment, BMT reviewed regional and national trends in current and expected economic conditions, examining indicators such as GDP growth, interest rates and unemployment rates. BMT also considered its own historical performance (through BankMobile), expectations of future performance, indicative deal values, and other trends specific to its industry. Based on its qualitative assessment, BMT determined that there was no evidence of impairment on the balance of goodwill and other intangible assets. As of December 31, 2019 and 2018, goodwill and other intangible assets totaled $11.0 million and $12.1 million, respectively.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Leases

BMT enters into lease agreements primarily for the use of office space, all of which are classified as operating leases. At lease commencement date, BMT recognizes right-of-use (“ROU”) assets and lease liabilities measured at the present value of lease payments over the lease term. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease expense for rental payments are recognized on a straight-line basis over the lease term and are included in other operating expenses. In addition to rent, BMT pays taxes and maintenance expenses, including an annual increase in operating expenses over the initial year’s expenses under certain leases as variable lease payments.

Income Taxes

BMT accounts for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. BMT determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

In assessing the realizability of federal or state deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prudent, feasible and permissible as well as available tax planning strategies in making this assessment. See NOTE 13 — INCOME TAXES for additional information.

Loss Contingencies

Loss contingencies, including claims and legal actions arise in the ordinary course of business. In accordance with applicable accounting guidance, BMT establishes an accrued liability when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As facts and circumstances evolve, BMT, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. Once the loss contingency is deemed to be both probable and estimable, BMT will establish an accrued liability and record a corresponding amount of litigation-related expense. BMT continues to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established.

Revenue Recognition and Deferred Revenue

BMT’s adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), on January 1, 2018, did not have a significant impact to BMT’s financial statements and, as such, a cumulative effect adjustment to beginning accumulated deficit was not necessary. BMT’s revenues from interchange and card revenue, servicing fees from Customers Bank, account fees, and university fees are within the

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

scope of ASC 606. BMT determined that it is the agent in contracts for interchange and card revenue, and presents these revenues net of related expenses under ASC 606. BMT’s revenue from contracts with customers within the scope of ASC 606 are as follows:

Interchange and card revenue

Interchange fees are earned whenever Customers’ issued debit cards serviced by BMT are processed through card payment networks. Interchange fees are recognized concurrent with the processing of the card transaction. Card revenue includes foreign ATM fees and Mastercard incentive income. ATM fees are recognized when the fee is deducted from the serviced account; Mastercard incentive income is primarily tied to debit spend volume and is recognized concurrent with spend.

Servicing fees from Customers Bank

BMT sources and services deposit accounts for the Bank and in exchange is paid servicing fees beginning in 2018. Servicing fees and terms are established by individually negotiated contractual agreements. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. In 2019, a fixed rate was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on average daily balances.

Account fees

BMT earns account fees on BMT serviced deposit accounts for transaction-based, account maintenance services. Account maintenance fees, which relate primarily to monthly maintenance fees for BMT serviced accounts that do not meet minimum deposit balance requirements, are earned on a monthly basis representing the period over which BMT satisfies its performance obligation. Transaction-based fees, which include services such as wire transfer fees, card replacement, and cash deposit via Green Dot network fees, are recognized at the time the transaction is executed. Service charges on deposit accounts are withdrawn from the depositor’s account balance.

University fees

BMT earns university fees from higher education clients in exchange for financial aid and other student refund disbursement services provided. BMT facilitates the distribution of financial aid and other refunds to students, while simultaneously enhancing the ability of the higher education institutions to comply with the federal regulations applicable to financial aid transactions. For these services, higher education institution clients are charged an annual subscription fee and/or per-transaction fee (e.g., check issuance, new card, card replacement fees) for certain transactions. The annual subscription fee is recognized ratably over the period of service and the transaction fees are recognized when the transaction is completed. BMT typically enters into long-term (generally three or five-year initial term) contracts with higher education institutions to provide these refund management disbursement services. Deferred revenue consists of amounts received from clients prior to the performance of services. The deferred revenues are earned over the service period on a straight-line basis.

Advertising and Promotion

Advertising and promotion costs are expensed as incurred.

Collaborative Arrangements

In the normal course of business, BMT may enter into collaborative arrangements primarily to develop and commercialize banking products to its partners’ customers. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partners, which are recognized at the time the white label partner becomes obligated to pay. For the years ended December 31, 2019, 2018 and 2017, BMT recognized $16.2 million, $8.8 million and $2.1 million, respectively, in expense reimbursements from collaborative arrangements.

Provision for Operating Losses

The provision for operating losses represents BMT’s payments for losses resulting from fraud or theft-based transactions that have generally been disputed by BMT serviced deposit account holders, as well as estimated liability for such where such disputes have not been resolved as of the end of the reporting period. The liability is based on historical rates of loss on such transactions. The liability balance was $147 thousand and $358 thousand at December 31, 2019 and 2018, respectively, and presented within “Accounts payable and accrued liabilities” on the balance sheet.

Merger and Acquisition Related Expenses

In November 2017, Customers entered into an Amended and Restated Purchase and Assumption Agreement and Plan of Merger (the “Amended Agreement”) with Flagship Community Bank (“Flagship”) to effect the spin-off of BMT to Customers’ common shareholders and merger with Flagship, and Flagship’s related purchase of BankMobile’s deposits. BMT incurred $4.1 million and $0.4 million in expenses for the years ended December 31, 2018 and 2017, respectively, related to the spin-off and merger with Flagship before the transaction was terminated in October 2018.

Recently Issued Accounting Standards

Presented below are accounting standards that the Financial Accounting Standards Board (“FASB”) has issued that BMT has adopted.

Accounting Standards Adopted in 2017

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-04, Simplifying the Test for Goodwill Impairment Issued January 2017

•   Simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test that requires an entity to determine the implied fair value of its goodwill through a hypothetical purchase price allocation.

•   Requires an entity to recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

• BMT early adopted this ASU during its annual goodwill impairment test in October 2017, which did not have a material impact on BMT’s financial statements.

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will also be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts.

•   Permits an entity the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.

Accounting Standards Adopted in 2018

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-09, Compensation — Stock Compensation: Scope of Modification Accounting Issued May 2017

•   Clarifies when to account for a change to the terms or conditions of a share-based-payment award as a modification in ASC 718.

•   Provides that modification accounting is only required if the fair value, vesting conditions, or the classification of the award as equity or a liability changes as a result of the change in terms or conditions.

•   Effective January 1, 2018 on a prospective basis for awards modified on or after the adoption date.

• BMT adopted on January 1, 2018. • The adoption did not have a significant impact on BMT’s financial statements.
ASU 2017-01, Clarifying the Definition of a Business Issued January 2017

•   Narrows the definition of a business and clarifies that to be considered a business, the fair value of gross assets acquired (or disposed of) should not be concentrated in a single identifiable asset or a group of similar identifiable assets.

•   Also clarifies that in order to be considered a business, an acquisition would have to include an input and a substantive process that together will significantly contribute to the ability to create an output

• BMT adopted on January 1, 2018. • The adoption did not have a significant impact on BMT’s financial statements.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
• Effective January 1, 2018 on a prospective basis.
ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory Issued October 2016

•   Requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs.

•   Eliminates the current exception for all intra-entity transfers of an asset other than inventory that requires deferral of the tax effects until the asset is sold to a third party or otherwise recovered through use.

•   Effective January 1, 2018 on a modified retrospective basis.

• BMT adopted on January 1, 2018. • The adoption did not have a significant impact on BMT’s financial statements.
ASU 2014-09, Revenue from Contracts with Customers (Topic 606) Issued May 2014

•   Supersedes the revenue recognition requirements in ASC 605.

•   Requires an entity to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

•   The amendment includes a five-step process to assist an entity in achieving the main principle(s) of revenue recognition under ASC 605.

•   Reframed the structure of the indicators of when an entity is acting as an agent and focused on evidence that an entity is acting as the principal or agent in a revenue transaction.

•   Requires additional qualitative and quantitative disclosures relating to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

•   BMT adopted on January 1, 2018 on a modified retrospective basis.

•   BMT has identified its debit and prepaid card and interchange fees, account fees and university fees to be within the scope of the standard. For the university fees, higher education institution clients are charged an annual subscription fee. The annual subscription fee is recognized ratably over the period of service and the transaction fees are recognized when the transaction is completed.

•   BMT also enters into long-term (generally three- or five-year initial term) contracts with higher education institutions to provide these refund management disbursement services. Deferred revenue consists of amounts billed to or received from clients prior to the performance of services. The deferred revenues are earned over the service period on a straight line basis.

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   Effective January 1, 2018 and can be either applied retrospectively to each prior reporting period presented or as a cumulative effect adjustment as of the date of adoption (modified retrospective approach).

•   BMT has also completed its review of the related contracts and its evaluation of certain costs related to these revenue streams to determine whether such costs should be presented as expenses of contra-revenue (i.e., gross versus net).

•   The adoption of this ASU did not have a significant impact on BMT’s financial statements, as such, a cumulative adjustment to beginning accumulated deficit was not necessary.

•   See NOTE 10 — REVENUES.

Accounting Standards Adopted in 2019

Standard	Summary of guidance	Effects on Financial Statements
ASU 2016-02, Leases Issued February 2016

•   Supersedes the lease accounting guidance for both lessees and lessors under ASC 840, Leases.

•   From the lessee’s perspective, the new standard establishes a ROU model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.

•   Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees.

•   This ASU requires lessors to account for leases using an approach that is substantially similar to the existing guidance for sales-type, direct financing leases and operating leases.

•   BMT adopted on January 1, 2019.

•   BMT recognized a lease liability and a corresponding ROU asset of $3.5 million at January 1, 2020.

•   The adoption did not materially change BMT’s’ recognition of operating lease expense in its statement of operations.

•   BMT adopted certain practical expedients available under the new guidance, which did not require it to (1) reassess whether any expired or existing contracts contain leases, (2) reassess the lease classification for any expired or existing leases, (3) reassess initial direct costs for any existing leases, (4) separate non-lease components from the associated lease components, (5) evaluate whether certain sales taxes and other similar

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   Effective January 1, 2019.

•   In July 2018, the FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides lessees the option to apply the new leasing standard to all open leases as of the adoption date. Prior to this ASU issuance, a modified retrospective transition approach was required.

•   In December 2018, the FASB issued ASU 2018-20 Leases (Topic 842): Narrow-Scope Improvements for Lessors, which provides lessors a policy election to not evaluate whether certain sales taxes and other similar taxes are lessor costs or lessee costs. Additionally, the update requires certain lessors to exclude from variable payments lessor costs paid by lessees directly to third parties.

•   In March 2019, the FASB issued ASU 2019-01 Codification Improvements, which clarifies that lessors who are not manufacturers or dealers should use the original cost of the underlying asset in a lease as its fair value. Additionally, the update states that lessors who are depository or lending institutions should present all principal payments received under leases under investing activities in their Statement of Cash Flows and that interim disclosures under ASC 250-10-50-3 are not required in the interim reports of issuers adopting ASC 842, Leases (“ASC 842”).

taxes are lessor costs, and (6) capitalize short-term leases. Additionally, BMT elected to apply the new lease guidance at the adoption date, rather than at the beginning of the earliest period presented and will continue to present comparative periods prior to January 1, 2019 under Topic 840. BMT did not adopt the hindsight practical expedient.

•   See NOTE 8 — LEASES.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-11, Accounting for Certain Financial Instruments with Down Round Features Issued July 2017

•   Changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features.

•   When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) would no longer be accounted for as a derivative liability at fair value as a result of the existence of a down round feature.

•   For freestanding equity-classified financial instruments, the amendments require entities to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of net income available to common shareholders in basic Earnings Per Share.

•   Effective January 1, 2019.

• BMT adopted on January 1, 2019. • The adoption did not have a material impact on BMT’s financial statements.
ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting Issued June 2018

•   Expands the scope of Topic 718, Compensation — Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services.

• BMT adopted on January 1, 2019. • The adoption did not have a material impact on BMT’s financial statements.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   Applies to all share-based payment transactions in which a grantor acquires goods or services from non-employees to be used or consumed in a grantor’s own operations by issuing share-based payment awards.

•   With the amended guidance from ASU 2018-07, non-employees share-based payments are measured with an estimate of the fair value of the equity the business is obligated to issue at the grant date (the date that the business and the stock award recipient agree to the terms of the award).

•   Compensation would be recognized in the same period and in the same manner as if the entity had paid cash for goods or services instead of stock.

•   Effective January 1, 2019.

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Accounting Standards Adopted on January 1, 2020

Standard	Summary of guidance	Effects on Financial Statements
ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments Issued April 2019

•   Clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments.

•   Addresses partial-term fair value hedges, fair value hedge basis adjustments and certain transition requirements.

•   Addresses recognizing and measuring financial instruments, specifically the requirement for remeasurement under ASC 820 when using the measurement alternative, certain disclosure requirements and which equity securities have to be remeasured at historical exchange rates.

•   Topic 326 Amendments — Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted. Topic 815 Amendments — Effective for first annual period beginning after the issuance date of this ASU (i.e., fiscal year 2020). Entities that have already adopted the amendments in ASU 2017-12 may elect either to retrospectively apply all the amendments or to prospectively apply all amendments as of the date of adoption. Topic 825 Amendments — Effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

•   BMT adopted on January 1, 2020.

•   The adoption of this guidance relating to Topics 815 and 825 did not have a material impact on BMT’s financial statements. Please refer to ASU 2016-13 for further discussion on BMT’s adoption of ASU 2016-13 (Topic 326).

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606 Issued November 2018

•   Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements.

•   Adds unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within scope of Topic 606.

•   Requires that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer.

•   Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

• BMT adopted on January 1, 2020. • The adoption did not have a material impact on BMT’s financial statements.
ASU 2018-15, Internal-Use Software (Subtopic 350-40): Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract Issued August 2018

•   Clarifies that service contracts with hosting arrangements must follow internal-use software guidance Subtopic 350-40 when determining which implementation costs to capitalize as an asset related to the service contract and which costs to expense.

• BMT adopted on January 1, 2020. • The adoption did not have a material impact on BMT’s financial statements.

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NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   Also clarifies that capitalized implementation costs of a hosting arrangement that is a service contract are to be amortized over the term of the hosting arrangement, which includes the noncancelable period of the arrangement plus options to extend the arrangement if reasonably certain to exercise.

•   Clarifies that existing impairment guidance in Subtopic 350-40 must be applied to the capitalized implementation costs as if they were long-lived assets.

•   Applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.

•   Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments Issued June 2016

•   Requires an entity to utilize a new impairment model known as the current expected credit loss model to estimate lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset.

•   Replaces today’s “incurred loss” approach and is expected to result in earlier recognition of credit losses.

• BMT adopted on January 1, 2020. • BMT has identified accounts receivable to be within the scope of the standard. • The adoption did not have a material impact on BMT’s financial statements.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   In May 2019, the FASB issued ASU 2019-05 Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief, which provides entities that have certain instruments within the scope of Topic 326 with an option to irrevocably elect the fair value option in Subtopic 825, Financial Instruments. This relief is to be applied on an instrument-by-instrument basis for eligible instruments upon adoption of Topic 326.

•   Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted.

•   Adoption to be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.

NOTE 4 — LOSS PER SHARE

The following are the components and results of BMT’s loss per common share calculations for the periods presented.

	For the Year Ended December 31,
(amounts in thousands, except share and per share data)	2019	2018	2017
Net loss available to common shareholders	$(7,863)	$(14,603)	$(5,069)
Weighted-average number of common shares outstanding – basic and diluted	100	100	100
Basic and diluted loss per common share	$(78,630)	$(146,030)	$(50,690)

There were no securities that could potentially dilute basic loss per common share in future periods that were not included in the computation of diluted loss per common share for the years ended December 31, 2019, 2018 and 2017.

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NOTE 5 — PREMISES AND EQUIPMENT

The components of premises and equipment as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Leasehold improvements	5 years	$27	$24
Furniture, fixtures and equipment	10 years	243	234
IT equipment	3 to 5 years	1,603	1,424
		1,873	1,682
Accumulated depreciation and amortization		(1,235)	(830)
Total		$638	$852

BMT recorded depreciation and amortization expense of $0.4 million, $0.3 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 6 — DEVELOPED SOFTWARE

The components of developed software as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Higher One Disbursement business developed software	10 years	$27,400	$27,400
Internally developed	3 to 5 years	38,910	8,872
Work-in-process		2,588	24,762
		68,898	61,034
Accumulated amortization		(18,420)	(10,619)
Total		$50,478	$50,415

BMT recorded amortization expense of $7.8 million, $4.5 million and $1.8 million for the years ended December 31, 2019, 2018 and 2017, respectively, included in “Technology, communication and processing” on the statement of operations.

NOTE 7 — OTHER INTANGIBLES

The components of other intangibles as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Customer relationships – universities	20 years	$6,402	$6,402
Non-compete agreement	4 years	3,000	3,000
		9,402	9,402
Accumulated amortization		(3,668)	(2,598)
Total		$5,734	$6,804

BMT recorded amortization expense of $1.1 million, $1.1 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017 included in “Other expenses” on the statement of operations.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — LEASES

BMT leases four office space locations under operating leases, including two leases where the Bank is listed on the lease as lessee, and one lease with an affiliate of Megalith Financial Acquisition Corp as described in NOTE 17 — SUBSEQUENT EVENTS.

The operating leases consist of lease terms ranging between 1 and 5 years, with some leases containing options to renew the leases or extend the term annually or with mutual agreement. Certain leases include variable lease payments that are based on an index or rate, such as an annual increase in operating expenses over the initial lease year’s expenses. Variable lease payments are not included in the liability or ROU asset and are recognized in the period in which the obligations for those payments are incurred. BMT’s operating lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As most of BMT’s operating leases do not provide an implicit rate, BMT utilized the incremental borrowing rate of the Bank based on the information available at either the adoption of ASC 842 or the commencement date of the lease, whichever was later, when determining the present value of lease payments. BMT does not present ROU assets and corresponding liabilities for operating leases for fiscal years prior to the adoption of this standard.

A ROU asset of $3.5 million, net of $54 thousand in accrued rent, and lease liabilities of $3.5 million were recognized with the adoption of ASC 842 on January 1, 2019.

The following table summarizes operating lease ROU assets and operating lease liabilities and their corresponding balance sheet location:

(amounts in thousands)	Classification	December 31, 2019
ASSETS
Operating lease ROU assets	Other assets	$2,471
LIABILITIES
Operating lease liabilities	Operating lease liabilities	$2,537

The following table summarizes operating lease cost and its corresponding income statement location for the periods presented:

(amounts in thousands)	Classification	Year Ended December 31, 2019
Operating lease cost	Occupancy	$1,098

Maturities of non-cancelable operating lease liabilities were as follows at December 31, 2019:

(amounts in thousands)	December 31, 2019
2020	$1,061
2021	1,007
2022	565
2023	—
2024	—
Thereafter	—
Total minimum payments	2,633
Less: interest	96
Present value of lease liabilities	$2,537

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — LEASES (cont.)

Cash paid pursuant to operating lease liabilities was $1.0 million for the year ended December 31, 2019, and was reported as cash flows used in operating activities in the statement of cash flows.

The following table summarizes the weighted average remaining lease term and discount rate for BMT’s operating leases at December 31, 2019:

(amounts in thousands)	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	2.5 years

Weighted average discount rate
Operating leases	2.9%

Rent expense was $1.3 million, $1.2 million and $0.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

As of May 31, 2020, BMT no longer leases and occupies one of two office space locations where the Bank is listed on the lease as lessee.

NOTE 9 — SHAREHOLDER’S EQUITY

BMT has the authority to issue 300,000,000 shares of capital stock, divided into three classes consisting of:

(a)     100,000,000 shares of common stock, par value $1.00 per share — 100 shares issued and outstanding at December 31, 2019 and 2018;

(b)    100,000,000 shares of Class B Non-Voting common stock, par value $1.00 per share; and

(c)     100,000,000 shares of preferred stock, par value as determined by the board of directors.

NOTE 10 — REVENUES

As provided in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION, BMT’s adoption of ASU 2014-09, Revenue from Contracts with Customers (ASC 606), on January 1, 2018, did not have a significant impact to BMT’s financial statements and, as such, a cumulative effect adjustment to beginning retained earnings was not necessary. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts were not adjusted and continue to be reported in accordance with the previous accounting guidance under ASC 605, Revenue Recognition.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — REVENUES (cont.)

The following tables present BMT’s revenues disaggregated by nature of the revenue stream and the pattern or timing of revenue recognition for the years ended December 31, 2019, 2018 and 2017:

	For the Year Ended December 31,
(amounts in thousands)	2019	2018	2017
Revenue from contracts with customers:
Revenue recognized at point in time:
Interchange and card revenue	$28,124	$29,923	$9,560
Servicing fees from Customers Bank	27,425	16,140	—
Account fees	10,937	6,544	1,827
University fees – disbursement fees	1,008	1,039	263
Other	857	189	28
Total revenue recognized at point in time	68,351	53,835	11,678
Revenue recognized over time:
University fees – subscription revenue	3,956	3,681	864
Total revenue recognized over time	3,956	3,681	864
Total revenue from contracts with customers	$72,307	$57,516	$12,542

For the years ended December 31, 2019 and 2018, BMT’s servicing fees were from the Bank, as described in NOTE 14 — RELATED PARTY TRANSACTIONS.

NOTE 11 — EMPLOYEE BENEFIT PLANS

BMT’s team members participate in Customers’ 401(k) profit sharing plan whereby eligible team members may contribute amounts up to the annual IRS statutory contribution limit. BMT provides a matching contribution equal to 50% of the first 6% of the contribution made by BMT’s team member. BMT’s contributions for the years ended December 31, 2019, 2018 and 2017 were $0.6 million, $0.5 million and $0.1 million, respectively.

NOTE 12 — SHARE BASED COMPENSATION

BMT’s team members participate in the share based compensation arrangements established by Customers. The shares disclosed below refer to shares of Customers Bancorp.

Summary of Customers Bancorp Share Based Compensation Plans

During 2019, the shareholders of Customers Bancorp approved the 2019 Plan, during 2010, the shareholders of Customers Bancorp approved the 2010 Plan, and during 2012, the shareholders of Customers Bancorp approved the 2004 Plan. The 2019 Plan was approved by the shareholders of Customers at its 2019 Annual Meeting of Shareholders on May 30, 2019 and allows for the issuance of 1,500,000 shares. The purpose of these plans is to promote the success and enhance the value of Customers Bancorp by linking the personal interests of the members of the Board of Directors, team members, officers and executives of Customers to those of the shareholders of Customers and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of Customers. The 2019 Plan, 2010 Plan and 2004 Plan are intended to provide flexibility to Customers in its ability to motivate, attract and retain the services of members of the Board of Directors, team members, officers and executives of Customers. Stock options and restricted stock units normally vest on the third or fifth anniversary of the grant date provided the grantee remains employed by Customers or continues to serve on the Board. With respect to certain stock options granted under the 2010 Plan, vested options shall be exercisable only when Customers’ fully diluted tangible book value will have increased by 50% from the date of grant. Share-based awards generally provide for accelerated vesting if there is a change in control (as defined in the Plans). No stock options may be exercisable for more than 10 years from the date of grant.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — SHARE BASED COMPENSATION (cont.)

The 2019, 2010 and 2004 Plans are administered by the Compensation Committee of the Board of Directors. The 2019 Plan provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to team members, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock to team members, officers, executives, members of the Board of Directors, consultants, and advisors. The maximum number of shares of common stock which may be issued under the 2019 Plan is 1,500,000 shares. The 2010 Plan provides exclusively for the grant of stock options, some or all of which may be structured to qualify as Incentive Stock Options, to team members, officers and executives. The maximum number of shares of common stock which may be issued under the 2010 Plan is 3,666,667 shares. The 2004 Plan provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to team members, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock to team members, officers, executives and members of the Board of Directors. The maximum number of shares of common stock which may be issued under the 2004 Plan is 2,750,000 shares.

At December 31, 2019, the aggregate number of shares of common stock available for grant under all share-based compensation plans was 2,052,597 shares.

BMT’s share-based compensation expense relating to stock options and restricted stock units awarded to BMT team members is recognized on a straight-line basis over the vesting periods of the awards and is a component of BMT’s salaries and employee benefits expense and capital contribution by the Bank. Total share-based compensation expense for the years ended December 31, 2019, 2018 and 2017 was $517 thousand, $251 thousand and $2 thousand, respectively. At December 31, 2019, there was $441 thousand of unrecognized compensation cost related to all non-vested share-based compensation awards for BMT team members. This cost is expected to be recognized through April 2022, unless forfeited earlier for events as described in NOTE 17 — SUBSEQUENT EVENTS.

Stock Options

Customers estimated the fair value of each option on the date of grant generally using the Black-Scholes option pricing model. The risk-free interest rate was based upon the zero-coupon Treasury rates in effect on the grant date of the options based on the expected life of the option. Expected volatility was based upon limited historical information because Customers’ common stock has only been traded since February 2012. Expected life was management’s estimate which took into consideration the vesting requirement, generally three or five years.

During 2019, options to purchase an aggregate of 577,230 shares of Customers Bancorp voting common stock were granted to certain officers and team members. The exercise price for the options granted was equal to the closing price of Customers Bancorp’s voting common stock on the date of grant. The options issued are subject to a three-year waterfall vesting and expire after ten years.

At December 31, 2019, there were 205,000 non-vested options for BMT team members with a weighted average exercise price of approximately $18.69 and unamortized compensation expense for options of $245 thousand. There are 20,500 exercisable options at December 31, 2019. The aggregate intrinsic value of vested and unvested options was $1.2 million as of December 31, 2019.

Restricted Stock Units

The fair value of restricted stock units granted under the 2019 and 2004 Plans is generally determined based on the closing market price of Customers’ common stock on the date of grant.

Beginning in 2018, Customers Bancorp’s Compensation Committee recommended and the Board of Directors approved a new long-term incentive compensation plan which incorporates performance metrics into the restricted stock awards for certain of Customers’ key officers. Specifically, 40% of the restricted stock units granted as long term incentive compensation will vest ratably over three years. The remaining 60% will vest upon Customers meeting certain performance metrics, including total shareholder return, return on average common equity, and average Non-Performing Assets to total assets over a three-year period relative to the performance of its peer group.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — SHARE BASED COMPENSATION (cont.)

No restricted stock units were granted to BMT team members during the years ended December 31, 2019 and 2017. There were 14,168 restricted stock units granted to BMT team members during the years ended December 31, 2018. The aggregate restricted stock units were granted under the 2004 Plan and are subject to either a three-year waterfall vesting (with one third of the amount vesting annually) or a three-year cliff vesting. As of December 31, 2019, the performance metrics described above are not applicable to BMT team members with restricted stock awards.

As of December 31, 2019, there was unamortized compensation expense for BMT team members for restricted stock units of $197 thousand. Total non-vested awards were 14,607 units as of December 31, 2019.

In April 2020, a BMT team member was awarded 10,000 restricted stock units under the 2019 Plan subject to either a three-year waterfall vesting (with one third of the amount vesting annually) or a three-year cliff vesting. The performance metrics described above are applicable to the BMT team member with restricted stock units awarded in April 2020.

NOTE 13 — INCOME TAXES

The components of income tax expense were as follows:

	For the Year Ended December 31,
(amounts in thousands)	2019	2018	2017
Current
Federal	$—	$—	$—
State	27	28	10
Total current expense	27	28	10

Deferred
Federal	(2,359)	(3,864)	(447)
Change in valuation allowance	2,359	3,864	447
State	(445)	(832)	(177)
Change in valuation allowance	445	832	177
Total deferred expense	—	—	—
Income tax expense	$27	$28	$10

Effective tax rates differ from the federal statutory rate of 21% at December 31, 2019, 2018 and 34% at December 31, 2017, which was applied to loss before income tax expense, due to the following:

	For the Year Ended December 31,
	2019		2018		2017
(amounts in thousands)	Amount	% of pretax income	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	$(1,646)	21.00%	$(3,061)	21.00%	$(1,720)	34.00%
State income tax, net of federal benefit	(324)	4.13	(572)	3.92	(108)	2.14
Valuation allowance	2,804	(35.78)	4,696	(32.22)	624	(12.33)
Tax credits	(819)	10.46	(988)	6.78	—	—
Enactment of federal tax reform	—	—	—	—	1,213	(23.97)
Other	12	(0.16)	(47)	0.33	1	(0.04)
Effective income tax rate	$27	(0.35)%	$28	(0.19)%	$10	(0.20)%

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 13 — INCOME TAXES (cont.)

At December 31, 2019, BMT had no ASC 740-10 unrecognized tax benefits. BMT does not expect the total amount of unrecognized tax benefits to significantly increase within the next 12 months. BMT recognizes interest and penalties on unrecognized tax benefits in other expense.

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry-back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that a full valuation allowance was necessary at December 31, 2019, 2018 and 2017.

As of December 31, 2019, BMT had federal net operating loss carryforward of $52.8 million and state net operating loss carryforward of $15.0 million. The net operating loss carryforwards begin to expire in the year ending December 31, 2037. In addition, BMT had $1.8 million of research and development (“R&D”) credits. The R&D credit carryforward begin to expire in the year ending December 31, 2038.

A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if BMT were to leave the consolidated tax return filing group.

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. The following represents BMT’s deferred tax asset and liabilities, as of December 31, 2019 and 2018:

(amounts in thousands)	December 31, 2019	December 31, 2018
Deferred tax assets
Net operating losses and credit carryforwards	$13,958	$6,519
Deferred income	762	551
Section 197 intangibles	1,042	801
Operating lease liability	638	—
Other	548	64
Less: valuation allowance	(9,807)	(7,003)
Total deferred tax assets	7,141	932
Deferred tax liabilities
Premises and equipment and developed software	(6,450)	(877)
Operating lease ROU asset	(622)	—
Other	(69)	(55)
Total deferred tax liabilities	(7,141)	(932)
Net deferred tax asset (liability)	$—	$—

BMT is subject to U.S. federal income tax as well as income tax in various state and local taxing jurisdictions. Generally, BMT is subject to examination by federal, state and local taxing authorities for all years since incorporation in May 2016.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14 — RELATED PARTY TRANSACTIONS

BMT has had, and is expected to have in the future, transactions in the ordinary course of business with Customers and its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), as described in NOTE 17 — SUBSEQUENT EVENTS.

Servicing Fees from Customers Bank

BMT entered into an Intercompany Services and Expense Agreement (“Intercompany Agreement”) with the Bank effective January 1, 2018, as amended, whereby the Bank pays servicing fees to BMT for the value provided to the Bank for the use of low/no-cost deposits serviced by BMT on its digital platform. Under the Intercompany Agreement, BMT reimbursed payroll expenses of BMT’s team members paid by the Bank through April 2018.

BMT amended the Intercompany Agreement with the Bank effective January 1, 2020, whereby the Bank will pay servicing fees at adjusted rates and reimburse BMT for operating losses resulting from fraud or theft-based transactions in BMT serviced deposit accounts. Since January 1, 2020, BMT’s operating losses resulting from fraud or theft-based transactions reimbursed by the Bank was not material.

BMT earns interchange fees from debit card transactions at rates set by the card issuing network, which adjust from time to time. Further, Federal Reserve’s regulation caps interchange fees for banks over $10 billion in assets. The Bank became subject to this regulation on July 1, 2020, and has agreed to pay BMT the difference between the regulated and unregulated interchange rates.

Borrowings from Customers Bank

During 2019, BMT entered into a $50 million non-negotiable demand promissory note and line of credit agreement with the Bank that is due on demand. The Bank has agreed not to demand principal repayment prior to October 31, 2021. Under this revolving line of credit, BMT may borrow up to $50 million due on demand by the Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At December 31, 2019, BMT had $40 million in borrowings outstanding and accrued interest of $535 thousand with the Bank included in “Accounts payable and accrued liabilities” on the balance sheet.

Operating leases

BMT leases four office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee, and another lease expiring in September 2020 is with an affiliate of Megalith Financial Acquisition Corp.

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

BMT uses fair value measurements to disclose the fair value of its financial instruments. FASB’s ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For fair value disclosure purposes, BMT utilized certain fair value measurement criteria under ASC 820, Fair Value Measurements (“ASC 820”), as explained below.

In accordance with ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for BMT’s financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, focusing on an exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The fair value guidance also establishes a fair value hierarchy and describes the following three levels used to classify fair value measurements:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used to estimate the fair values of BMT’s financial instruments as of December 31, 2019 and 2018:

Cash and cash equivalents:

The carrying amounts reported on the balance sheet for non-interest bearing deposit and restricted cash approximate those assets’ fair values. These assets are classified as Level 1 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Receivable from Customers Bank:

The receivable from the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT. The carrying amount of the receivable from the Bank approximates its fair value due to the short term nature of the item.

Accounts receivable:

The carrying amount of accounts receivable approximates fair value because of the short term nature of these items.

Borrowings from Customers Bank:

In 2019, BMT entered a non-negotiable demand promissory note and line of credit agreement with the Bank to borrow up to $50 million with interest set at a floating annual rate equal to 12-month LIBOR plus 204 basis points. The carrying amount of the borrowings from the Bank approximates its fair value due to its floating interest rate and short term nature. The liability is classified as Level 2 fair values, based upon the lowest level of input that is significant to the fair value measurements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The estimated fair values of BMT’s financial instruments at December 31, 2019 and 2018 were as follows:

			Fair Value Measurements at December 31, 2019
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$8,586	$8,586	$8,586	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—
			Fair Value Measurements at December 31, 2018
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$3,400	$3,400	$3,400	$—	$—

NOTE 16 — LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements that are not currently accrued for. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution may have a material adverse effect on BMT’s results of operations for a particular period, and future changes in circumstances or additional information could result in accruals or resolution in excess of established accruals, which could adversely affect BMT’s results of operations, potentially materially.

United States Department of Education Matter

In 2018, Customers received a Final Program Review Determination (“FPRD”) letter dated September 5, 2018 from the U.S. Department of Education (“ED”) regarding a focused program review of Higher One’s/Customers Bank’s administration, as a third party servicer, of the programs authorized pursuant to Title IV of the Higher Education Act of 1965. The ED program review covered the award years beginning in 2013 through the FPRD issuance date, including the time period when Higher One was acting as the third party servicer prior to Customers’ acquisition of the Disbursements business on June 15, 2016. The FPRD determined that, with respect to students enrolled at specified partner institutions, Higher One/Customers did not provide convenient fee-free access to ATMs or bank branch offices in such locations as required by the ED’s cash management regulations. Those regulations, which were in effect during the period covered by the program review and were revised during that period, seek, among other purposes, to ensure that students can make fee-free cash withdrawals. The FPRD determined that students incurred prohibited costs in accessing Title IV credit balance funds, and the FPRD classifies those costs as financial liabilities of Customers. The FPRD also requires Customers to take prospective action to increase ATM access for students at certain of its partner institutions. Customers disagreed with the FPRD and appealed the asserted financial liabilities of $6.5 million, and a request for review has been submitted to trigger an administrative process before the ED’s Office of Hearing and Appeals.

On March 26, 2020, the ED and Customers filed a Joint Motion to Dismiss with Prejudice (the “Joint Motion”) with the United States Department of Education. The Joint Motion states that the ED and Customers

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 16 — LOSS CONTINGENCIES (cont.)

reached an agreement that resolves the liabilities at issue in the appeal. The Joint Motion was granted on April 27, 2020. As part of the settlement, the liabilities assessed in the FPRD were reduced to $3.0 million (the “Settlement Amount”) and will be paid in quarterly installments over the next three years ending April 1, 2023. As this liability relates to Higher One’s business which as discussed in NOTE 2 — ACQUISITION ACTIVITY was assigned to BMT in September 2017, BMT assumed and recorded a liability of $2.0 million included in “Other liabilities” on the balance sheet during 2019. The remaining $1.0 million is expected to be funded from funds in an escrow account set up at the time of Customers’ acquisition of the Disbursements business from Higher One in 2016 as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION and subsequently contributed to BMT in September 2017 as discussed in NOTE 1 — DESCRIPTION OF THE BUSINESS. On June 30, 2020, the Bank assumed the remaining liability of $2.4 million owed to ED related to this matter, and the related $1.0 million escrow account. As a result, BMT will transfer $1.4 million of cash to the Bank to support the payment of the Settlement Amount.

NOTE 17 — SUBSEQUENT EVENTS

Planned Merger with Megalith Financial Acquisition Corp.

On August 6, 2020, BMT and Megalith Financial Acquisition Corp. (“MFAC”), a special purpose acquisition company, entered into a definitive merger agreement (the “Business Combination”). Upon closing of the Business Combination (the “Business Combination Closing”), the combined company will operate as BM Technologies Inc. and expects to be listed on the New York Stock Exchange. All BMT serviced deposits and loans will remain at the Bank immediately after the Business Combination Closing. Upon the Business Combination Closing, BM Technologies Inc. will be a financial technology company bringing banks and business partners together through its digital banking platform.

The aggregate consideration to be paid to the Bank in the Business Combination will be an amount (the “Merger Consideration”) equal to: (i) $140.0 million minus (ii) $9.3 million (representing a sponsor equity adjustment), plus (or minus, if negative) (iii) BMT’s net working capital less a target net working capital of $10.0 million, minus (iv) the aggregate amount of any outstanding indebtedness of BMT at Business Combination Closing, and minus (v) the amount of any unpaid transaction expenses of BMT, MFAC’s transaction expenses and other liabilities of MFAC due and owing at the Business Combination Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (i) the amount of any proceeds of the PIPE Investment; plus (ii) an amount equal to one-half (1/2) of the difference between the (A) cash and cash equivalents of MFAC, including any funds in the trust account after giving effect to the completion of the redemption of shares of MFAC’s public stockholders (“Redemption”), less (B) a cash reserve to be used for the benefit of BM Technologies Inc. in the Merger, in the amount of $10.0 million (such difference between clause (A) and (B) which resulting amount if otherwise negative shall be equal to zero, being which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (iii) MFAC’s transaction expenses and other liabilities of MFAC due and owing at the Business Combination Closing; plus (iv) the cash and cash equivalents of BMT; minus (v) BMT’s unpaid transaction expenses; minus (vi) a cash reserve in the amount of $5.0 million. The stock portion of the Merger Consideration consists of a number of shares of MFAC’s Class A common stock with an aggregate value (the “Merger Consideration Share Amount”) equal to (a) the Merger Consideration, minus (b) the Cash Consideration, with the Bank receiving a number of shares of MFAC Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the Business Combination Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BMT and any unpaid transaction expenses of BMT, as of the Business Combination Closing. If the adjustment is a negative adjustment in favor of MFAC, the Bank will deliver to MFAC a number of shares of Class A common stock of MFAC with a value equal to the absolute value of the adjustment amount (with each share valued at the Per Share Price). If the adjustment

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 17 — SUBSEQUENT EVENTS (cont.)

is a positive adjustment in favor of BMT, MFAC will issue to the Bank an additional number of shares of Class A common Stock of MFAC with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Bank.

Mr. Jay Sidhu, who currently serves as Chief Executive Officer and Chairman of the Board of Customers Bancorp and Executive Chairman of the Bank, also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor, is a MFAC stockholder and also served as Executive Chairman of MFAC through August 7, 2020 . Mr. Bhanu Choudhrie, who currently serves as a member of the board of directors of Customers Bancorp and the Bank also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor and is a MFAC stockholder. Mr. Samvir Sidhu, the son of Jay Sidhu, currently serves as the Bank’s Vice Chairman and Chief Operating Officer and as Customers Bancorp’s Head of Corporate Development, previously served as the Chief Executive Officer of MFAC, currently serves as a director of MFAC and is a MFAC stockholder. Ms. Luvleen Sidhu, the daughter of Jay Sidhu, currently serves as the Chief Executive Officer and as a director of BMT and is expected to continue to serve in those roles with BM Technologies Inc. Certain of these individuals also expect to participate in the private placement by MFAC of shares of its Class A Common Stock to be completed in connection with the Business Combination Closing.

In light of these relationships, Customers Bancorp appointed a special committee consisting of independent directors with their own counsel and financial advisors. The special committee reviewed the transaction and made a unanimous recommendation to Customers Bancorp’s board of directors for approval. Customers Bancorp’s board of directors approved the transaction by a majority vote, with the above-mentioned directors recusing themselves from the deliberation and voting process and no director voting against the transaction.

The Business Combination is expected to close in the fourth quarter 2020, pending MFAC stockholder approval, regulatory approval and the satisfaction or waiver of additional conditions to closing.

Impact of COVID-19

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. Governmental responses to the pandemic have included orders closing businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in oil and gas prices and in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and an expectation that Federal Reserve policy will maintain a low interest rate environment for the foreseeable future.

BMT and Customers have taken deliberate actions to ensure that it has the necessary balance sheet strength to serve its clients and communities, including increases in liquidity and reserves supported by a strong capital position at Customers. Customers’ business and consumer customers are experiencing varying degrees of financial distress, which is expected to continue in coming months. In order to protect the health of its customers and team members, and to comply with applicable government directives, BMT and Customers have modified business practices, including restricting team member travel, directing team members to work from home insofar as is possible and implementing its business continuity plans and protocols to the extent necessary.

Significant uncertainties as to future economic conditions exist. BMT’s revenues are derived from account fees earned from the Bank’s deposit account holders, and interchange and card fees earned from transactions conducted

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 17 — SUBSEQUENT EVENTS (cont.)

by these account holders. Since the outbreak of COVID-19, BMT experienced an initial decline in revenues as compared to pre-COVID-19 period, followed by an increase in revenues resulting from the benefit of federal stimulus on account balances and activity levels.

BMT continues to monitor the impact of COVID-19 closely, as well as any effects that may result from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act; however, the extent to which the COVID-19 pandemic will impact the operations and financial results of BMT and Customers during the remainder of 2020 is highly uncertain.

Management evaluated subsequent events through September 21, 2020, the date that these financial statements were available for issuance.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

BankMobile Technologies, Inc. (“BMT”) is a financial technology company that facilitates deposits and banking services between a customer and an FDIC insured partner bank. BMT provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels. BMT’s Banking-as-a-Service business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursement, White Label, and Workplace Banking businesses.

BMT is not a bank, does not hold a bank charter, and it does not provide banking services. As a subsidiary of Customers Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education, due to its Disbursement business, and is periodically examined by them.

New Accounting Pronouncements

For information about the impact that recently adopted or issued accounting guidance will have on BMT, refer to NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s audited financial statements.

Critical Accounting Policies

BMT has adopted various accounting policies that govern the application of U.S. GAAP and that are consistent with general practices within the financial technology industry in the preparation of its financial statements. BMT’s significant accounting policies are described in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s audited financial statements.

Certain accounting policies involve significant judgments and assumptions by BMT that have a material impact on the carrying value of certain assets. BMT considers these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Due to the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of BMT’s assets.

The critical accounting policies that are both important to the portrayal of BMT’s financial condition and results of operations and require complex, subjective judgments are the accounting policies for the following: revenue recognition, collaborative arrangements, provision for operating losses, income taxes, goodwill and other intangibles, and developed software.

Revenue Recognition

BMT recognizes revenues when control of the promised goods or services are transferred to its customers in an amount that reflects the consideration BMT expects to be entitled to in exchange for those goods or services.

BMT’s interchange and card revenue primarily relates to debit card fees earned from interchange and ATM fees. Fees are earned for the services based on a fee schedule and are recognized whenever a BMT serviced debit card is processed through a card payment network and are recognized concurrent with the processing of the debit transaction.

BMT’s servicing fees primarily relate to the servicing of deposit accounts for partner banks, currently Customers Bank, in exchange for servicing fees. Servicing fees and terms are established by negotiated contractual agreements with Customers Bank which may differ in terms with future partner banks. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. Beginning in 2019, a fixed rate approach was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on average daily deposit balances.

BMT’s account fees relate to service charges on BMT serviced deposit accounts for transaction-based account maintenance services, which include services such as monthly maintenance fees for accounts that do not meet minimum deposit balance criteria, wire transfer fees, card replacements, and cash deposit fees at certain merchants. Account maintenance fees, which relate primarily to monthly maintenance and account analysis fees, are earned on a monthly basis representing the period over which BMT satisfies its performance obligation. Transaction based fees are earned for services based on a fee schedule and are recognized at the time the transaction is executed. The revenues recognized at a point in time primarily consist of contracts with no specified terms, but which may be terminated at any time by the customer without penalty.

BMT’s university fees represent revenues from higher education clients and are generated from fees charged for disbursement services provided. BMT facilitates the distribution of financial aid and other refunds to students through BMT’s platform, while simultaneously enhancing the ability of the higher education institution to comply with federal regulations applicable to financial aid transactions. For these services, higher education institutions are charged annual subscription fees and/or per transaction fees for certain transactions. BMT recognizes annual subscription fees from higher education clients ratably over the period of service and transaction fees are recognized when the transaction is completed.

BMT reports its revenues on either a gross or net basis based on its assessment of whether BMT acts as a principal or an agent in the transaction. To the extent BMT acts as a principal in the transaction, it reports revenues on a gross basis. In concluding whether it acts as a principal or an agent in a transaction, BMT evaluates whether it obtains control of the good or service prior to the good or service being transferred to the customer. Debit card interchange income is reported on a net basis, while all other BMT revenues are recorded on a gross basis. Additionally, certain debit card interchange income, related to our white label partnership, is recorded in accordance with our collaborative arrangement policy on a net basis.

Collaborative Arrangements

Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partner, which are recognized at the time the white label partner becomes obligated to pay.

Provision for Operating Losses

The provision for operating losses represents BMT’s payments for losses resulting from fraud or theft-based transactions that have generally been disputed by BMT serviced deposit account holders and Regulation E card claim losses incurred by BMT, as well as estimated liability for such losses where such disputes have not been resolved as of the end of the reporting period. Fraud or theft-based related losses are recognized when realized or incurred and has no unresolved dispute balances as of December 31, 2019 and 2018, while an estimate based on historical cash advance rates and loss experience from settled disputes is made for Regulation E card claim losses.

Income Taxes

BMT accounts for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. BMT determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if BMT were to leave the consolidated tax return filing group.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are amortized over their estimated useful lives and are subject to impairment testing.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which BMT’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill. BMT applies a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Developed Software

BMT capitalizes certain internal and external costs incurred to develop internal-use software during the application development stage. BMT also capitalizes the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, BMT begins amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Disbursement business developed software is related to the Disbursement business services to colleges and universities facilitating payments to students. The Disbursement business developed software acquired from Higher One was recorded at the amount determined by a third party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Disbursement business developed software is 10 years.

Results of Operations

The following discussion of BMT’s results of operations should be read in conjunction with its audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Operating revenues	$72,307	$57,516	$14,791	25.7%
Operating expenses	79,608	72,091	7,517	10.4%
Interest expense	535	—	535	NM
Loss before income tax expense	(7,836)	(14,575)	6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Net loss	$(7,863)	$(14,603)	$6,740	(46.2)%

NM — Not meaningful

The $14.8 million increase in operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted primarily from increases of $11.3 million in servicing fees from Customers Bank given an increase in the negotiated servicing fee, a $4.4 million increase in account fees given a new account fee structure implemented in the first half of 2019, a $0.7 million increase in other fees given growth in the company’s White Label partnership, and a $0.2M increase in University Fees given an increase in college and university clients. These increases were mitigated by a $1.8M reduction in interchange and card revenue which reflected a $1.1M reduction in foreign ATM fees given fewer foreign ATM visits and a $1.6M reduction in interchange income given flat volume and a 7 bps reduction in the blended net rate of interchange earned on transaction volume, mitigated by a $0.9 million increase in MasterCard incentive income based updated terms in a revised agreement. Debit spend was $2.4 billion for each of the years ended December 31, 2019 and 2018. Debit spend for the nine months ended September 30, 2020 and 2019 was $2.1 billion and $1.8 billion, respectively.

Historically, the servicing fee has been set for each annual period. In 2018, BMT servicing fee was calculated using a fund transfer pricing methodology that compensated BMT based on serviced deposit balances, estimated life of deposits, and market rates; for 2018 this rate was approximately 3%. In 2019, BMT’s servicing fee was calculated at a fixed 5% of average serviced deposits. In 2020, BMT’s servicing fee was calculated at a fixed 3% of average serviced deposits plus reimbursement of any operating losses stemming from fraud-related transactions.

Prior to the close of the business combination, BMT expects to enter a new agreement with Customers Bank, which will be applicable through the end of 2022 and will be on substantially the same terms as BMT’s current 2020 intracompany servicing agreement. Accordingly, BMT expects the servicing fee will remain consistent with 2020 at 3% plus the reimbursement of any operating losses stemming from fraud-related transactions.

Operating revenues

Revenues for the year ended December 31, 2019 included approximately $2.9M of revenue from the White Label partnership, compared to $0.1M in 2018. Consistent with a business in an early startup phase, the increase in expenses was significantly higher than the growth in revenues. Of note, with our white label software placed in service, the amount of expense we capitalized in the year ended December 31, 2019 was $9.7 million lower than in the year ended December 31, 2018, and we began to depreciate the capitalized asset which was reflected in a $3.3 million increase in depreciation expense. Additionally, our White Label partnership was impacted by an increase in internet-based fraudulent transactions which targeted BMT serviced checking accounts with a cost of approximately $4.6 million in the year ended December 31, 2019, and a $0.4 million increase in referral bonus or bounty expense paid to a White Label partner which were expensed as occurred.

Operating expenses

The $7.5 million increase in operating expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from increases of $8.2 million in salaries and employee benefits, $4.0 million in provision for operating losses, $2.3 million in professional services, and $0.8 million in advertising and promotion. These increases were offset in part by decreases of $4.0 million in merger and acquisition related expenses and $3.0 million in technology, communication, and processing for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Interest expense

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2019 and 2018 resulting from a full valuation allowance recorded on the net deferred tax asset.

The following table sets forth the condensed statements of operations for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
(dollars in thousands)	2018	2017	Change	% Change
Operating revenues	$57,516	$12,542	$44,974	358.6%
Operating expenses	72,091	17,601	54,490	309.6%
Loss before income tax expense	(14,575)	(5,059)	(9,516)	188.1%
Income tax expense	28	10	18	180.0%
Net loss	$(14,603)	$(5,069)	$(9,534)	188.1%

BMT reported a net loss of $14.6 million for the year ended December 31, 2018, compared to $5.1 million for the year ended December 31, 2017. Factors contributing to the change in net loss for the year ended December 31, 2018 compared to the year ended December 31, 2017 were as follows:

Operating revenues

The $45.0 million increase in operating revenues for the year ended December 31, 2018 compared to the year ended December 31, 2017 resulted primarily from increases of $20.4 million in interchange and card revenue, $16.1 million in servicing fees from Customers Bank, $4.7 million in account fees and $3.6 million in university fees. BMT was formed in 2016 and a portion of the operations, assets, and liabilities of BankMobile were contributed by Customers Bank to BMT on September 30, 2017. Prior to this contribution BMT did not have any revenues while its total 2018 operating revenues reflects a full year of operations.

Operating expenses

The $54.5 million increase in operating expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from increases of $20.4 million in technology, communication, and processing, $14.4 million in salaries and employee benefits, $4.6 million in professional services, $4.2 million in other expenses, $4.0 million in provision for operating losses, $3.7 million in merger and acquisition related expenses, $1.7 million in customer related supplies, and $1.2 million in occupancy. BMT was formed in 2016 and a portion of the operations, assets, and liabilities of BankMobile were contributed by Customers Bank to BMT on September 30, 2017. Prior to this contribution, BMT’s expenses included certain costs related to technology development, but excluded the majority of BankMobile’s operating costs. BMT’s total 2018 operating expenses reflects a full year of operations, including increased investment in its white label partnership.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2018 and 2017 resulting from a full valuation allowance recorded on the net deferred tax asset.

OPERATING REVENUES

The table below presents the components of operating revenues for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Interchange and card revenue	$28,124	$29,923	$(1,799)	(6.0)%
Servicing fees from Customers Bank	27,425	16,140	11,285	69.9%
Account fees	10,937	6,544	4,393	67.1%
University fees	4,964	4,720	244	5.2%
Other	857	189	668	353.4%
Total operating revenues	$72,307	$57,516	$14,791	25.7%

Interchange and card revenue

The $1.8 million decrease in interchange and card revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from lower activity volumes.

Servicing fees from Customers Bank

The $11.3 million increase in servicing fees from Customers Bank for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in the negotiated servicing fee from Customers Bank during the year ended December 31, 2019.

Account fees

The $4.4 million increase in account fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in service charges on certain BMT serviced deposit accounts relating to a change in the fee structure during the year ended December 31, 2019.

University fees

The $0.2 million increase in university fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in new higher education clients.

Other operating revenues

The $0.7 million increase in other operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the white label partnership.

The table below presents the components of operating revenues for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
(dollars in thousands)	2018	2017	Change	% Change
Interchange and card revenue	$29,923	$9,560	$20,363	213.0%
Servicing fees from Customers Bank	16,140	—	16,140	100.0%
Account fees	6,544	1,827	4,717	258.2%
University fees	4,720	1,127	3,593	318.8%
Other	189	28	161	575.0%
Total operating revenues	$57,516	$12,542	$44,974	358.6%

Interchange and card revenue

The $20.4 million increase in interchange and card revenue for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT.

Servicing fees from Customers Bank

The $16.1 million increase in servicing fees from Customers Bank for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from a negotiated servicing fee from Customers Bank during the year ended December 31, 2018. There was no similar servicing fee arrangement with Customers Bank during the year ended December 31, 2017.

Account fees

The $4.7 million increase in account fees for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT.

University fees

The $3.6 million increase in university fees for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT, as well as an increase in new higher education clients.

Other operating revenues

The $0.2 million increase in other operating revenues for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT.

OPERATING EXPENSES

The table below presents the components of operating expenses for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Technology, communication and processing	$27,310	$30,281	$(2,971)	(9.8)%
Salaries and employee benefits	22,758	14,607	8,151	55.8%
Professional services	10,646	8,301	2,345	28.2%
Provision for operating losses	9,367	5,417	3,950	72.9%
Occupancy	1,791	1,656	135	8.2%
Customer related supplies	1,538	2,117	(579)	(27.4)%
Advertising and promotion	1,354	557	797	143.1%
Merger and acquisition related expenses	100	4,090	(3,990)	(97.6)%
Other	4,744	5,065	(321)	(6.3)%
Total non-interest expense	$79,608	$72,091	$7,517	10.4%

Technology, communications, and processing

The $3.0 million decrease in technology, communication and processing expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from successful concentrated cost savings initiatives, partially offset by continued investment to improve and maintain BMT’s digital information technology infrastructure and support expanded products and services offered through our white label partnership.

Salaries and employee benefits

The $8.2 million increase in salaries and employee benefits for the year ended December 31, 2019 compared to the year ended December 31, 2018 reflected a $4.4 million increase in gross compensation expense, a $3.1 million reduction in the application of payments under collaborative agreements applied against compensation expense, and a $0.6 million reduction in capitalization of compensation expense. The increase in gross compensation expense reflected an increase of approximately 44 average full-time equivalent team members, with approximately 94% of those roles attributable to expanded products and services offered through BMT’s white label partnership, and to a lesser degree to annual merit increases.

Professional services

The $2.3 million increase in professional services for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from consulting services associated with supporting our white label partnership and digital transformation efforts.

Provision for operating losses

The $4.0 million increase in provision for operating losses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from losses due to an increase in internet-based fraudulent transactions which targeted BMT serviced checking accounts during the year ended December 31, 2019 and an increase in other disputed charges. Other disputed charges for the year ended December 31, 2019 included funds advanced to the account holders for Regulation E card claims of $4.9 million and Regulation E card claim losses incurred by BMT of $4.7 million.

The provision for operating losses is comprised of fraud losses and Reg-E card claims. BMT’s focus reducing Reg-E card claim losses has yielded a $400 thousand to $600 thousand (approximately 10%) annual reduction in this expense since acquiring this business in 2016. BMT’s management expects extensive training, system automation and improvements, stricter (and timelier) rules on card authorization, as well as augmenting team member talent with subject matter expertise in systems and controls to drive continued improvement in Reg-E card claim losses. In 2021, BMT will implement a TalkOff program for cardholders with merchant disputes at an estimated $300k annual savings. Eventually BMT expects improvements in Reg-E card claim losses to level off, and eventually increase given our expectation for increased card spend activity, which is the primary driver of claims.

The 2019 increase in reflected heightened losses surrounding the launch of a new product; the company quickly reacted and implemented mitigants, including lengthened hold times and reporting to stop the fraud, identify future fraud early, and implement mitigants. Our run rates since October 2019, have been significantly lower. Under the terms of our current deposit servicing agreement, fraud related losses are reimbursed by our partner bank.

Customer related supplies

The $0.6 million decrease in customer related supplies for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from more favorable terms renegotiated with an existing supplier.

Advertising and promotion

The $0.8 million increase in advertising and promotion expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the promotion of digital banking products and service offerings available through our white label partnership.

Merger and acquisition related expenses

The $4.0 million decrease in merger and acquisition related expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the termination of the planned spin-off and merger with Flagship Community Bank in October 2018.

The table below presents the components of operating expenses for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
(dollars in thousands)	2018	2017	Change	% Change
Technology, communication and processing	$30,281	$9,914	$20,367	205.4%
Salaries and employee benefits	14,607	237	14,370	6,063.3%
Professional services	8,301	3,728	4,573	122.7%
Provision for operating losses	5,417	1,410	4,007	284.2%
Occupancy	1,656	496	1,160	233.9%
Customer related supplies	2,117	426	1,691	396.9%
Advertising and promotion	557	154	403	261.7%
Merger and acquisition related expenses	4,090	410	3,680	897.6%
Other	5,065	826	4,239	513.2%
Total non-interest expense	$72,091	$17,601	$54,490	309.6%

Technology, communications, and processing

The $20.4 million increase in technology, communication and processing expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to BMT, as well as increased investment in BMT’s digital information technology infrastructure to support expanded products and services offered through its white label partnership.

Salaries and employee benefits

The $14.4 million increase in salaries and employee benefits for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT, as well as an increase in average full-time equivalent team members, due to increased investment in products and services offered through its white label partnership.

Professional services

The $4.6 million increase in professional services for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT, as well as increased contractor services associated with investment in BMT’s digital information technology infrastructure to support expanded products and services offered through its white label partnership.

Provision for operating losses

The $4.0 million increase in provision for operating losses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT. Other disputed charges for the year ended December 31, 2018 included funds advanced to the account holders for Regulation E card claims of $5.4 million and Regulation E card claim losses incurred by BMT of $5.4 million.

Occupancy

The $1.2 million increase in occupancy for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to BMT.

Customer related supplies

The $1.7 million increase in customer related supplies for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT.

Advertising and promotion

The $0.4 million increase in advertising and promotion expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to BMT.

Merger and acquisition related expenses

The $3.7 million increase in merger and acquisition related expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the planned spin-off and merger with Flagship Community Bank, which was terminated in October 2018.

Other non-interest expenses

The $4.2 million increase in other non-interest expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to BMT.

INTEREST EXPENSE

The table below presents interest expense for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Interest expense	$535	$—	$535	NM

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019. There were no interest expense for the years ended December 31, 2018 and 2017.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Loss before income tax expense	$(7,836)	$(14,575)	$6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Effective tax rate	(0.3)%	(0.2)%

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
(dollars in thousands)	2018	2017	Change	% Change
Loss before income tax expense	$(14,575)	$(5,059)	$(9,516)	188.1%
Income tax expense	28	10	18	180.0%
Effective tax rate	(0.2)%	(0.2)%

Income tax expense was less than $0.1 million for the years ended December 31, 2019, 2018 and 2017 resulting from a full valuation allowance recorded on the net deferred tax asset.

FINANCIAL CONDITION

General

BMT’s total assets were $93.3 million at December 31, 2019. This represented a $14.0 million increase from total assets of $79.4 million at December 31, 2018. The increase in total assets was primarily driven by increases of $5.8 million in prepaid expenses and other current assets, $5.2 million in cash and cash equivalents, $2.5 million in accounts receivable, net, and $2.2 million in other assets, offset in part by a decrease in other intangibles, net of $1.1 million.

Total liabilities were $58.7 million at December 31, 2019. This represented a $50.0 million increase from $8.7 million at December 31, 2018. The increase in total liabilities primarily resulted from increases of $40.0 million in borrowings from Customers Bank, $5.4 million in accounts payable and accrued liabilities, $2.5 million in operating lease liabilities, and $2.0 million in other liabilities.

The following table sets forth certain key condensed balance sheet data:

	December 31,
(dollars in thousands)	2019	2018	Change	% Change
Cash and cash equivalents	$8,586	$3,400	$5,186	152.5%
Accounts receivable, net	10,490	7,969	2,521	31.6%
Receivable from Customers Bank	849	1,418	(569)	(40.1)%
Prepaid expenses and other current assets	8,804	2,993	5,811	194.2%
Premises and equipment, net	638	852	(214)	(25.1)%
Developed software, net	50,478	50,415	63	0.1%
Goodwill	5,259	5,259	—	—%
Other intangibles, net	5,734	6,804	(1,070)	(15.7)%
Other assets	2,478	247	2,231	903.2%
Total assets	93,316	79,357	13,959	17.6%
Accounts payable and accrued liabilities	11,093	5,707	5,386	94.4%
Operating lease liabilities	2,537	—	2,537	NM
Deferred revenue	1,938	1,843	95	5.2%
Borrowings from Customers Bank	40,000	—	40,000	NM
Other liabilities	3,118	1,120	1,998	178.4%
Total liabilities	58,686	8,670	50,016	576.9%
Total shareholders’ equity	34,630	70,687	(36,057)	(51.0)%
Total liabilities and shareholders’ equity	$93,316	$79,357	$13,959	17.6%

Cash and Cash Equivalents

Cash and cash equivalents include restricted cash and non-interest earning deposits. In connection with Customers Bank’s acquisition of the Disbursement business from Higher One that was contributed to BMT in 2017, BMT had $1.0 million in an escrow account at December 31, 2019 and 2018 restricted in use with a third party. Non-interest earning deposits consist of cash deposited at Customers Bank and were $7.6 million and $2.4 million at December 31, 2019 and 2018, respectively. The balance of non-interest earning deposits varies from day to day based upon operational needs and strategic investment decisions.

Accounts Receivable, Net

Accounts receivable primarily relates to reimbursements to be received from a white label partner and uncollected university subscription and disbursement service fees. Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. BMT had no allowance for doubtful accounts on receivables at December 31, 2019 and 2018. At December 31, 2019, accounts receivable totaled $10.5 million compared to $8.0 million at December 31, 2018. The increase primarily resulted from reimbursements to be received from a white label partner.

Receivable from Customers Bank

The receivable from Customers Bank represents an intercompany due to/due from for ongoing operating activities and varies based upon operating activities and the timing of settlements between BMT and Customers Bank. At December 31, 2019, the receivable from Customers Bank totaled $0.8 million compared to $1.4 million at December 31, 2018.

Prepaid Expenses and Other Current Assets

At December 31, 2019, prepaid expenses and other current assets totaled $8.8 million compared to $3.0 million at December 31, 2018. The increase in prepaid expenses and other current assets primarily resulted from the timing of prepayments to one technology service provider at December 31, 2019, when compared to December 31, 2018.

Premises and Equipment, Net

At December 31, 2019, bank premises and equipment, net of accumulated depreciation and amortization, totaled $0.6 million compared to $0.9 million at December 31, 2018. The decrease primarily resulted from depreciation and amortization expenses of $0.4 million, partially offset by purchases of bank premises and equipment of $0.1 million.

Developed Software, Net

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition. Internally developed software and related capitalized work-in-process costs relate to digital platforms for deposit accounts offered or to be offered to deposit customers of Customers Bank. The internally developed software and related capitalized work-in-process are reported on a cost basis and amortized over the software’s expected useful life, which ranges from 3 to 10 years. At December 31, 2019, developed software, net of amortization, totaled $50.5 million compared to $50.4 million at December 31, 2018. The increase primarily resulted from purchases and development of software of $7.9 million, related to BMT’s white label partnership, partially offset by amortization expense of $7.8 million.

Goodwill

Goodwill of $5.3 million was recognized from Customers’ acquisition of the Higher One Disbursement business in 2016 and was contributed to BMT (among other assets and liabilities related to the Higher One Disbursement business). At December 31, 2019 and 2018, goodwill totaled $5.3 million.

Other Intangibles

At December 31, 2019, other intangibles totaled $5.7 million compared to $6.8 million at December 31, 2018. The decrease primarily resulted from amortization expenses of $1.1 million.

Other Assets

At December 31, 2019, other assets totaled $2.5 million compared to $0.2 million at December 31, 2018. The increase primarily resulted from the adoption of ASC 842 — Leases on January 1, 2019, when BMT recognized a right-of-use asset of $3.5 million, partially offset by amortization of the right-of-use asset of $1.0 million.

Accounts Payable and Accrued Liabilities

At December 31, 2019, accounts payable and accrued liabilities totaled $11.1 million compared to $5.7 million at December 31, 2018. The increase primarily resulted from increases in technology related expense accruals, the accrued interest related to the borrowing from Customers Bank and the amounts associated with the white label partnership at December 31, 2019 compared to December 31, 2018. At December 31, 2019 and 2018, BMT had no accrued liability for losses associated with fraud or theft-based transactions that have generally been disputed by BMT serviced deposit account holders and $147 thousand and $358 thousand for estimated Regulation E card claim losses, respectively.

Operating Lease Liabilities

BMT leases four office space locations under operating leases, including two leases where Customers Bank is listed on the lease as a lessee, and one lease with an affiliate of Megalith Financial Acquisition Corp. The operating leases consist of lease terms ranging between one and five years, with some leases containing options to renew the leases or extend the term annually or with mutual agreement. At December 31, 2019, operating lease liabilities totaled $2.5 million compared to no operating lease liabilities at December 31, 2018. The increase resulted from the adoption of ASC 842 — Leases on January 1, 2019, when BMT recognized operating lease liabilities of $3.5 million, partially offset by lease payments made during the year ended December 31, 2019.

Deferred Revenue

Deferred revenue consists of amounts received from clients prior to the performance of services. Deferred revenues are earned over the service period on a straight-line basis. At December 31, 2019, deferred revenue totaled $1.9 million compared to $1.8 million at December 31, 2018.

Borrowings from Customers Bank

During 2019, BMT entered into a $50 million non-negotiable promissory note and line of credit agreement with Customers Bank to meet operating needs. Under this revolving line of credit, BMT may borrow up to $50 million, due on demand from Customers Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At December 31, 2019, BMT had $40.0 million in borrowings outstanding, which Customers Bank has agreed not to demand principal repayment prior to October 31, 2021, and accrued interest of $0.5 million with Customers Bank included in accounts payable and accrued liabilities.

Other Liabilities

At December 31, 2019, other liabilities totaled $3.1 million compared to $1.1 million at December 31, 2018. The increase primarily resulted from a $2.0 million accrued liability for the settlement of the Department of Education matter, which is discussed within NOTE 16 — LOSS CONTINGENCIES to BMT’s audited financial statements.

Shareholder’s Equity

At December 31, 2019, shareholder’s equity totaled $34.6 million compared to $70.7 million at December 31, 2018. The decrease primarily resulted from a capital distribution to Customers Bank of $40.0 million in conjunction with BMT obtaining a line of credit from Customers Bank and a net loss of $7.9 million, offset in part by capital contributions of $11.8 million from Customers Bank during the year ended December 31, 2019.

CREDIT RISK

Potential concentration of credit risk consists primarily of accounts receivables from white label partners and higher education institution clients. At December 31, 2019 and 2018, a white label partner accounted for 74% and 89% of accounts receivable, respectively.

LIQUIDITY

During the year ended December 31, 2019, BMT financed its operations primarily through cash flows provided by operating activities and financing activities. During the year ended December 31, 2018, BMT financed its operations primarily through cash flows provided by financing activities. At December 31, 2019, BMT’s primary source of liquidity was its non-interest earning deposit of $7.6 million and $40 million in borrowings under a line of credit from Customers Bank.

BMT uses detailed budgets and forecasts to project future cash needs, making adjustments to the projections when needed. BMT believes that its current non-interest earning deposit, cash flows from operations and borrowing capacity under its borrowings from Customers Bank will be sufficient to meet its working capital, capital expenditure, and any other capital needs for at least the next 12 months.

The table below summarizes BMT’s cash flows for the years indicated:

	For the Years Ended December 31,
(dollars in thousands)	2019	2018	Change	% Change
Net cash provided by (used in) operating activities	$1,952	$(11,960)	$13,912	(116.3)%
Net cash provided by (used in) investing activities	(8,055)	(19,384)	11,329	(58.4)%
Net cash provided by (used in) financing activities	11,289	24,327	(13,038)	(53.6)%
Net increase (decrease) in cash and cash equivalents	$5,186	$(7,017)	$12,203	(173.9)%

Cash flows provided by (used in) operating activities

Cash provided by operating activities of $2.0 million for the year ended December 31, 2019 primarily resulted from non-cash operating adjustments of $10.8 million, partially offset by a net loss of $7.9 million and operating lease rental payments of $1.0 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash used in operating activities of $12.0 million for the year ended December 31, 2018 primarily resulted from a net loss of $14.6 million and changes in operating assets and liabilities of $3.5 million, partially offset from non-cash operating adjustments of $6.1 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $8.1 million for the year ended December 31, 2019 primarily resulted from purchases and development of software, related to BMT’s white label partnership, of $7.8 million.

Cash used in investing activities of $19.4 million for the year ended December 31, 2018 primarily resulted from purchases and development of software, related to BMT’s white label partnership, of $17.6 million and the acquisition of a university relationship intangible asset of $1.5 million.

Cash flows provided by (used in) financing activities

Cash provided by financing activities of $11.3 million for the year ended December 31, 2019 resulted from proceeds from borrowings from Customers Bank of $40.0 million and capital contributions from Customers Bank of $11.3 million, partially offset by a capital distribution to Customers Bank of $40.0 million.

Cash provided by financing activities of $24.3 million for the year ended December 31, 2018 resulted from capital contributions from Customers Bank of $28.2 million, partially offset by a capital distribution to Customers Bank of $3.9 million.

The table below summarizes BMT’s cash flows for the years indicated:

	For the Years Ended December 31,
(dollars in thousands)	2018	2017	Change	% Change
Net cash provided by (used in) operating activities	$(11,960)	$(20,085)	$8,125	(40.5)%
Net cash provided by (used in) investing activities	(19,384)	(4,348)	(15,036)	345.8%
Net cash provided by (used in) financing activities	24,327	34,850	(10,523)	(30.2)%
Net increase (decrease) in cash and cash equivalents	$(7,017)	$10,417	$(17,434)	(167.4)%

Cash flows provided by (used in) operating activities

Cash used in operating activities of $12.0 million for the year ended December 31, 2018 primarily resulted from a net loss of $14.6 million and changes in operating assets and liabilities of $3.5 million, partially offset from non-cash operating adjustments of $6.1 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash used in operating activities of $20.1 million for the year ended December 31, 2017 primarily resulted from a net loss of $5.1 million and changes in operating assets and liabilities of $17.3 million, partially offset from non-cash operating adjustments of $2.3 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets. Changes in operating assets and liabilities resulted from increased activity following the contribution by Customers Bank in September 2017 of a portion of the operations, assets, and liabilities of BankMobile to BMT. Please refer to NOTE 1 — DESCRIPTION OF THE BUSINESS to BMT’s audited financial statements for additional details related to this contribution.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $19.4 million for the year ended December 31, 2018 primarily resulted from purchases and development of software, related to BMT’s white label partnership, of $17.6 million and the acquisition of a university relationship intangible asset of $1.5 million.

Cash used in investing activities of $4.3 million for the year ended December 31, 2017 primarily resulted from purchases and development of software, related to BMT’s white label partnership, of $4.2 million.

Cash flows provided by (used in) financing activities

Cash provided by financing activities of $24.3 million for the year ended December 31, 2018 resulted from capital contributions from Customers Bank of $28.2 million, partially offset by a capital distribution to Customers Bank of $3.9 million.

Cash provided by financing activities of $34.9 million for the year ended December 31, 2017 resulted from capital contributions from Customers Bank of $34.9 million. In addition, Customers Bank contributed non-cash assets and transferred liabilities associated with BankMobile of $30.9 million, which is discussed within NOTE 1 — DESCRIPTION OF THE BUSINESS to BMT’s audited financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2019, BMT did not have any off-balance sheet arrangements. As of December 31, 2018, BMT had off-balance sheet operating lease obligations of $3.6 million.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2019.

Contractual cash obligations

(amounts in thousands)	Within one year	After one but within three year	After three but within five years	More than five years	Total
On-balance sheet obligations
Operating leases	$1,061	$1,572	$—	$—	$2,633
Borrowings from Customers Bank	—	40,000	—	—	40,000
Total on-balance sheet and contractual cash obligations	$1,061	$41,572	$—	$—	$42,633

BANKMOBILE TECHNOLOGIES, INC.

BALANCE SHEETS — UNAUDITED

(amounts in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Non-interest earning deposit	$16,776	$7,586
Restricted cash	—	1,000
Cash and cash equivalents	16,776	8,586
Accounts receivable, net	8,382	10,490
Receivable from Customers Bank	2,038	849
Prepaid expenses and other current assets	353	8,804
Total current assets	27,549	28,729
Premises and equipment, net	436	638
Developed software, net	45,351	50,478
Goodwill	5,259	5,259
Other intangibles, net	5,150	5,734
Other assets	1,690	2,478
Total assets	$85,435	$93,316
LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Accounts payable and accrued liabilities	$15,298	$11,093
Borrowings from Customers Bank	40,000	40,000
Current portion of operating lease liabilities	701	1,001
Deferred revenue	2,449	1,938
Total current liabilities	58,448	54,032
Operating lease liabilities	596	1,536
Other liabilities	120	3,118
Total liabilities	$59,164	$58,686
Commitments and contingencies (NOTE 12)
Shareholder’s equity:
Common stock, par value $1.00 per share; 100,000,000 shares authorized; 100 shares issued and outstanding	$—	$—
Additional paid in capital	62,209	62,165
Accumulated deficit	(35,938)	(27,535)
Total shareholder’s equity	26,271	34,630
Total liabilities and shareholder’s equity	$85,435	$93,316

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues:
Interchange and card revenue	$4,137	$6,652	$16,813	$21,819
Interchange fees from Customers Bank	3,240	—	3,240	—
Servicing fees from Customers Bank	5,814	6,663	15,604	20,584
Account fees	2,789	3,049	8,517	7,873
University fees	1,348	1,267	4,028	3,737
Other	1,010	269	1,326	693
Total revenues	18,338	17,900	49,528	54,706
Operating expenses:
Technology, communication and processing	6,637	4,221	20,586	21,229
Salaries and employee benefits	5,689	6,175	19,796	16,012
Professional services	2,159	2,910	7,286	7,160
Provision for operating losses	1,419	3,964	3,326	7,953
Occupancy	435	434	1,240	1,280
Customer related supplies	195	800	717	1,695
Advertising and promotion	266	375	693	1,014
Merger and acquisition related expenses	377	—	452	—
Other	551	1,846	2,668	3,955
Total expenses	17,728	20,725	56,764	60,298
Income (loss) from operations	610	(2,825)	(7,236)	(5,592)
Non-operating expense:
Interest expense	353	132	1,146	132
Income (loss) before income tax expense	257	(2,957)	(8,382)	(5,724)
Income tax expense	7	7	21	21
Net income (loss)	$250	$(2,964)	$(8,403)	$(5,745)

Basic and diluted earnings (loss) per common share	$2,500	$(29,640)	$(84,030)	$(57,450)

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY — UNAUDITED

For the Three and Nine Months Ended September 30, 2020 and 2019

(amounts in thousands, except share data)

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, June 30, 2020	100	—	$63,430	$(36,188)	$27,242
Net income	—	—	—	250	250
Capital distribution to Customers Bank	—	—	(1,221)	—	(1,221)
Balance, September 30, 2020	100	—	$62,209	$(35,938)	$26,271
	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, June 30, 2019	100	—	$95,280	$(22,453)	$72,827
Net loss	—	—	—	(2,964)	(2,964)
Capital contribution from Customers Bank	—	—	7,071	—	7,071
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, September 30, 2019	100	—	$62,351	$(25,417)	$36,934
	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2019	100	—	$62,165	$(27,535)	$34,630
Net loss	—	—	—	(8,403)	(8,403)
Capital contribution from Customers Bank	—	—	44	—	44
Balance, September 30, 2020	100	—	$62,209	$(35,938)	$26,271
	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2018	100	—	$90,359	$(19,672)	$70,687
Net loss	—	—	—	(5,745)	(5,745)
Capital contribution from Customers Bank	—	—	11,992	—	11,992
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, September 30, 2019	100	—	$62,351	$(25,417)	$36,934

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS — UNAUDITED

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(8,403)	$(5,745)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	252	296
Amortization of developed software	8,229	5,005
Amortization of other intangible assets	584	803
Amortization of right-of-use assets	760	823
Operating lease rental payments	(815)	(833)
Share based compensation expense	370	439
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	2,108	(2,197)
(Increase) decrease in prepaid expenses and other current assets	8,451	1,879
(Increase) decrease in receivable from Customers Bank	(1,189)	(2,308)
(Increase) decrease in other assets	(397)	220
Increase (decrease) in accounts payable and accrued liabilities	4,205	1,788
Increase (decrease) in deferred revenue	511	471
Increase (decrease) in other liabilities	(2,998)	1,131
Net Cash Provided by (Used in) Operating Activities	11,668	1,772
Cash Flows from Investing Activities
Purchases and development of software	(3,102)	(6,885)
Purchases of premises and equipment	(50)	(64)
Net Cash Provided by (Used in) Investing Activities	(3,152)	(6,949)
Cash Flows from Financing Activities
Proceeds from borrowings from Customers Bank	—	40,000
Capital contribution from Customers Bank	—	11,553
Capital distribution to Customers Bank	(326)	(40,000)
Net Cash Provided by (Used in) Financing Activities	(326)	11,553
Net Increase (Decrease) in Cash and Cash Equivalents	8,190	6,376
Cash and Cash Equivalents – Beginning	8,586	3,400
Cash and Cash Equivalents – Ending	$16,776	$9,776
Supplementary Cash Flow Information:
Income taxes paid, net of refunds	$(704)	$(1,590)
Interest paid	—	—
Noncash Operating, Investing and Financing Activities:
Reduction of right-of-use assets and related operating lease liabilities from lease modification	$(425)	$—
Share based compensation recorded as capital contribution from Customers Bank	370	439

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE BUSINESS

BankMobile Technologies, Inc. (“BMT”) is a Pennsylvania corporation, incorporated in May 2016, and a wholly-owned subsidiary of Customers Bank (the “Bank”). The Bank is a Pennsylvania state chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company, collectively referred to as “Customers” herein.

Customers operates two reportable business segments: (i) Customers Business Banking and (ii) the BankMobile business segment (“BankMobile”). The BankMobile business segment provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels.

BMT was established as the financial technology arm of BankMobile in order to facilitate deposits and banking services between a customer and an FDIC insured partner bank. BMT’s Banking-as-a-Service (“BaaS”) business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursements, White Label and Workplace Banking businesses.

On September 30, 2017, a portion of the operations, assets and liabilities of BankMobile were contributed by the Bank to BMT. The Bank holds BMT serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires deposit accounts and liabilities to be held only by a chartered bank. BMT is not a bank, does not hold a bank charter, and it does not provide banking services.

As a subsidiary of the Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education, due to its Disbursements business, and is periodically examined by them.

BMT has four primary revenue sources: interchange and card revenue, servicing fees from the Bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by the Bank, universities, or paid directly by customers. The majority of revenue and expenses of BMT are derived from servicing fees from the Bank, its white label partnership, and the Disbursements business acquisition from Higher One as described in the 2019 audited financial statements of BMT.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The interim unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These interim unaudited financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the financial position and the results of operations and cash flows of BMT for the interim periods presented. Certain information and footnote disclosures normally included in the annual financial statements have been omitted from these interim unaudited financial statements as permitted by SEC rules and regulations. The December 31, 2019 balance sheet presented in this report has been derived from BMT’s audited 2019 financial statements. Management believes that the disclosures are adequate to present fairly the financial statements as of the dates and for the periods presented. These interim unaudited financial statements should be read in conjunction with the 2019 audited financial statements of BMT. The 2019 audited financial statements describe BMT’s significant accounting policies, which include its policies on Segment Reporting; Business Combinations; Cash and Cash Equivalents; Restrictions on Cash; Receivable from Customers Bank; Accounts Receivable; Concentrations of Credit Risk; Premises and Equipment; Developed Software; Goodwill and Other Intangible Assets; Leases; Income Taxes; Loss Contingencies; Revenue Recognition and Deferred Revenue; Advertising and Promotion; Collaborative Arrangements; Provision for Operating Losses; and Merger and Acquisition Related Expenses. There have been no material changes to BMT’s significant accounting policies noted above for the three months and nine months ended September 30, 2020.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

New Accounting Standards

Presented below are recently issued accounting standards that BMT has adopted as well as those that the Financial Accounting Standards Board (“FASB”) has issued but are not yet effective.

Accounting Standards Adopted on January 1, 2020

Standard	Summary of guidance	Effects on Financial Statements
ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments Issued April 2019

•   Clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments.

•   Addresses partial-term fair value hedges, fair value hedge basis adjustments and certain transition requirements.

•   Addresses recognizing and measuring financial instruments, specifically the requirement for remeasurement under ASC 820 when using the measurement alternative, certain disclosure requirements and which equity securities have to be remeasured at historical exchange rates.

•   Topic 326 Amendments — Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted. Topic 815 Amendments — Effective for first annual period beginning after the issuance date of this ASU (i.e., fiscal year 2020). Entities that have already adopted the amendments in ASU 2017-12 may elect either to retrospectively apply all the amendments or to prospectively apply all amendments as of the date of adoption. Topic 825 Amendments — Effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

•   BMT adopted on January 1, 2020.

•   The adoption of this guidance relating to Topics 815 and 825 did not have a material impact on BMT’s financial statements. Please refer to ASU 2016-13 for further discussion on BMT’s adoption of ASU 2016-13 (Topic 326).

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606 Issued November 2018

•   Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements.

•   Adds unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within scope of Topic 606.

•   Requires that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer.

•   Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

• BMT adopted on January 1, 2020. • The adoption did not have a material impact on BMT’s financial statements.
ASU 2018-15, Internal-Use Software (Subtopic 350-40): Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract Issued August 2018

•   Clarifies that service contracts with hosting arrangements must follow internal-use software guidance Subtopic 350-40 when determining which implementation costs to capitalize as an asset related to the service contract and which costs to expense.

• BMT adopted on January 1, 2020. • The adoption did not have a material impact on BMT’s financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   Also clarifies that capitalized implementation costs of a hosting arrangement that is a service contract are to be amortized over the term of the hosting arrangement, which includes the noncancelable period of the arrangement plus options to extend the arrangement if reasonably certain to exercise.

•   Clarifies that existing impairment guidance in Subtopic 350-40 must be applied to the capitalized implementation costs as if they were long-lived assets.

•   Applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.

•   Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments Issued June 2016

•   Requires an entity to utilize a new impairment model known as the current expected credit loss model to estimate lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset.

•   Replaces today’s “incurred loss” approach and is expected to result in earlier recognition of credit losses.

•   BMT adopted on January 1, 2020.

•   BMT has identified accounts receivable to be within the scope of the standard.

•   The adoption did not have a material impact on BMT’s financial statements, as such, a cumulative adjustment to beginning accumulated deficit was not necessary.

•   See NOTE 3 — ACCOUNTS RECEIVABLE.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

•   In May 2019, the FASB issued ASU 2019-05 Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief, which provides entities that have certain instruments within the scope of Topic 326 with an option to irrevocably elect the fair value option in Subtopic 825, Financial Instruments. This relief is to be applied on an instrument-by-instrument basis for eligible instruments upon adoption of Topic 326.

•   Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted.

•   Adoption to be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable primarily relate to reimbursements to be received from a collaborative partner and uncollected university subscription and disbursement services fees, and are recorded at face amounts less an allowance for credit losses. There was no allowance for credit losses recorded at September 30, 2020 and December 31, 2019. Management evaluates accounts receivables that share similar risk characteristics on a pooled basis and establishes the allowance for credit losses based on historical experience, analysis of past due accounts, other current available information and reasonable and supportable forecasts. Accounts receivable deemed to be uncollectible are individually identified and are charged-off against the allowance for credit losses. Higher education institution clients are generally billed upfront. Consequently, amounts recorded in accounts receivable may also be reported as deferred revenue. The adoption of the FASB’s Accounting Standards Codification (“ASC”) 326, Financial Instruments — Credit Losses, on January 1, 2020 did not have a material impact on BMT’s financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 — EARNINGS (LOSS) PER SHARE

The following are the components and results of BMT’s earnings (loss) per common share calculations for the periods presented.

(amounts in thousands, except share and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) available to common shareholders	$250	$(2,964)	$(8,403)	$(5,745)
Weighted-average number of common shares outstanding – basic and diluted	100	100	100	100
Basic and diluted earnings (loss) per common share	$2,500	$(29,640)	$(84,030)	$(57,450)

There were no securities that could potentially dilute basic loss per common share in future periods that were not included in the computation of diluted loss per common share for the three months and nine months ended September 30, 2020 and 2019.

NOTE 5 — DEVELOPED SOFTWARE

The components of developed software as of September 30, 2020 and December 31, 2019 were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2020	December 31, 2019
Higher One Disbursement business developed software	10 years	$27,400	$27,400
Internally developed	3 to 5 years	39,322	38,910
Work-in-process		5,278	2,588
		72,000	68,898
Accumulated amortization		(26,649)	(18,420)
Total		$45,351	$50,478

BMT recorded amortization expense of $2.7 million and $8.2 million for the three months and nine months ended September 30, 2020, respectively, in “Technology, communication and processing” on the statement of operations. Amortization expense for the three months and nine months ended September 30, 2019 was $2.8 million and $5.0 million, respectively.

NOTE 6 — OTHER INTANGIBLES

The components of other intangibles as of September 30, 2020 and December 31, 2019 were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2020	December 31, 2019
Customer relationships – universities	20 years	$6,402	$6,402
Non-compete agreement	4 years	3,000	3,000
		9,402	9,402
Accumulated amortization		(4,252)	(3,668)
Total		$5,150	$5,734

BMT recorded amortization expense of $80 thousand and $584 thousand for the three months and nine months ended September 30, 2020, respectively, included in “Other expenses” on the statement of operations. Amortization expense for the three months and nine months ended September 30, 2019 was $268 thousand and $803 thousand, respectively.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 — LEASES

BMT leases two office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee at September 30, 2020.

The operating leases consist of 5-year lease terms with options to renew the leases or extend the term annually or with mutual agreement. Leases include variable lease payments that are based on an index or rate, such as an annual increase in operating expenses over the initial lease year’s expenses. Variable lease payments are not included in the liability or right-of-use (“ROU”) asset and are recognized in the period in which the obligations for those payments are incurred. BMT’s operating lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As most of BMT’s operating leases do not provide an implicit rate, BMT utilized the incremental borrowing rate of the Bank based on the information available at either the adoption of ASC 842, Leases or the commencement date of the lease, whichever was later, when determining the present value of lease payments.

The following table summarizes operating lease ROU assets and operating lease liabilities and their corresponding balance sheet location:

(amounts in thousands)	Classification	September 30, 2020	December 31, 2019
ASSETS
Operating lease ROU assets	Other assets	$1,285	$2,471
LIABILITIES
Operating lease liabilities	Operating lease liabilities	$1,297	$2,537

The following table summarizes operating lease cost and its corresponding income statement location for the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	Classification	2020	2019	2020	2019
Operating lease cost	Occupancy	$330	$275	$881	$823

Maturities of non-cancelable operating lease liabilities were as follows at September 30, 2020:

(amounts in thousands)	September 30, 2020
2020	$177
2021	718
2022	419
Total minimum payments	1,314
Less: interest	17
Present value of lease liabilities	$1,297

Cash paid pursuant to operating lease liabilities for the nine months ended September 30, 2020 and 2019 was $815 thousand and $833 thousand, respectively, and was reported as cash flows used in operating activities in the statement of cash flows.

The following table summarizes the weighted average remaining lease term and discount rate for BMT’s operating leases at September 30, 2020 and December 31, 2019:

(amounts in thousands)	September 30, 2020	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	1.8 years	2.5 years
Weighted average discount rate
Operating leases	1.3%	2.9%

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 — REVENUES

The following tables present BMT’s revenues within the scope of ASC 606, Revenue from Contracts with Customers for the three months and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2020	2019	2020	2019
Revenue from contracts with customers:
Revenue recognized at point in time:
Interchange and card revenue	$4,137	$6,652	$16,813	$21,819
Interchange fees from Customers Bank	3,240	—	3,240	—
Servicing fees from Customers Bank	5,814	6,663	15,604	20,584
Account fees	2,789	3,049	8,517	7,873
University fees – disbursement fees	309	261	990	783
Other	1,010	269	1,326	693
Total revenue recognized at point in time	17,299	16,894	46,490	51,752
Revenue recognized over time:
University fees – subscription revenue	1,039	1,006	3,038	2,954
Total revenue recognized over time	1,039	1,006	3,038	2,954
Total revenue from contracts with customers	$18,338	$17,900	$49,528	$54,706

BMT’s servicing fees and a portion of interchange fees were from the Bank, as described in NOTE 10 — RELATED PARTY TRANSACTIONS.

NOTE 9 — COLLABORATIVE ARRANGEMENTS

In the normal course of business, BMT may enter into collaborative arrangements primarily to develop and commercialize banking products to its partners’ customers. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partners, which are recognized at the time the white label partner becomes obligated to pay. For the three months and nine months ended September 30, 2020, BMT recognized $5.3 million and $10.9 million, respectively, in expense reimbursements from collaborative arrangements. BMT recognized $5.0 million and $12.7 million in expense reimbursements from collaborative arrangements during the three months and nine months ended September 30, 2019, respectively.

NOTE 10 — RELATED PARTY TRANSACTIONS

BMT has had, and is expected to have in the future, transactions in the ordinary course of business with Customers and its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), as described in NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP.

Servicing Fees from Customers Bank

BMT entered into an Intercompany Services and Expense Agreement (“Intercompany Agreement”) with the Bank effective January 1, 2018, as amended, whereby the Bank pays servicing fees to BMT for the value provided to the Bank for the use of low/no-cost deposits serviced by BMT through its digital platform.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS (cont.)

BMT amended the Intercompany Agreement with the Bank effective January 1, 2020, whereby the Bank pays servicing fees at adjusted rates and reimburses BMT for operating losses resulting from fraud or theft-based transactions in BMT serviced deposit accounts. For the three months and nine months ended September 30, 2020, BMT’s operating losses resulting from fraud or theft-based transactions reimbursed by the Bank was not material.

BMT earns interchange fees from debit card transactions at rates set by the card issuing network, which adjust from time to time. Further, Federal Reserve’s regulation caps interchange fees for banks over $10 billion in assets. The Bank became subject to this regulation on July 1, 2020, and has agreed to pay BMT the difference between the regulated and unregulated interchange rates pursuant to the Interchange Maintenance Agreement. For the three and nine months ended September 30, 2020, BMT received the difference between the regulated and unregulated interchange rates of $3.2 million from the Bank.

Borrowings from Customers Bank

BMT has a $50 million non-negotiable demand promissory note and line of credit agreement with the Bank that is due on demand. The Bank has agreed not to demand principal repayment prior to November 30, 2021. Under this revolving line of credit, BMT may borrow up to $50 million due on demand by the Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At September 30, 2020 and December 31, 2019, BMT had $40 million in borrowings outstanding and accrued interest of $1.7 million and $0.6 million with the Bank included in “Accounts payable and accrued liabilities” on the balance sheet, respectively.

Operating leases

BMT leases two office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee.

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

BMT uses fair value measurements to disclose the fair value of its financial instruments.  FASB’s ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For fair value disclosure purposes, BMT utilized certain fair value measurement criteria under ASC 820, Fair Value Measurements (“ASC 820”), as explained below.

In accordance with ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for BMT’s financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, focusing on an exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The fair value guidance also establishes a fair value hierarchy and describes the following three levels used to classify fair value measurements:

Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:    Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used to estimate the fair values of BMT’s financial instruments as of September 30, 2020 and December 31, 2019:

Cash and cash equivalents:

The carrying amounts reported on the balance sheet for non-interest bearing deposit and restricted cash approximate those assets’ fair values. These assets are classified as Level 1 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Receivable from/payable to Customers Bank:

The receivable from/payable to the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT. The carrying amount of the receivable from/payable to the Bank approximates its fair value due to the short term nature of the item.

Accounts receivable:

The carrying amount of accounts receivable approximates fair value because of the short term nature of these items.

Borrowings from Customers Bank:

BMT has a non-negotiable demand promissory note and line of credit agreement with the Bank to borrow up to $50 million with interest set at a floating annual rate equal to 12-month LIBOR plus 204 basis points. The carrying amount of the borrowings from the Bank approximates its fair value due to its floating interest rate and short term nature. The liability is classified as Level 2 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The estimated fair values of BMT’s financial instruments at September 30, 2020 and December 31, 2019 were as follows:

			Fair Value Measurements at September 30, 2020
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$16,776	$16,776	$16,776	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

			Fair Value Measurements at December 31, 2019
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$8,586	$8,586	$8,586	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—

NOTE 12 — LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements that are not currently accrued for. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution may have a material adverse effect on BMT’s results of operations for a particular period, and future changes in circumstances or additional information could result in accruals or resolution in excess of established accruals, which could adversely affect BMT’s results of operations, potentially materially.

United States Department of Education Matter

In 2018, Customers received a Final Program Review Determination (“FPRD”) letter dated September 5, 2018 from the U.S. Department of Education (“ED”) regarding a focused program review of Higher One’s/Customers Bank’s administration, as a third party servicer, of the programs authorized pursuant to Title IV of the Higher Education Act of 1965. The ED program review covered the award years beginning in 2013 through the FPRD issuance date, including the time period when Higher One was acting as the third party servicer prior to Customers’ acquisition of the Disbursement business on June 15, 2016. The FPRD determined that, with respect to students enrolled at specified partner institutions, Higher One/Customers did not provide convenient fee-free access to ATMs or bank branch offices in such locations as required by the ED’s cash management regulations. Those regulations, which were in effect during the period covered by the program review and were revised during that period, seek, among other purposes, to ensure that students can make fee-free cash withdrawals.  The FPRD determined that students incurred prohibited costs in accessing Title IV credit balance funds, and the FPRD classifies those costs as financial liabilities of Customers. The FPRD also requires Customers to take prospective action to increase ATM access for students at certain of its partner institutions. Customers disagreed with the FPRD and appealed the asserted financial liabilities of $6.5 million, and a request for review has been submitted to trigger an administrative process before the ED’s Office of Hearing and Appeals.

On March 26, 2020, the ED and Customers filed a Joint Motion to Dismiss with Prejudice (the “Joint Motion”) with the United States Department of Education. The Joint Motion states that the ED and Customers reached an agreement that resolves the liabilities at issue in the appeal. The Joint Motion was granted on April 27, 2020. As part of the settlement, the liabilities assessed in the FPRD were reduced to $3.0 million (the “Settlement Amount”) and will be paid in quarterly installments over the next three years ending April 1, 2023. As this liability relates to Higher One’s business that was assigned to BMT in September 2017, BMT assumed and recorded a liability of $2.0 million included in “Other liabilities” on the balance sheet during 2019. The remaining $1.0 million was expected to be funded from funds in an escrow account set up at the time of Customers’ acquisition of the Disbursement business from Higher One in 2016. On June 30, 2020, the Bank assumed the remaining liability of $2.4 million owed to ED related to this matter and the related $1.0 million escrow account. In September 2020, BMT transferred $1.4 million of cash to the Bank to support the payment of the Settlement Amount.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP.

On August 6, 2020, BMT, the Bank and Megalith Financial Acquisition Corp. (“MFAC”), a special purpose acquisition company, entered into a definitive merger agreement. Upon closing of the transaction, the combined company will operate as BM Technologies Inc. (“BM Technologies”) and expects to be listed on the New York Stock Exchange. All BMT serviced deposits and loans will remain at the Bank immediately after the closing of the transaction. Upon the closing of the transaction, BM Technologies will be a financial technology company bringing banks and business partners together through its digital banking platform.

Merger Consideration

The aggregate consideration to be paid to the Bank in connection with the merger will be an amount (the “Merger Consideration”) equal to: (i)$140.0 million minus (ii) $9.3 million (representing a sponsor equity adjustment), plus (or minus, if negative) (iii) BMT’s net working capital less a target net working capital of $10.0 million, minus (iv) the aggregate amount of any outstanding indebtedness of BMT at the closing of the transaction, and minus (v) the amount of any unpaid transaction expenses of BMT, MFAC’s transaction expenses and other liabilities of MFAC due and owing at the closing of the transaction.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (i) the amount of any proceeds of the PIPE Investment; plus (ii) an amount equal to one-half (1/2) of the difference between the (A) cash and cash equivalents of MFAC, including any funds in the trust account after giving effect to the completion of the redemption of shares of MFAC’s public stockholders (“Redemption”), less (B) a cash reserve to be used for the benefit of BM Technologies in the Merger, in the amount of $10.0 million (such difference between clause (A) and (B) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (iii) MFAC’s transaction expenses and other liabilities of MFAC due and owing at the closing of the transaction; plus (iv) the cash and cash equivalents of BMT; minus (v) BMT’s unpaid transaction expenses; minus (vi) a cash reserve in the amount of $5.0 million. The stock portion of the Merger Consideration consists of a number of shares of MFAC’s Class A common stock with an aggregate value (the “Merger Consideration Share Amount”) equal to (a) the Merger Consideration, minus (b) the Cash Consideration, with the Bank receiving a number of shares of MFAC Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the closing date based on confirmed amounts of the net working capital of BMT, the outstanding indebtedness of BMT and any unpaid transaction expenses of BMT, as of the closing date. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the closing date of the transaction. If the adjustment is a negative adjustment in favor of MFAC, the Bank will pay MFAC the absolute value of the adjustment amount in cash. If the adjustment is a positive adjustment in favor of BMT, MFAC will issue to the Bank an additional number of shares of Class A common stock of MFAC with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Bank.

Certain Relationships

Mr. Jay Sidhu, who currently serves as Chief Executive Officer and Chairman of the Board of Customers Bancorp and Executive Chairman of the Bank, also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor, is a MFAC stockholder and also served as Executive Chairman of MFAC until August 7, 2020. Mr. Bhanu Choudhrie, who currently serves as a member of the board of directors of Customers Bancorp and the Bank also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor and is a MFAC stockholder. Mr. Samvir Sidhu, the son of Jay Sidhu, currently serves as the Bank’s Vice Chairman and Chief Operating Officer and as Customers Bancorp’s Head of Corporate Development, previously served as the Chief Executive Officer of MFAC, currently serves as a director of MFAC and is a MFAC stockholder. Ms. Luvleen Sidhu, the daughter of Jay Sidhu, currently serves as the Chief Executive Officer and as a director of BMT and is expected to continue to serve in those roles with BM Technologies. Certain of these individuals also expect to participate in the private placement by MFAC of shares of its Class A common stock to be completed in connection with the closing.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP. (cont.)

In light of these relationships, Customers Bancorp appointed a special committee consisting of independent directors with their own counsel and financial advisors. The special committee reviewed the transaction, obtained a fairness opinion in connection with the transaction, and made a unanimous recommendation to Customers Bancorp’s board of directors for approval. Customers Bancorp’s board of directors approved the transaction by a majority vote, with the above-mentioned directors recusing themselves from the deliberation and voting process and no director voting against the transaction.

Amendment to the Merger Agreement

On November 2, 2020, BMT, the Bank and MFAC amended the merger agreement to provide, among other things, that the stock portion of the Merger Consideration will be distributed to Customers Bancorp’s stockholders at the closing of the transaction and that there will be restrictions on the sale of these shares for twelve months after the closing of the merger, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the closing date on which MFAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third-party that results in all of MFAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of MFAC’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date.

The merger is expected to close in fourth quarter 2020, pending MFAC stockholder approval, regulatory approval and the satisfaction or waiver of additional conditions to closing. As of September 30, 2020, BMT had an outstanding borrowing with the Bank totaling $40 million. All or a portion of this borrowing is expected to remain outstanding after the closing of the transaction.

NOTE 14 — SUBSEQUENT EVENTS

Reduction in Force

On October 1, 2020, BMT announced a reduction in force (“RIF”) of approximately 40 employees. The estimated severance costs associated with the RIF is approximately $362 thousand. The RIF was carried out by the BMT’s management as a part of its strategy to reduce costs and improve operational efficiency, which is expected to be completed in the fourth quarter of 2020.

Impact of COVID-19

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. Governmental responses to the pandemic have included orders closing businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in oil and gas prices and in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and an expectation that Federal Reserve policy will maintain a low interest rate environment for the foreseeable future.

BMT and Customers have taken deliberate actions to ensure that it has the necessary balance sheet strength to serve its clients and communities, including increases in liquidity and reserves supported by a strong capital position at Customers. Customers’ business and consumer customers are experiencing varying degrees of financial distress, which is expected to continue in coming months. In order to protect the health of its customers and team members,

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 14 — SUBSEQUENT EVENTS (cont.)

and to comply with applicable government directives, BMT and Customers have modified business practices, including restricting team member travel, directing team members to work from home insofar as is possible and implementing its business continuity plans and protocols to the extent necessary.

Significant uncertainties as to future economic conditions exist. BMT’s revenues are derived from account fees earned from the Bank’s deposit account holders, and interchange and card fees earned from transactions conducted by these account holders. Since the outbreak of COVID-19, BMT experienced an initial decline in revenues as compared to pre-COVID-19 period, followed by an increase in revenues resulting from the benefit of federal stimulus on account balances and activity levels.

BMT continues to monitor the impact of COVID-19 closely, as well as any effects that may result from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act; however, the extent to which the COVID-19 pandemic will impact the operations and financial results of BMT and Customers during the remainder of 2020 is highly uncertain.

Management evaluated subsequent events through November 17, 2020, the date that these financial statements were available for issuance.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

BankMobile Technologies, Inc. (“BMT”) is a financial technology company that facilitates deposits and banking services between a customer and an FDIC insured partner bank. BMT provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels. BMT’s Banking-as-a-Service business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursements, White Label, and Workplace Banking businesses.

BMT is not a bank, does not hold a bank charter, and it does not provide banking services. As a subsidiary of Customers Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education, due to its Disbursements business, and is periodically examined by them.

Prior to consummation of the business combination, BMT will enter into a deposit servicing agreement, interchange maintenance agreement, software licensing agreement, debt agreement and transition services agreement, which are designed to replicate the current and existing intracompany agreements with terms that apply through the end of 2022. As these agreements are intended to replicate existing conditions, the only financial impact is expected to be an additional cost of $12,500 per month.

New Accounting Pronouncements

For information about the impact that recently adopted or issued accounting guidance will have on BMT, refer to NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s unaudited interim financial statements as of and for the three and nine months ended September 30, 2020 and 2019.

Critical Accounting Policies

BMT has adopted various accounting policies that govern the application of U.S. GAAP and that are consistent with general practices within the financial technology industry in the preparation of its financial statements. BMT’s significant accounting policies are described in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s 2019 audited financial statements and updated in NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s unaudited interim financial statements as of and for the three and nine months ended September 30, 2020 and 2019.

Certain accounting policies involve significant judgments and assumptions by BMT that have a material impact on the carrying value of certain assets. BMT considers these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Due to the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of BMT’s assets.

The critical accounting policies that are both important to the portrayal of BMT’s financial condition and results of operations and require complex, subjective judgments are the accounting policies for the following: revenue recognition, collaborative arrangements, provision for operating losses, income taxes, goodwill and other intangibles, and developed software.

Revenue Recognition

BMT recognizes revenues when control of the promised goods or services are transferred to its customers in an amount that reflects the consideration BMT expects to be entitled to in exchange for those goods or services.

BMT’s interchange and card revenue primarily relates to debit card fees earned from interchange and ATM fees. Fees are earned for the services based on a fee schedule and are recognized whenever a BMT serviced debit card is processed through a card payment network and are recognized concurrent with the processing of the debit transaction. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay BMT the difference between the regulated and unregulated interchange rates, which is recognized as interchange fees from Customers Bank in the same period as the processing of the debit transaction.

BMT’s servicing fees primarily relate to the servicing of deposit accounts for partner banks, currently Customers Bank, in exchange for servicing fees. Servicing fees and terms are established by negotiated contractual agreements with Customers Bank which may differ in terms with future partner banks. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. Beginning in 2019, a fixed rate approach was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on daily average deposit balances.

BMT’s account fees relate to service charges on BMT serviced deposit accounts for transaction-based account maintenance services, which include services such as monthly maintenance fees for accounts that do not meet minimum deposit balance criteria, wire transfer fees, card replacements, and cash deposit fees at certain merchants. Account maintenance fees, which relate primarily to monthly maintenance and account analysis fees, are earned on a monthly basis representing the period over which BMT satisfies its performance obligation. Transaction based fees are earned for services based on a fee schedule and are recognized at the time the transaction is executed. The revenues recognized at a point in time primarily consist of contracts with no specified terms, but which may be terminated at any time by the customer without penalty.

BMT’s university fees represent revenues from higher education clients and are generated from fees charged for disbursement services provided. BMT facilitates the distribution of financial aid and other refunds to students through BMT’s platform, while simultaneously enhancing the ability of the higher education institution to comply with federal regulations applicable to financial aid transactions. For these services, higher education institutions are charged annual subscription fees and/or per transaction fees for certain transactions. BMT recognizes annual subscription fees from higher education clients ratably over the period of service and transaction fees are recognized when the transaction is completed.

BMT reports its revenues on either a gross or net basis based on its assessment of whether BMT acts as a principal or an agent in the transaction. To the extent BMT acts as a principal in the transaction, it reports revenues on a gross basis. In concluding whether it acts as a principal or an agent in a transaction, BMT evaluates whether it obtains control of the good or service prior to the good or service being transferred to the customer. Debit card interchange income are reported on a net basis, while all other BMT revenues are recorded on a gross basis. Additionally, certain debit card interchange income, related to our white label business, is recorded in accordance with our collaborative arrangement policy on a net basis.

Collaborative Arrangements

Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partner, which are recognized at the time the white label partner becomes obligated to pay.

Provision for Operating Losses

The provision for operating losses represents BMT’s losses resulting from fraud or theft-based transactions that have been disputed by BMT serviced deposit account holders and Regulation E card claim losses incurred by BMT (as well as the estimated liability for such losses where such disputes have not been disputed or resolved as of the end of the reporting period). For the nine months ended September 30, 2020, Reg E claims made up approximately 85% of the losses. The remaining fraud or theft-based losses are mostly Check Fraud and ACH/Wire Fraud.

The main source of Reg E losses is card holder claims of unauthorized use of their debit card. Drivers include, but are not limited to transaction purchase volume, in person vs. online, macroeconomic conditions, changes in customer behavior, and regulatory changes. A customer has 60 days to dispute a charge. BMT may decline the claim within 10 days or advance the funds to the account holder if the investigation is still pending. BMT may continue to investigate transactions for 35 more days, before making its final decision. At conclusion of the investigation, the advance is reversed or is made permanent. BMT’s loss includes closed disputes where the customer is entitled to keep the funds advanced, an expected loss on actual disputes that are pending investigation which is based on historical experience, as well as an estimate of disputes not yet disputed. The estimated liability for disputes not yet disputed is created by applying historical rates of transactions disputed after the reporting period end date and applying that rate to actual debit card volume in the period. This estimate of future disputes is then adjusted for our estimate of the amount disputed that we expect to result in a loss, which is estimated based on our historical experience. Our estimation process is subject to risks and uncertainties, including that future performance may be different from our historical experience. Accordingly, our actual loss experience may not match expectations.

Fraud or theft -based related losses are recognized when realized or incurred and has no unresolved dispute balances as of September 30, 2020 and December 31, 2019. Drivers include, but are not limited to efforts by organized or unorganized fraudsters to target an account, customer complicity, customer lack of proper password safeguarding or other preventative measures, onboarding approval procedures, changes in account funds availability, in person vs. online transactions, macroeconomic conditions, changes in customer behavior, and regulatory changes.

Income Taxes

BMT accounts for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. BMT determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if BMT were to leave the consolidated tax return filing group.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are amortized over their estimated useful lives and are subject to impairment testing.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which BMT’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill. BMT applies a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Developed Software

BMT capitalizes certain internal and external costs incurred to develop internal-use software during the application development stage. BMT also capitalizes the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, BMT begins amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Disbursements business developed software is related to the Disbursements business services to colleges and universities facilitating payments to students. The Disbursements business developed software was recorded at the amount determined by a third party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Disbursements business developed software is 10 years.

Results of Operations

The following discussion of BMT’s results of operations should be read in conjunction with its 2019 audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s 2019 audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the three and nine months ended September 30, 2020 and 2019:

(dollars in thousands)	Three Months Ended September 30,		Change	% Change	Nine Months Ended September 30,		Change	% Change
	2020	2019			2020	2019
Operating revenues	$18,338	$17,900	$438	2.4%	$49,528	$54,706	$(5,178)	(9.5)%
Operating expenses	17,728	20,725	(2,997)	(14.5)%	56,764	60,298	(3,534)	(5.9)%
Interest expense	353	132	221	167.4%	1,146	132	1,014	768.2%
Income (loss) before income tax expense	257	(2,957)	3,214	(108.7)%	(8,382)	(5,724)	(2,658)	46.4%
Income tax expense	7	7	—	—%	21	21	—	—%
Net income (loss)	$250	$(2,964)	$3,214	(108.4)%	$(8,403)	$(5,745)	$(2,658)	46.3%

BMT reported a net income of $0.3 million and net loss of $8.4 million for the three and nine months ended September 30, 2020, respectively, compared to net loss of $3.0 million and $5.7 million for the three and nine months ended September 30, 2019, respectively. Factors contributing to the change in net income (loss) available to common shareholders for the three and nine months ended September 30, 2020 compared to the three and nine months ended September 30, 2019 were as follows:

Operating revenues

The $0.4 million increase in operating revenues for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 resulted primarily from increases of $0.7 million in interchange and card revenue (including the interchange fees from Customers Bank), $0.7 million in other revenues and $0.1 million in university fees. These increases were partially offset by decreases of $0.8 million in servicing fees from Customers Bank, and $0.3 million in account fees. Revenues for the three months ended September 30, 2020 included approximately $2.9 million of revenue from the white label business, compared to $1.0 million for the three months ended September 30, 2019.

The $5.2 million decrease in operating revenues for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 resulted primarily from decreases of $5.0 million in servicing fees from Customers Bank and $1.8 in interchange and card revenue (including the interchange fees from Customers Bank). These decreases were partially offset by increases of $0.6 million in account fees, $0.6 million in other revenues, and $0.3 million in university fees. Revenues for the nine months ended September 30, 2020 included approximately $5.2 million of revenue from the white label business, compared to $1.8 million for the nine months ended September 30, 2019.

Operating expenses

The $3.0 million decrease in operating expenses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from decreases of $2.5 million in provision for operating losses, $1.3 million in other non-interest expense, $0.8 million in professional services, $0.6 million in customers related supplies, $0.5 million in salaries and employee benefits, and $0.1 million in advertising and promotion. These decreases were offset in part by increases of $2.4 million in technology, communication, and processing and $0.4 million in merger and acquisition related expenses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Increases in the provision for operating losses as well as salaries and benefit expenses were largely a result of our white label business. The three months ended September 30, 2020 included $141 thousand of referral bonus or bounty costs paid to a white label business compared to $143 thousand in the three months ended September 30, 2019, which were expensed as incurred.

The $3.5 million decrease in operating expenses for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from decreases of $4.6 million in provision for operating losses, $1.3 million in other non-interest expense, $1.0 million in customer related supplies, $0.6 million in technology, communication, and processing, and $0.3 million in advertising and promotion. These decreases were offset in part by increases of $3.8 million in salaries and employee benefits, $0.5 million in merger and acquisition related expenses, and $0.1 million in professional services for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Increases in the provision for operating losses, as well as salaries and benefit expenses, were largely a result of our white label business. The nine months ended September 30, 2020 included $315 thousand of referral bonus or bounty costs paid to a white label business compared to $350 thousand for the nine months ended September 30, 2019, which were expensed as incurred.

Interest expense

The $0.2 million increase in interest expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

The $1.1 million increase in interest expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

Income tax expense

Income tax expense was less than $0.1 million for the three and nine months ended September 30, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

OPERATING REVENUES

The table below presents the components of operating revenues for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Change	% Change	Nine Months Ended September 30,		Change	% Change
(dollars in thousands)	2020	2019			2020	2019
Interchange and card revenue	$4,137	$6,652	$(2,515)	(37.8)%	$16,813	$21,819	$(5,006)	(22.9)%
Interchange fees from Customers Bank	3,240	—	3,240	NM	3,240	—	3,240	NM
Servicing fees from Customers Bank	5,814	6,663	(849)	(12.7)%	15,604	20,584	(4,980)	(24.2)%
Account fees	2,789	3,049	(260)	(8.5)%	8,517	7,873	644	8.2%
University fees	1,348	1,267	81	6.4%	4,028	3,737	291	7.8%
Other	1,010	269	741	275.5%	1,326	693	633	91.3%
Total operating revenues	$18,338	$17,900	$438	2.4%	$49,528	$54,706	$(5,178)	(9.5)%

____________

NM — Not meaningful

____________

Interchange and card revenue (including the Interchange fees from Customers Bank)

The $0.7 million net increase in interchange and card revenue (including the interchange fees from Customers Bank) for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a 24% increase in debit card purchase volume which was offset by lower interchange rates earned on spend, given shifts in consumer purchase categories, merchants, and larger average transaction sizes, which we attribute primarily to COVID-19, as well as a $0.3 million reduction in foreign ATM fees. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay BMT the difference between the regulated and unregulated interchange rates. For the three months ended September 30, 2020, BMT received $3.2 million for the difference between the regulated and unregulated interchange rates.

The $1.8 million net decrease in interchange and card revenue (including the interchange fees from Customers Bank) for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a 16% increase in debit card purchase volume which was offset by lower interchange rates earned on spend, given shifts in consumer purchase categories, merchants, and larger average transaction sizes, which we attribute primarily to COVID-19, as well as a $1.0 million reduction in foreign ATM fees. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay BMT the difference between the regulated and unregulated interchange rates. For the nine months ended September 30, 2020, BMT received $3.2 million for the difference between the regulated and unregulated interchange rates.

Servicing fees from Customers Bank

The $0.8 million decrease in servicing fees from Customers Bank for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from changes in the negotiated servicing fee rate in 2020. Average BMT serviced deposits increased 43%, which we attribute primarily to COVID-19 related stimulus payments into our accounts as well as growth in our White Label banking business.

The $5.0 million decrease in servicing fees from Customers Bank for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from changes in the negotiated servicing fee rate in 2020. Average serviced deposits increased 25%, which we attribute primarily to COVID-19 related stimulus payments into our accounts as well as growth in our White Label banking business.

Account fees

The $0.3 million decrease in account fees for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a lower activity volume. BMT’s management does not believe COVID-19 had a material impact on account fees; in some instances stimulus payments reduced fees by trigger a fee waiver, but in other instances they enabled BMT to assess fees that would not have otherwise assessed since fees are not assessed in zero balance accounts.

The $0.6 million increase in account fees for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in service charges on certain BMT serviced deposit accounts relating to a change in the fee structure during the three months ended March 31, 2019, partially offset by lower activity volumes. BMT’s management does not believe COVID-19 had a material impact on account fees; in some instances stimulus payments reduced fees by trigger a fee waiver, but in other instances they enabled BMT to assess fees that would not have otherwise assessed since fees are not assessed in zero balance accounts.

University fees

The $0.1 million increase in university fees for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from an increase in university subscriptions. University fees benefited modestly from COVID-19 related services provided to new and existing higher education clients to facilitate certain CARES Act-related disbursements.

The $0.3 million increase in university fees for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in university subscriptions. University fees benefited modestly from COVID-19 related services provided to new and existing higher education clients to facilitate certain CARES Act-related disbursements.

Other operating revenues

The $0.7 million increase in other operating revenues for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from the white label business. Management does not believe COVID-19 had a material impact on other operating revenues.

The $0.6 million increase in other operating revenues for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from the white label business. Management does not believe COVID-19 had a material impact on other operating revenues.

OPERATING EXPENSES

The table below presents the components of operating expenses for three and nine months ended September 30, 2020 and 2019.

(dollars in thousands)	Three Months Ended September 30,		Change	% Change	Nine Months Ended September 30,		Change	% Change
	2020	2019			2020	2019
Technology, communication and processing	$6,637	$4,221	$2,416	57.2%	$20,586	$21,229	$(643)	(3.0)%
Salaries and employee benefits	5,689	6,175	(486)	(7.9)%	19,796	16,012	3,784	23.6%
Professional services	2,159	2,910	(751)	(25.8)%	7,286	7,160	126	1.8%
Provision for operating losses	1,419	3,964	(2,545)	(64.2)%	3,326	7,953	(4,627)	(58.2)%
Occupancy	435	434	1	0.2%	1,240	1,280	(40)	(3.1)%
Customer related supplies	195	800	(605)	(75.6)%	717	1,695	(978)	(57.7)%
Advertising and promotion	266	375	(109)	(29.1)%	693	1,014	(321)	(31.7)%
Merger and acquisition related expenses	377	—	377	NM	452	—	452	NM
Other	551	1,846	(1,295)	(70.2)%	2,668	3,955	(1,287)	(32.5)%
Total non-interest expense	$17,728	$20,725	$(2,997)	(14.5)%	$56,764	$60,298	$(3,534)	(5.9)%

____________

NM — Not meaningful

Technology, communications, and processing

The $2.4 million increase in technology, communications and processing expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from an increase in core processing cost and continued investment to improve and maintain BMT’s digital information technology infrastructure and support expanded products and services offered through our white label business.

The $0.6 million decrease in technology, communications and processing expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from cost savings initiatives, partially offset by continued investment to improve and maintain BMT’s digital information technology infrastructure and support expanded products and services offered through our white label business.

Salaries and employee benefits

The $0.5 million decrease in salaries and employee benefits for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from reimbursements under collaborative agreements with a white label business.

The $3.8 million increase in salaries and employee benefits for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in average full-time equivalent team members, due to growth in our white label business, and annual merit increases.

Professional services

The $0.8 million decrease in professional services for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from management’s continued efforts to monitor and control expenses.

The $0.1 million increase in professional services for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from consulting services associated with supporting our white label business and digital transformation efforts, partially offset by management’s continued efforts to monitor and control expenses.

Provision for operating losses

The $2.5 million decrease in provision for operating losses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from initiatives implemented by management to reduce internet-based fraudulent transactions during the three months ended September 30, 2020. Provision for operating losses for the three months ended September 30, 2020 also included funds advanced to the account holders for Regulation E card claims of $1.0 million and Regulation E card claim losses incurred by BMT of $1.1 million.

The $4.6 million decrease in provision for operating losses for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from initiatives to reduce internet-based fraudulent transactions during the nine months ended September 30, 2020. Provision for operating losses for the nine months ended September 30, 2020 also included funds advanced to the account holders for Regulation E card claims of $3.0 million and Regulation E card claim losses incurred by BMT of $3.0 million.

Customer related supplies

The $0.6 million decrease in customer related supplies for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a reduction in the volume of customer related supplies in the student business.

The $1.0 million decrease in customer related supplies for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a reduction in the volume of customer related supplies in the student business.

Advertising and promotion

The $0.1 million decrease in advertising and promotion for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a reduction in the promotion of digital banking products and service offerings.

The $0.3 million decrease in advertising and promotion for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a reduction in the promotion of digital banking products and service offerings.

Merger and acquisition related expenses

Merger and acquisition related expenses for the three and nine months ended September 30, 2020 were $0.4 million and $0.5 million, respectively. These expenses related to the merger agreement with Megalith Financial Acquisition Corp. There were no merger and acquisition related expenses for the three and nine ended September 30, 2019.

Other non-interest expenses

The $1.3 million decrease in other non-interest expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily reflected $1.0 million of expense related to the U.S. Department of Education matter in 2019 compared to no expense in 2020. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in BMT’s 2019 audited financial statements.

The $1.3 million decrease in other non-interest expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily reflected $1.0 million of expense related to the U.S. Department of Education matter in 2019 compared to no expense in 2020. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in BMT’s 2019 audited financial statements.

INTEREST EXPENSE

The table below presents interest expense for three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Change	% Change	Nine Months Ended September 30,		Change	% Change
(dollars in thousands)	2020	2019			2020	2019
Interest expense	$353	$132	$221	167.4%	$1,146	$132	$1,014	768.2%

The $0.2 million increase in interest expense for the three months ended September 30, 2020 compared to the three months ended December 31, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

The $1.0 million increase in interest expense for the nine months ended September 30, 2020 compared to the nine months ended December 31, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Change	% Change	Nine Months Ended September 30,		Change	% Change
(dollars in thousands)	2020	2019			2020	2019
Income (loss) before income tax expense	$257	$(2,957)	$3,214	(108.7)%	$(8,382)	$(5,724)	$(2,658)	46.4%
Income tax expense	7	7	—	—%	21	21	—	—%
Effective tax rate	2.7%	(0.2)%			(0.3)%	(0.4)%

Income tax expense was less than $0.1 million for the three and nine months ended September 30, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

FINANCIAL CONDITION

General

BMT’s total assets were $85.4 million at September 30, 2020. This represented a $7.9 million decrease from total assets of $93.3 million at December 31, 2019. The decrease in total assets was primarily driven by decreases of $8.5 million in prepaid expenses and other current assets, $5.1 million in developed software, net, $2.1 million in accounts receivable, net, $0.8 million in other assets and $0.6 million in other intangibles, net, offset in part by an increase of $8.2 million in cash and cash equivalents and $1.2 million in receivable from Customers Bank.

Total liabilities were $59.2 million at September 30, 2020 as compared to $58.7 million at December 31, 2019. The changes in total liabilities included increases of $4.2 million in accounts payable and accrued liabilities and $0.5 million in deferred revenue, offset in part by decreases of $3.0 million in other liabilities and $1.2 million in operating lease liabilities.

The following table sets forth certain key condensed balance sheet data:

(dollars in thousands)	September 30, 2020	December 31, 2019	Change	% Change
Cash and cash equivalents	$16,776	$8,586	$8,190	95.4%
Accounts receivable, net	8,382	10,490	(2,108)	(20.1)%
Receivable from Customers Bank	2,038	849	1,189	140.0%
Prepaid expenses and other current assets	353	8,804	(8,451)	(96.0)%
Premises and equipment, net	436	638	(202)	(31.7)%
Developed software, net	45,351	50,478	(5,127)	(10.2)%
Goodwill	5,259	5,259	—	—%
Other intangibles, net	5,150	5,734	(584)	(10.2)%
Other assets	1,690	2,478	(788)	(31.8)%
Total assets	85,435	93,316	(7,881)	(8.4)%
Accounts payable and accrued liabilities	15,298	11,093	4,205	37.9%
Deferred revenue	2,449	1,938	511	26.4%
Borrowings from Customers Bank	40,000	40,000	—	—%
Operating lease liabilities	1,297	2,537	(1,240)	(48.9)%
Other liabilities	120	3,118	(2,998)	(96.2)%
Total liabilities	59,164	58,686	478	0.8%
Total shareholders’ equity	26,271	34,630	(8,359)	(24.1)%
Total liabilities and shareholders’ equity	$85,435	$93,316	$(7,881)	(8.4)%

Cash and Cash Equivalents

Cash and cash equivalents include restricted cash and non-interest earning deposits. In connection with the acquisition of the Disbursement business from Higher One that was contributed to BMT in 2017, BMT had $1.0 million in an escrow account at December 31, 2019 restricted in use with a third party. On June 30, 2020, Customers Bank assumed the remaining liability of $2.4 million and the related $1.0 million escrow account in connection with the U.S. Department of Education matter. As a result, BMT transferred $1.4 million of cash to Customers Bank to support the payment of the settlement amount. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in BMT’s 2019 audited financial statements.

Non-interest earning deposits consist of cash deposited at Customers Bank and were $16.8 million and $7.6 million at September 30, 2020 and December 31, 2019, respectively. The balance of non-interest earning deposits varies from day to day based upon operational needs and strategic investment decisions.

Accounts Receivable, Net

Accounts receivable primarily relates to reimbursements to be received from a white label partner and uncollected university subscription and disbursement service fees. Accounts receivable are recorded at face amounts less an allowance for credit losses on accounts receivable. BMT had no allowance for credit losses on accounts receivable at September 30, 2020 and December 31, 2019. At September 30, 2020, accounts receivable totaled $8.4 million compared to $10.5 million at December 31, 2019. The decrease primarily resulted from payments received from a white label business.

Receivable from Customers Bank

The receivable from Customers Bank represents an intercompany due to/due from for ongoing operating activities and varies based upon operating activities and the timing of settlements between BMT and Customers Bank. At September 30, 2020, the receivable from Customers Bank totaled $2.0 million compared to $0.8 million at December 31, 2019.

Prepaid Expenses and Other Current Assets

At September 30, 2020, prepaid expenses and other current assets totaled $0.4 million compared to $8.8 million at December 31, 2019. The decrease in prepaid expenses and other current assets primarily resulted from the timing of prepayments to one technology service provider at September 30, 2020, when compared to December 31, 2019.

Premises and Equipment, Net

At September 30, 2020, premises and equipment, net of accumulated depreciation and amortization, totaled $0.4 million compared to $0.6 million at December 31, 2019. The decrease primarily resulted from depreciation and amortization expenses of $0.3 million, partially offset by purchases of $0.1 million.

Developed Software, Net

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition. Internally developed software and related capitalized work-in-process costs relate to digital platforms for deposit accounts offered or to be offered to deposit customers of Customers Bank. The internally developed software and related capitalized work-in -process are reported on a cost basis and amortized over the software’s expected useful life, which ranges from 3 to 10 years. At September 30, 2020, developed software, net of amortization, totaled $45.4 million compared to $50.5 million at December 31, 2019. The decrease primarily resulted from amortization expense of $8.2 million, partially offset by purchases and development of software of $3.1 million related to BMT’s white label business.

Goodwill

Goodwill of $5.3 million was recognized from the Higher One Disbursements business acquisition in 2016 and was contributed to BMT (among other assets and liabilities related to the Higher One Disbursement business) in 2017. At September 30, 2020 and December 31, 2019, goodwill totaled $5.3 million.

Other Intangibles

At September 30, 2020, other intangibles totaled $5.2 million compared to $5.7 million at December 31, 2019. The decrease resulted from amortization expense of $0.6 million.

Other Assets

At September 30, 2020, other assets totaled $1.7 million compared to $2.5 million at December 31, 2019. The decrease primarily resulted from amortization of right-of-use assets of $0.8 million.

Accounts Payable and Accrued Liabilities

At September 30, 2020, accounts payable and accrued liabilities totaled $15.3 million compared to $11.1 million at December 31, 2019. The increase primarily resulted from amounts associated with the white label business.

Deferred Revenue

Deferred revenue consists of amounts billed to or received from higher education clients prior to the performance of services. Deferred revenues are earned over the service period on a straight-line basis. At September 30, 2020, deferred revenue totaled $2.4 million compared to $1.9 million at December 31, 2019. The increase in deferred revenue primarily resulted from the timing of payments and performance of services as the academic year began at higher education clients during the three months ended September 30, 2020, when compared to December 31, 2019.

Borrowings from Customers Bank

During 2019, BMT entered into a $50 million non-negotiable promissory note and line of credit agreement with Customers Bank to meet operating needs. Under this revolving line of credit, BMT may borrow up to $50 million, due on demand from Customers Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At September 30, 2020 and December 31, 2019, BMT had $40.0 million in borrowings outstanding, which Customers Bank has agreed not to demand principal repayment prior to November 30, 2021, and accrued interest of $1.7 million and $0.5 million at September 30, 2020 and December 31, 2019, respectively, with Customers Bank included in accounts payable and accrued liabilities.

Operating Lease Liabilities

BMT leases two office space locations under operating leases, including one lease where Customers Bank is listed on the lease as a lessee. The operating leases consist of 5-year lease terms with options to renew the leases or extend the term annually or with mutual agreement.

At September 30, 2020, operating lease liabilities totaled $1.3 million compared to $2.5 million at December 31, 2019. The decrease in operating lease liabilities primarily resulted from $0.8 million in operating lease rental payments and less leased office spaces during the nine months ended September 30, 2020, when compared to December 31, 2019.

Other Liabilities

At September 30, 2020, other liabilities totaled $0.1 million compared to $3.1 million at December 31, 2019. The decrease primarily resulted from the Customers Bank’s assumption of the $2.4 million liability for the settlement of the U.S. Department of Education matter during the three months ended June 30, 2020, which is discussed within NOTE 16 - LOSS CONTINGENCIES to BMT’s 2019 audited financial statements.

Shareholder’s Equity

At September 30, 2020, shareholder’s equity totaled $26.3 million compared to $34.6 million at December 31, 2019. The decrease primarily resulted from a net loss of $8.4 million for the nine months ended September 30, 2020.

CREDIT RISK

Potential concentration of credit risk consists primarily of accounts receivables from white label partners and higher education institution clients. At September 30, 2020 and December 31, 2019, a white label partner accounted for 73% and 74% of accounts receivable, respectively.

LIQUIDITY

During the nine months ended September 30, 2020, BMT financed its operations primarily through cash flows provided by operating activities. During the nine months ended September 30, 2019, BMT financed its operations primarily through cash flows provided by financing activities. At September 30, 2020, BMT’s primary source of liquidity was its non-interest earning deposit of $16.8 million and $40.0 million in borrowings under a line of credit from Customers Bank.

BMT uses detailed budgets and forecasts to project future cash needs, making adjustments to the projections when needed. BMT believes that its current non-interest earning deposit, cash flows from operations and borrowing capacity under its borrowings from Customers Bank will be sufficient to meet its working capital, capital expenditure, and any other capital needs for at least the next 12 months. Additionally, Customers Bank has agreed not to demand principal repayment of the $40.0 million borrowing prior to November 30, 2021.

The table below summarizes BMT’s cash flows for the nine months ended September 30, 2020 and 2019.

(dollars in thousands)	Nine Months Ended September 30,		Change	% Change
	2020	2019
Net cash provided by (used in) operating activities	$11,668	$1,772	$9,896	558.5%
Net cash provided by (used in) investing activities	(3,152)	(6,949)	3,797	(54.6)%
Net cash provided by (used in) financing activities	(326)	11,553	(11,879)	(102.8)%
Net increase (decrease) in cash and cash equivalents	$8,190	$6,376	$1,814	28.5%

Cash flows provided by (used in) operating activities

Cash provided by operating activities of $11.7 million for the nine months ended September 30, 2020 primarily resulted from change in operating assets and liabilities of $10.7 million and non-cash operating adjustments of $10.2 million, partially offset by a net loss of $8.4 million and operating lease rental payments of $0.8 million. Non-cash operating adjustments primarily consisted of depreciation and amortization of developed software. The change in operating assets and liabilities primarily consisted of an increase in accounts payable and accrued liabilities of $4.2 million and decreases in prepaid expenses and other current assets of $8.5 million and accounts receivable of $2.1 million, partially offset by decreases in other liabilities of $3.0 million and receivable from Customers Bank of $1.2 million.

Cash provided by operating activities of $1.8 million for the nine months ended September 30, 2019 primarily resulted from non-cash operating adjustments of $7.4 million and change in operating assets and liabilities of $1.0 million, partially offset by a net loss of $5.7 million and operating lease rental payments of $0.8 million. Non-cash operating adjustments primarily consisted of depreciation and amortization of developed software. The change in operating assets and liabilities primarily consisted of a decrease in prepaid expenses and other current assets of $1.9 million and increases in accounts payable and accrued liabilities of $1.8 million, other liabilities of $1.1 million and deferred revenue of $0.5 million, partially offset by increases in receivable from Customers Bank of $2.3 million and accounts receivable of $2.2 million.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $3.2 million for the nine months ended September 30, 2020 primarily resulted from purchases and development of software, related to BMT’s white label business, of $3.1 million.

Cash used in investing activities of $6.9 million for the nine months ended September 30, 2019 primarily resulted from purchases and development of software, related to BMT’s white label business, of $6.9 million.

Cash flows provided by (used in) financing activities

Cash used in financing activities of $0.3 million for the nine months ended September 30, 2020 resulted from capital distributions to Customers Bank, primarily for the settlement of net income tax benefit (expense) allocated to BMT by Customers Bank on a consolidated basis.

Cash provided by financing activities of $11.6 million for the nine months ended September 30, 2019 resulted from proceeds from borrowings from Customers Bank of $40.0 million and capital contributions from Customers Bank of $11.6 million, partially offset by a capital distribution to Customers Bank of $40.0 million.

OFF-BALANCE SHEET ARRANGEMENTS

As of September 30, 2020 and December 31, 2019, BMT did not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of September 30, 2020.

Contractual cash obligations

(amounts in thousands)	Within one year	After one but within three years	After three but within five years	More than five years	Total
On-balance sheet obligations
Operating leases	$714	$600	$—	$—	$1,314
Borrowings from Customers Bank	—	40,000	—	—	40,000
Total on-balance sheet and contractual cash obligations	$714	$40,600	$—	$—	$41,314

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

Megalith Financial Acquisition Corp.,

as the Purchaser,

MFAC Merger Sub Inc.,
as Merger Sub,

Customers Bank,
in the capacity as the Company Stockholder,

and

BankMobile Technologies, Inc.,
as the Company,

Dated as of August 6, 2020

Annex A Page No.
I. merger		A-2
1.1.	Merger	A-2
1.2.	Effective Time	A-2
1.3.	Effect of the Merger	A-2
1.4.	Tax Treatment	A-2
1.5.	Articles of Incorporation and Bylaws	A-2
1.6.	Directors and Officers of the Transaction Surviving Corporation	A-2
1.7.	Reserved	A-2
1.8.	Amended Certificate of Incorporation the Purchaser	A-2
1.9.	Merger Consideration	A-3
1.10.	Effect of Merger on Company Stock	A-3
1.11.	Surrender of Company Stock and Payment of Merger Consideration	A-4
1.12.	Effect of Transaction on Merger Sub Stock	A-4
1.13.	Closing Calculations	A-4
1.14.	Merger Consideration Adjustment	A-5
1.15.	Taking of Necessary Action; Further Action	A-6

II. CLOSING		A-6
2.1.	Closing	A-6

III. representations and warranties of THE purchaser		A-7
3.1.	Organization and Standing	A-7
3.2.	Authorization; Binding Agreement	A-7
3.3.	Governmental Approvals	A-7
3.4.	Non-Contravention	A-7
3.5.	Capitalization	A-8
3.6.	SEC Filings and Purchaser Financials	A-8
3.7.	Absence of Certain Changes	A-9
3.8.	Compliance with Laws	A-9
3.9.	Actions; Orders; Permits	A-9
3.10.	Taxes and Returns	A-10
3.11.	Employees and Employee Benefit Plans	A-10
3.12.	Properties	A-10
3.13.	Material Contracts	A-10
3.14.	Transactions with Affiliates	A-10
3.15.	Merger Sub Activities	A-11
3.16.	Investment Company Act	A-11
3.17.	Finders and Brokers	A-11
3.18.	Ownership of the Merger Consideration Shares	A-11
3.19.	Certain Business Practices	A-11
3.20.	Insurance	A-11
3.21.	Subscriptions for PIPE Investment	A-12
3.22.	Independent Investigation	A-12

Annex A-i

Annex A Page No.
Iv. representations and warranties of THE COMPANY		A-12
4.1.	Organization and Standing	A-12
4.2.	Authorization; Binding Agreement	A-12
4.3.	Capitalization	A-13
4.4.	Subsidiaries	A-13
4.5.	Governmental Approvals	A-13
4.6.	Non-Contravention	A-13
4.7.	Financial Statements	A-14
4.8.	Absence of Certain Changes	A-15
4.9.	Compliance with Laws	A-15
4.10.	Company Permits	A-15
4.11.	Litigation	A-15
4.12.	Material Contracts	A-16
4.13.	Intellectual Property	A-17
4.14.	Taxes and Returns	A-19
4.15.	Real Property	A-20
4.16.	Personal Property	A-20
4.17.	Title to and Sufficiency of Assets	A-20
4.18.	Employee Matters	A-21
4.19.	Benefit Plans	A-22
4.20.	Environmental Matters	A-23
4.21.	Transactions with Related Persons	A-24
4.22.	Insurance	A-24
4.23.	Books and Records	A-25
4.24.	Top Customers and Suppliers	A-25
4.25	Certain Business Practices	A-25
4.26	Investment Company Act	A-25
4.27.	Finders and Brokers	A-25
4.28.	Independent Investigation	A-25
4.29.	Information Supplied	A-26
4.30.	Disclosure	A-26

V. representations and warranties of COMPANY STOCKHOLDER		A-26
5.1.	Organization and Standing	A-26
5.2.	Authorization; Binding Agreement	A-26
5.3.	Ownership	A-26
5.4.	Non-Contravention	A-27
5.5	Finders and Brokers	A-27
5.6.	QIB Status	A-27

VI. COVENANTS		A-27
6.1.	Access and Information	A-27
6.2.	Conduct of Business of the Company	A-28
6.3.	Conduct of Business of the Purchaser	A-30
6.4.	Annual and Interim Financial Statements	A-31
6.5.	Purchaser Public Filings	A-32
6.6.	No Solicitation	A-32

Annex A-ii

Annex A Page No.
6.7.	No Trading	A-32
6.8.	Notification of Certain Matters	A-33
6.9.	Efforts	A-33
6.10.	Tax Matters	A-34
6.11.	Further Assurances	A-34
6.12.	The Proxy Statement	A-34
6.13	Listing and Public Information	A-36
6.14.	Public Announcements	A-36
6.15.	Confidential Information	A-36
6.16.	Documents and Information	A-37
6.17.	Post-Closing Board of Directors and Executive Officers	A-38
6.18.	Indemnification of Officers and Directors; Tail Insurance	A-38
6.19.	Trust Account Proceeds	A-39
6.20.	PIPE Investment	A-39
6.21.	Stockholder Written Consent	A-39
6.22.	Audited Financial Statements	A-39
6.23.	Transition Agreements	A-40

vII. survival and indemnification		A-40
7.1.	Survival	A-40
7.2.	Indemnification	A-40
7.3.	Limitations and General Indemnification Provisions	A-41
7.4.	Indemnification Procedures	A-41
7.5.	Indemnification Payments	A-43
7.6.	Exclusive Remedy	A-43

VIII. Closing conditions		A-43
8.1.	Conditions of Each Party’s Obligations	A-43
8.2.	Conditions to Obligations of the Company	A-44
8.3.	Conditions to Obligations of the Purchaser	A-45
8.4.	Frustration of Conditions	A-47

IX. TERMINATION AND EXPENSES		A-47
9.1.	Termination	A-47
9.2.	Effect of Termination	A-48
9.3.	Fees and Expenses	A-48

x. WAIVERS		A-49
10.1.	Waiver of Claims Against Trust	A-49

xI. MISCELLANEOUS		A-50
11.1.	Notices	A-50
11.2.	Binding Effect; Assignment	A-51
11.3.	Third Parties	A-51
11.4.	Arbitration	A-51
11.5.	Governing Law; Jurisdiction	A-51
11.6.	WAIVER OF JURY TRIAL	A-52
11.7.	Specific Performance	A-52
11.8.	Severability	A-52

Annex A-iii

Annex A Page No.
11.9.	Amendment	A-52
11.10.	Waiver	A-52
11.11.	Entire Agreement	A-52
11.12.	Interpretation	A-53
11.13.	Counterparts	A-53
11.14.	Reserved	A-53
11.15.	Reserved	A-53
11.16.	Legal Representation	A-53

XII DEFINITIONS		A-54
12.1.	Certain Definitions	A-54
12.2.	Section References	A-62

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Transition Services Agreement Term Sheet
Exhibit B	License Agreement Term Sheet
Exhibit C	Deposit Servicing Agreement Term Sheet
Exhibit D	Interchange Maintenance Agreement Term Sheet
Exhibit E	Form of Sponsor Share Letter
Exhibit F	Form of Amended Purchaser Organizational Documents
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Non-Competition Agreement
Exhibit I	Form of Registration Rights Agreement

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 6, 2020 by and among (i) Megalith Financial Acquisition Corp, a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub” ), (iii) Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (defined below) (the “Company Stockholder”), and (iv) BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”). The Purchaser, Merger Sub, the Company Stockholder and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. WHEREAS, the Company Stockholder directly owns all of the issued and outstanding capital stock of the Company;

B. WHEREAS, the Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. WHEREAS, the Parties intend to effect the merger of the Company with and into, Merger Sub with the Merger Sub continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (as amended, the “PBCL”), all in accordance with the terms of this Agreement;

D. WHEREAS, the boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

E. WHEREAS, concurrently with the closing of the Merger, (i) the Company Stockholder and the Purchaser shall enter into a transition services agreement, on commercially reasonable terms to be agreed between the parties prior to the closing of the Merger on terms substantially as set forth in Exhibit A (the “Transition Services Agreement”), (ii) the Company Stockholder and the Company shall enter into a license agreement on commercially reasonable terms to be agreed between the parties prior to the closing of the Merger on terms substantially as set forth in Exhibit B, granting the Company Stockholder a royalty-free ten (10) year non-exclusive license to use the Company’s mobile banking technology, (the “License Agreement”), (iii) the Company Stockholder and the Company shall enter into a deposit servicing agreement (the “Deposit Servicing Agreement”), on commercially reasonable terms to be agreed between the parties prior to the closing of the Merger on terms substantially as set forth in Exhibit C, (iv) and the Company Stockholder and the Company shall enter into an Interchange Maintenance Agreement (the “Interchange Maintenance Agreement,” and together with the License Agreement, Deposit Servicing Agreement, the “Transition Agreements”) on commercially reasonable terms to be agreed between the parties prior to the closing of the Merger on terms substantially as set forth in Exhibit D.

F. WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser’s sponsor, MFA Investor Holdings, LLC, a Delaware limited liability company (the “Sponsor”), is entering into a letter agreement with the Purchaser and the Company, (the “Sponsor Share Letter”), a copy of which is attached as Exhibit E hereto, pursuant to which the Sponsor is agreeing to (a) forfeit (i) all of the 6,195,778 private placement warrants that it acquired at the time of the Purchaser’s initial public offering; provided however that none of the private placement warrants shall be forfeited if the Purchaser retains funds in the Trust Account in excess of at least Ten Million Dollars ($10,000,000) after the Redemption (defined herein below) and (ii) 2,932,222 of the Founder Shares (as defined herein) that it owns as of the Closing; (b) subject an additional 300,000 of its Founder Shares to potential vesting and forfeiture pursuant to a stock-price based earn-out over a seven year period from the Closing; (c) transfer 101,703 Founder Shares to the Company Stockholder at the Closing; and (d) acknowledge the transfer to investors who are not affiliated with the Purchaser in connection with a PIPE Investment (defined below) of (i) 178,495

Annex A-1

Founder Shares and (ii) 1,311,501 private placement warrants (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement); provided that the number of Founder Shares and private placement warrants transferred in clauses (c) and (d) above are subject to adjustment in accordance with the relevant investment documents.

G. WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Merger

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the PBCL, Merger Sub and the Company shall consummate the Merger, pursuant to which the Company shall be merged with and into Merger Sub, following which the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to Merger Sub for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Statement of Merger for the merger of the Company with and into Merger Sub (the “Statement of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the PBCL (the time of such filing, or such later time as may be specified in the Statement of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Statement of Merger and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation; provided that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be changed to a name to be mutually agreed by the Parties.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 6.17, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Reserved.

1.8 Amended Certificate of Incorporation of the Purchaser. Prior to the Effective Time, the Purchaser shall adopt amended Delaware Organizational Documents in substantially the form attached as Exhibit F hereto, which shall amend the Purchaser’s Articles of Incorporation to (i) provide that the name of the Purchaser shall be changed to BM Technologies, Inc., or such other name as mutually agreed to by the Parties and (ii) remove and change certain provisions in the Articles of Incorporation related to the Purchaser’s status as a blank check company.

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1.9 Merger Consideration.

(a) At the Closing, subject to and upon the terms and conditions of this Agreement, as consideration for the Merger, the Company Stockholder shall be entitled to receive from the Purchaser, an amount equal to (the “Merger Consideration”) (a) the Enterprise Value, minus (b) the Sponsor Equity Adjustment, plus (or minus if negative) (c) the Net Working Capital less the Target Net Working Capital Amount, minus (d) the amount of Closing Indebtedness, and minus (e) the amount of any unpaid Company Transaction Expenses, Purchaser’s transaction expenses and any other Liabilities of Purchaser due and owing at Closing. The Merger Consideration will be estimated at Closing based on the Estimated Closing Statement delivered pursuant to Section 1.13 and adjusted after Closing in accordance with Section 1.14.

(b) The Merger Consideration will be paid in the form of:

(i) an amount in cash (the “Cash Consideration”), which amount shall not be less than zero, equal to the sum of:

(A) The amount of any proceeds from PIPE Investment; plus

(B) An amount equal to one-half (1/2) of the difference between (i) the aggregate cash and cash equivalents of the Purchaser on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Purchaser as of such time, including any funds in the Trust Account after giving effect to the completion of the Redemption but excluding the proceeds of any PIPE Investment, less (ii) a cash reserve which shall be used for the benefit of the Surviving Corporation in an amount equal to Ten Million Dollars ($10,000,000) (the difference of the amounts in clause (i) and (ii) above, which resulting amount if otherwise negative shall be equal to zero, the “Remaining Trust Account Amount”); minus

(C) the Purchaser’s transaction expenses and any other Liabilities of Purchaser due and owing at Closing; plus

(D) the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company as of such time; minus

(E) the unpaid Company Transaction Expenses; minus

(F) a cash reserve of Five Million Dollars ($5,000,000).

(ii) a number of shares of Purchaser Class A Common Stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”): (a) the Merger Consideration, minus (b) the Cash Consideration, with the Company Stockholder receiving a number of shares of Purchaser Class A Common Stock equal to (i) the Merger Consideration Share Amount, divided by (ii) the Per Share Price; provided, that the Merger Consideration is subject to adjustment in accordance with Section 1.14 and reduction for the indemnification obligations of the Company Stockholder set forth in Article VII.

1.10 Effect of Merger on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.14), with the Company Stockholder being entitled to receive the Merger Consideration, without interest, upon surrender of its certificates representing shares of Company Common Stock (the “Company Certificates”). As of the Effective Time, the Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Stock that are owned by the Company as treasury shares immediately prior to the Effective Time, such shares of Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Convertible Securities. At or prior to the Closing, the Company will terminate any issued and outstanding Company Convertible Securities, without any consideration, payment or Liability therefor.

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1.11 Surrender of Company Stock and Disbursement of Merger Consideration.

(a) The Company Stockholder shall be entitled to receive the Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Stock described in Sections 1.10(b), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Purchaser of the following items prior thereto: (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), and (ii) such other documents as may be reasonably requested by the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.14) attributable to such Company Certificate.

(b) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Purchaser an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(b) shall be treated as a Company Certificate for all purposes of this Agreement.

(c) All Purchaser Common Stock issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Indebtedness, Net Working Capital and Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and Merger Consideration Shares based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Company, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

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1.14 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Disinterested Director Majority and the Company Stockholder a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Reference Time and (ii) a good faith calculation of the Closing Indebtedness, Net Working Capital and Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.9. The Closing Statement shall be prepared, and the Closing Indebtedness, Net Working Capital, and Company Transaction Expenses and the resulting Merger Consideration and Merger Consideration Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Company Stockholder and the Disinterested Director Majority, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Company Stockholder and the Disinterested Director Majority, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Company Stockholder or the Disinterested Director Majority (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Company Stockholder and the Disinterested Director Majority shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Company Stockholder and the Disinterested Director Majority do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.14(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Disinterested Director Majority and the Company Stockholder, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Disinterested Director Majority and the Company Stockholder cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.14. The Parties acknowledge that any information provided pursuant to this Section 1.14 will be subject to the confidentiality obligations of Section 6.15.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.14 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.14(c). Each of the Company Stockholder and the Disinterested Director Majority agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Company Stockholder in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholder, and all other costs and expenses incurred by the Disinterested Director Majority in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Disinterested Director Majority and the Company Stockholder to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such

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presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Company Stockholder and the Disinterested Director Majority will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.14. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Company Stockholder and the Disinterested Director Majority will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Disinterested Director Majority and the Company Stockholder and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.14, less (y) the Merger Consideration that was issued at the Closing pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholder an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Per Share Price. Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreement.

(ii) If the Adjustment Amount is a negative number, then the Company Stockholder shall, within three (3) Business Days after such final determination, deliver to Purchaser a number of shares of Purchaser Common Stock with a value equal to the absolute value of the Adjustment Amount (with each share of Purchaser Common Stock valued at the Per Share Price). Purchaser will promptly cancel any shares of Purchaser Common Stock delivered to it by the Company Stockholder promptly after its receipt thereof.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide

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compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) Purchaser is authorized to issue (i) 100,000,000 shares of Purchaser Class A Common Stock, (ii) 10,000,000 shares of Purchaser Class B Common Stock, and 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (as amended, the “DGCL”) Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the Megalith IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of

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the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement (A) the Purchaser Public Units, the shares of Purchaser Common Stock and the Purchaser Public Warrants are listed on the NYSE; (B) the Purchaser has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Purchaser Securities; (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on the NYSE; and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of the NYSE.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and Megalith’s related private offerings), public reporting and its search for an initial Business Combination as described in the Megalith IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2020, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

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3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of the Merger Consideration Shares. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholder as Merger Consideration Shares in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Registration Rights Agreement and any Liens incurred by the Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

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3.21 Subscriptions for PIPE Investment. Purchaser has received binding (subject to the Enforceability Exceptions) and duly executed subscription agreements (the “Subscription Agreements”) between Purchaser and investors (the “PIPE Investors”) in connection with a private placement, and/or backstop arrangement, and true and correct copies of such Subscription Agreements have been provided to the Company Stockholder (a “PIPE Investment”).

3.22 Independent Investigation. Without limiting Section 7.3(d) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, financial condition or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the PBCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company Stockholder in accordance with the Company’s Organizational Documents, the PBCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the PBCL, and (iii) resolved to recommend that the Company Stockholder adopt this Agreement.

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4.3 Capitalization.

(a) The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, 100 of which shares are issued and outstanding, (ii) 100,000,000 shares of Class B Common Stock, none of which are issued and outstanding, and (iii) 100,000,000 shares of Company Preferred Stock, none of which are outstanding or have been designated for issuance. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the PBCL.

(b) Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company has no Subsidiaries; provided, that, notwithstanding anything to the contrary contained in this Agreement, in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available under this Agreement or applicable Law, any reference in this Agreement to the Company will include its Subsidiaries to the extent reasonably applicable. There are no Contracts to which the Company is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any other entity. The Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from

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Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2019 and December 31, 2018, and the related unaudited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each prepared in accordance with GAAP, and (ii) the Company prepared financial statements, consisting of the balance sheet of the Company as of March 30, 2020 (the “Interim Balance Sheet Date”) and the related income statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended, (iii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of June 30, 2020, and the related unaudited income statement, changes in stockholder equity and statement of cash flows for the six (6) months then ended, and (iv) once available, the audited financial statements prepared pursuant to Section 6.22. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the interim statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments, which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that its assets are used only in accordance with its management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) As of the date hereof, the Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

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(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2019, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. The Company is not and has not been in material conflict or material non-compliance with, and is not in material default or violation of, nor has the Company received, since its inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permit. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, in the past three (3) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. Since the inception of the Company, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which any the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than the Company or any manager, director or officer of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than Off-the-Shelf Software;

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(xv) that will be required to be filed with the Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a

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default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, and has not, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection,

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and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have, individually or in the aggregate, a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of

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which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of its business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of

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the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2020. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s

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agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company does not currently maintain nor has ever maintained, nor is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

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(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee nor is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(k). No equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

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(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past three (3) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past three (3) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers. Schedule 4.24 lists, by dollar volume received, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), and the amounts received and paid in such periods. The relationships of the Company with such customers are good commercial working relationships and (i) no Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company with any Top Customer.

4.25 Certain Business Practices.

(a) Neither the Company, nor to its Knowledge, any of its Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor to its Knowledge, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in all material respects in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last three (3) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, the Company has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, financial condition or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and

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records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.30 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company Stockholder hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company Stockholder is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. The Company Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company Stockholder is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company Stockholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. The Company Stockholder owns good, valid and marketable title to all of the Company Securities, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which the Company Stockholder is a party or by which the Company Stockholder is bound, with respect to the voting or transfer of any of the Company Stockholder’s Company Securities other than this Agreement. Upon delivery of the shares of Company Common Stock to Purchaser on the Closing Date in

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accordance with this Agreement, the entire legal and beneficial interest in the Company Securities and good, valid and marketable title to the Company Securities, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Purchaser), will pass to Purchaser.

5.4 Non-Contravention. The execution and delivery by the Company Stockholder of this Agreement and each Ancillary Document to which the Company Stockholder is or is required to be a party or otherwise bound, and the consummation by the Company Stockholder of the transactions contemplated hereby and thereby and compliance by the Company Stockholder with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company Stockholder’s Organizational Documents, (b) conflict with or violate any Law or Order applicable to the Company Stockholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company Stockholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon the shares of the Company’s capital stock, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract to which the Company Stockholder is a party or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Stockholder.

5.5 Finders and Brokers. Except as set forth in Schedule 4.27, the Company Stockholder has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.6 QIB Status. The Company Stockholder is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act. The Company Stockholder acknowledges that the Purchaser Common Stock it receives in the Merger may be offered, resold, pledged or otherwise transferred only (a) to Purchaser or a subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, or (c) pursuant to an available exemption from the registration requirements of the Securities Act, subject to compliance with any applicable securities laws of any jurisdiction.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

(b) During the Interim Period, subject to Section 6.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all

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employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

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(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Company that the Company’s certified public accountants may issue.

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6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the NYSE only the Purchaser Common Stock and the Purchaser Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I, communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the

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transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or such other tax treatment mutually agreed to by the Parties. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or such other tax treatment mutually agreed to by the Parties. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or such other tax treatment mutually agreed to by the Parties. The Parties agree to use reasonable best efforts to execute such amendments to this Agreement as may be reasonably required in order to obtain any other tax treatment mutually agreed to by the Parties, as applicable.

6.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Proxy Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in

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favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of shares of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and the NYSE, (ii) the change of name of the Purchaser and the adoption and approval of the Amended Organizational Documents, (iii) adoption and approval of a new equity incentive plan in form and substance reasonably acceptable to the Company Stockholder and the Purchaser (the “Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 6.17 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Proxy Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and the NYSE. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, financial condition, business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Disinterested Director Majority, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Purchaser shall distribute the definitive Proxy Statement to Purchaser’s stockholders and the Company Stockholder, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the filing of the definitive Proxy Statement.

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(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of the NYSE, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

6.13 Listing and Public Information. Purchaser shall use its commercially reasonable efforts to cause the Purchaser Common Stock that will be issued in connection with the Merger and the transactions contemplated hereby to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. After the Closing and for such time that the Company Stockholder is an “affiliate” of the Purchaser for the purposes of the Securities Act and the Exchange Act, unless otherwise agreed to by the Company Stockholder and a Disinterested Director Majority, Purchaser shall file or furnish with the SEC such annual, quarterly and periodic reports pursuant to Section 13 or Section 15(d) of the Exchange Act that would be required by Section 12, Section 13 or Section 15(d) of the Exchange Act in respect of a security listed and registered on a national securities exchange.

6.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company Stockholder and the Disinterested Director Majority shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) The Company and the Company Stockholder hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties

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on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Company Stockholder or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Company Stockholder shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Company Stockholder and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.16 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Disinterested Director Majority during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising the Disinterested Director Majority in writing and giving the Disinterested Director Majority a reasonable opportunity to obtain possession thereof.

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6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of at least seven individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the Chief Executive Officer of the Surviving Corporation, (ii) two persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), at least one of whom shall qualify as an independent director under NYSE rules, (iii) one person designated by the Company prior to the Closing (the “Company Director”), (iv) no fewer than three persons and up to five persons mutually agreed upon by Purchaser and the Company prior to Closing, each of whom shall be required to qualify as an independent director under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Board with a customary director indemnification agreement, in form and substance reasonable acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

(c) The Parties hereby acknowledge and agree that after the Closing, the Disinterested Director Majority is authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Purchaser under this Agreement and to enforce the Purchaser’s rights and remedies under this Agreement, in each case with respect to (i) any Merger Consideration adjustments under Section 1.14, (ii) Fraud Claims against the Company Stockholder, (iii) any indemnification claims under Article VII) and (iv) any amendments or waivers under Sections 11.9 and 11.10. Nothing in this Section 6.17(c) shall restrict the right or authorization of the Post-Closing Purchaser Board (including, without limitation, any directors that are executive officers of Purchaser) to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Purchaser under this Agreement and to enforce of Purchaser’s rights and remedies under this Agreement, in each case other than with respect to the matters set forth in clauses (i), (ii) or (iii) of the preceding sentence

6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub and the Company to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s, Merger Sub’s, and the Company’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less

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favorable in the aggregate than the Purchaser’s or the Company’s, existing policy, as applicable or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iii) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

6.20 PIPE Investment. Purchaser shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, or any material replacements or terminations of, the Subscription Agreements between Purchaser and the PIPE Investors for the PIPE Investment in any manner other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the securities of the Purchaser pursuant to the Subscription Agreements may be rejected by the Company in its sole discretion). Without limiting the generality of the foregoing, Purchaser shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any proposed amendment to any Subscription Agreement; (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Purchaser; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

6.21 Stockholder Written Consent. Within twenty-four (24) hours after the execution and delivery of this Agreement, the Company Stockholder shall deliver to the Purchaser the Stockholder Written Consent duly executed by the Company Stockholder.

6.22 Audited and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b) The Company shall use best efforts to deliver to the Purchaser by August 24, 2020, or as promptly as practicable thereafter, audited financial statements for the fiscal years ended December 31, 2019 and 2018, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

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6.23 Transition Agreements. During the Interim Period, the Purchaser and the Company Stockholder shall negotiate in good faith the terms and conditions of (i) the Transition Services Agreement substantively consistent with the terms set forth on Exhibit A, (ii) the License Agreement substantively consistent with the terms set forth on Exhibit B, (iii) the Deposit Servicing Agreement substantively consistent with the terms set forth on Exhibit C and (iv) the Interchange Maintenance Agreement substantively consistent with the terms set forth on Exhibit D, and each which shall be in form and substance reasonably acceptable to the Purchaser and the Company Stockholder.

Article VII
SURVIVAL

7.1 Survival.

(a) The representations and warranties of (i) the Company contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.27 (Finders and Brokers) and of the Company Stockholder in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership), 5.5 (Finders and Brokers) (such representations and warranties collectively, the “Company Fundamental Reps”) shall survive the Closing through and until and including the first (1st) anniversary of the Closing Date and (ii) Fraud Claims related to the Company shall survive indefinitely. Other than the Company Fundamental Reps and Fraud Claims, no representations and warranties of the Company and the Company Stockholder contained in this Agreement shall survive the Closing, and from and after the Closing, the Company shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company and the Company Stockholder with respect thereto. The covenants and agreements made by the Company and/or the Company Stockholder in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

(b) The representations and warranties of (i) the Purchaser contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.5 (Capitalization), 3.17 (Finders and Brokers) (such representations and warranties collectively, the “Purchaser Fundamental Reps”) shall survive the Closing through and until and including the first (1st) anniversary of the Closing Date and (ii) Fraud Claims related to the Purchaser shall survive indefinitely. Other than the Purchaser Fundamental Reps and Fraud Claims, no representations and warranties of the Purchaser contained in this Agreement shall survive the Closing, and from and after the Closing, the Purchaser shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser with respect thereto. The covenants and agreements made by the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

7.2 Indemnification.

(a) Subject to the terms and conditions of this Article VII, from and after the Closing, the Company Stockholder and its successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnifying Party”) will indemnify, defend and hold harmless the Purchaser, its Affiliates and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Purchaser Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any Fundamental Rep made by the Company or the Company Stockholder set forth in this Agreement or in any certificate delivered by the Company or the Company Stockholder; or (b) any Fraud Claim relating to the Company or against the Company Stockholder.

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(b) Subject to the terms and conditions of this Article VII, from and after the Closing, the Purchaser and its successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnifying Party” and, together with the Company Indemnifying Party, the “Indemnifying Party”) will indemnify, defend and hold harmless the Company Stockholder, its Affiliates and each of its officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnified Party” and, together with the Purchaser Indemnified Party, the “Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Company Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any Purchaser Fundamental Rep set forth in this Agreement or in any certificate delivered by the Purchaser; or (b) any Fraud Claim against the Purchaser.

7.3 Limitations and General Indemnification Provisions.

(a) The maximum aggregate amount of indemnification payments to which the Indemnifying Party will be obligated to pay in the aggregate (excluding Fraud Claims) shall not exceed an amount equal to 15% of the value of the Merger Consideration, and in the case of Fraud Claims, shall not exceed an amount equal to the value of the Merger Consideration actually paid (based on the Per Share Price).

(b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, (i) any punitive, special or exemplary damages except to the extent actually paid to a third party in a Third Party Claim or (ii) any loss, liability, damage or expense to the extent included in the calculation of Closing Indebtedness, Net Working Capital or Transactions Expenses and that resulted in an adjustment to the Merger Consideration.

(c) Solely for purposes of determining the amount of Losses under this Article VII (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d) No investigation or knowledge by an Indemnified Party or the Disinterested Director Majority or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VII, with respect thereto.

(e) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

7.4 Indemnification Procedures.

(a) The Disinterested Director Majority shall have the sole right to act on behalf of the Purchaser Indemnified Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Purchaser Indemnified Parties. The Company Stockholder shall have the sole right to act on behalf of the Company Indemnified Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Company Indemnified Parties.

(b) In order to make a claim for indemnification hereunder, the Disinterested Director Majority on behalf of a Purchaser Indemnified Party or the Company Stockholder on behalf of a Company Indemnified Party (as applicable, the “Notifying Person”) must provide written notice (a “Claim Notice”) of such claim to (A) the Company Stockholder, in the case of a claim on behalf of a Purchaser Indemnified Party or (B) the Disinterested Director Majority, in the case of a claim on behalf of a Company Indemnified Party (such Person entitled to receive notice under clauses (A) or (B) as applicable), the “Notified Person”), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification

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claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Notifying Person, may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Notified Person.

(c) In the case of any claim for indemnification under this Article VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Notifying Person must give a Claim Notice with respect to such Third Party Claim to the Notified Person promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Notified Person will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Notified Person, unless (i) the Notified Person fails to acknowledge fully to the Notifying Person the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Notified Person on behalf of the Indemnifying Party and Notifying Person on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Notified Person elects on behalf of Indemnifying Party, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Notifying Person of its intent to do so, and the Notifying Person and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Notified Person elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, fails to notify the Notifying Person of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Notifying Person on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Notifying Person without the prior written consent of the Notified Party on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Notified Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Notifying Person on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Notified Party’s right to compromise or settle in accordance with the immediately preceding sentence, the Notified Party may not settle or compromise any Third Party Claim over the objection of the Notifying Person on behalf of the Indemnified Party; provided, however, that consent by the Notifying Person on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Notifying Person on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Notified Person’s right to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Notified Person will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Notified Person does not respond within such thirty (30) days, the Notified Person on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VII and will have no further right to contest the validity of such Claim Notice. If the Notified Person responds within such thirty (30) days and rejects such claim in whole or in part, the Notifying Person on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 11.4), any Ancillary Documents or applicable Law.

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7.5 Indemnification Payments. Any indemnification claims against the Company Stockholder shall first be applied against the Merger Consideration Shares then owned by the Company Stockholder; provided that if the Company Stockholder does not have any Merger Consideration Shares at such time, it shall satisfy such indemnification claims with the payment of cash. Any indemnification obligation of an Indemnifying Party under this Article VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.3(a). The provisions of this Article VII notwithstanding, at its sole discretion and without limiting any other rights of the Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that an Indemnified Party is entitled to indemnification hereunder, if the Indemnifying Party fails or refuses to promptly indemnify such Indemnified Party as provided herein then such Indemnified Party may offset the full amount to which such Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to the Company Stockholder, in the case of a claim on behalf of a Purchaser Indemnified Party, or due to the Purchaser, in the case of a claim on behalf of a Company Indemnified Party, pursuant to this Agreement or any Ancillary Document, including any amounts owed by Purchaser or by the Company Stockholder, as applicable, pursuant to any outstanding indemnification claim. Notwithstanding anything to the contrary contained herein, any indemnification payments by the Company Stockholder will be made to Purchaser or its successors. With respect to any indemnification payment, the value of each share of Purchaser Common Stock for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. Any shares of Purchaser Common Stock received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof. Without limiting any of the foregoing or any other rights of the Purchaser Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, in the event that a Company Indemnifying Party fails or refuses to promptly indemnify a Purchaser Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Company Indemnifying Party is obligated to provide such indemnification or to make such payment, the applicable Purchaser Indemnified Party shall, in its sole discretion, be entitled to claim a portion of the shares of Purchaser Common Stock then owned by such Company Indemnifying Party up to an amount equal in value (based on the then current Purchaser Share Price) to the amount owed by such Company Indemnifying Party. In the event that such Company Indemnifying Party fails to promptly transfer any such shares of Purchaser Common Stock pursuant to this Section 7.5, the Disinterested Director Majority on behalf of Purchaser shall be and hereby is authorized as the attorney-in-fact for such Indemnifying Party to transfer such shares of Purchaser Common Stock to the proper recipient thereof as required by this Section 7.5, and may transfer such shares of Purchaser Common Stock and cancel the stock certificates for such shares on the books and records of Purchaser and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which Purchaser Common Stock is listed or traded to do the same.

7.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 11.7), or claims under the terms of the Ancillary Documents, indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

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(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(g) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of Purchaser’s unpaid Expenses or Liabilities, at least equal to Ten Million U.S. Dollars ($10,000,000).

(h) Purchaser Amended Certificate of Incorporation. The Purchaser shall have amended its Certificate of Incorporation in accordance with Section 1.8.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.17.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) for all representations and warranties other than those set forth in Section 3.5, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on, or with respect to, the Purchaser, and (iii) with respect to the representations and warranties set forth in Section 3.5, any failures to be true and correct that would not be material to Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Merger Consideration. Purchaser shall have delivered to Company Stockholder the Merger Consideration.

(e) Payment of Company Indebtedness. A portion of the Company Indebtedness owed to the Company Stockholder in an amount equal to one-half (½) of the Remaining Trust Account Amount shall have been paid down by Purchaser.

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(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the amendment to Purchaser’s Certificate of Incorporation pursuant to Section 1.8), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Lock-Up Agreement. The Company shall have received a Lock-Up Agreement between the Purchaser and the Company Stockholder, substantially in the form of Exhibit G attached hereto (the “Lock-Up Agreement”), duly executed by the Purchaser.

(v) Non-Competition Agreement. The Company shall have received Non-Competition Agreement from the Company Stockholder in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein), substantially in the form of Exhibit H attached hereto (the “Non-Competition Agreement”) duly executed by the Purchaser.

(vi)  Transition Services Agreement. The Company Stockholder shall have received the Transition Services Agreement, duly executed by the Purchaser.

(vii) License Agreement. The Company Stockholder shall have received the License Agreement, duly executed by Purchaser.

(viii) Registration Rights Agreement. The Company Stockholder shall have received from Purchaser a registration rights agreement covering the Merger Consideration Shares received by the Company Stockholder, substantially in the form of Exhibit I attached hereto (the “Registration Rights Agreement”), duly executed by the Purchaser.

(ix) Deposit Servicing Agreement. The Company Stockholder shall have received the Deposit Servicing Agreement, duly executed by Purchaser.

(x) Interchange Maintenance Agreement. The Company Stockholder shall have received the Interchange Maintenance Agreement, duly executed by Purchaser.

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Company Stockholder set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Stockholder pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) for all representations and warranties other than those set forth in Section 4.3, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or

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Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole and (iii) with respect to the representations and warranties set forth in Section 4.3, any failures to be true and correct that would not be material to the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c)

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholder at a duly called meeting of stockholders, (C) resolutions or written consent of the Company Stockholder authorizing the transaction and approving this Agreement (the “Stockholder Written Consent”) and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the Commonwealth of Pennsylvania as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 8.3(e)(v) hereto and the Company or the Purchaser, as noted in Schedule 8.3(e)(v), each such employment agreement duly executed by the parties thereto.

(vi) Legal Opinion. Purchaser shall have received a duly executed opinion from the Company’s counsel or counsels, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(vii) Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing, provided, however, certain executives of the Company shall enter into employment agreements as provided in Section 7.3(e)(v).

(viii) Lock-Up Agreement. The Purchaser shall have received the Lock-Up Agreement, duly executed by Company Stockholder.

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(ix) Non-Competition Agreement. The Purchaser shall have received Non-Competition Agreement, duly executed by the Company Stockholder.

(x) Transition Services Agreement. The Purchaser shall have received the Transition Services Agreement, duly executed by the Company Stockholder.

(xi) License Agreement. The Purchaser shall have received the License Agreement, duly executed by the Company Stockholder.

(xii) Registration Rights Agreement. The Purchaser shall have received the Registration Rights Agreement, duly executed by the Company Stockholder.

(xiii) Deposit Servicing Agreement. The Purchaser shall have received the Deposit Servicing Agreement, duly executed by the Company Stockholder.

(xiv) Interchange Maintenance Agreement. The Purchaser shall have received the Interchange Maintenance Agreement, duly executed by the Company Stockholder.

(xv) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company and/or Company Stockholder or other Related Persons set forth on Schedule 8.3(e)(xv) shall have been terminated with no further obligation or Liability of the Company thereunder.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by November 25, 2020 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for

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such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Stockholder Approval was not obtained; or

(h) by written notice by the Purchaser to the Company, if the Stockholder Written Consent from the Company Stockholder shall not have been delivered to Purchaser within twenty-four (24) hours after the execution and delivery of this Agreement, or if such Stockholder Written Consent shall thereafter be rescinded, revoked or otherwise become ineffective.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 10.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

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Article X
WAIVERS

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Company Stockholder each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 21 months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Company Stockholder hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Company Stockholder nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Company Stockholder or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Company Stockholder on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Company Stockholder each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Company Stockholder further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Company Stockholder or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Company Stockholder hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Company Stockholder or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Company Stockholder and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Megalith Financial Acquisition Corp. 535 5th Avenue, 29th Floor New York, New York Attn: A.J. Dunklau Telephone No.: (212) 235-0438 Email: aj@megalithfinancial.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

If to the Company or the Surviving Corporation, to:

BankMobile Technologies, Inc.

201 King of Prussia Road,

Suite 350

Wayne, PA 19087
Attn: Bob Ramsey, CFO
Telephone No.: (484) 926-7118
Email: rramsey@bankmobile.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

If to the Company Stockholder to: Customers Bank 701 Reading Avenue West Reading, PA 19611 Attn: Carla Leibold, CFO Telephone No.: (484) 923-8802 Email: cleibold@customersbank.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, SC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

If to the Purchaser after the Closing, to: BM Technologies, Inc. 201 King of Prussia Road, Suite 350 Wayne, PA 19087 Attn: Board of Directors

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

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11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Disinterested Director Majority and the Company Stockholder), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4, and any dispute to be determined by the Independent Expert in accordance with Section 1.14) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Sections 1.14 and 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.14 and 11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party

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irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, and the Company Stockholder; provided that any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of the Disinterested Director Majority.

11.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Stockholder on behalf of itself and the Company Stockholder, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Disinterested Director Majority or the Company Stockholder in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Disinterested Director Majority.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties,

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covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s stockholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Reserved.

11.15 Reserved.

11.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, or its Affiliates in

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connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Company Stockholder, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Company Stockholder or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, the Sponsor, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any

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physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Company determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the PBCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Class B Common Stock” means the Class B Non-voting common stock, par value $1.00 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Preferred Stock” means the preferred stock, no par value, of the Company.

“Company Stock” means any shares of the Company Common Stock, Company Class B Common Stock and the Company Preferred Stock.

“Company Transaction Expenses” means all fees and expenses of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or the Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

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Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disinterested Director” means an independent directors (i.e., such independent director is not the Company Stockholder, an Affiliate of the Company Stockholder, or an officer, director, manager, employee, trustee or beneficiary of the Company Stockholder, nor an immediate family member of any of the foregoing) then serving on the Post-Closing Purchaser Board.

“Disinterested Director Majority” means the vote or consent of a majority of the Disinterested Directors.

“Enterprise Value” means an amount equal to One Hundred Forty Million U.S. Dollars ($140, 000,000).

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Founder Shares” 4,232,222 shares of Purchaser Class B common stock initially purchased by the Sponsor in a private placement prior to the IPO, and shares of Purchaser Class A Common Stock issued upon the conversion of such Purchaser Class B Common Stock.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

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“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 23, 2018, and filed with the SEC on August 24, 2018 (File No. 333-226270).

“IPO Underwriter” means Chardan Capital Markets, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Company, including cash, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Company Transaction Expenses), as determined in accordance with the Accounting Principles.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

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“Per Share Price” means $10.38 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Stockholder or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Company Stockholder or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrants” means one (1) whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one (1) whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

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“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Share Price” means an amount equal to the VWAP of the Purchaser Common Stock over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Equity Adjustment” means an amount equal to $9,324,323, which represents the product of (x) (i) 1,000,000 shares of Purchaser Class B Common Stock originally issued to the Sponsor prior to the IPO less (ii) the 101,703 shares of Purchaser Class B Common Stock which shall be transferred by the Sponsor to the Company Stockholder pursuant to the Sponsor Share Letter, multiplied by (y) $10.38 per share.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Target Net Working Capital Amount” means an amount equal to Ten Million U.S. Dollars ($10,000,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 23, 2018, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	11.4
Accounts Receivable	4.7(f)
Acquisition Proposal	6.6(a)
Adjustment Amount	1.14(d)
Agreement	Preamble
Alternative Transaction	6.6(a)
Antitrust Laws	6.9(b)
Business Combination	10.1
Cash Consideration	1.9(b)(i)
CFO	1.14(a)
Claim Notice	7.4(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Closing Purchaser Board	6.17(a)
Closing Statement	1.14(a)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.10(a)
Company Director	6.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company Fundamental Reps	7.1(a)
Company Indemnified Party	7.2(b)
Company Indemnifying Party	7.2(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Stockholder	Preamble
Deposit Servicing Agreement	Recitals
D&O Indemnified Persons	6.18(a)
D&O Tail Insurance	6.18(b)
DGCL	3.5(a)
Dispute	11.4
Effective Time	1.2
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Estimated Closing Statement	1.13
Expenses	9.3
Extension	6.3(a)

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Term	Section
Extension Expenses	6.3(b)(iv)
Federal Securities Laws	6.7
Incentive Plan	6.12(a)
Indemnified Parties	7.2(b)
Indemnifying Parties	7.2(b)
Independent Expert	1.14(b)
Independent Expert Notice Date	1.14(b)
Interchange Maintenance Agreement	Recitals
Interim Balance Sheet Date	4.7(a)
Interim Period	6.1(a)
License Agreement	Recitals
Lock-Up Agreement	8.2(f)(iv)
Loss	7.2(a)
Lost Certificate Affidavit	1.11(b)
Merger	Recitals
Merger Consideration	1.9(a)
Merger Consideration Share Amount	1.9(b)(ii)
Merger Consideration Shares	1.9(b)(ii)
Merger Sub	Preamble
Non-Competition Agreement	8.2(f)(v)
Notified Person	7.4(b)
Notifying Person	7.4(b)
Objection Statement	1.14(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	9.1(b)
Party(ies)	Preamble
PBCL	Recitals
PIPE Investment	3.21
PIPE Investors	3.21
Post-Closing Purchaser Board	6.17(a)
Proxy Statement	6.12(a)
Public Certifications	3.6(a)
Public Stockholders	10.1
Purchaser	Preamble
Purchaser Directors	6.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Fundamental Reps	7.1(b)
Purchaser Indemnified Party	7.2(a)
Purchaser Indemnifying Party	7.2(b)
Purchaser Material Contract	3.13(a)
Purchaser Special Meeting	6.12(a)
Redemption	6.12(a)
Registration Rights Agreement	8.2(f)(viii)
Related Person	4.21
Released Claims	10.1

Annex A-63

Term	Section
Remaining Trust Account Amount	1.9(b)(i)(B)
Representative Party	1.14(b)
Required Stockholder Approval	8.1(a)
Resolution Period	11.4
SEC Reports	3.6(a)
Section 409A Plan	4.19(k)
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Specified Courts	11.5
Sponsor	Recitals
Sponsor Share Letter	Recitals
Statement of Merger	1.2
Stockholder Approval Matters	6.12(a)
Stockholder Written Consent	8.2(f)(ii)
Subscription Agreements	3.21
Surviving Corporation	1.1
Third Party Claim	7.4(c)
Top Customers	4.24
Top Suppliers	4.24
Transition Agreements	Recitals
Transition Services Agreement	Recitals

Annex A-64

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:
MEGALITH FINANCIAL ACQUISITION CORP.
By:	/s/ A.J. Dunklau
	Name:	A.J. Dunklau
	Title:	President and Chief Executive Officer
Merger Sub:
MFAC MERGER SUB INC.
By:	/s/ A.J. Dunklau
	Name:	A.J. Dunklau
	Title:	President
The Company:
BANKMOBILE TECHNOLOGIES, INC.
By:	/s/ Luvleen Sidhu
	Name:	Luvleen Sidhu
	Title:	Chief Executive Officer
The Company Stockholder:
CUSTOMERS BANK, solely in the capacity as the Company Stockholder hereunder
By:	/s/ Richard Ehst
	Name:	Richard Ehst
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A-65

Exhibit A
Form of Transition Services Agreement

Period:	From the Closing Date until eighteen months following the Closing Date
Scope of Services:

Customers Bank shall provide the following services to the Company:

•   Consulting to support transition;

•   Computers and Access, including access change requests and password resets and necessary access to IT systems;

•   Transfer and access to email and related data retention;

•   Data center operations transition services;

•   Governance assistance;

•   Audit and compliance services;

•   Staffing and training services;

•   Accounting transition services;

•   Information Security

•   Cyber Security

•   Legal assistance with the transfer of contracts, relationships, and customer agreements.

Fees:	$12,500 per month plus any expenses associated with the services provided
Other Terms:

Customary representations, warranties and termination, standards of performance, issue resolution, migration planning, IP and confidentiality provisions, and change of control provisions for an agreement between two unaffiliated parties in an arm’s length transaction.

Annex Ex. A-1

Exhibit B
License Agreement Term Sheet

Period:	From the Closing Date until the tenth anniversary of the Closing Date
Licensor:	Surviving Corporation
Licensee:	Customers Bank
Licensed Technology:	Existing BankMobile mobile banking technology to service Customers Bank’s existing customers
Scope of License:

Use of Licensed Technology to service Customers Bank’s existing customers and new customers (so long as such activities do not compete with the Surviving Company)

Technology may only be used for direct-to-consumer or employees of Customers Bank’s customers

Fees:	Royalty-free
Other Terms:	License is non-exclusive Licenses is non-transferrable Valued at $10 million to Customers Bank

Customary representations, warranties, terms of use and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction.

BankMobile may terminate early upon payment of $1 million per year or portion of year remaining in the term.

Annex Ex. B-1

Exhibit C
Deposit Servicing Agreement Term Sheet

Period:	From the Closing Date until December 31, 2022
Services:

To include:

(i)     Servicing of deposit accounts generated for Customers Bank by Surviving Corporation for new and existing Customers;

(ii)    Providing customer support;

(iii)   Ensuring operational compliance with applicable laws and regulations;

(iv)   Providing accounting support;

(v)    Other services to be agreed upon between Customers Bank and Surviving Corporation.

For the avoidance of doubt, all technology, operations, regulatory support, call center and other support for all non-interest-bearing and interest-bearing deposit accounts will be managed by Surviving Corporation.

The Surviving Corporation shall perform the services in a prudent and efficient manner and in accordance with all applicable law and industry practice.

Servicing Fees:

Customers Bank will pay Surviving Corporation:

(i)     150 basis points for deposit servicing; and

(ii)    150 basis points for net interest margin sharing;

in each case to be calculated based upon average monthly balances for all deposit accounts generated for Customers Bank by Surviving Corporation; provided, however, that any interest paid by Customers Bank for such deposit accounts in excess of 30 bp shall be subtracted from such fee.

The Servicing Fees shall be calculated and paid by Customers Bank to Surviving Corporation monthly and in accordance with all applicable legal, regulatory, and accounting principles.

Customers Bank will bear all uninsured fraud-related losses incurred on the deposit accounts owned by Customers Bank and serviced by the Surviving Corporation on behalf of Customers Bank.

Other Terms:

Customary representations, warranties and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction.

Mutual indemnification.

Non-exclusive.

Non-transferable.

Annex Ex. C-1

Exhibit D
Interchange Maintenance Agreement Term Sheet

Period:	From the Closing Date until December 31, 2022
Terms:	Customers Bank will pay to the Surviving Corporation:

(i)     an amount equal to all debit card interchange revenues on demand deposit accounts generated by Surviving Corporation for Customers Bank; and

(ii)    the difference between post-Durbin and pre-Durbin interchange revenues on such accounts.

Methodology to determine pre-Durbin rates will be established and back tested to ensure an acceptable level of accuracy and such methodology will be agreed on by both parties.
Surviving Corporation shall use its best efforts to find alternative Durbin-exempt banks for such accounts as soon as practicable after the Closing Date.
Other Terms:	Customary representations, warranties and termination provisions for an agreement between two unaffiliated parties in an arm’s length transaction.
Mutual indemnification.

Annex Ex. D-1

Exhibit E
Form of Sponsor Share Letter

Annex Ex. E-1

MFA Investor Holdings LLC
535 5th Avenue, 29th Floor
New York, New York 10017
August 6, 2020

Megalith Acquisition Corp.
535 5th Avenue, 29th Floor
New York, New York 10017
Attn: A.J. Dunklau, Chief Executive Officer

Re: Sponsor Share Letter

Dear Andrew:

Reference is hereby made to that certain Agreement and Plan of Merger Agreement, dated as of August 6, 2020 (as it may be amended, the “Merger Agreement”) by and among Megalith Acquisition Corp., a Delaware corporation (including any successor thereto, “Purchaser”), MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (“CUBI”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, MFA Investor Holdings LLC, a Delaware limited liability company (“Sponsor”), has agreed to enter into this letter agreement (this “Agreement”) relating to (i) the 4,232,222 shares of Class B common stock par value $0.0001 per share, of Purchaser (the “Founder Shares”) purchased by Sponsor in a private placement prior to Purchaser’s initial public offering, and (ii) the 6,195,778 warrants to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Purchaser (the “Sponsor Warrants”), purchased by Sponsor in a private placement concurrent with Purchaser’s initial public offering.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the undersigned parties hereby agrees as follows:

1.      The Sponsor hereby agrees to, upon and subject to the Closing, transfer and assign, subject to and in accordance with the terms and conditions of this Agreement, to CUBI all of its right, title and interest in and to 101,703 Founder Shares (the “CUBI Transferred Shares”). The parties hereto acknowledge that, prior to the Closing Sponsor shall also transfer (i) 178,495 Founder Shares (the “SPC Transferred Shares”, and together with the CUBI Transferred Shares, the “Transferred Shares”), and (ii) 1,311,501 Sponsor Warrants (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), to Schechter Private Capital, LLC (“SPC”), in connection with a private placement of approximately Twenty Million Dollars ($20,000,000) of Class A Common Stock of Purchaser, in accordance with the terms and conditions set forth in that certain Subscription Agreement with Purchaser and that certain Sponsor Transfer Agreement, dated August 6, 2020 (the “SPC Sponsor Share Agreement”), among Purchaser, the Sponsor, SPC and Continental Stock Transfer and Trust Company. Notwithstanding the forgoing, if the number of SPC Transferred Shares decreases to 167,659 shares and the number of Sponsor Warrants transferred to SPC increases to 1,419,864 in accordance with the terms of the SPC Sponsor Share Agreement, the number of CUBI Transferred Shares shall be increased to 112,539 shares.

2.     The CUBI Transferred Shares will be transferred by Sponsor to CUBI as a “permitted transferee” (as defined in the Letter Agreement, dated as of August 23, 2018 (as it may, subject to the terms hereof be amended, the “Insider Letter”), by and among Purchaser and Sponsor) of Sponsor under Section 7(c) of the Insider Letter, and accordingly CUBI hereby agrees to become bound by the transfer restrictions in the Insider Letter with respect to its CUBI Transferred Shares that apply to the Sponsor thereunder, in addition to the other restrictions set forth in this Agreement.

3.      The Sponsor hereby agrees, upon and subject to the Closing, to forfeit all of the Sponsor Warrants held by Sponsor at the time of the Closing (the “Forfeited Warrants”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Warrants to Purchaser in certificated or book entry form (at

Annex Ex. E-2

the election of the Sponsor) for cancellation by Purchaser. Notwithstanding the foregoing, none of the Sponsor warrants shall be forfeited if Purchaser retains funds in the Trust Account at the Closing in excess of at least Ten Million Dollars ($10,000,000) after the Redemption but prior to taking into account transaction expenses.

4.      The Sponsor hereby agrees, upon and subject to the Closing, to forfeit 2,932,222 of the Founder Shares held by the Sponsor at the time of the Closing (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Shares to Purchaser in certificated or book entry form (at the election of the Sponsor) for cancellation by Purchaser.

5.      Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, 300,000 of the Founder Shares retained by Sponsor after the transfer of the Transferred Shares to CUBI and SPC (the “Earnout Shares”), unless and until a Release Event has occurred. In the event that a Release Event has not occurred on or prior to the date which is seven (7) years following the Closing Date (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earnout Period”) with respect to the Earnout Shares, Sponsor, hereby agrees to forfeit the Earnout Shares that have not been subject to a Release Event. In order to effectuate such forfeiture in the event that a Release Event has not theretofore occurred with respect to the Earnout Shares, upon the Termination Date, Sponsor shall deliver the Earnout Shares that have not been subject to a Release Event to Purchaser in certificated or book entry form (at the election of such party) for cancellation by Purchaser. The share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Earnout Shares. Such legend shall be removed upon the request of Sponsor following a Release Event.

6.      Until and unless the Earnout Shares are forfeited, Sponsor shall have full ownership rights to its Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

7.      The Earnout Shares shall vest and no longer be subject to forfeiture as follows (each a “Release Event”):

(a)     The Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement if either (i) the VWAP of Purchaser Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period; or (ii) Purchaser sells shares of its capital stock in a secondary offering for at least $15.00 per share (the “Stock Price Trigger”), in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of Purchaser Common Stock after the Closing; provided, however, that the Stock Price Trigger shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Purchaser to the holders of Shares of Purchaser Class A Common Stock, on a per share basis, as an extraordinary dividend or distribution following the Closing.

(b)    all of the Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement upon the first of any of the following to occur:

(i)     if Purchaser is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of Purchaser, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Purchaser Equityholders”);

(ii)     Purchaser and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of Purchaser and its Subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Purchaser Equityholders; or

Annex Ex. E-3

(iii)   a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Shares of Purchaser Class A Common Stock as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Purchaser immediately after the Closing.

8.       Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Sponsor Earnout Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of any party hereto, and any Sponsor Earnout Shares so transferred shall reduce the number of Sponsor Earnout Shares hereunder. Unless otherwise agreed in writing by Sponsor and the investor receiving such shares, any such transferred Sponsor Earnout Shares shall not be subject to the terms and conditions of this Agreement (but shall continue to be subject to the provisions of the Insider Letter).

9.      Purchaser and Sponsor hereby each agree, that without the prior written consent of the Company, they will not, prior to the Closing, seek or agree to a waiver, amendment or termination of Sections 1 or 7 of the Insider Letter (or related definitions).

10.    Subject to Section 8 above, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of Purchaser that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Sponsor Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

11.    This Agreement (including the Merger Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter.

12.    This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Merger Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to MFA Investor Holdings LLC, 535 5th Avenue, 29th Floor, New York, New York 10017 attn: A.J. Dunklau, CEO and notices to CUBI shall be sent to the address of the Company Stockholder set forth in in the Merger Agreement.

14.    This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.3 through 11.8, 11.12 and 11.13, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

15.    This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Annex Ex. E-4

Please indicate your agreement to the foregoing by signing in the space provided below.

MFA INVESTOR HOLDINGS LLC
By:
Name:
Title:

Accepted and agreed, effective as of the date first set forth above:

MEGALITH ACQUISITION CORP.
By:
Name:
Title:
CUSTOMERS BANK
By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

Annex Ex. E-5

Exhibit F
Form of Amended Purchaser Organizational Documents

Annex Ex. F-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEGALITH FINANCIAL ACQUISITION CORP.

[•], 2020

Megalith Financial Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Megalith Financial Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2017 (the “Original Certificate”).

2. The Original Certificate was amended and restated by the provisions of the Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) which was filed with the Secretary of State of the State of Delaware on August 23, 2018.

3. The First Amended and Restated Certificate was amended by the provisions of the Amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”; and together with Initial Amended and Restated Certificate” the “Amended First Amended and Restated Certificate”) which was filed with the Secretary of State of the State of Delaware on May 26, 2020.

4. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware as amended, from time to time (the “DGCL”).

5. This Amended and Restated Certificate amends and restates in its entirety the provisions of the Amended First Amended and Restated Certificate.

6. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

7. The text of the Amended First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is BM Technologies, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Annex Ex. F-2

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

Section 4.2 Conversion of Class A Common Stock. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into (a) one validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.0001 per share (the “Common Stock”), without any further action by the Corporation or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Corporation in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Annex Ex. F-3

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex Ex. F-4

Section 5.5 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 5.2, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or pursuant to applicable law, the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the

Annex Ex. F-5

indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Section 8.2 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

(b) Any repeal or modification of this Section 8.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Section 8.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE IX
DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 9.1 DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 9.2 Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding Voting Stock of the Corporation that is not owned by the interested stockholder.

Section 9.3 Definitions.

For purposes of this Article IX, references to:

1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.

2. “Associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means: (a) any merger or consolidation of the Corporation or any direct or indirect majority owned subsidiary of the Corporation (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more

Annex Ex. F-6

of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Corporation or any direct or indirect majority owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority owned subsidiary.

4. “Customers Bank” means Customers Bancorp, Inc., a Pennsylvania corporation, and Customers Bank, a Pennsylvania state-chartered bank and its wholly-owned subsidiary.

5. “Customers Bank Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Customers Bank or any of its Affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding Voting Stock of the Corporation.

6. “Customers Bank Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Customers Bank Direct Transferee or any other Customers Bank Indirect Transferee beneficial ownership of 15% or more of the then outstanding Voting Stock of the Corporation.

7. “Control,” including the terms “Controlling,” “Controlled by,” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

8. “Interested Stockholder” means any person (other than the Corporation or any direct or indirect majority owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (b) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include (i) Customers Bank, any Customers Bank Direct Transferee, any Customers Bank Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested

Annex Ex. F-7

Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of Owner but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

9. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

10. “person” means any individual, corporation, partnership, unincorporated association or other entity.

11. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

12. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE

Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, this Article XI, and Article XII. Except as expressly provided in the foregoing sentence and the remainder of this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock), this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex Ex. F-8

ARTICLE XII
FORUM; SEVERABILITY

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Section 12.2 Consent to Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 12.3 Severability. If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 12.4 Notice and Consent to Provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Remainder of page intentionally left blank]

Annex Ex. F-9

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

MEGALITH FINANCIAL ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex Ex. F-10

AMENDED AND RESTATED BYLAWS
OF
BM TECHNOLOGIES, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business

Annex Ex. F-11

at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

Annex Ex. F-12

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of

Annex Ex. F-13

the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. At any time when the certificate of incorporation of the Corporation permits action by one or more classes or series of stockholders of the Corporation to be taken by written consent, the provisions of this section shall apply. All consents properly delivered in accordance with the certificate of incorporation of the Corporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are

Annex Ex. F-15

recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

ARTICLE III
DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and

Annex Ex. F-16

(D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1. Annual Meetings. The Board may meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director: (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such

Annex Ex. F-17

notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute

Annex Ex. F-18

a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

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(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered

Annex Ex. F-20

owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Annex Ex. F-21

Section 7.7. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.8. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such

Annex Ex. F-22

action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Annex Ex. F-23

ARTICLE IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through

Annex Ex. F-24

the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Annex Ex. F-25

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Annex Ex. F-26

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 662/3% of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex Ex. F-27

Exhibit G
Form of Lock-Up Agreement

Annex Ex. G-1

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and between (i) Megalith Financial Acquisition Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “BM Technologies, Inc.” (including any successor entity thereto, the “Purchaser”), and (ii) Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (defined below) (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on August 6, 2020, (i) the Purchaser, (ii) MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Holder, and (iv) BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), and as a result of which, (a) all of the issued and outstanding capital stock of the Company, immediately prior to the consummation of the Merger (the “Closing”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the PBCL;

WHEREAS, immediately prior to the Closing, Holder is the sole holder of the Company Stock; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Merger Consideration Shares received by Holder in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (x) one hundred and eighty (180) days after the date of the Closing, and (y) the date after the Closing on which the Purchaser consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Purchaser’s stockholders having the right to exchange their shares of Purchaser Common Stock for cash, securities or other property, and (z) the date on which the closing sale price of the Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee, (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or (IV) commencing ninety (90) days after the Closing, in block trades or privately negotiated transactions; provided, however, that in any of cases (I), (II), (III) or (IV) it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and

Annex Ex. G-2

step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, partners, members or stockholders of such entity that receive such transfer as a distribution, (5) to any affiliate of Holder, and (6) any transferee whereby there is no change in beneficial ownership. Holder further agrees to execute such agreements as may be reasonably requested by Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. The Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section 2(c) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

Annex Ex. G-3

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(d).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser after the Closing, to: BM Technologies, Inc. 201 King of Prussia Road, Suite 350 Wayne, PA 19087 Facsimile No.: [ ] Telephone No.: [ ] Email: [ ]

With copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001

Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Annex Ex. G-4

(h) Authorization on Behalf of the Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken and authorized by the Disinterested Director Majority. In the event that the Purchaser at any time does not have any Disinterested Directors, so long as Holder has any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of the Purchaser or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Purchaser will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex Ex. G-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:
MEGALITH FINANCIAL ACQUISITION CORP.
By:
Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

Annex Ex. G-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
Name of Holder: Customers Bank
By:
Name:
Title:

Number of Shares and Type of Company Stock:

Company Stock:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Signature Page to Lock-Up Agreement}

Annex Ex. G-7

Exhibit H
Form of Non-Competition Agreement

Annex Ex. H-1

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is being executed and delivered as of [•] 2020, by Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (defined below) (the “Subject Party”) in favor of and for the benefit of Megalith Financial Acquisition Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “BM Technologies, Inc.” (including any successor entity thereto, the “Purchaser”), BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), and each of the Purchaser’s and/or the Company’s respective Affiliates, successors and direct and indirect Subsidiaries (collectively with the Purchaser and the Company, the “Covered Parties”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on August 6, 2020, (i) the Purchaser, (ii) MFAC Merger Subsidiary Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), the Subject Party, (iii) the Subject Party and (iv) the Company, entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), and with the Company’s stockholder receiving shares of the Purchaser’s common stock;

WHEREAS, as of the Closing Date, the Company provides a digital disbursement platform for colleges, universities and other higher educational institutions, student banking services through the disbursements platform, the T-Mobile Money product, white label digital banking services, and workplace banking services to clients with 999 employees or less (the “Business”);

WHEREAS, in connection with, and as a condition to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Purchaser has required that the Subject Party enter into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce the Purchaser and Merger Sub to consummate the Transactions, pursuant to which the Subject Party will directly or indirectly receive a material benefit; and

WHEREAS, the Subject Party, as the former sole stockholder of the Company, has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company.

NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Closing until the four (4) year anniversary of the Closing Date (the “Termination Date”), and such period from the Closing until the Termination Date, the “Restricted Period”), the Subject Party will not, and will cause its Affiliates not to, without the prior written consent of Purchaser (which may be withheld in its sole discretion), anywhere in the United States or in any other markets in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business as of the Closing Date or during the Restricted Period (the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). Notwithstanding the foregoing, (i) a request by the Subject Party for prior written consent to engage in white label digital banking services with identified customers within the Territory shall not be unreasonably withheld, conditioned or delayed and (ii) the Subject Party and its Affiliates may own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its Affiliates and immediate family members are not involved in the management or control of such Competitor (“Permitted Ownership”).

Annex Ex. H-2

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to Purchaser to consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that the Purchaser would not have entered into the Merger Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would impair the goodwill of the Company and reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Ownership, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Merger Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or its Affiliate (or other Person whom any of them is acting on behalf of) by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or its Affiliate (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally, so long as such Covered Personnel is not hired. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant or independent contractor of the Covered Parties, as of the Closing Date, at any time during the Restricted Period and as of the relevant time of determination.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party and its Affiliates will not, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) knowingly interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent or other service provider of a Covered Party at the time of such interference or disruption, for a purpose competitive with a Covered Party as it relates to the Business. For purposes of this Agreement, a

Annex Ex. H-3

“Covered Customer” shall mean any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party actively marketed or made or taken specific action to make a proposal) of a Covered Party, as of the Closing Date, at any time during the Restricted Period and as of the relevant time of determination.

(c) Non-Disparagement. The Subject Party agrees that from and after the Closing until the Second (2nd) anniversary of the end of the Restricted Period, the Subject Party and its Affiliates will not, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of one or more Covered Parties or their respective management, officers, employees, independent contractors or consultants. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict the Subject Party from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action by the Subject Party against any Covered Party under this Agreement, the Merger Agreement or any other Ancillary Document that is asserted by the Subject Party in good faith.

3. Confidentiality. From and after the Closing Date, the Subject Party will, and will cause its Representatives to, keep confidential and not (except, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, reveal, publish, transfer or provide access to, any and all Covered Party Information without the prior written consent of the Purchaser (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material and information relating to the business, affairs and assets of any Covered Party, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, planning and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (A) gathered, compiled, generated, produced or maintained by such Covered Party through its Representatives, or provided to such Covered Party by its suppliers, service providers or customers; and (B) intended and maintained by such Covered Party or its Representatives, suppliers, service providers or customers to be kept in confidence. The obligations set forth in this Section 3 will not apply to any Covered Party Information where the Subject Party can prove that such material or information: (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of its Representatives; (iii) is already in the possession of the Subject Party at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Subject Party’s documents and records; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that (A) the applicable Covered Party is given reasonable prior written notice, (B) the Subject Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Subject Party and its Representatives only disclose such portion of the Covered Party Information that is expressly required by such order, as it may be subsequently narrowed).

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings of the Subject Party contained in this Agreement relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Covered Parties, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. The Subject Party agrees that, in the event of any breach or threatened breach by the Subject Party of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at

Annex Ex. H-4

law or in equity or pursuant to the Merger Agreement or the other Ancillary Documents that may be available to the Covered Parties, including monetary damages), and a court of competent jurisdiction may award: (i) an injunction, restraining order or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of proving actual damages or posting bond or security, which the Subject Party expressly waives; and (ii) recovery of the Covered Party’s attorneys’ fees and costs incurred in enforcing the Covered Party’s rights under this Agreement. The Subject Party hereby consents to the award of any of the above remedies to the applicable Covered Party in connection with any such breach or threatened breach. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Merger Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time period during which the covenants contained in Section 1 and Section 2 of this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser (or any other Covered Party), to: BM Technologies, Inc. 201 King of Prussia Road Suite 350, Wayne, PA 19087 Attn: Board of Directors

with a copy (that will not constitute notice) to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

If to the Subject Party, to: the address below the Subject Party’s name on the signature page to this Agreement.

(b) Integration and Non-Exclusivity. This Agreement, the Merger Agreement and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Subject Party and its Affiliates, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or

Annex Ex. H-5

common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Merger Agreement and any other written agreement between the Subject Party or its Affiliate and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Merger Agreement or any other agreement between the Subject Party or its Affiliate and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties under this Agreement. If any term or condition of any other agreement between the Subject Party or its Affiliate and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party or its Affiliate, as applicable.

(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Subject Party, the Purchaser and Disinterested Director Majority (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party (and if such waiving party is a Covered Party, the Disinterested Director Majority) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7(e)) (a “Dispute”) shall be governed by this Section 7(e). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. Any Dispute that is not resolved may at any time after the delivery of such notice immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of

Annex Ex. H-6

doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 7(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 7(e), each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7(a). Nothing in this Section 7(f) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(g). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon the Subject Party and the Subject Party’s estate, successors and assigns, and will inure to the benefit of the Covered Parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are personal and will not be assigned by the Subject Party. Each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

(i) Disinterested Director Majority Authorized to Act on Behalf of Covered Parties. The parties acknowledge and agree that the Disinterested Director Majority is authorized and shall have the sole right to act on behalf of Purchaser and the other Covered Parties under this Agreement, including the right to enforce the Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that the Subject Party serves as a director, officer, employee or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(j) Construction. The Subject Party acknowledges that the Subject Party has been represented by counsel, or had the opportunity to be represented by counsel of the Subject Party’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will

Annex Ex. H-7

be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(l) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex Ex. H-8

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

Subject Party:
Customers Bank
By:
Name:
Title:
Address for Notice:
Address:
701 Reading Avenue West Reading, PA 19611 Attn: Carla Leibold, CFO Telephone No.: (484) 923-8802 Email: cleibold@customersbank.com

{Signature Page to Non-Competition Agreement}

Annex Ex. H-9

Acknowledged and accepted as of the date first written above:

The Purchaser:

MEGALITH FINANCIAL ACQUISITION CORP.
By:
Name:
Title:

The Company:

BANKMOBILE TECHNOLOGIES, INC.
By:
Name:
Title:

{Signature Page to Non-Competition Agreement}

Annex Ex. H-10

Exhibit I
Registration Rights Agreement

Annex Ex. I-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 by and between (i) Megalith Financial Acquisition Corp., a Delaware corporation (“Purchaser”), and (ii) Customers Bank, a Pennsylvania state-chartered bank (the “Investor”).

WHEREAS, on August 6, 2020, (i) Purchaser, (ii) MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) the Investor and (iv) BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of Purchaser, and with the Investor, as the Company’s sole stockholder, receiving a mix of cash and shares of the Purchaser’s Class A common stock (the “Merger Consideration Shares”), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law;

WHEREAS, in connection with the Closing, the Investor will enter into a lock-up agreement with Purchaser (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which Investor will agree not to transfer the Merger Consideration Shares for a certain period of time after the Closing as stated in the Lock-Up Agreement; and

WHEREAS, the parties desire to enter into this Agreement to provide the Investor with certain rights relating to the registration of the Merger Consideration Shares received by the Investor under the Merger Agreement, including any additional Merger Consideration Shares issued after the Closing pursuant to Section 1.14 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 23, 2018, by and among Purchaser, MFA Investor Holdings LLC and Chardan Capital Markets, LLC, as amended from time to time in accordance with the terms thereof.

“Founder Securities” means those securities included in the definition of “Registrable Security” specified in the Founder Registration Rights Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

Annex Ex. I-2

“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of the Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Investment” is defined in the Merger Agreement.

“Pro Rata” is defined in Section 2.1.4.

“Proceeding” is defined in Section 6.9.

“Purchaser” is defined in the preamble to this Agreement, and shall include Purchaser’s successors by merger, acquisition, reorganization or otherwise.

“Purchaser Common Stock” means shares of Class A common stock, par value $0.0001 per share, of the Purchaser, and Class B common stock, par value $0.0001 per share of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Merger Consideration Shares, including any shares of Purchaser Common Stock issued after the Closing pursuant to Section 1.14 of the Merger Agreement. Registrable Securities include any warrants, capital shares or other securities of Purchaser issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations. Notwithstanding anything to the contrary contained herein, securities shall only be “Registrable Securities” under this Agreement if they are held by the Investor or a transferee of the Investor permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Purchaser with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Short Form Registration” is defined in Section 2.3.

“Specified Courts” is defined in Section 6.9.

Annex Ex. I-3

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to Section 2.4, at any time and from time to time after the Closing, Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, Purchaser will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Purchaser within fifteen (15) days after the receipt by the Investor of the notice from Purchaser. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Purchaser shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding anything in this Section 2.1 to the contrary, Purchaser shall not be obligated to effect a Demand Registration, (i) if a Piggy-Back Registration had been available to the Demanding Holder(s) within the one hundred twenty (120) days preceding the date of request for the Demand Registration, (ii) within sixty (60) days after the effective date of a previous registration effected with respect to the Registrable Securities pursuant this Section 2.1, or (iii) during any period (not to exceed one hundred eighty (180) days) following the closing of the completion of an offering of securities by Purchaser if such Demand Registration would cause Purchaser to breach a “lock-up” or similar provision contained in the underwriting agreement for such offering.

2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective and Purchaser has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that Purchaser shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise Purchaser as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to Purchaser.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises Purchaser and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Purchaser Common Stock or other securities which Purchaser desires to sell and the shares of Purchaser Common Stock or other securities, if any, as to which Registration by Purchaser has been requested pursuant to written contractual piggy-back registration rights held by other security holders of Purchaser who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then Purchaser shall

Annex Ex. I-4

include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other securities for the account of other Persons that Purchaser is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities. In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.1.4 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Purchaser and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Subject to Section 2.4, if at any time after the Closing Purchaser proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Purchaser for its own account or for security holders of Purchaser for their account (or by Purchaser and by security holders of Purchaser including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Purchaser, or (iv) for a dividend reinvestment plan, then Purchaser shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Purchaser or another demanding security holder, Purchaser shall use its best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Purchaser and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or

Annex Ex. I-5

number of shares of Purchaser Common Stock or other Purchaser securities which Purchaser desires to sell, taken together with the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Purchaser, exceeds the Maximum Number of Securities, then Purchaser shall include in any such registration:

(a) If the registration is undertaken for Purchaser’s account: (i) first, the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the shares of Purchaser Common Stock or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founder Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of

Annex Ex. I-6

Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the shares of Purchaser Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent Purchaser or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggy-Back Registration rights with respect to such registration and offering.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Purchaser of such request to withdraw prior to the effectiveness of the Registration Statement. Purchaser (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Purchaser shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that Purchaser register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time and applicable to such Investor’s Registrable Securities (“Short Form Registration”); provided, however, that Purchaser shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, Purchaser will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Purchaser; provided, however, that Purchaser shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to Purchaser for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of Purchaser entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $1,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Annex Ex. I-7

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, the Investors shall not be entitled to request, and Purchaser shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration or Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, Purchaser shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. Purchaser shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which Purchaser then qualifies or which counsel for Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that Purchaser shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if Purchaser shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Purchaser stating that, in the good faith judgment of the Board of Directors of Purchaser, it would be materially detrimental to Purchaser and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Purchaser to disclose at such time; provided further, however, that Purchaser shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. Purchaser shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Notification. After the filing of a Registration Statement, Purchaser shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make

Annex Ex. I-8

available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Purchaser shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.5 State Securities Laws Compliance. Purchaser shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Purchaser and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Purchaser shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of Purchaser, the principal financial officer of Purchaser, the principal accounting officer of Purchaser and all other officers and members of the management of Purchaser shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. Purchaser shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Purchaser, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Purchaser may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. Purchaser shall request its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. Purchaser shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

Annex Ex. I-9

3.1.11 Listing. Purchaser shall use its best efforts to cause all Registrable Securities that are shares of Purchaser Common Stock included in any registration to be listed on such national security exchange as similar securities issued by Purchaser are then listed or, if no such similar securities are then listed, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, Purchaser shall use its reasonable efforts to make available senior executives of Purchaser to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, or, in the case of a resale registration on Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by Purchaser, pursuant to a written insider trading compliance program adopted by Purchaser’s Board of Directors, of the ability of all “insiders” covered by such program to transact in Purchaser’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, or the restriction on the ability of “insiders” to transact in Purchaser’s securities is removed, as applicable, and, if so directed by Purchaser, each such Investor will deliver to Purchaser all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Subject to Section 4, Purchaser shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Purchaser’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Purchaser and fees and expenses for independent certified public accountants retained by Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Purchaser in connection with such registration; and (ix) the reasonable fees and expenses (up to a maximum of $15,000 in the aggregate in connection with such registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Purchaser shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling security holders and Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Purchaser, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Purchaser or the managing Underwriter.

Annex Ex. I-10

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Purchaser. Subject to the provisions of this Section 4.1 below, Purchaser agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to Purchaser and relating to action or inaction required of Purchaser in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); and Purchaser shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Purchaser, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Purchaser, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the

Annex Ex. I-11

defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. Purchaser covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Purchaser represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities, (ii) Founder Securities and (iii) securities acquired in the PIPE Investment, has any right to require Purchaser to register any of Purchaser’s share capital for sale or to include Purchaser’s share capital in any registration filed by Purchaser for the sale of share capital for its own account or for the account of any other Person.

Annex Ex. I-12

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part, unless Purchaser first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by Purchaser will relieve Purchaser of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by the Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Purchaser unless and until Purchaser shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Purchaser, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to: BM Technologies, Inc. 201 King of Prussia Road Suite 350 Wayne, PA 19087 Attn: Board of Directors

With copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

If to Investor, to: Customers Bank 701 Reading Avenue West Reading, PA 19611 Attn: Carla Leibold, CFO Telephone No.: (484) 923-8802 Email: cleibold@customersbank.com

With copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Jonathan H. Talcott, Esq.
Facsimile No.: (202) 689-2862
Telephone No.: (202) 689-2806
Email: jon.talcott@nelsonmullins.com

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Purchaser by a Person receiving Exchange Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

Annex Ex. I-13

6.5 Entire Agreement. This Agreement (together with the Merger Agreement, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the parties under the Founder Registration Rights Agreement.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Purchaser (after the Closing by a majority of the Disinterested Independent Directors) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Each party hereto hereby (i) submits to the exclusive jurisdiction of any state or federal court located in the County of New York in the State of New York (or in any appellate court thereof) (the “Specified Courts”) for the purpose of any claim, action, litigation or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any Proceeding, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6.3. Nothing in this Section 6.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Annex Ex. I-14

6.10 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.11 Authorization to Act on Behalf of Purchaser. The parties acknowledge and agree that from and after the Closing, the Disinterested Independent Directors, by vote, consent, approval or determination of a majority of the Disinterested Independent Directors, is authorized and shall have the sole right to act on behalf of Purchaser under this Agreement, including the right to enforce Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that an Investor serves as a director, officer, employee or other authorized agent of Purchaser, such Investor shall have no authority, express or implied, to act or make any determination on behalf of Purchaser in connection with this Agreement or any dispute or Action with respect hereto.

6.12 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.13 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

Annex Ex. I-15

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Purchaser:
MEGALITH FINANCIAL ACQUISITION CORP.
By:
Name:
Title:
Investor:
CUSTOMERS BANK
By:
Name:
Title:

{Signature Page to Seller Registration Rights Agreement}

Annex Ex. I-16

ANNEX B

AMENDED CHARTER

Annex B-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEGALITH FINANCIAL ACQUISITION CORP.

[•], 2020

Megalith Financial Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Megalith Financial Acquisition Corp.”  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2017 (the “Original Certificate”).

2. The Original Certificate was amended and restated by the provisions of the Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) which was filed with the Secretary of State of the State of Delaware on August 23, 2018.

3. The First Amended and Restated Certificate was amended by the provisions of the Amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”; and together with Initial Amended and Restated Certificate” the “Amended First Amended and Restated Certificate”) which was filed with the Secretary of State of the State of Delaware on May 26, 2020

4. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware as amended, from time to time (the “DGCL”).

5. This Amended and Restated Certificate amends and restates in its entirety the provisions of the Amended First Amended and Restated Certificate.

6. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

7. The text of the Amended First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is BM Technologies, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

Annex B-2

Section 4.2 Conversion of Class A Common Stock. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into (a) one validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.0001 per share (the “Common Stock”), without any further action by the Corporation or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Corporation in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex B-3

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 5.2, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

Annex B-4

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or pursuant to applicable law, the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Section 8.2 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

(b) Any repeal or modification of this Section 8.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Section 8.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Annex B-5

ARTICLE IX
DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 9.1 DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 9.2 Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding Voting Stock of the Corporation that is not owned by the interested stockholder.

Section 9.3 Definitions.

For purposes of this Article IX, references to:

1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.

2. “Associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means: (a) any merger or consolidation of the Corporation or any direct or indirect majority owned subsidiary of the Corporation (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or

Annex B-6

series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Corporation or any direct or indirect majority owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority owned subsidiary.

4. “Customers Bank” means Customers Bancorp, Inc., a Pennsylvania corporation, and Customers Bank, a Pennsylvania state-chartered bank and its wholly-owned subsidiary.

5. “Customers Bank Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Customers Bank or any of its Affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding Voting Stock of the Corporation.

6. “Customers Bank Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Customers Bank Direct Transferee or any other Customers Bank Indirect Transferee beneficial ownership of 15% or more of the then outstanding Voting Stock of the Corporation.

7. “Control,” including the terms “Controlling,” “Controlled by,” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

8. “Interested Stockholder” means any person (other than the Corporation or any direct or indirect majority owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (b) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include (i) Customers Bank, any Customers Bank Direct Transferee, any Customers Bank Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of Owner but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

9. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of

Annex B-7

conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

10. “person” means any individual, corporation, partnership, unincorporated association or other entity.

11. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

12. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE

Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, this Article XI, and Article XII. Except as expressly provided in the foregoing sentence and the remainder of this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock), this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XII
FORUM; SEVERABILITY

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL

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or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Section 12.2 Consent to Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 12.3 Severability. If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 12.4 Notice and Consent to Provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

MEGALITH FINANCIAL ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

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ANNEX C

FORM OF PIPE SUBSCRIPTION AGREEMENT

Annex C-1

SUBSCRIPTION AGREEMENT

Megalith Financial Acquisition Corp.

August 5, 2020

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Megalith Financial Acquisition Corp., a Delaware corporation (the “Company”), and BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”), pursuant to that certain Agreement and Plan of Merger, dated effective as of August 6, 2020, among the Company, BankMobile and the other parties thereto (as may be amended and/or restated, the “Transaction Agreement”), the Company is seeking commitments to purchase shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share, for a purchase price of $10.38 per share (the “Purchase Price”). The Company is offering the Shares in a private placement in which the Company expects to raise an aggregate of $20,002,872. In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. As of the date written above (the “Subscription Date”), the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of Shares as is set forth on the signature page of this Subscription Agreement at the Purchase Price and on the terms provided for herein.

2. Closing; Delivery of Shares.

a. The closing of the sale of Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and immediately prior to, the consummation of the Transaction. Upon (i) satisfaction of the conditions set forth in Section 3 below and (ii) not less than two (2) business days’ written notice (which may be via email) from (or on behalf of) the Company to the undersigned (the “Closing Notice”), that the Company reasonably expects the closing of the Transaction to occur on a date that is not less than two (2) business days from the date of the Closing Notice, the undersigned shall deliver to the Company on the closing date specified in the Closing Notice (the “Closing Date”) the Purchase Price for the Shares subscribed by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery to the undersigned of the Shares in certificated form as set forth in Section 2(b) below. This Subscription Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if the Company notifies the undersigned in writing that it has abandoned its plans to move forward with the Transaction and/or terminates the undersigned’s obligations without the delivery of the Shares having occurred.

b. Immediately upon the Closing, the Company shall deliver (or cause the delivery of) the Shares in certificated form with restrictive legends in the amount as set forth on the signature page to each of the undersigned as indicated on the signature page or to a custodian designated by such undersigned, as applicable, as indicated below.

3. Closing Conditions. In addition to the condition set forth in the first sentence of Section 2(a) above, the Closing is also subject to the conditions that, on the Closing Date:

a. no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

b. all representations and warranties of the Company and the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by each of the Company and the undersigned of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

c. no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

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d. all conditions precedent to the closing of the Transaction set forth in Article VIII of the Transaction Agreement, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction); and

e. The Company shall have received a signed copy of an “investor representation letter” in substantially the form attached as Schedule A hereto no later than the Closing Date.

4. Company Representations and Warranties. The Company represents and warrants to the undersigned that:

a. The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. Subject to the receipt of the Shareholder Subscription Approval (as defined in the Transaction Agreement), the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with the NYSE marketplace rules and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement; subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

e. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

f. The Company understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the undersigned.

g. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

h. Assuming the accuracy of the subscriber representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement, it is not necessary to register the Shares under the Securities Act.

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5. Subscriber Representations, Warranties and Covenants. The undersigned represents and warrants to the Company that:

a. At the time the undersigned was offered the Shares, it was, and as of the date hereof, the undersigned is (i) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”), in each case, satisfying the requirements set forth on Schedule A hereto, and (ii) is acquiring the Shares only for his, her or its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto).

b. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares delivered at the Closing shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The undersigned understands and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

d. The undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The undersigned acknowledges and agrees that the undersigned has received such information as the undersigned deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed (i) the Company’s filings (the “Company SEC Filings”) with the United States Securities and Exchange Commission, as amended (the “SEC”), (ii) the investor presentation dated July 27, 2020 and (iii) the financial and related information for the year ended December 31, 2019 of BankMobile ((i), (ii) and (iii) together, the “Investor Disclosure Package”). The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information contained in the Investor Disclosure Package is preliminary and subject to change, and that any changes to the information contained in the Investor Disclosure Package, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the undersigned’s obligation to purchase the Shares hereunder, except as otherwise provided herein.

f. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The undersigned has a substantive pre-existing relationship with the Company for the offering of the Shares.

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g. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Disclosure Package and in the Company SEC Filings. The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned.

j. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Investor Disclosure Package or the Company SEC Filings.

k. The undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

l. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms.

m. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

n. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

o.The undersigned will deliver on the Closing Date a signed copy of the “investor representation letter” in substantially the form attached as Schedule A hereto.

Annex C-5

6. Registration Rights. The Company agrees that, within thirty (30) business days after the consummation of the Transaction, the Company (or its successor) will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Shares, or (ii) on the first date on which the undersigned can sell all of its Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), of Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company; provided, that, the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) the transactions contemplated by this Subscription Agreement are not consummated prior to November 30, 2020; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement promptly after the termination of such agreement.

8. Trust Account Waiver. Reference is made to the final prospectus of the Company, filed with the SEC (File No. 333-226270) (the “Prospectus”), and dated as of April 23, 2018. The Company shall provide the undersigned with a copy of the Prospectus upon request and the undersigned hereby represents and warrants that it has read the Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income taxes or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees on behalf of itself and its respective affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Company nor any of its respective affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement between the Company or its Representatives (as defined below), on the one hand, and the Company or its Representatives, on the other hand, this Subscription Agreement or any other matter, and regardless of whether such claim arises based

Annex C-6

on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The undersigned, on behalf of itself and its affiliates, hereby irrevocably waives any Released Claims that the undersigned or its affiliates may have against the Trust Account now (including any distributions therefrom) or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Company or its affiliates). The undersigned agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Subscription Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the undersigned and each of its affiliates under applicable law. To the extent the undersigned or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the undersigned hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from the undersigned and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

9. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

b. The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned shall provide such information to the Company upon such request, it being understood by the undersigned that the Company may reject the undersigned’s subscription prior to the Closing Date in the event the undersigned fails to provide such additional information requested by the Company to evaluate the undersigned’s eligibility.

c. The undersigned acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the undersigned agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The undersigned agrees that the purchase by the undersigned of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the time of such purchase.

d. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The undersigned shall consult with the Company in issuing any press release or making any other public statement with respect to the transactions contemplated hereby, and the undersigned shall not issue any such press release or make any such public statement without the prior consent (such consent not to be unreasonably withheld or delayed) of the Company, provided that the consent of the Company shall not be required if such disclosure is required by law, in which case the undersigned shall promptly provide the other party with prior notice of such disclosure.

e. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

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g. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

h. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

i. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

j. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

l. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

m. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

n. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.

Notice to the Company shall be given to:

Megalith Financial Acquisition Corp.
535 Fifth Avenue, 29th Floor
New York, New York 10017
Attn.: A.J. Dunklau, Chief Executive Officer
with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attn.: Tamar Donikyan, Esq.
tdonikyan@egsllp.com

Annex C-8

10. Non-Reliance and Exculpation. The undersigned acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. The undersigned agrees that no other purchaser pursuant to this Subscription Agreement or any other Subscription Agreement related to the private placement of the Shares (including the respective controlling persons, members, officers, directors, partners, agents, or employees of any purchaser) shall be liable to any other purchaser pursuant to this Subscription Agreement or any other Subscription Agreement related to the private placement of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

[SIGNATURE PAGES FOLLOW]

Annex C-9

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MEGALITH FINANCIAL ACQUISITION CORP.

By:	/s/ A.J. Dunklau
Name:	A.J. Dunklau
Title:	Chief Executive Officer

Annex C-10

ANNEX D

2020 EQUITY INCENTIVE PLAN

Annex D-1

BM TECHNOLOGIES, INC.
2020 EQUITY INCENTIVE PLAN
Effective as of [•], 2020

1. Purpose and Stockholder Approval.

(a) BM Technologies, Inc., a Delaware corporation (as successor to Megalith Financial Acquisition Corp., the “Company”), hereby adopts the BM Technologies, Inc. 2020 Equity Incentive Plan (the “Plan”), effective as of [•], 2020. The Plan is intended to recognize the contributions made to the Company and its Affiliates by the Employees, Directors and Advisors of the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals at the Committee’s sole and absolute discretion. Stock options granted under the Plan may be Non-Qualified Stock Options or Incentive Stock Options, as provided herein, except that stock options granted to any person who is not an Employee of the Company shall in all cases be Non-Qualified Stock Options.

(b) The adoption the Plan is contingent on and subject to its approval by the Company’s stockholders at the Company’s stockholders meeting scheduled for [•], 2020. No grants or awards shall be made under the Plan if the Plan is not so approved.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Advisor” means any person, including a consultant, who is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services,

“Affiliate” means a corporation that is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code, and any other non-corporate entity that would be such a subsidiary corporation if such entity were a corporation.

“Award” means an award of Restricted Stock, Restricted Stock Units, Stock Options, Stock Appreciation Rights or Dividend Equivalent Rights granted under the Plan, designated by the Committee at the time of such grant as an Award, and containing the terms specified herein for Awards.

“Award Document” means the document that sets forth the terms and conditions of each grant of an Award. Awards shall be evidenced by an Award Document in such form as the Committee shall from time to time approve, which Award Document shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan. A Grantee shall not have any rights with respect to an Award until and unless such Grantee shall have executed an Award Document containing the terms and conditions determined by the Committee.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” shall have the same definition as under any employment agreement between the Company or any Affiliate and the Grantee or, if no such employment agreement exists or if such employment agreement does not contain any such definition or words of similar import, “Cause” means, except as otherwise provided in an Award Document, that an employee-Grantee should be or was dismissed as a result of:

(i) any material breach by the Grantee of any agreement to which the Grantee and the Company or an Affiliate are parties;

(ii) any act (other than retirement) or omission to act by the Grantee, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the Grantee’s ability to perform services for the Company or any Affiliate; or

Annex D-2

(iii) any material misconduct or neglect of duties by the Grantee in connection with the business or affairs of the Company or any Affiliate.

“Change of Control” shall mean, except as otherwise provided in the Award Document, the first to occur of any of the following events:

(i) The date any transaction is consummated that constitutes the sale or other disposition of all or substantially all of the assets of the Company, other than where such transaction results in all or substantially all of the assets of the Company being held by an entity as to which at least a majority of the equity ownership of such entity immediately after the sale or disposition is held by the same persons and in the same proportions as the Company’s common stock was held immediately before such sale or other disposition;

(ii) The date any transaction is consummated that constitutes a merger or consolidation of the Company with or into another corporation, other than a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation;

(iii) The date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock;

(iv) The first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty four (24) month period was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period; or

(v) The date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated and no further contingences remain that could prevent the consummation of such plan or arrangement. For avoidance of doubt, any transaction done exclusively for the purpose of changing the domicile of the company shall not constitute a Change of Control.

“Closing” means the consummation of the transactions contemplated by the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” shall have the meaning set forth in Section 3(a).

“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

“Director” means a member of the Board.

“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

“Dividend Equivalent Right” means a right, granted to a Grantee under the terms of the Plan, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

“Employee” means an employee of the Company (including an officer or Director who is also an employee), but excluding any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

Annex D-3

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Fair Market Value” shall mean:

(i) If the Common Stock is traded on any national stock exchange or quotation system, then the Fair Market Value per Share shall be, the last reported sale price per share thereof on the relevant date (or the closing price as of the most recent trading day prior to the relevant date if the relevant date is not a trading day), as reported on the stock exchange or quotation system that reflects the principal market on which the Common Stock is traded on such date; or

(ii) If the Common Stock is not traded on any national stock exchange or quotation system on the relevant date, the Fair Market Value shall be as determined in good faith by the Committee.

“Good Reason” shall have the same definition as under any employment agreement between the Company or any Affiliate and the Grantee or, if no such employment agreement exists or if such employment agreement does not contain any such definition or words of similar import, “Good Reason” shall mean, except as otherwise provided in an Award Document, the termination of employment by the Grantee following the occurrence, without the Grantee’s written consent, after a Change of Control of:

(i) a material reduction in the Grantee’s base salary or wage rate or target incentive opportunity; or

(ii) the relocation of the Grantee’s principal place of employment to a location more than fifty miles from the Grantee’s principal place of employment as of immediately prior to the Change of Control;

provided, however, that the foregoing events shall constitute Good Reason only if the Grantee provides the Company with written objection to the event within thirty days following the occurrence thereof, the Company does not reverse or otherwise cure the event within thirty days of receiving that written objection and the Grantee resigns the Grantee’s employment within twenty days following the expiration of the Company’s thirty-day cure period.

“Grant Date” means the date established by the Committee as of which any Award has been granted to a Grantee.

“Grantee” means any person who is granted an Award.

“ISO” or “Incentive Stock Option” means an Option granted under the Plan that is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Merger Agreement” means the Agreement and Plan of Merger, dated effective as of August 6, 2020, by and among Megalith Financial Acquisition Corp., MFAC Merger Sub Inc., Customers Bank and BankMobile Technologies, Inc., as it may be amended and supplemented from time to time.

“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

“Non-Qualified Stock Option” means an Option granted under the Plan that is not intended to qualify, or otherwise does not qualify, as an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Option” or “Stock Option” means either an ISO or a Non-Qualified Stock Option granted under the Plan.

Annex D-4

“Option Price” means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to the applicable provisions of the Plan.

“Restricted Stock” means Shares issued to a person pursuant to an Award.

“Rule 16b-3” means Rule 16b-3 promulgated under the Act or any successor Rule.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Grantee under Section 8 of the Plan.

“Shares” means the shares of Common Stock that are the subject of Awards.

“Stock Appreciation Rights” or “SAR” means a right granted to a grantee under Section 7 of the Plan.

“Termination of Employment or Service in Connection with a Change of Control” shall be deemed to occur with respect to a Grantee if, within the one-year period (or such longer period as may be specified in an Award Document) beginning on the date of a Change of Control, the employment or service of the Grantee shall be terminated either (i) involuntarily for any reason other than for Cause, (ii) voluntarily for Good Reason or (iii) in the case of Directors, a required resignation from the Board of Directors.

3. Administration of the Plan.

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors provided such committee consists of at least two members of the Board of Directors, each of whom qualifies as a Non-Employee Director and as an “independent director” (as that phrase is used by the rules of the stock exchange on which the Company’s shares are traded). The foregoing requirement for members of the Compensation Committee to act as the Committee shall not be applicable if the Company ceases to be a publicly-traded corporation. Notwithstanding anything in this Section 3(a) to the contrary, the Board of Directors may establish more than one committee to administer the Plan with respect to separate classes of Grantees (other than officers of the Company who are subject to Section 16 of the Exchange Act), and, provided further, that the Board of Directors itself shall act as the Committee with respect to Awards made to Non-Employee Directors.

(b) Grants. The Committee shall from time to time at its discretion direct the Company to grant Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the Grantees to whom and the times at which Awards shall be granted, (ii) determine the price at which Options shall be granted, (iii) determine the type of Option to be granted and the number of Shares subject thereto, (iv) determine the number of Shares to be granted pursuant to each Award and (v) approve the form and terms and conditions of the Award Documents and of each Award; all subject, however, to the express provisions of the Plan, including, specifically, Section 10 regarding grants of Awards to Non-Employee Directors. In making such determinations, the Committee may take into account the nature of the Grantee’s services and responsibilities, the Grantee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Award granted under it shall be final, binding and conclusive.

(c) Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder except to the extent such exculpation is prohibited by provisions of the applicable business corporations law; provided, however, that the provisions of this Section 3(c) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

(d) Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors. Each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Certificate of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

Annex D-5

4. Eligibility. Employees (including Employees who are members of the Board of Directors or its Affiliates), Non-Employee Directors, and Advisors of the Company or its Affiliates shall be eligible to receive Awards hereunder; provided, that only Employees of the Company or its Affiliates shall be eligible to receive ISOs. The Committee, in its sole discretion, shall determine whether an individual qualifies as an Employee of the Company or its Affiliates.

5. Term of the Plan. No Award may be granted under the Plan after [•], 2030.

6. Stock Options and Terms. Each Option granted under the Plan shall be a Non-Qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO. Options granted pursuant to the Plan shall be evidenced by the Award Documents in such form as the Committee shall from time to time approve, which Award Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan.

(a) Number of Shares. Each Award Document shall state the number of Shares to which it pertains. A Grantee may receive more than one Option, which may include Options that are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan.

(b) Option Price. Each Award Document shall state the Option Price that shall be at least 100% of the Fair Market Value of the Shares at the time the Option is granted as determined by the Committee in accordance with this Section 6(b); provided, however, that if an ISO is granted to a Grantee who then owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares at the time the Option is granted.

(c) Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then effective registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the “Act”)), contain the Grantee’s acknowledgment in form and substance satisfactory to the Company that (i) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale that, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Grantee has been advised and understands that (A) the Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Shares under the Act or to take any action that would make available to the Grantee any exemption from such registration, (iii) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Award Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (I) registration under federal or state securities laws, (II) the receipt of an opinion that an appropriate exemption from such registration is available, (III) the listing or inclusion of the Shares on any securities exchange or in an automated quotation system or (IV) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Section 6(c) has occurred.

(d) No Stockholder Rights Prior to Exercise. No Grantee shall, solely by reason of having been granted one or more Options, have any rights as a stockholder of the Company and shall have no right to vote Shares subject to the Option, nor any right to receive any dividends declared or paid with respect to such Shares unless and until the Grantee has exercised his or her Option and acquired such Shares.

(e) Medium of Payment. A Grantee shall pay for Shares (i) in cash, (ii) by certified check from a U.S. bank payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including, without limitation, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Award Document that payment may be made in whole or in part in shares of Common Stock held by the Grantee. If payment is made in whole or in part in shares of Common Stock, then the Grantee shall deliver to the Company certificates registered in the name of such Grantee representing the shares of Common Stock owned by such Grantee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least

Annex D-6

as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, accompanied by stock powers duly endorsed in blank by the Grantee. A Grantee may also pay for Shares by delivery of Shares to be acquired upon the exercise of such Option, with such Shares being valued at the Fair Market Value on the date of exercise. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of Common Stock to exercise an Option as it deems appropriate.

(f) Termination of Options.

(i) No Option shall be exercisable after the first to occur of the following:

(1) Expiration of the Option term specified in the Award Document, which shall not exceed (i) ten years from the Grant Date, or (ii) five years from the Grant Date of an ISO if the Grantee on the Grant Date owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or of an Affiliate;

(2) Except as otherwise provided in the Award Document, expiration of ninety (90) days from the date the Grantee’s employment or service with the Company or its Affiliate terminates for any reason other than Disability or death or as otherwise specified in this Section 6 or Section 13 below;

(3) Except as otherwise provided in the Award Document, expiration of one year from the date the Grantee’s employment or service with the Company or its Affiliate terminates due to the Grantee’s Disability or death;

(4) The date on which the employment or service of the Grantee shall be terminated for Cause. In such event, in addition to immediate termination of the Option, the Grantee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price of such Shares; or

(5) The date, if any, set by the Board of Directors as an accelerated expiration date pursuant to Section 12 hereof.

(ii) Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(iii) Notwithstanding the foregoing, the Committee may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term specified in the Award Documents, as they may be amended, provided that any change pursuant to this Section 6(f)(ii) that would cause an ISO to become a Non-Qualified Stock Option may be made only with the consent of the Grantee and provided, further, that any such extension may only be made in compliance with Section 409A of the Code, to the extent applicable .

(iv) During the period in which an Option may be exercised after the termination of the Grantee’s employment or service with the Company or any Affiliate, such Option shall only be exercisable to the extent it was exercisable immediately prior to such Grantee’s termination of service or employment, except to the extent specifically provided to the contrary in the applicable Award Document.

(g) Transfers. Except as provided in Section 24, no Option may be transferred except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him or her except as provided in Section 24. Notwithstanding the foregoing, a Non-Qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(h) Exercisability. No Option may be exercised except to the extent the Option has become vested pursuant to its terms.

Annex D-7

(i) Limitation on ISO Grants. In no event shall the aggregate Fair Market Value of the Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Grantee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000 (determined as of the Grant Date or Dates).

(j) Other Provisions. The Award Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(k) Amendment. The Committee shall have the right to amend Award Documents issued to a Grantee, subject to the Grantee’s consent if such amendment is not favorable to the Grantee, except that the consent of the Grantee shall not be required for any amendment made under Section 13.

7. Stock Appreciation Rights.

(a) An SAR is an Award in the form of a right to receive cash or Common Stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the Common Stock over a base price established in the Award. An SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Document for an SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Common Stock on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that an SAR that is granted subsequent to the Grant Date of a related Option must have an SAR Price that is no less than the Fair Market Value of one share of Common Stock on the Grant Date of the Option.

(b) The Committee shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

(c) Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of not more than ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Document relating to such SAR.

(d) Holders of an SAR shall have no rights as stockholders of the Company solely by reason of having granted one or more SARs. Holders of an SAR shall have no right to vote such Shares or the right to receive any dividends declared or paid with respect to such Shares.

(e) A holder of an SAR shall have no rights other than those of a general creditor of the Company. An SAR represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Document.

(f) Unless the Committee otherwise provides in an Award Document, in the event that a Grantee’s employment with the Company terminates for any reason other than because of death or Disability, any SAR held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s SAR shall immediately lapse, unless otherwise provided in the Award Document. Upon forfeiture of an SAR, the Grantee shall have no further rights with respect to such Award.

(g) Except as provided in this Section 7, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an SAR. Except as provided in this Section 7 or Section 24, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

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8. Restricted Stock and Restricted Stock Units.

(a) Restricted Stock is an Award of shares of Common Stock that is granted subject to the satisfaction of such conditions and restrictions as the Committee may determine. In lieu of, or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Grantee subject to the same conditions and restrictions as the Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the fair market value of one share of Common Stock. Each Award Document shall state the number of shares of Restricted Stock or Restricted Stock Units to which it pertains. No cash or other consideration shall be required to be paid by a Grantee for an Award.

(b) At the time a grant of Restricted Stock or Restricted Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Except as provided in Section 24, neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Restricted Stock Units.

(c) The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Document that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Document.

(d) Unless the Committee otherwise provides in an Award Document, holders of Restricted Stock shall have the right to vote such Shares. Under no circumstances shall the holder of Restricted Stock be entitled to receive any dividends declared or paid with respect to such Shares until such time as the Restricted Stock becomes vested. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Common Stock, which shall then be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

(e) Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Document evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Common Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Common Stock; provided, however, that such cash dividend shall not be distributed to the holder of such Restricted Stock Units until the Restricted Stock Units become vested. The Award Document may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such dividend is paid, but such additional Restricted Stock Units shall in all cases be subject to the same restrictions that apply to the original Restricted Stock Units.

(f) A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Document.

(g) Unless the Committee otherwise provides in an Award Document, in the event that a Grantee’s employment with the Company terminates for any reason other than death or Disability, any Restricted Stock or Restricted Stock Units held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s Restricted Stock shall immediately lapse, unless otherwise provided in the

Annex D-9

Award Document. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units.

(h) Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Document, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. The restrictions upon such Restricted Stock or Restricted Stock Units shall lapse only if the Grantee on the date of such lapse is, and has continuously been an employee of the Company or its Affiliate from the date such Award was granted. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit once the share of Stock represented by the Restricted Stock Unit has been delivered.

(i) Restricted Stock and Restricted Stock Units are intended to be subject to a substantial risk of forfeiture during the restricted period, and, in the case of Restricted Stock (but not Restricted Stock Units) subject to federal income tax in accordance with section 83 of the Code. Section 83 generally provides that Grantee will recognize compensation income with respect to each installment of the Restricted Stock on the Vesting Date in an amount equal to the then Fair Market Value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Grant Date in an amount equal to the fair market value of the Restricted Stock subject to the election on the Grant Date. Such election must be made within 30 days of the Grant Date and Grantee shall immediately notify the Company if such an election is made.

9. Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the Grantee to receive credits based on cash distributions that would have been paid on the shares of Common Stock subject to an equity-based Award granted to such Grantee, determined as though such shares had been issued to and held by the Grantee. Notwithstanding the foregoing, no Dividend Equivalent Right may be granted hereunder to any Grantee in connection with a Stock Option or SAR granted to such Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Document. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be deemed reinvested in additional shares of Common Stock, which may thereafter accrue additional equivalents, or may be treated as a cumulative right to the cash amount of such dividends. Any reinvestment of deemed dividends in shares of Common Stock shall be at Fair Market Value on the date of the deemed dividend distribution. Dividend Equivalent Rights may be settled in cash or Common Stock or a combination thereof, and shall be paid or distributed in a single payment or distribution on (or as soon as practicable following) the date the underlying Award has vested (taking into account the extent of such vesting) and any such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions and to the same extent as the underlying Award to which the Dividend Equivalent Right is related expires or is forfeited. Except as may otherwise be provided by the Committee in the Award Document, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

10. Grants of Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, no Awards shall be granted under the Plan to any Non-Employee Director except as provided for in this Section 10. Specifically, Non-Employee Directors shall only receive Awards as follows:

(a) Grants may be in the form of any Option (other than an ISO) or Award permitted under the Plan;

(b) The fair value of Awards granted to any Non-Employee Director during any one calendar year, along with cash compensation paid to such Non-Employee Director in respect of such director’s service as a member of the Board of Directors during such year (including service as a member or chair of any committees of the Board of Directors) during such fiscal year shall not be in excess of three hundred thousand dollars ($300,000).

11. Limitations on Awards.

(a) Shares Subject to Plan. The aggregate maximum number of Shares for which Awards may be granted pursuant to the Plan shall be fixed immediately after the Closing as a number of Shares equal to ten percent (10%) of the number of issued and outstanding shares of Common Stock immediately after the Closing; provided, that such number of Shares shall be subject to adjustment thereafter as provided in Section 13. All of such Shares may be granted as ISOs.

Annex D-10

(i) The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company.

(ii) Shares covered by an Award shall be counted against the limit set forth in this Section 11(a). If any Shares covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Common Stock subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination, cash-settlement or expiration, again be available for the grant of Awards under the Plan in the same amount as such Shares were counted against the limit set forth in this section.

(iii) If an Option or an SAR terminates or expires without having been fully exercised for any reason, or is canceled or forfeited or cash-settled pursuant to the terms of an Award, the Shares for which the Option or SAR was not exercised may again be the subject of an Award granted pursuant to the Plan. To the extent Shares subject to an Option or stock-settled SAR are withheld by the Company for payment of purchase price or as a means of paying the exercise price, or for payment of federal, state or local income or wage tax withholding requirements, the Shares that are so withheld shall be treated as granted and shall not again be available for subsequent grants of Awards under the Plan.

(iv) If any full-value Award (i.e., an equity-based Award other than an Option or SAR) is canceled or forfeited or cash-settled pursuant to the terms of an Award, the Shares for which such Award was canceled or forfeited or cash-settled may again be subject of an Award granted pursuant to the Plan. To the extent Shares subject to a full-value Award are not actually issued to the Grantee at the time the Award is exercised or settled, including where Shares are withheld for payment of federal, state or local income or wage tax withholding, the Shares that are so withheld shall again be available for grants of Awards under the Plan.

(b) No Repricing. Other than pursuant to Section 13, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed. The foregoing limitations on modifications of SARs and Options shall not be applicable to changes the Committee determines to be necessary in order to achieve compliance with applicable law, including Internal Revenue Code Section 409A.

12. Change of Control. In the event of a Change of Control, the Committee may take whatever action with respect to Awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability in any Award Documents, settling any Award by means of a cash payment (including a cash payment equal to the amount paid per share of Common Stock in such Change of Control less, in the case of Options, the Option Price) or removing any restrictions from or imposing any additional restrictions on any outstanding Awards. Except to the extent otherwise provided in an Award Document, the following provisions shall apply in the event of a Change of Control:

(a) Awards Assumed or Substituted by Surviving Entity. Awards assumed by an entity that is the surviving or successor entity following a Change of Control (the “Surviving Entity”) or are otherwise equitably converted or substituted in connection with a Change of Control shall have the same vesting schedule in effect following the Change of Control. Following the Change in Control, if a Termination of Employment or Service in Connection with a Change in Control occurs, then all of the Grantee’s outstanding Awards shall become fully exercisable and/or vested as the case may be as of the date of termination, with payout to such Grantee within 60 days following the date of termination of employment, provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated.

(b) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board of Directors, all outstanding Awards shall become immediately vested and exercisable, as the case may be, at or immediately prior to the consummation of the event that constitutes the Change of Control and there shall be a payout of the Award (to the extent applicable under the terms of the Award) to Grantees within sixty (60) days following the Change of Control.

Annex D-11

13. Adjustments on Changes in Capitalization. The aggregate number of Shares and class of Shares as to which Awards may be granted hereunder, the limitation as to grants to individuals set forth in Section 10(b) hereof, the number of Shares covered by each outstanding Award, and the Option Price for each related outstanding Option and SAR, shall be appropriately adjusted in the event of a stock dividend, extraordinary cash dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made that will cause an ISO to lose its status as such without the consent of the Grantee, except for adjustments made pursuant to Section 12 hereof.

14. Substitute Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be made on such terms and conditions as the Committee considers appropriate in the circumstances.

15. Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable; provided that, without obtaining stockholder approval, the Board of Directors may not: (i) increase the maximum number of Shares as to which Awards may be granted, except for adjustments pursuant to Section 13; (ii) materially expand the eligible participants; or (iii) otherwise adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements of the Nasdaq Stock Market or any other exchange on which the Company’s securities are listed. No amendment to the Plan shall adversely materially affect any outstanding Award, however, without the consent of the Grantee.

16. No Commitment to Retain. The grant of an Award shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Grantee in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

17. Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with an Award or the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement. The Grantee may elect to make payment for the withholding of federal, state and local taxes by one or a combination of the following methods: (i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Stocker, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver promptly to the Company, the amount to be withheld); (ii) delivering part or all of the amount to be withheld in the form of Shares valued at Fair Market Value; (iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock or Restricted Stock Unit, or upon the transfer of Shares, a number of Shares having a Fair Market Value; or (iv) withholding from any compensation otherwise due to the Grantee.

18. Source of Shares; Fractional Shares. The Common Stock that may be issued (which term includes Common Stock reissued or otherwise delivered) pursuant to an Award under the Plan shall be authorized but unissued Stock. No fractional shares of Stock shall be issued under the Plan, and shares issued shall be rounded down to the nearest whole share, but fractional interests may be accumulated pursuant to the terms of an Award. Notwithstanding anything in the Plan to the contrary, the Company may satisfy its obligation to issue Shares hereunder by book-entry registration.

19. Deferred Arrangements. The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include

Annex D-12

provisions for the payment or crediting of interest or Dividend Equivalents, including converting such credits into deferred Common Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

20. Parachute Limitations. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Dividend Equivalent Right held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be subject to excise tax under Code Section 4999; provided, however, that the foregoing limitation on Options or Awards under the Plan shall only be applicable to the extent that the imposition of such limitation is, on a net after tax basis, beneficial to the Grantee. The Committee shall have the authority to determine what restrictions and/or reductions in payments shall be made under this Section 20 in order to avoid the detrimental tax consequences of Code Section 4999, and may use such authority to cause a reduction to payments or benefits that would be made by reason of contracts, agreements or arrangements that are outside the scope of the Plan, to the extent such a reduction would result in a greater, net after-tax benefit to the Grantee.

21. Section 409A. The Committee intends to comply with Section 409A of the Code (“Section 409A”) with regard to any Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A, and otherwise to provide Awards that are exempt from Section 409A. If a Grant is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (iii) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Grant that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service (unless an earlier death), if required by Section 409A. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any Affiliate of the Company have any responsibility or liability to the Grantee or any other person if a Grant does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

22. Unfunded Status of Plan. The Plan shall be unfunded. Neither the Company, nor the Board of Directors nor the Committee shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, nor the Board of Directors, nor the Committee shall be deemed to be a trustee of any amounts to be paid or securities to be issued under the Plan.

23. Compensation Recovery.

(a) In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a “Restatement”), the amount of any Excess Compensation (as defined below) realized by an any Executive Officer (as defined below) shall be subject to recovery by the Company.

Annex D-13

(b) For purposes of this Section 23:

(i) An “Executive Officer” shall mean any officer of the Company who holds an office of executive vice president or above; and

(ii) “Excess Compensation” shall mean the excess of (i) the actual amount of cash-based or equity-based incentive compensation received by an Executive Officer over (ii) the compensation that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement.

(c) Recovery of Excess Compensation under this Section 23 shall not preclude the Company from seeking relief under any other agreement, policy or law. The Company’s recoupment rights under this Section 23 shall be in addition to, and not in lieu of, actions that the Company may take to remedy or discipline any act of misconduct by an Executive Officer including, but not limited to, termination of employment or initiation of appropriate legal action.

(d) The recovery of compensation under this Section 23 is separate from and in addition to the compensation recovery requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, and the Committee shall reduce the recoupment under this Section 23 by any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to such section.

24. Permitted Transfers. Notwithstanding anything contained herein to the contrary, Awards (other than ISOs and corresponding Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of a Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, any person sharing the Grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such Permitted Transferee in accordance with the terms of the Award Document. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Document, except to the extent the Plan and Award Document otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

25. Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Grantees within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Grantees in any jurisdiction that is not affected.

26. No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Grantee to advise such Grantee as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Grantee of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person.

27. Governing Law. The validity, performance, construction and effect of this Plan shall, except to the extent preempted by federal law, be governed by the laws of the state of Delaware, without giving effect to principles of conflicts of law.

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ANNEX E

OPINION OF VANTAGE POINT ADVISORS, INC.

Annex E-1

VANTAGE POINT ADVISORS, INC.
Take aim.
11455 El Camino Real, Suite 450
San Diego, CA 92130
858.509.7545
www.vpadvisors.com
SAN DIEGO
LOS ANGELES
NEW YORK
PORTLAND
SEATTLE
DALLAS-FORT WORTH

August 6, 2020

Special Committee of Board of Directors
Megalith Financial Acquisition Corp.
1345 6th Ave.
New York, NY 10105

Dear Members of the Special Committee:

We understand that Megalith Financial Acquisition Corp, a company incorporated in Delaware (together with its successors, the “Purchaser”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among (i) the Purchaser, (ii) MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub” and, together with the Purchaser, “MFAC”), (iii) Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (defined below) (the “Company Stockholder”), and (iv) BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”). The Purchaser, Merger Sub, the Company Stockholder and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

Pursuant to the Agreement, the Parties intend to effect the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined in the Agreement and further described below), all upon the terms and subject to the terms and conditions set forth in the Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (as amended, the “PBCL”). The foregoing transaction is collectively referred to herein as the “Transaction.”

The Special Committee of the Board of Directors of the Purchaser (the “Special Committee” or “you”) have asked us to render an opinion (the “Opinion”) as to (i) the fairness of the Transaction to MFAC from a financial point of view and (ii) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in MFAC’s trust account (excluding deferred underwriting commissions and taxes payable).

This Opinion is furnished solely to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Special Committee, any stockholder of MFAC, or any other person as to how such person should vote or act with respect to

Annex E-2

Special Committee of Board of Directors
Megalith Financial Acquisition Corp.

the Transaction. This Opinion is delivered to the Special Committee subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of Vantage Point Advisors, Inc. in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point Advisors, Inc. shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

We have not be asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) MFAC’s underlying business decision to effect the Transaction, (iii) the basic business decision to proceed with or effect the Transaction, (iv) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to MFAC, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of MFAC or the Company in the Transaction, or relative to or in comparison with the Merger Consideration, (vi) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of MFAC, or (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

At the Closing, subject to and upon the terms and conditions of the Agreement, as consideration for the Merger, the Company Stockholder shall be entitled to receive, from the Purchaser, an amount of cash (the “Cash Consideration”) and a number of shares of Purchaser Class A Common Stock (the “Merger Consideration Shares” and, together with the Cash Consideration, the “Consideration”).

The Cash Consideration is an amount, not be less than zero, equal to the sum of:

A.     the amount of any proceeds from third party Purchaser investors pursuant to Section 6.20 of the Agreement (“PIPE Investment”); plus

B.      an amount equal to one-half (1/2) of the difference between (i) the aggregate cash and cash equivalents of the Purchaser on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Purchaser as of such time, including any funds in the Purchaser’s trust account after giving effect to the completion of a redemption of Purchaser Common Stock pursuant to Section 6.12 of the Agreement (the “Redemption”) but excluding the proceeds of any PIPE Investment, less (ii) a cash reserve which shall be used for the benefit of the surviving corporation, in an amount equal to Ten Million Dollars ($10,000,000) (the difference of the amounts in clause (i) and (ii) above, the “Remaining Trust Account Amount”); minus

C.     the Purchaser’s transaction expenses and any other liabilities of Purchaser due and owing at Closing; plus

D.     the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company as of such time; less

E.      the Company’s transaction expenses; minus

F.      a cash reserve of Five Million Dollars ($5,000,000).

Annex E-3

Special Committee of Board of Directors
Megalith Financial Acquisition Corp.

The amount of Merger Consideration Shares shall be a number of shares of Purchaser’s Class A Common Stock equal to the Merger Consideration (as defined below) minus the Cash Consideration, divided by a per share price of $10.38.

In calculating the Merger Consideration Shares, the amount of “Merger Consideration” is calculated as (a) $140,000,000 of enterprise value, minus (b) $9,370,437 for the Sponsor Equity Adjustment, plus (or minus if negative) (c) net working capital adjustments, minus (d) the amount of the Company’s indebtedness at closing, and minus (e) the amount of any unpaid transaction expenses. The Merger Consideration is further subject to adjustment in accordance with Section 1.14 of the Agreement based on the closing statement delivered within 90 days following closing and reductions for the indemnification obligations of the Company Stockholder set forth in Article VII of the Agreement.

Simultaneously with the execution and delivery of the Agreement, Purchaser’s sponsor, MFA Investor Holdings, LLC, a Delaware limited liability company (the “Sponsor”), is also entering into a letter agreement with the Purchaser and the Company, (the “Sponsor Share Letter”), a copy of which is attached as Exhibit E in the Agreement, pursuant to which the Sponsor is agreeing to the possible forfeiture of certain private placement warrants, the forefeiture of certain Founders Shares and the transfer of certain Founders Shares to the Company Stockholder and to the private placement Investors and, if conditions are met, the transfer of private placement warrants to investors.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1.      Reviewed the following documents and sources of information in items A through X:

a.      Internally-prepared financial statements of the Company for the fiscal years ended December 31, 2017 through 2019;

b.      Audited balance sheet of the Company as of December 31, 2017

c.      Internally-prepared balance sheet of the Company as of March 31, 2020;

d.      Internally-prepared income statement of the Company for the trailing 12-month period ended June 30, 2020;

e.      Internally-prepared net working capital calculations for the Company for the fiscal years ended December 31, 2017 through 2019, and the three month period ended March 31, 2020;

f.       Internally-prepared non-recurring expense calculations for the Company for the fiscal years ended December 31, 2017 through 2019, and the three month period ended March 31, 2020;

g.      Historical and current financial projections for the Company for the fiscal years ending December 31, 2020 through 2022;

h.      Internally-prepared T-Mobile Money Metrics of the Company for January 2019 through May 2020;

i.       Form 10-K reports of Customers Bancorp, Inc. for the fiscal years ended December 31, 2017 through 2019;

Annex E-4

Special Committee of Board of Directors
Megalith Financial Acquisition Corp.

j.       Project Eagle Confidential Information Memorandum, dated June 27, 2020;

k.      Megalith Financial Acquisition Corp. Prospectus (form 424B4), dated as of August 24, 2018;

I.       Megalith Financial Acquisition Corp. 10Q SEC filing, dated May 11, 2020;

m.     Megalith Financial Acquisition Corp.8K SEC filing, dated May 27, 2020;

n.      Megalith Financial Acquisition Corp. 8K SEC filing, dated May 20, 2020

o.      MFAC June 2020 cash trust balance statement as provided by Morgan Stanley;

p.      MFAC investor targeting and tracking document;

q.      Project Eagle — Deal Valuation — Updated Proposal spreadsheet as of August 4, 2020;

r.       Project Eagle — Deal Valuation — PIPE Economics;

s.       Project Eagle — Purchase Accounting presentation prepared by Keefe Bruyette and Woods;

t.       Various board of director minutes for MFAC and the Company;

u.      Various indications of interest and proposals from MFAC and other interested parties dated December 5, 2019, April 6, 2020 and May 18 2020;

v.       Schechter Wealth Term Sheet, as of July 2020;

w.      A draft Agreement dated July 22 2020; and

x.      Certain other documents and other publicly available financial data for certain companies that we deem comparable to the Company.

2.      Discussed with certain members of the senior management of the Company and certain of its advisors, the transaction process, operations, financial condition, future prospects and projected operations and performance of the Company;

3.      Discussed with certain members of the senior management of MFAC and certain of its advisors, the transaction process, operations, financial condition, future prospects and projected operations and performance of MFAC and the Company;

4.      Evaluated the stock price history and reported events of MFAC and the Company;

5.      Considered publicly available data and stock market performance data of public companies we deem comparable to the Company; and

6.      Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by MFAC and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.

Annex E-5

Special Committee of Board of Directors
Megalith Financial Acquisition Corp.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed that neither MFAC nor the Company is currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses.

Our Opinion is predicated on our assumption that the final executed form of the Agreement will not differ from the draft of the Agreement we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. We have further assumed that all other transaction documents listed in this letter will be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point Advisors, Inc.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by MFAC with the Securities and Exchange Commission and delivered to the holders of the MFAC’s securities in connection with the Transaction. However, no reference to this Opinion in the proxy or information statement may be made without our written consent and further subject to Vantage Point Advisors’ approval of the language that references this Opinion, which consent shall not be unreasonably withheld, conditioned or delayed.

On the basis of the forgoing, it is our opinion that (i) the Transaction is fair, from a financial point of view, to MFAC and (ii) BankMobile has a fair market value equal to at least 80 percent of the balance of funds in MFAC’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to NYSE’s 80 percent test).

Very truly yours,

Vantage Point Advisors, Inc.

Annex E-6

ANNEX F

SPONSOR SHARE LETTER

Annex F-1

MFA Investor Holdings LLC
535 5th Avenue, 29th Floor
New York, New York 10017
August 6, 2020

Megalith Acquisition Corp.
535 5th Avenue, 29th Floor
New York, New York 10017
Attn: A.J. Dunklau, Chief Executive Officer

Re:    Sponsor Share Letter

Dear Andrew:

Reference is hereby made to that certain Agreement and Plan of Merger Agreement, dated as of August 6, 2020 (as it may be amended, the “Merger Agreement”) by and among Megalith Acquisition Corp., a Delaware corporation (including any successor thereto, “Purchaser”), MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (“CUBI”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, MFA Investor Holdings LLC, a Delaware limited liability company (“Sponsor”), has agreed to enter into this letter agreement (this “Agreement”) relating to (i) the 4,232,222 shares of Class B common stock par value $0.0001 per share, of Purchaser (the “Founder Shares”) purchased by Sponsor in a private placement prior to Purchaser’s initial public offering, and (ii) the 6,195,778 warrants to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Purchaser (the “Sponsor Warrants”), purchased by Sponsor in a private placement concurrent with Purchaser’s initial public offering.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the undersigned parties hereby agrees as follows:

1.      The Sponsor hereby agrees to, upon and subject to the Closing, transfer and assign, subject to and in accordance with the terms and conditions of this Agreement, to CUBI all of its right, title and interest in and to 101,703 Founder Shares (the “CUBI Transferred Shares”). The parties hereto acknowledge that, prior to the Closing Sponsor shall also transfer (i) 178,495 Founder Shares (the “SPC Transferred Shares”, and together with the CUBI Transferred Shares, the “Transferred Shares”), and (ii) 1,311,501 Sponsor Warrants (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), to Schechter Private Capital, LLC (“SPC”), in connection with a private placement of approximately Twenty Million Dollars ($20,000,000) of Class A Common Stock of Purchaser, in accordance with the terms and conditions set forth in that certain Subscription Agreement with Purchaser and that certain Sponsor Transfer Agreement Securities, dated August 6, 2020 (the “SPC Sponsor Share Agreement”), among Purchaser, the Sponsor, SPC and Continental Stock Transfer and Trust Company. Notwithstanding the forgoing, if the number of SPC Transferred Shares decreases to 167,659 shares and the number of Sponsor Warrants transferred to SPC increases to 1,419,864 in accordance with the terms of the SPC Sponsor Share Agreement, the number of CUBI Transferred Shares shall be increased to 112,539 shares.

2.      The CUBI Transferred Shares will be transferred by Sponsor to CUBI as a “permitted transferee” (as defined in the Letter Agreement, dated as of August 23, 2018 (as it may, subject to the terms hereof be amended, the “Insider Letter”), by and among Purchaser and Sponsor) of Sponsor under Section 7(c) of the Insider Letter, and accordingly CUBI hereby agrees to become bound by the transfer restrictions in the Insider Letter with respect to its CUBI Transferred Shares that apply to the Sponsor thereunder, in addition to the other restrictions set forth in this Agreement.

3.      The Sponsor hereby agrees, upon and subject to the Closing, to forfeit all of the Sponsor Warrants held by Sponsor at the time of the Closing (the “Forfeited Warrants”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Warrants to Purchaser in certificated or book

Annex F-2

entry form (at the election of the Sponsor) for cancellation by Purchaser. Notwithstanding the foregoing, none of the Sponsor warrants shall be forfeited if Purchaser retains funds in the Trust Account at the Closing in excess of at least Ten Million Dollars ($10,000,000) after the Redemption but prior to taking into account transaction expenses.

4.      The Sponsor hereby agrees, upon and subject to the Closing, to forfeit 2,932,222 of the Founder Shares held by the Sponsor at the time of the Closing (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Shares to Purchaser in certificated or book entry form (at the election of the Sponsor) for cancellation by Purchaser.

5.      Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, 300,000 of the Founder Shares retained by Sponsor after the transfer of the Transferred Shares to CUBI and SPC (the “Earnout Shares”), unless and until a Release Event has occurred. In the event that a Release Event has not occurred on or prior to the date which is seven (7) years following the Closing Date (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earnout Period”) with respect to the Earnout Shares, Sponsor, hereby agrees to forfeit the Earnout Shares that have not been subject to a Release Event. In order to effectuate such forfeiture in the event that a Release Event has not theretofore occurred with respect to the Earnout Shares, upon the Termination Date, Sponsor shall deliver the Earnout Shares that have not been subject to a Release Event to Purchaser in certificated or book entry form (at the election of such party) for cancellation by Purchaser. The share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Earnout Shares. Such legend shall be removed upon the request of Sponsor following a Release Event.

6.      Until and unless the Earnout Shares are forfeited, Sponsor shall have full ownership rights to its Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

7.      The Earnout Shares shall vest and no longer be subject to forfeiture as follows (each a “Release Event”):

(a)     The Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement if either (i) the VWAP of Purchaser Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period; or (ii) Purchaser sells shares of its capital stock in a secondary offering for at least $15.00 per share (the “Stock Price Trigger”), in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of Purchaser Common Stock after the Closing; provided, however, that the Stock Price Trigger shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Purchaser to the holders of Shares of Purchaser Class A Common Stock, on a per share basis, as an extraordinary dividend or distribution following the Closing.

(b)    all of the Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement upon the first of any of the following to occur:

(i)     if Purchaser is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of Purchaser, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Purchaser Equityholders”);

(ii)    Purchaser and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of Purchaser and its Subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting

Annex F-3

or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Purchaser Equityholders; or

(iii)   a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Shares of Purchaser Class A Common Stock as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Purchaser immediately after the Closing.

8.      Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Sponsor Earnout Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of any party hereto, and any Sponsor Earnout Shares so transferred shall reduce the number of Sponsor Earnout Shares hereunder. Unless otherwise agreed in writing by Sponsor and the investor receiving such shares, any such transferred Sponsor Earnout Shares shall not be subject to the terms and conditions of this Agreement (but shall continue to be subject to the provisions of the Insider Letter).

9.      Purchaser and Sponsor hereby each agree, that without the prior written consent of the Company, they will not, prior to the Closing, seek or agree to a waiver, amendment or termination of Sections 1 or 7 of the Insider Letter (or related definitions).

10.    Subject to Section 8 above, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of Purchaser that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Sponsor Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

11.    This Agreement (including the Merger Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter.

12.    This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Merger Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to MFA Investor Holdings LLC, 535 5th Avenue, 29th Floor, New York, New York 10017 attn: A.J. Dunklau, CEO and notices to CUBI shall be sent to the address of the Company Stockholder set forth in in the Merger Agreement.

Annex F-4

14.    This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.3 through 11.8, 11.12 and 11.13, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

15.    This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Annex F-5

Please indicate your agreement to the foregoing by signing in the space provided below.

MFA INVESTOR HOLDINGS LLC

By:	/s/ Bhanu Choudhrie
Name:	Bhanu Choudhrie
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

MEGALITH ACQUISITION CORP.

By:	/s/ A.J. Dunklau
Name:	A.J. Dunklau
Title:	CEO
CUSTOMERS BANK

By:	/s/ Richard Ehst
Name:	Richard Ehst
Title:	President and Chief Executive Officer
Address for Notice:

Address:	701 Reading Avenue
West Reading, PA 19611
Attn: Carla Leibold, CFO
Telephone No.: (484) 923-8802
Email: cleibold@customersbank.com

Annex F-6

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws, which we intend to adopt immediately prior to the closing of this offering, include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We will enter into indemnification agreements with each of our officers and directors a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 6, 2020, by and among Megalith, Merger Sub, BankMobile, and Customers Bank.(5)
2.2	First Amendment to Agreement and Plan of Merger, dated November 2, 2020, by and among Megalith, Merger Sub, BankMobile, Customers Bank, and Customers Bancorp(8)
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	Amendment to the Amended and Restated Certificate of Incorporation.(9)
3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus).
3.4	Form of Amended and Restated Bylaws (included as Exhibit F to Annex A to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(4)
4.2	Specimen Class A Common Stock Certificate.(4)
4.3	Specimen Warrant Certificate.(4)
4.4	Warrant Agreement, dated August 23, 2018, by and between Continental Stock Transfer & Trust Company and the Company.(1)
4.5	Description of Securities.(6)
5.1	Opinion of Ellenoff Grossman & Schole LLP.*
10.1	Amended and Restated Promissory Note, dated June 30, 2018, issued to MFA Investor Holdings LLC(3)
10.2	Letter Agreement, dated August 23, 2018, by and between the Company, the initial security holders and the officers and directors of the Company.(1)
10.3	Investment Management Trust Account Agreement, dated August 23, 2018, by and between Continental Stock Transfer & Trust Company and the Company.(1)
10.4	Amendment No. 1 to the Investment Management Trust Account Agreement, dated May 26, 2020, by and between Continental Stock Transfer & Trust Company and the Company.(7)
10.5	Registration Rights Agreement, dated August 23, 2018, by and among the Company and the initial security holders.(1)
10.6	Securities Subscription Agreement, dated November 13, 2017, between the Registrant and MFA Investor Holdings LLC(2)
10.7	Amended and Restated Private Placement Warrants Purchase Agreement, dated August 9, 2018, between the Company and MFA Investor Holdings LLC(4)
10.8	Amended and Restated Private Placement Warrants Purchase Agreement, dated August 23, 2018, between the Company and Chardan(1)
10.9	Form of Indemnity Agreement.(3)
10.10	Administrative Services Agreement, dated August 23, 2018, by and among the Company and MFA Capital Management LLC.(1)
10.11	Underwriting Agreement, dated August 23, 2018, by and between the Company and Chardan Capital Markets, LLC, as representatives of the several underwriters.(1)
14.1	Code of Ethics.(4)
21.1	List of Subsidiaries.(9)
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of BDO USA, LLP.*
23.3	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).*
24.1	Power of Attorney (contained on the signature page to this registration statement).*
99.1	Form of Proxy Card for Stockholders.*

____________

*        Filed herewith

(1)      Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 29, 2018.

(2)      Incorporated by reference to the Company’s Form S-1, filed with the SEC on July 20, 2018.

(3)      Incorporated by reference to the Company’s Form S-1/A, filed with the SEC on August 10, 2018.

(4)      Incorporated by reference to the Company’s Form S-1/A, filed with the SEC on August 16, 2018.

(5)      Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 6, 2020.

(6)      Incorporated by reference to the Company’s Form 10-K, filed with the SEC on March 16, 2020.

(7)      Incorporated by reference to the Company’s Form 8-K, filed with the SEC on May 27, 2020.

(8)      Incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 2, 2020.

(9)      Incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-249815), filed with the SEC on November 3, 2020.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of November, 2020.

Megalith Financial Acquisition Corp.
By:	/s/ A.J. Dunklau
Name:	A.J. Dunklau
Title:	Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ A.J. Dunklau	Chief Executive Officer and President	November 17, 2020
A.J. Dunklau	(Principal Executive Officer)
/s/ Philip Watkins	Chief Financial Officer	November 17, 2020
Philip Watkins	(Principal Financial and Accounting Officer)
/s/ Jay Sidhu	Director	November 17, 2020
Jay Sidhu
/s/ Samvir S. Sidhu	Director	November 17, 2020
Samvir S. Sidhu
/s/ Chad Hurley	Director	November 17, 2020
Chad Hurley
/s/ Raj Date	Chairman of the Board	November 17, 2020
Raj Date
/s/ Eric Frank	Director	November 17, 2020
Eric Frank
/s/ Bhanu Choudhrie	Director	November 17, 2020
Bhanu Choudhrie
/s/ Kuldeep Malkani	Director	November 17, 2020
Kuldeep Malkani